As filed with the Securities and Exchange Commission on April 10, 2012.

Registration No. 333-__________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

Kentucky First Federal Bancorp

(Exact name of registrant as specified in its charter)

United States	6035	61-1484858
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Number)

479 Main Street	Tony D. Whitaker
Hazard, Kentucky 41702	Chairman and Chief Executive Officer
(502) 223-1638	479 Main Street
(Address, including zip code, and telephone number, including	Hazard, Kentucky 41702
area code, of registrant’s principal executive offices)	(502) 223-1638
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

Gary R. Bronstein, Esq.	Kip A. Weissman, Esq.
Joel E. Rappoport, Esq.	Ned A. Quint, Esq.
Kilpatrick Townsend & Stockton LLP	Luse, Gorman, Pomerenk & Schick, P.C.
607 14th Street, NW, Suite 900	5335 Wisconsin Avenue, N.W.
Washington, DC 20005	Suite 780
(202) 508-5800	Washington, DC 20015
Facsimile: (202) 508-5858

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement and the conditions to the consummation of the merger described herein have been satisfied or waived.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
(Do not check if a smaller reporting company)

☐	If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of	Amount to be	Offering Price	Aggregate	Amount of
Securities to be Registered	Registered(1)	Per Unit	Offering Price(2)	Registration Fee(3)
Common Stock, par value $.01 per share	811,375	Not applicable	$6,680,620	$766.00

(1)	Represents the estimated maximum number of shares of common stock issuable by Kentucky First Federal Bancorp upon the consummation of the merger with CKF Bancorp, Inc. Pursuant to Rule 416, this Registration Statement also covers an indeterminate number of shares of common stock as may become issuable as a result of stock splits, stock dividends or similar transactions.
(2)	Pursuant to Rule 457(f) under the Securities Act of 1933, as amended, and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price is based on the average of the high and low prices of CKF Bancorp, Inc. common stock on April 5, 2012 ($9.25) as reported on the OTC Bulletin Board and the estimated maximum number of shares of CKF Bancorp, Inc. common stock to be received by Kentucky First Federal Bancorp in the merger, which was reduced by the amount of cash expected to be paid by Kentucky First Federal Bancorp in the merger.
(3)	Computed in accordance with Section 6(b) of the Securities Act of 1933 by multiplying .00011460 by the proposed maximum aggregate offering price.

CKF Bancorp, Inc.	Kentucky First Federal Bancorp
Proxy Statement	Prospectus

MERGER PROPOSAL — YOUR VOTE IS VERY IMPORTANT

Dear Stockholder of CKF Bancorp, Inc.:

Your board of directors has agreed on a transaction that will result in the merger of CKF Bancorp, Inc. with Kentucky First Federal Bancorp. You are being asked to approve the merger through the approval and adoption of the agreement of merger at a special meeting of stockholders to be held on [MEETING DATE].

If the agreement of merger is approved and adopted at the special meeting, subject to the other conditions set forth therein, CKF Bancorp will be merged into Kentucky First Federal Bancorp, with Kentucky First Federal Bancorp as the surviving entity. In connection with the merger, each holder of CKF Bancorp common stock may elect to receive in exchange for 100% of his or her shares: (1) an amount equal to $9.50 in cash for each share of CKF Bancorp common stock held by such holder (the “Cash Consideration”); (2) a number of shares of Kentucky First Federal Bancorp common stock equal to the “Exchange Ratio,” as defined below, for each share of CKF Bancorp common stock held by such holder (the “Stock Consideration”); or (3) a combination of the Cash Consideration for 40% of the shares held and the Stock Consideration for 60% of the shares held.

Under the agreement of merger, the Exchange Ratio will be 1.0556 if the “Kentucky First Price,” as defined below, is at or above $9.00. If the Kentucky First Price is at or below $7.50, then the Exchange Ratio will be 1.2667. If the Kentucky First Price is below $9.00 but above $7.50, then the Exchange Ratio will be equal to $9.50 divided by a number equal to the Kentucky First Price (rounded to the nearest ten-thousandth). Kentucky First Price means the average of the average daily sales price (the average of the high and low sales price, rounded up to the nearest cent) of Kentucky First Federal Bancorp common stock, as reported on the NASDAQ Global Market, for the ten latest trading days preceding the date that is four business days before the closing of the merger. A trading day means any day on which at least 100 shares of Kentucky First Federal Bancorp common stock are traded, as reported on the NASDAQ Global Market.

You will be able to elect to receive cash, Kentucky First Federal Bancorp common stock or a combination of cash and Kentucky First Federal Bancorp common stock for your shares of CKF Bancorp common stock. Regardless of your choice, however, elections will be limited by the requirement that the number of shares of CKF Bancorp common stock to be converted into the Stock Consideration will be the lesser of: (1) 60% of the total number of shares of CKF Bancorp common stock issued and outstanding at the effective time of the merger, rounded down to the nearest whole number; or (2) 811,375 shares divided by the Exchange Ratio, rounded down to the nearest whole number. Therefore, all allocations of cash and Kentucky First Federal Bancorp common stock that you will receive will depend on the elections of other CKF Bancorp stockholders. The federal income tax consequences of the merger to you will depend on whether you receive cash, stock or a combination of cash and stock in exchange for your shares of CKF Bancorp common stock. The common stock of Kentucky First Federal Bancorp is listed on The NASDAQ Global Market under the symbol “KFFB.” The closing price of Kentucky First Federal Bancorp common stock on __________, 2012 was $____. Based on this price, if the merger is consummated, CKF Bancorp stockholders would receive total merger consideration valued at $____ million.

After careful consideration, the board of directors of CKF Bancorp has unanimously determined that the merger is in the best interests of stockholders and recommends that CKF Bancorp stockholders vote “FOR” the proposal to approve and adopt the agreement of merger. The board of directors of CKF Bancorp strongly supports this strategic combination between Kentucky First Federal Bancorp and CKF Bancorp and appreciates your prompt attention to this very important matter.

This proxy statement/prospectus contains information that you should consider in evaluating the agreement of merger and the proposed merger. In particular, you should carefully read the section captioned “Risk Factors” beginning on page __ for a discussion of certain risk factors relating to the agreement of merger and the merger.

We cannot complete the merger unless CKF Bancorp’s stockholders approve and adopt the agreement of merger and we obtain all applicable regulatory approvals. Whether or not you plan to attend the special meeting of stockholders of CKF Bancorp, please complete and return the enclosed proxy card. Your vote is important. If you do not return your proxy card, the effect will be a vote against the proposed merger.

William H. Johnson
President and Chief Executive Officer
CKF Bancorp, Inc.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or completeness of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

The securities to be issued in connection with the merger are not savings or deposit accounts or other obligations of any bank or nonbank subsidiary of any of the parties, and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

This proxy statement/prospectus is dated ___________, 2012 and is first being mailed to CKF Bancorp stockholders on or about [MAIL DATE].

CKF BANCORP, INC.

340 West Main Street

Danville, Kentucky 40422

Notice of Special Meeting of Stockholders to be held [MEETING DATE]

A special meeting of stockholders of CKF Bancorp, Inc. will be held at __:___ __.m., local time, on ___________, [MEETING DATE] at 340 West Main Street, Danville, Kentucky. Any adjournments or postponements of the special meeting will be held at the same location.

At the special meeting, you will be asked to:

1.	Consider and vote upon a proposal to approve and adopt the agreement of merger, dated as of November 3, 2011, by and among Kentucky First Federal Bancorp and CKF Bancorp, Inc. and Central Kentucky Federal Savings Bank. A copy of the agreement of merger is included as Annex A to the accompanying proxy statement/prospectus;

2.	Consider and vote upon a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the agreement of merger; and

3.	Transact such other business as may be properly presented at the special meeting and any adjournments or postponements of the special meeting.

The enclosed proxy statement/prospectus describes the agreement of merger and the proposed merger in detail. We urge you to read these materials carefully. The enclosed proxy statement/prospectus forms a part of this notice.

The board of directors of CKF Bancorp unanimously recommends that CKF Bancorp stockholders vote “FOR” the proposal to approve and adopt the agreement of merger and “FOR” the proposal to adjourn the special meeting, if necessary, to solicit additional proxies to vote in favor of the agreement of merger.

The board of directors of CKF Bancorp has fixed the close of business on [RECORD DATE] as the record date for determining the stockholders entitled to notice of, and to vote at, the special meeting and any adjournments or postponements of the special meeting.

Your vote is very important. Your proxy is being solicited by the CKF Bancorp board of directors. The proposal to approve the agreement of merger must be approved by the affirmative vote of holders of a majority of the outstanding shares of CKF Bancorp common stock entitled to vote in order for the proposed merger to be consummated. Whether or not you plan to attend the special meeting in person, we urge you to complete and mail the enclosed proxy card, in the accompanying envelope, which requires no postage if mailed in the United States. You may revoke your proxy at any time before the special meeting. If you attend the special meeting and vote in person, your proxy vote will not be used.

As a stockholder of CKF Bancorp, you have the right to demand an appraisal by the Delaware Court of Chancery of the fair value of your shares of CKF Bancorp common stock under applicable provisions of Delaware law. In order to perfect appraisal rights, you must give written demand before the agreement of merger is voted on at the special meeting and must not vote in favor of the agreement of merger. A copy of the section of the Delaware General Corporation Law pertaining to appraisal rights is included as Annex C to the accompanying proxy statement/prospectus.

If you have more questions about the merger, or how to submit your proxy, please contact William H. Johnson, President and Chief Executive Officer of CKF Bancorp, at (859) 236-4181 or if you need additional copies of this proxy statement/prospectus or the enclosed proxy form, you should contact CKF Bancorp’s Secretary, Virginia R.S. Stump, at (859) 236-4181.

By Order of the Board of Directors

Virginia R.S. Stump
Secretary

Danville, Kentucky

_________, 2012

PAGE
Time of Completion	51
Conditions to Completing the Merger	51
Conduct of Business Before the Merger	52
Covenants of CKF Bancorp and Kentucky First Federal Bancorp in the Agreement of Merger	56
Representations and Warranties Made by Kentucky First Federal Bancorp and CKF Bancorp and Central Kentucky Federal Savings Bank in the Agreement of Merger	58
Terminating the Agreement of Merger	58
Termination Fee	59
Expenses	60
Changing the Terms of Agreement of Merger	60
PRO FORMA FINANCIAL INFORMATION	60
DESCRIPTION OF KENTUCKY FIRST FEDERAL BANCORP CAPITAL STOCK	67
COMPARISON OF RIGHTS OF STOCKHOLDERS	69
MANAGEMENT AND OPERATIONS AFTER THE MERGER	72
INFORMATION ABOUT KENTUCKY FIRST FEDERAL BANCORP	78
INFORMATION ABOUT CKF BANCORP	122
ADJOURNMENT OF SPECIAL MEETING	138
LEGAL MATTERS	138
EXPERTS	138
STOCKHOLDER PROPOSALS	138
WHERE YOU CAN FIND MORE INFORMATION	138
INDEX TO FINANCIAL STATEMENTS	140

Annex A	Agreement of Merger
Annex B	Fairness Opinion of RP Financial, LC.
Annex C	Section 262 of the Delaware General Corporation Law Appraisal Rights

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

Q:	What am I being asked to vote on? What is the proposed transaction?

A:	You are being asked to vote on the approval of an agreement of merger that provides for the acquisition of CKF Bancorp by Kentucky First Federal Bancorp. The CKF Bancorp board of directors has determined that the proposed merger is in the best interests of CKF Bancorp stockholders, has unanimously approved the agreement of merger and recommends that CKF Bancorp stockholders vote “FOR” the approval and adoption the agreement of merger.

Q:	What will I be entitled to receive in the merger?

A:	Under the agreement of merger, each holder of CKF Bancorp common stock may elect to receive in exchange for 100% of his or her shares: (1) an amount equal to $9.50 in cash for each share of CKF Bancorp common stock held by such holder (the “Cash Consideration”); (2) a number of shares of Kentucky First Federal Bancorp common stock equal to the “Exchange Ratio,” as defined below, for each share of CKF Bancorp common stock held by such holder (the “Stock Consideration”); or (3) a combination of the Cash Consideration for 40% of the shares held and the Stock Consideration for 60% of the shares held.

Under the agreement of merger, the Exchange Ratio will be 1.0556 if the “Kentucky First Price,” as defined below, is at or above $9.00. If the Kentucky First Price is at or below $7.50, then the Exchange Ratio will be 1.2667. If the Kentucky First Price is below $9.00 but above $7.50, then the Exchange Ratio will be equal to $9.50 divided by a number equal to the Kentucky First Price (rounded to the nearest ten-thousandth). Kentucky First Price means the average of the average daily sales price (the average of the high and low sales price, rounded up to the nearest cent) of Kentucky First Federal Bancorp common stock, as reported on the NASDAQ Global Market, for the ten latest trading days preceding the date that is four business days before the closing of the merger. A trading day means any day on which at least 100 shares of Kentucky First Federal Bancorp common stock are traded, as reported on the NASDAQ Global Market.

You will be able to elect to receive cash, Kentucky First Federal Bancorp common stock or a combination of cash and Kentucky First Federal Bancorp common stock for your shares of CKF Bancorp common stock. Regardless of your choice, however, elections will be limited by the requirement that the number of shares of CKF Bancorp common stock to be converted into the Stock Consideration will be the lesser of: (1) 60% of the total number of shares of CKF Bancorp common stock issued and outstanding at the effective time of the merger, rounded down to the nearest whole number; or (2) 811,375 shares divided by the Exchange Ratio, rounded down to the nearest whole number. Therefore, all allocations of cash and Kentucky First Federal Bancorp common stock that you will receive will depend on the elections of other CKF Bancorp stockholders.

Kentucky First Federal Bancorp will not issue fractional shares in the merger. Instead, you will receive a cash payment, without interest, for the value of any fraction of a share of Kentucky First Federal Bancorp common stock that you would otherwise be entitled to receive. See “Description of the Merger—Consideration to be Received in the Merger” on page ___ and “Description of Kentucky First Federal Bancorp Capital Stock” on page ___.

Q:	What will my dividends be after the merger?

A:	Kentucky First Federal Bancorp currently pays a quarterly dividend of $.10 per share, or $.20 on a semi-annual basis. This would equate to a semi-annual dividend of $.21 on a per equivalent CKF Bancorp share basis for CKF Bancorp stockholders who receive Kentucky First Federal Bancorp common stock in the merger. See “Comparative Per Share Data.” Although Kentucky First Federal Bancorp has paid quarterly dividends on its common stock without interruption since May 2005, there is no guarantee that Kentucky First Federal Bancorp will continue to pay dividends on its common stock. All dividends on Kentucky First Federal Bancorp common stock are declared at the discretion of the Kentucky First Federal Bancorp board of directors. The level of dividends paid by Kentucky First Federal Bancorp is enhanced by the company’s ability to waive dividends to the majority shareholder, First Federal MHC. As its holding company regulator, the Board of Governors of the Federal Reserve System, has instituted requirements that make this waiver more difficult to attain. In the future, this may result in either additional cost to Kentucky First Federal Bancorp and/or a reduction in the dividend paid to Kentucky First Federal Bancorp shareholders. See “Risk Factors – Risks Related to Kentucky First Federal Bancorp – The amount of dividends Kentucky First Federal Bancorp pays on its common stock, if any, may be limited by the ability of First Federal MHC to waive receipt of dividends.”

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Q:	How do I elect to receive cash, stock or a combination of both for my CKF Bancorp stock?

A:	A form for making an election will be sent to you separately on or about the date this proxy statement/prospectus is mailed. For your election to be effective, your properly completed election form, along with your CKF Bancorp stock certificates or an appropriate guarantee of delivery, must be sent to and received by IST Shareholder Services, the exchange agent, on or before 5:00 p.m., Central time, on [EXCHANGE DATE]. Do not send your election form together with your proxy card. Instead, use the separate envelope specifically provided for the election form and your stock certificates. If you do not make a timely election you will be allocated Kentucky First Federal Bancorp common stock and/or cash depending on the elections made by other stockholders.

Q:	How do I exchange my stock certificates?

A:	If you make an election, you must return your CKF Bancorp stock certificates or an appropriate guarantee of delivery with your election form. Shortly after the merger, Kentucky First Federal Bancorp’s transfer agent will allocate cash and Kentucky First Federal Bancorp common stock among CKF Bancorp stockholders, consistent with their elections and the allocation and proration procedures in the agreement of merger. If you do not submit an election form, Kentucky First Federal Bancorp’s transfer agent will send you instructions on how and where to surrender your CKF Bancorp stock certificates after the merger is completed. Please do not send your CKF Bancorp stock certificates with your proxy card.

Q:	What are the tax consequences of the merger to you?

A:	The tax consequence of the merger to you will depend on whether you receive only cash, only Kentucky First Federal Bancorp common stock, or a combination of cash and Kentucky First Federal Bancorp common stock in exchange for your shares of CKF Bancorp common stock. If you exchange your shares solely for Kentucky First Federal Bancorp common stock, you should not recognize gain or loss except with respect to the cash you receive instead of any fractional share of Kentucky First Federal Bancorp common stock. If you exchange your shares solely for cash, you should recognize gain or loss on the exchange. If you exchange your shares for a combination of Kentucky First Federal Bancorp common stock and cash, you may recognize capital gain, but not any loss, on the exchange. Because the allocations of cash and Kentucky First Federal Bancorp common stock that you receive will depend on the elections of other CKF Bancorp stockholders, you will not know the actual tax consequences of the merger to you until the allocations are completed.

Q:	Am I entitled to appraisal rights?

A:	Yes. Delaware law provides you with appraisal rights in the merger. This means that you have the right to demand an appraisal by the Delaware Court of Chancery of the fair value of your shares of CKF Bancorp common stock under applicable provisions of Delaware law. In order to perfect appraisal rights, you must (1) deliver to CKF Bancorp, before the special meeting of CKF Bancorp stockholders or at the special meeting but before the vote is taken, a written demand for appraisal of your shares of CKF Bancorp common stock, and (2) not vote in favor of the merger. Notices should be addressed to CKF Bancorp’s Secretary and sent to P.O. Box 400, Danville, Kentucky 40423. Your failure to follow exactly the procedures specified under Delaware law will result in the loss of your appraisal rights. A copy of the section of the Delaware General Corporation Law pertaining to dissenters’ rights is provided as Annex C to this document. See “Appraisal Rights” on page __.

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Q:	Why do CKF Bancorp and Kentucky First Federal Bancorp want to merge?

A:	CKF Bancorp believes that the proposed merger will provide CKF Bancorp stockholders with substantial benefits, and Kentucky First Federal Bancorp believes that the merger will further its strategic growth plans. As a larger company, Kentucky First Federal Bancorp can provide the capital and resources that CKF Bancorp needs to compete more effectively and to offer a broader array of products and services to better serve its banking customers. To review the reasons for the merger in more detail, see “Description of the Merger—Kentucky First Federal Bancorp’s Reasons for the Merger” on page __ and “Description of the Merger—CKF Bancorp’s Reasons for the Merger and Recommendation of the Board of Directors” on page __.

Q:	What vote is required to approve the agreement of merger?

A:	Holders of a majority of the outstanding shares of CKF Bancorp common stock entitled to vote must vote in favor of the proposal to approve the agreement of merger. Kentucky First Federal Bancorp stockholders will not be voting on the agreement of merger.

Q:	When and where is the CKF Bancorp special meeting?

A:	The special meeting of CKF Bancorp stockholders is scheduled to take place at the offices of Central Kentucky Federal Savings Bank, 340 West Main Street, Danville, Kentucky at __:__ __.m., local time, on [MEETING DATE].

Q:	Who is entitled to vote at the CKF Bancorp special meeting?

A:	Holders of shares of CKF Bancorp common stock at the close of business on [RECORD DATE], which is the record date, are entitled to vote on the proposal to adopt the agreement of merger. As of the record date, [1,225,802] shares of CKF Bancorp common stock were outstanding and entitled to vote.

Q:	If I plan to attend the CKF Bancorp special meeting in person, should I still return my proxy?

A:	Yes. Whether or not you plan to attend the CKF Bancorp special meeting, you should complete and return the enclosed proxy card. The failure of a CKF Bancorp stockholder to vote in person or by proxy will have the same effect as a vote “AGAINST” the agreement of merger.

Q:	What do I need to do now to vote my shares of CKF Bancorp common stock?

A:	After you have carefully read and considered the information contained in this proxy statement/prospectus, please complete, sign, date and mail your proxy card in the enclosed return envelope as soon as possible. This will enable your shares to be represented at the special meeting. You may also vote in person at the special meeting. If you do not return a properly executed proxy card and do not vote at the special meeting, this will have the same effect as a vote against the agreement of merger. If you sign, date and send in your proxy card, but you do not indicate how you want to vote, your proxy will be voted in favor of approval and adoption of the agreement of merger. You may change your vote or revoke your proxy before the special meeting by filing with the Secretary of CKF Bancorp a duly executed revocation of proxy, submitting a new proxy card with a later date, or voting in person at the special meeting.

Q:	If my shares are held in “street name” by my broker, will my broker automatically vote my shares for me?

A:	No. Your broker will not be able to vote your shares of CKF Bancorp common stock on the proposal to approve and adopt the agreement of merger unless you provide instructions on how to vote. Please instruct you broker how to vote your shares, following the directions that your broker provides. If you do not provide instructions to your broker on the proposal to approve and adopt the agreement of merger, your shares will not be voted, and this will have the effect of voting against the agreement of merger. Please check the voting form used by your broker to see if it offers telephone or Internet voting.

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Q:	When is the merger expected to be completed?

A:	We will try to complete the merger as soon as possible. Before that happens, the agreement of merger must be approved and adopted by CKF Bancorp’s stockholders and we must obtain the necessary regulatory approvals. Assuming holders of at least a majority of the outstanding shares of CKF Bancorp common stock vote in favor of the agreement of merger and we obtain the other necessary approvals, we expect to complete the merger in the third calendar quarter of 2012.

Q:	Is completion of the merger subject to any conditions besides stockholder approval?

A:	Yes. The transaction must receive the required regulatory approvals, and there are other customary closing conditions that must be satisfied. To review the conditions of the merger in more detail, see “Description of the Merger—Conditions to Completing the Merger” on page __.

Q:	Who can answer my other questions?

A:	If you have more questions about the merger, or how to submit your proxy, please contact William H. Johnson, President and Chief Executive Officer of CKF Bancorp, at (859) 236-4181 or if you need additional copies of this proxy statement/prospectus or the enclosed proxy form, you should contact CKF Bancorp’s Secretary, Virginia R.S. Stump, at (859) 236-4181.

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SUMMARY

This summary highlights selected information in this proxy statement/prospectus and may not contain all of the information important to you. To understand the merger more fully, you should read this entire document carefully, including the documents attached to this proxy statement/prospectus.

The Companies

Kentucky First Federal Bancorp

479 Main Street

Hazard, Kentucky 41702

(502) 223-1638

Kentucky First Federal Bancorp, a United States corporation, is a savings and loan holding company headquartered in Hazard, Kentucky. Kentucky First Federal Bancorp’s common stock is listed on The NASDAQ Global Market under the symbol “KFFB.” Approximately 61.1% of Kentucky First Federal Bancorp’s outstanding shares are owned by First Federal MHC, a United States corporation and mutual holding company. Kentucky First Federal Bancorp conducts its operations primarily through its two wholly owned subsidiaries, First Federal Savings and Loan Association of Hazard, a federally chartered savings and loan association (“First Federal of Hazard”), and First Federal Savings Bank of Frankfort, a federally chartered savings bank (“First Federal of Frankfort”). First Federal of Hazard operates from a single office in Hazard, Kentucky and First Federal of Frankfort operates from three offices in Frankfort, Kentucky. Both are community-oriented savings institutions offering traditional financial services to, respectively, consumers in Perry and the surrounding counties in Eastern Kentucky and in Franklin and the surrounding counties in Central Kentucky. Their business models involve attracting deposits from the general public and originating primarily one- to four-family residential mortgage loans. At December 31, 2011, Kentucky First Federal Bancorp had total assets of $236.4 million, total deposits of $136.6 million, and stockholders’ equity of $59.0 million.

CKF Bancorp, Inc.

340 West Main Street

Danville, Kentucky 40423

(859) 236-4181

CKF Bancorp, Inc., a Delaware corporation, is a savings and loan holding company headquartered in Danville, Kentucky. Its primary business is operating its subsidiary, Central Kentucky Federal Savings Bank, which operates three full-service offices. Central Kentucky Federal Savings Bank is principally engaged in the business of accepting deposits from the general public through a variety of deposit programs and investing these funds by originating loans in its market area, which include loans secured by one- to four-family residential properties, loans secured by multi-family residential and non-residential properties, construction loans, second mortgage loans on single-family residences, home equity lines of credit and commercial non-mortgage and consumer loans, both secured and unsecured, including loans secured by deposits. As of December 31, 2011 CKF Bancorp had total assets of $127.0 million, total deposits of $100.6 million and total stockholders’ equity of $13.0 million.

Special Meeting of Stockholders; Required Vote (page __)

A special meeting of CKF Bancorp stockholders is scheduled to be held at the offices of Central Kentucky Federal Savings Bank, 340 West Main Street, Danville, Kentucky at __:__ __.m., local time, on [MEETING DATE]. At the special meeting, you will be asked to vote on a proposal to approve the agreement of merger between Kentucky First Federal Bancorp and CKF Bancorp. You also will be asked to vote on a proposal to adjourn the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the meeting to approve the agreement of merger.

Only CKF Bancorp stockholders of record as of the close of business on [RECORD DATE] are entitled to notice of, and to vote at, the CKF Bancorp special meeting and any adjournments or postponements of the meeting.

5

Approval of the agreement of merger requires the affirmative vote of holders of a majority of the outstanding shares of CKF Bancorp common stock entitled to vote. As of March 16, 2012, there were 1,225,802 shares of CKF Bancorp common stock outstanding. The directors and executive officers of CKF Bancorp (and their affiliates), as a group, beneficially owned 177,618 shares of CKF Bancorp common stock, representing 14.5% of the outstanding shares of CKF Bancorp common stock as of March 16, 2012. The directors of CKF Bancorp, who collectively own 177,618 shares of CKF Bancorp common stock (14.5% of the outstanding shares of CKF Bancorp as of March 16, 2012) have agreed to vote their shares in favor of the merger at the special meeting. This amount does not include shares that may be acquired upon the exercise of stock options. No approval of the merger or agreement of merger by Kentucky First Federal Bancorp stockholders is required.

The Merger and the Agreement of Merger (page __)

Kentucky First Federal Bancorp’s acquisition of CKF Bancorp is governed by an agreement of merger. The agreement of merger provides that, if all of the conditions are satisfied or waived, CKF Bancorp will be merged with and into Kentucky First Federal Bancorp, with Kentucky First Federal Bancorp as the surviving entity. We encourage you to read the agreement of merger, which is included as Annex A to this proxy statement/prospectus.

What CKF Bancorp Stockholders Will Receive in the Merger (page __)

Under the agreement of merger, each holder of CKF Bancorp common stock may elect to receive in exchange for 100% of his or her shares: (1) an amount equal to $9.50 in cash for each share of CKF Bancorp common stock held by such holder; (2) a number of shares of Kentucky First Federal Bancorp common stock equal to the Exchange Ratio, for each share of CKF Bancorp common stock held by such holder; or (3) a combination of the cash consideration for 40% of the shares held and the stock consideration for 60% of the shares held. Regardless of your choice, however, elections will be limited by the requirement that the number of shares of CKF Bancorp common stock to be converted into stock will be the lesser of: (1) 60% of the total number of shares of CKF Bancorp common stock issued and outstanding at the effective time of the merger, rounded down to the nearest whole number; or (2) 811,375 shares divided by the Exchange Ratio, rounded down to the nearest whole number. Therefore, all allocations of cash and Kentucky First Federal Bancorp common stock will depend on the elections of all CKF Bancorp stockholders.

Under the agreement of merger, the Exchange Ratio will be 1.0556 if the “Kentucky First Price,” as defined below, is at or above $9.00. If the Kentucky First Price is at or below $7.50, then the Exchange Ratio will be 1.2667. If the Kentucky First Price is below $9.00 but above $7.50, then the Exchange Ratio will be equal to $9.50 divided by a number equal to the Kentucky First Price (rounded to the nearest ten-thousandth). Kentucky First Price means the average of the average daily sales price (the average of the high and low sales price, rounded up to the nearest cent) of Kentucky First Federal Bancorp common stock, as reported on the NASDAQ Global Market, for the ten latest trading days preceding the date that is four business days before the closing of the merger. A trading day means any day on which at least 100 shares of Kentucky First Federal Bancorp common stock are traded, as reported on the NASDAQ Global Market.

Comparative Market Prices

The following table shows the closing price per share of Kentucky First Federal Bancorp common stock and the equivalent price per share of CKF Bancorp common stock, giving effect to the merger, on November 3, 2011, which is the last day on which shares of Kentucky First Federal Bancorp common stock traded preceding the public announcement of the proposed merger, and on ___________, 2012, the most recent practicable date before the mailing of this proxy statement/prospectus. The equivalent price per share of CKF Bancorp common stock was computed by multiplying the price of a share of Kentucky First Federal Bancorp common stock by the exchange ratio that would be used if the average closing price of Kentucky First Federal Bancorp common stock during the measurement period used to calculate the exchange ratio were equal to the closing price of Kentucky First Federal Bancorp common stock on the date indicated. See “Description of the Merger—Consideration to be Received in the Merger.”

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	Kentucky First Federal Bancorp Common Stock		Equivalent Price Per Share of CKF Bancorp Common Stock

November 3, 2011		$6.40		$8.11
_________, 2012	$		$

Recommendation of CKF Bancorp Board of Directors (page __)

The CKF Bancorp board of directors has unanimously approved the agreement of merger and the proposed merger. The CKF Bancorp board believes that the agreement of merger, including the merger contemplated by the agreement of merger, is fair to, and in the best interests of, CKF Bancorp and its stockholders, and therefore unanimously recommends that CKF Bancorp stockholders vote “FOR” the proposal to approve and adopt the agreement of merger. In its reaching this decision, CKF Bancorp’s board of directors considered many factors, which are described in the section captioned “Description of the Merger—CKF Bancorp’s Reasons for the Merger and Recommendation of the Board of Directors” beginning on page __.

CKF Bancorp’s Financial Advisor Believes the Merger Consideration is Fair to Stockholders (page __)

In deciding to approve the merger, CKF Bancorp’s board of directors considered the opinion, dated November 3, 2011, of RP Financial, LC., which served as financial advisor to CKF Bancorp’s board of directors that the merger consideration is fair to the holders of CKF Bancorp common stock from a financial point of view. A copy of this opinion is included as Annex B to the proxy statement/prospectus. You should read the opinion carefully to understand the procedures followed, assumptions made, matters considered and limitations of the review conducted by RP Financial, LC. CKF Bancorp has agreed to pay RP Financial, LC. fees totaling approximately $45,000 for its services in connection with the merger.

Regulatory Approvals (page __)

Under the terms of the agreement of merger, the merger cannot be completed unless it is first approved by the Office of the Comptroller of the Currency (the “OCC”) and the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”). Kentucky First Federal Bancorp filed the required applications with the OCC and the Federal Reserve Board on _________, 2012. As of the date of this document, Kentucky First Federal Bancorp has not received the approval of the OCC or the Federal Reserve Board. While Kentucky First Federal Bancorp does not know of any reason why it would not be able to obtain this approval in a timely manner, Kentucky First Federal Bancorp cannot be certain when or if it will receive OCC and Federal Reserve Board approval.

Conditions to the Merger (page __)

The completion of the merger is subject to the fulfillment of a number of conditions, including:

•	approval and adoption of the agreement of merger at the special meeting by the holders of a majority of the outstanding shares of CKF Bancorp common stock entitled to vote;

•	approval of the transaction by the appropriate regulatory authorities;

•	receipt by each party of opinions from their respective legal counsel to the effect that the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code; and

•	the continued accuracy of representations and warranties made on the date of the agreement of merger.

Termination (page __)

The agreement of merger may be terminated by mutual written consent of Kentucky First Federal Bancorp and CKF Bancorp at any time before the completion of the merger. Additionally, subject to conditions and circumstances described in the agreement of merger, either Kentucky First Federal Bancorp or CKF Bancorp may terminate the agreement of merger if, among other things, any of the following occur:

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•	the merger has not been consummated by September 30, 2012;

•	CKF Bancorp stockholders do not approve the agreement of merger at the CKF Bancorp special meeting;

•	a required regulatory approval is denied or a governmental authority blocks the merger; or

•	there is a breach by the other party of any representation, warranty, covenant or agreement contained in the agreement of merger, which cannot be cured, or has not been cured within 30 days after the giving of written notice to such party of such breach.

Kentucky First Federal Bancorp may terminate the agreement of merger if CKF Bancorp materially breaches its agreements regarding the solicitation of other acquisition proposals and the submission of the agreement of merger to stockholders or if the board of directors of CKF Bancorp does not recommend approval of the merger in the proxy statement/prospectus or withdraws or revises its recommendation in a manner adverse to Kentucky First Federal Bancorp.

In addition, CKF Bancorp may terminate the agreement of merger if CKF Bancorp accepts a proposal to be acquired from a third party, which among other things, the CKF Bancorp board of directors determines, in good faith, would result in a transaction more favorable to the CKF Bancorp stockholders, and that failure to accept such third party proposal would constitute a breach of its fiduciary duties. At least five business days before terminating the agreement of merger as described in the preceding sentence, CKF Bancorp must provide notice to Kentucky First Federal Bancorp advising it that CKF Bancorp’s Board of Directors is prepared to accept such proposal, specifying the terms and conditions of the proposal and identifying the person making the proposal, and CKF Bancorp must negotiate in good faith with Kentucky First Federal Bancorp, if requested by Kentucky First Federal Bancorp, to make adjustments in the terms and conditions of the agreement of merger as would enable CKF Bancorp to proceed with the merger with Kentucky First Federal Bancorp on such adjusted terms consistent with CKF Bancorp’s Board of Directors’ determination in good faith that proceeding based upon such adjusted terms would not constitute a breach of its fiduciary duties.

Termination Fee (page __)

Under certain circumstances described in the agreement of merger, Kentucky First Federal Bancorp may demand from CKF Bancorp a $600,000 termination fee in connection with the termination of the agreement of merger. The termination fee would have been $300,000 if the agreement of merger had been terminated on or before December 3, 2011.

Litigation Related to the Merger (page ____)

On December 7, 2011, CKF Bancorp stockholders filed putative class action lawsuits on behalf of CKF Bancorp stockholders in the Boyle Circuit Court against CKF Bancorp, the CKF Bancorp board and Kentucky First Federal Bancorp. The cases are captioned Cassidy, et. al. v. CKF Bancorp, Inc., et al., Civ. Act. No. 11-C1-587 and DeMartini, et al. v. CKF Bancorp, Inc., et al., Civ. Act. No. 11-C1-588. Each complaint alleges that the CKF board breached its fiduciary duties by approving the merger agreement because the merger consideration is inadequate, the CKF Bancorp directors failed to conduct a thorough and proper sales process to maximize stockholder value and the transaction unfairly benefits the CKF Bancorp board to the disadvantage of the CKF Bancorp stockholders. The complaints also allege that Kentucky First Federal Bancorp aided and abetted the CKF Bancorp board’s breach of fiduciary duties. CKF Bancorp and Kentucky First Federal Bancorp believe both complaints to be without merit and intend to vigorously defend against these claims.

Interests of Officers and Directors in the Merger that are Different from Yours (page __)

You should be aware that some of CKF Bancorp’s directors and officers may have interests in the merger that are different from, or in addition to, the interests of CKF Bancorp’s stockholders generally. These include: employment agreements that officers of CKF Bancorp and Central Kentucky Federal Savings Bank will enter into upon completion of the merger; the cancellation of stock options in exchange for a cash payment equal to $9.50 minus the exercise price for each option; interests under Central Kentucky Federal Savings Bank Retirement Plan for Non-Employee Directors, which will be terminated in connection with the change in control and the benefits paid to the participants in a lump sum; provisions in the agreement of merger relating to indemnification of directors and officers and insurance for directors and officers of CKF Bancorp for events occurring before the merger; the appointment of two directors of CKF Bancorp to the board of directors of Kentucky First Federal Bancorp; and the appointment of all of the current directors of CKF Bancorp to the board of directors of First Federal of Frankfort. CKF Bancorp’s board of directors was aware of these interests and took them into account in approving the merger. See “Description of the Merger—Interests of Certain Persons in the Merger that are Different from Yours.”

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Accounting Treatment of the Merger (page __)

Kentucky First Federal Bancorp will account for the merger under the “acquisition” method of accounting in accordance with U.S. generally accepted accounting principles. Using the acquisition method of accounting, the assets and liabilities of CKF Bancorp will be recorded by Kentucky First Federal Bancorp at their respective fair values at the time of the completion of the merger. The excess of Kentucky First Federal Bancorp’s purchase price over the net fair value of the assets acquired and liabilities assumed will then be allocated to identified intangible assets, with any remaining unallocated portion recorded as goodwill or bargain purchase gain.

Certain Differences in Stockholder Rights (page __)

When the merger is completed, CKF Bancorp stockholders who are to receive shares of Kentucky First Federal Bancorp will become Kentucky First Federal Bancorp stockholders and their rights will be governed by United States law and by Kentucky First Federal Bancorp’s charter and bylaws. See “Comparison of Rights of Stockholders” for a summary of the material differences between the respective rights of CKF Bancorp and Kentucky First Federal Bancorp stockholders.

Appraisal Rights (page __)

Any stockholder of CKF Bancorp who was a stockholder of record on the record date set for the special meeting of stockholders and who continuously holds his or her shares through the date of the merger has the right to demand an appraisal by the Delaware Court of Chancery of the fair value of his or her shares of CKF Bancorp common stock under applicable provisions of Delaware law. In order to perfect appraisal rights, a stockholder must give written demand of appraisal before the agreement of merger is voted on at the special meeting and must not vote in favor of the agreement or merger. A copy of the section of the Delaware General Corporation Law pertaining to appraisal rights is attached as Annex C to this proxy statement/prospectus. You should read the statute carefully and consult with your legal counsel if you intend to exercise these rights.

Material Tax Consequences of the Merger (page __)

The federal tax consequences of the merger to stockholders of CKF Bancorp will depend primarily on whether they exchange their CKF Bancorp common stock solely for Kentucky First Federal Bancorp common stock, solely for cash or for a combination of Kentucky First Federal Bancorp common stock and cash. CKF Bancorp stockholders who exchange their shares solely for Kentucky First Federal Bancorp common stock should not recognize gain or loss except with respect to the cash they receive instead of a fractional share. CKF Bancorp stockholders who exchange their shares solely for cash should recognize gain or loss on the exchange. CKF Bancorp stockholders who exchange their shares for a combination of Kentucky First Federal Bancorp common stock and cash should recognize capital gain, but not any loss, on the exchange. The actual federal income tax consequences to CKF Bancorp stockholders of electing to receive cash, Kentucky First Federal Bancorp common stock or a combination of cash and stock will not be ascertainable at the time CKF Bancorp stockholders make their election because it will not be known at that time how, or to what extent, the allocation and proration procedures will apply.

This tax treatment may not apply to all CKF Bancorp stockholders. Determining the actual tax consequences of the merger to CKF Bancorp stockholders can be complicated. CKF Bancorp stockholders should consult their own tax advisor for a full understanding of the merger’s tax consequences that are particular to each stockholder.

To review the tax consequences of the merger to CKF Bancorp stockholders in greater detail, please see the section “Description of the Merger—Material Tax Consequences of the Merger” beginning on page __.

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RISK FACTORS

In addition to the other information included in this proxy statement/prospectus, you should consider carefully the risk factors described below in deciding how to vote. You should keep these risk factors in mind when you read forward-looking statements in this document. Please refer to the section of this proxy statement/prospectus titled “Caution About Forward-Looking Statements” beginning on page __.

Risks Related to the Merger

CKF Bancorp stockholders may receive a form of consideration different from what they elect.

The consideration to be received by CKF Bancorp stockholders in the merger is subject to the requirement that no more than 60% of the shares of CKF Bancorp common stock be exchanged for Kentucky First Federal Bancorp common stock and 40% be exchanged for cash. The agreement of merger contains proration and allocation methods to achieve this desired result. If you elect all cash and the available cash is oversubscribed, then you will receive a portion of the merger consideration in Kentucky First Federal Bancorp common stock. If you elect all stock and the available stock is oversubscribed, then you will receive a portion of the merger consideration in cash. The type of consideration you receive may also be affected by the requirement that the value of the stock portion of the merger consideration be equal to at least 40% of the total value of merger consideration.

The price of Kentucky First Federal Bancorp common stock might decrease after the merger.

Following the merger, many holders of CKF Bancorp common stock will become stockholders of Kentucky First Federal Bancorp. Kentucky First Federal Bancorp common stock could decline in value after the merger. For example, during the twelve-month period ending on _______, 2012 (the most recent practicable date before the printing of this proxy statement/prospectus), the closing price of Kentucky First Federal Bancorp common stock varied from a low of $___ to a high of $___ and ended that period at $___. The market value of Kentucky First Federal Bancorp common stock fluctuates based upon general market economic conditions, Kentucky First Federal Bancorp’s business and prospects and other factors.

Kentucky First Federal Bancorp may be unable to successfully integrate CKF Bancorp’s operations and retain CKF Bancorp’s employees.

The merger involves the integration of two companies that have previously operated independently. The difficulties of combining the operations of the two companies include:

•	integrating personnel with diverse business backgrounds;
•	combining different corporate cultures; and
•	retaining key employees.

The process of integrating operations could cause an interruption of, or loss of momentum in, the activities of the business and the loss of key personnel. The integration of the two companies will require the experience and expertise of certain key employees of CKF Bancorp who are expected to be retained by Kentucky First Federal Bancorp. Kentucky First Federal Bancorp may not be successful in retaining these employees for the time period necessary to successfully integrate CKF Bancorp’s operations with those of Kentucky First Federal Bancorp. The diversion of management’s attention and any delays or difficulties encountered in connection with the merger and the integration of the two companies’ operations could have an adverse effect on the business and results of operations of Kentucky First Federal Bancorp following the merger.

The termination fee and the restrictions on solicitation contained in the agreement of merger may discourage other companies from trying to acquire CKF Bancorp.

Until the completion of the merger, with some exceptions, CKF Bancorp is prohibited from soliciting, initiating, encouraging or taking any other action to facilitate any inquiries, discussions or the making of any proposals that may lead to an acquisition proposal, such as a merger or other business combination transaction, with any person other than Kentucky First Federal Bancorp. In addition, CKF Bancorp has agreed to pay a termination fee to Kentucky First Federal Bancorp in specified circumstances. These provisions could discourage other companies from trying to acquire CKF Bancorp even though those other companies might be willing to offer greater value to CKF Bancorp’s stockholders than Kentucky First Federal Bancorp has offered in the merger. The payment of the termination fee could also have a material adverse effect on CKF Bancorp’s financial condition.

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Certain of CKF Bancorp’s officers and directors have interests that are different from, or in addition to, interests of CKF Bancorp’s stockholders generally.

The directors and officers of CKF Bancorp have interests in the merger that are different from, or in addition to, the interests of CKF Bancorp stockholders generally. These include: employment agreements that certain officers of Central Kentucky Federal Savings Bank will enter into upon completion of the merger; the cancellation of stock options in exchange for a cash payment equal to $9.50 minus the exercise price for each option; provisions in the agreement of merger relating to indemnification of directors and officers and insurance for directors and officers of CKF Bancorp for events occurring before the merger; the appointment of two directors of CKF Bancorp to the board of directors of Kentucky First Federal Bancorp; and the appointment of all of the directors of CKF Bancorp to the board of directors of First Federal of Frankfort.

For a more detailed discussion of these interests, see “Description of the Merger—Interests of Certain Persons in the Merger” beginning on page __.

Failure to complete the merger could negatively impact the stock prices and future businesses and financial results of Kentucky First Federal Bancorp and CKF Bancorp

If the merger is not completed, the ongoing businesses of Kentucky First Federal Bancorp and CKF Bancorp may be adversely affected and Kentucky First Federal Bancorp and CKF Bancorp will be subject to several risks, including the following:

•	Kentucky First Federal Bancorp and CKF Bancorp will be required to pay certain costs relating to the merger, whether or not the merger is completed, such as legal, accounting, financial advisor and printing fees;

•	under the agreement of merger, CKF Bancorp is subject to certain restrictions on the conduct of its business before completing the merger, which may adversely affect its ability to execute certain of its business strategies; and

•	matters relating to the merger may require substantial commitments of time and resources by Kentucky First Federal Bancorp and CKF Bancorp management, which could otherwise have been devoted to other opportunities that may have been beneficial to Kentucky First Federal Bancorp and CKF Bancorp as independent companies, as the case may be.

In addition, if the merger is not completed, Kentucky First Federal Bancorp and/or CKF Bancorp may experience negative reactions from the financial markets and from their respective customers and employees. Kentucky First Federal Bancorp and/or CKF Bancorp also could be subject to litigation related to any failure to complete the merger or to enforcement proceedings commenced against Kentucky First Federal Bancorp or CKF Bancorp to perform their respective obligations under the agreement of merger.

CKF Bancorp stockholders will have a reduced ownership and voting interest after the merger and will exercise less influence over management of the combined organization.

CKF Bancorp stockholders currently have the right to vote in the election of the CKF Bancorp board of directors and on various other matters affecting CKF Bancorp. Upon the completion of the merger, many of the CKF Bancorp stockholders will become stockholders of Kentucky First Federal Bancorp with a percentage ownership of the combined organization that is much smaller than the stockholder’s percentage ownership of CKF Bancorp. Further, as First Federal MHC, the mutual holding company that owns 61.1% of Kentucky First federal Bancorp’s common stock, will continue to own a majority of the outstanding shares of Kentucky First Federal Bancorp, CKF Bancorp stockholders will not be able to influence the management and policies of Kentucky First Federal Bancorp as they currently can with respect to CKF Bancorp.

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Risks Related to Kentucky First Federal Bancorp

Kentucky First Federal Bancorp may not be able to achieve sufficient growth in its retail franchise to allow it to achieve the anticipated benefits of its merger with Frankfort First Bancorp.

Kentucky First Federal Bancorp intends to efficiently utilize excess liquidity at either First Federal of Hazard, First Federal of Frankfort or Kentucky First by buying and selling whole loans or participations in loans between First Federal of Hazard and First Federal of Frankfort, with the originating bank retaining servicing of any loans sold, or by making deposits into accounts at either bank, subject to regulatory limitations, in order to maximize the potential earnings of each bank.  This strategy will not succeed if Kentucky First Federal Bancorp does not maintain sufficient loan demand at First Federal of Frankfort or sufficient deposit growth and retention at First Federal of Hazard.  At December 31, 2011 First Federal of Frankfort had total real estate loans of $109.5 million, compared to $106.5 million at June 30, 2010, an increase of approximately $3.0 million, or 2.8%.  Loans sold by First Federal of Frankfort to First Federal of Hazard were $44.5 million and $53.2 million for the years ended June 30, 2011 and 2010, respectively.  At December 31, 2011, First Federal of Hazard had total deposits of $69.3 million, compared to total deposits of $77.2 million at June 30, 2010, a decrease of $7.9 million, or 10.2%.  There can be no assurance as to if or when this strategy can be accomplished.  In an attempt to increase the overall interest rate spread of the combined company, management may adopt strategies that result in decreases in the assets and/or liabilities of either or both banks.

Rising interest rates may hurt Kentucky First Federal Bancorp’s profits and asset values.

If interest rates rise, Kentucky First Federal Bancorp’s net interest income would likely decline in the short term since, due to the generally shorter terms of interest-bearing liabilities, interest expense paid on interest-bearing liabilities increases more quickly than interest income earned on interest-earning assets, such as loans and investments.  In addition, rising interest rates may hurt Kentucky First Federal Bancorp’s income because of the reduced demand for new loans, the reduced demand for refinancing loans and the reduced interest and fee income earned on new loans and refinancings.  While Kentucky First Federal Bancorp believes that modest interest rate increases will not significantly hurt its interest rate spread over the long term due to Kentucky First Federal Bancorp’s high level of liquidity and the presence of a significant amount of adjustable-rate mortgage loans in its loan portfolio, interest rate increases may initially reduce Kentucky First Federal Bancorp’s interest rate spread until such time as Kentucky First Federal Bancorp’s loans and investments reprice to higher levels.

Changes in interest rates also affect the value of Kentucky First Federal Bancorp’s interest-earning assets, and in particular Kentucky First Federal Bancorp’s securities portfolio.  Generally, the value of fixed-rate securities fluctuates inversely with changes in interest rates.  Unrealized gains and losses on securities available for sale are reported as separate components of equity.  Decreases in the fair value of securities available for sale resulting from increases in interest rates therefore could have an adverse effect on stockholders’ equity.

Future FDIC assessments will hurt Kentucky First Federal Bancorp’s earnings.

FDIC insurance assessments increased significantly during the fiscal year ended June 30, 2010, and Kentucky First Federal Bancorp expects to pay higher FDIC premiums in the future.  See “Information about Kentucky First Federal Bancorp – Regulation and Supervision – Regulation of Federal Savings Institutions – Insurance of Deposit Accounts.”  Higher recurring premiums assessed by the FDIC and any additional emergency special assessments imposed by the FDIC will further hurt the Company's earnings.

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A larger percentage of Kentucky First Federal Bancorp’s loans are collateralized by real estate, and further disruptions in the real estate market may result in losses and hurt Kentucky First Federal Bancorp’s earnings.

Approximately 96.1% of Kentucky First Federal Bancorp’s loan portfolio at June 30, 2011 was comprised of loans collateralized by real estate.  Declining economic conditions have caused a decrease in demand for real estate, which has resulted in an erosion of some real estate values in Kentucky First Federal Bancorp’s markets.  Further disruptions in the real estate market could significantly impair the value of Kentucky First Federal Bancorp’s collateral and its ability to sell the collateral upon foreclosure.  The real estate collateral in each case provides an alternate source of repayment in the event of default by the borrower and may deteriorate in value during the time the credit is extended.  If real estate values decline further, it will become more likely that Kentucky First Federal Bancorp would be required to increase its allowance for loan losses.  If during a period of reduced real estate values Kentucky First Federal Bancorp is required to liquidate the collateral securing a loan to satisfy the debt or to increase its allowance for loan losses, it could materially reduce Kentucky First Federal Bancorp’s profitability and adversely affect Kentucky First Federal Bancorp’s financial condition.

Strong competition within Kentucky First Federal Bancorp’s market area could hurt Kentucky First Federal Bancorp’s profits and slow growth.

Although Kentucky First Federal Bancorp considers itself competitive in its market areas, Kentucky First Federal Bancorp faces intense competition both in making loans and attracting deposits.  Price competition for loans and deposits might result in Kentucky First Federal Bancorp’s earning less on its loans and paying more on its deposits, which reduces net interest income.  Some of the institutions with which Kentucky First Federal Bancorp competes have substantially greater resources than Kentucky First Federal Bancorp has and may offer services that Kentucky First Federal Bancorp does not provide.  Kentucky First Federal Bancorp expects competition to increase in the future as a result of legislative, regulatory and technological changes and the continuing trend of consolidation in the financial services industry.  Kentucky First Federal Bancorp’s profitability will depend upon its continued ability to compete successfully in its market areas.

The distressed economy in First Federal of Hazard’s market area could hurt Kentucky First Federal Bancorp’s profits and slow Kentucky First Federal Bancorp’s growth.

First Federal of Hazard’s market area consists of Perry and surrounding counties in eastern Kentucky.  The economy in this market area has been distressed in recent years due to the decline in the coal industry on which the economy has been dependent.  While there has been improvement in the economy from the influx of other industries, such as health care and manufacturing, and there may be signs that the coal industry is improving with the rising costs of petroleum, the economy in First Federal of Hazard’s market area continues to lag behind the economies of Kentucky and the United States.  As a result, First Federal of Hazard has experienced insufficient loan demand in its market area.  While First Federal of Hazard will seek to use excess funds to purchase loans from First Federal of Frankfort, Kentucky First Federal Bancorp expects the redeployment of funds from securities into loans to take several years.  Moreover, the slow economy in First Federal of Hazard’s market area will limit Kentucky First Federal Bancorp’s ability to grow its asset base in that market.

Recently enacted regulatory reform may have a material impact on Kentucky First Federal Bancorp’s operations.

On July 21, 2010, the President signed into law the Dodd-Frank Act.  The Dodd-Frank Act restructures the regulation of depository institutions.  Under the Dodd-Frank Act, the Office of Thrift Supervision was merged into the Office of the Comptroller of the Currency, which regulates national banks.  Savings and loan holding companies are now regulated by the Board of Governors of the Federal Reserve System.  The Dodd-Frank Act contains various provisions designed to enhance the regulation of depository institutions and prevent the recurrence of a financial crisis such as occurred in 2008-2009.  Also included is the creation of a new federal agency to administer and enforce consumer and fair lending laws, a function that previously was performed by the depository institution regulators.  The federal preemption of state laws currently accorded federally chartered depository institutions will be reduced as well.  The Dodd-Frank Act also will impose consolidated capital requirements on savings and loan holding companies effective in five years, which will limit Kentucky First Federal Bancorp’s ability to borrow at the holding company and invest the proceeds from such borrowings as capital in First Federal of Hazard or First Federal of Frankfort that could be leveraged to support additional growth.  The full impact of the Dodd-Frank Act on Kentucky First Federal Bancorp’s business and operations will not be known for years until regulations implementing the statute are written and adopted.  The Dodd-Frank Act may have a material impact on Kentucky First Federal Bancorp’s operations, particularly through increased compliance costs resulting from possible future consumer and fair lending regulations.

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Kentucky First Federal Bancorp expects that its return on equity will be low compared to other companies as a result of its high level of capital.

Return on average equity, which equals net income divided by average equity, is a ratio used by many investors to compare the performance of a particular company with other companies. For the year ended June 30, 2011, Kentucky First Federal Bancorp’s return on average equity was 3.04%.  Kentucky First Federal Bancorp intends to continue managing excess capital through Kentucky First Federal Bancorp’s stock repurchase program. However, this program could be curtailed or rendered less effective if the market price of Kentucky First Federal Bancorp’s stock increases or if Kentucky First Federal Bancorp’s liquid funds are deployed elsewhere. Kentucky First Federal Bancorp’s goal of generating a return on average equity that is competitive with that of other publicly held subsidiaries of mutual holding companies, by increasing earnings per share and book value per share, without assuming undue risk, could take a number of years to achieve, and Kentucky First Federal Bancorp cannot predict whether its goal will be attained.  Consequently, you should not expect a competitive return on average equity in the near future.  Failure to achieve a competitive return on average equity might make an investment in Kentucky First Federal Bancorp’s common stock unattractive to some investors and might cause Kentucky First Federal Bancorp’s common stock to trade at lower prices than stocks of comparable companies with higher returns on average equity.

Additional annual employee compensation and benefit expenses may reduce Kentucky First Federal Bancorp’s profitability and stockholders’ equity.

Kentucky First Federal Bancorp will continue to recognize employee compensation and benefit expenses for employees and executives under Kentucky First Federal Bancorp’s benefit plans.  With regard to the employee stock ownership plan, applicable accounting practices require that the expense be based on the fair market value of the shares of common stock at specific points in the future; therefore, Kentucky First Federal Bancorp will recognize expense for Kentucky First Federal Bancorp’s employee stock ownership plan when shares are committed to be released to participants’ accounts.  Kentucky First Federal Bancorp will also recognize expense for restricted stock awards and options over the vesting periods of those awards.  In addition, employees of both subsidiary banks participate in a defined benefit plan.  Costs associated with the defined benefit plans could increase or legislation could be enacted that would increase each subsidiary bank’s obligations under the plan or change the methods such banks use in accounting for the plans.  Those changes could adversely affect personnel expense and Kentucky First Federal Bancorp’s balance sheet.

First Federal MHC owns a majority of Kentucky First Federal Bancorp’s common stock and is able to exercise voting control over most matters put to a vote of stockholders, including preventing sale or merger transactions you may like or a second-step conversion by First Federal MHC.

First Federal MHC owns a majority of Kentucky First Federal Bancorp’s common stock and, through its Board of Directors, is able to exercise voting control over most matters put to a vote of stockholders.  As a federally chartered mutual holding company, the board of directors of First Federal MHC must ensure that the interests of depositors of First Federal of Hazard are represented and considered in matters put to a vote of stockholders of Kentucky First.  Therefore, the votes cast by First Federal MHC may not be in your personal best interests as a stockholder.  For example, First Federal MHC may exercise its voting control to prevent a sale or merger transaction in which stockholders could receive a premium for their shares, prevent a second-step conversion transaction by First Federal MHC or defeat a stockholder nominee for election to the Board of Directors of Kentucky First. However, implementation of a stock-based incentive plan will require approval of Kentucky First’s stockholders other than First Federal MHC.  Applicable regulations would likely prevent an acquisition of Kentucky First Federal Bancorp other than by another mutual holding company or a mutual institution.

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There may be a limited market for Kentucky First Federal Bancorp’s common stock which may lower Kentucky First Federal Bancorp’s stock price.

Although Kentucky First Federal Bancorp’s shares of common stock are listed on the Nasdaq Global Market, there is no guarantee that the shares will be regularly traded.  If an active trading market for Kentucky First Federal Bancorp’s common stock does not develop, you may not be able to sell all of your shares of common stock on short notice and the sale of a large number of shares at one time could temporarily depress the market price.

Kentucky First Federal Bancorp’s ability to pay dividends is subject to the ability of First Federal of Hazard and First Federal of Frankfort to make capital distributions to Kentucky First.

Kentucky First Federal Bancorp’s long-term ability to pay dividends to Kentucky First Federal Bancorp’s stockholders is based primarily upon the ability of First Federal of hazard and First Federal of Frankfort to make capital distributions to Kentucky First Federal Bancorp, and also on the availability of cash at the holding company level in the event earnings are not sufficient to pay dividends according to the cash dividend payout policy. Under Office of the Comptroller of the Currency safe harbor regulations, each subsidiary bank may each distribute to Kentucky First Federal Bancorp capital not exceeding net income for the current calendar year and the prior two calendar years.

The amount of dividends Kentucky First Federal Bancorp pays on its common stock, if any, may be limited by the ability of First Federal MHC to waive receipt of dividends.

First Federal MHC owns approximately 61.1% of Kentucky First Federal Bancorp’s outstanding stock.  As a result, when and if Kentucky First Federal Bancorp pays dividends to its shareholders, it also is required to pay dividends to First Federal MHC unless First Federal MHC is permitted by its federal regulator to waive the receipt of dividends.  Historically, First Federal MHC’s federal regulator has permitted First Federal MHC to waive its right to dividends declared by Kentucky First Federal Bancorp on the shares that it owns.  First Federal MHC has received the approval of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) to waive dividends paid by Kentucky First Federal Bancorp for the quarter ended March 31, 2012.

In August 2011, the Federal Reserve Board adopted an interim final rule which requires First Federal MHC to notify the Federal Reserve Board if it proposes to waive receipt of dividends from Kentucky First Federal Bancorp. The interim final rule also requires that First Federal MHC obtain the approval of a majority of the eligible votes of members of First Federal MHC (generally First Federal of Hazard depositors) before it can waive dividends.  For a grandfathered company such as First Federal MHC that waived dividends prior to December 1, 2009, the Federal Reserve Board may not object to a dividend waiver request if the board of directors of the mutual holding company expressly determines that a waiver of the dividend is consistent with its fiduciary duties to members and the waiver would not be detrimental to the safe and sound operation of the savings association subsidiaries of the holding company.  The Federal Reserve Board’s interim final rule regarding dividend waiver requests is subject to comment and there can be no assurances as to the form of the final dividend waiver regulations or the effect of such regulations on First Federal MHC’s ability to waive dividends.

While First Federal MHC is grandfathered for purposes of the Federal Reserve Board dividend waiver regulations, Kentucky First Federal Bancorp cannot predict whether the Federal Reserve Board will grant dividend waiver requests in the future and, if it were to grant such waiver requests, Kentucky First Federal Bancorp cannot predict the nature of conditions, if any, the Federal Reserve Board may place on future dividend waiver requests.  The denial of a dividend waiver request or the imposition of burdensome conditions on an approval of a waiver request may significantly limit the amount of dividends Kentucky First Federal Bancorp pays in the future. Moreover, the Federal Reserve Board has indicated that its current position is that the dividend waiver would not be granted for ensuing quarters unless certain requirements are met which include solicitation of a positive vote among the members of First Federal MHC, a group primarily comprised of the depositors of First Federal of Hazard. While it will remain First Federal MHC’s strong preference to continue to waive future dividends, except to the extent dividends are needed to fund First Federal MHC’s continuing operations, it may become necessary to pay dividends to First Federal MHC until such time as the shareholder vote and other requirements can be met or until there is a regulatory change. In the long term, the inability to waive dividends to First Federal MHC will likely result in a reduction in dividends paid to Kentucky First Federal Bancorp shareholders.

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CAUTION ABOUT FORWARD-LOOKING STATEMENTS

Certain statements contained in this document that are not historical facts may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (referred to as the Securities Act), and Section 21E of the Securities Exchange Act of 1934, as amended (referred to as the Securities Exchange Act), and are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The sections of this document which contain forward-looking statements include, but are not limited to, “Questions And Answers About the Merger and the Special Meeting,” “Summary,” “Risk Factors,” “Description of the Merger—Background of the Merger,” “Description of the Merger—Kentucky First Federal Bancorp’s Reasons for the Merger,” and “Description of the Merger—CKF Bancorp’s Reasons for the Merger and Recommendation of the Board of Directors.” You can identify these statements from the use of the words “may,” “will,” “should,” “could,” “would,” “plan,” “potential,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “expect,” “target” and similar expressions.

These forward-looking statements are subject to significant risks, assumptions and uncertainties, including among other things, changes in general economic and business conditions and the risks and other factors set forth in the “Risk Factors” section beginning on page __.

Because of these and other uncertainties, Kentucky First Federal Bancorp’s actual results, performance or achievements, or industry results, may be materially different from the results indicated by these forward-looking statements. In addition, Kentucky First Federal Bancorp’s and CKF Bancorp’s past results of operations do not necessarily indicate Kentucky First Federal Bancorp’s and CKF Bancorp’s combined future results. You should not place undue reliance on any forward-looking statements, which speak only as of the dates on which they were made. Kentucky First Federal Bancorp is not undertaking an obligation to update these forward-looking statements, even though its situation may change in the future, except as required under federal securities law. Kentucky First Federal Bancorp qualifies all of its forward-looking statements by these cautionary statements.

Further information on other factors which could affect the financial condition, results of operations, liquidity or capital resources of Kentucky First Federal Bancorp before and after the merger is included in this proxy statement/prospectus under “Information About Kentucky First Federal Bancorp—Business” and “Information About Kentucky First Federal Bancorp—Management’s Results of Operations.”

16

SELECTED HISTORICAL FINANCIAL INFORMATION

The following tables show summarized historical financial data for Kentucky First Federal Bancorp and CKF Bancorp. You should read this summary financial information in connection with Kentucky First Federal Bancorp’s and CKF Bancorp’s historical financial information, which appears elsewhere in this proxy statement/prospectus.

Unaudited financial statements for Kentucky First Federal Bancorp for the six months ended December 31, 2011 and 2010 and unaudited financial statements for CKF Bancorp for the year ended December 31, 2011 include normal, recurring adjustments necessary to fairly present the data for those periods. The unaudited data is not necessarily indicative of expected results of a full year’s operations.

The selected historical financial data for Kentucky First Federal Bancorp as of June 30 is derived from Kentucky First Federal Bancorp’s audited financial statements.

The selected historical financial data for CKF Bancorp as of December 31, 2010 and 2009 and for the two years then ended is derived from CKF Bancorp’s audited financial statements.

The following unaudited condensed financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and note disclosures normally included in annual financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to those rules and regulations, although Kentucky First Federal Bancorp and CKF Bancorp each believes that the respective disclosures made by it are adequate to make the information presented not misleading.

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Selected Historical Financial Data of Kentucky First Federal Bancorp

	As of or For the Six Months		As of or For the Year Ended
	Ended December 31,		June 30,
	2011	2010	2011	2010	2009
	(unaudited)
	(In thousands, except per share amounts)
FINANCIAL CONDITION DATA
Total assets	$236,438	$241,437	$226,135	$236,939	$240,901
Loans receivable, net	184,045	188,639	182,796	190,618	188,931
Investment securities	18,454	19,104	7,013	9,681	20,450
Deposits	136,595	143,270	139,940	144,969	139,743
Borrowings	38,715	38,196	25,261	32,009	40,156
Stockholders’ equity	58,981	58,157	58,697	57,808	58,538

OPERATING DATA
Interest income	$5,188	$5,472	$10,749	$11,378	$12,226
Interest expense	1,198	1,824	3,181	4,980	5,902
Net interest income	3,990	3,648	7,568	6,398	6,324
Provision for loan losses	82	68	668	1,044	46
Net interest income after provision for loan losses	3,908	3,580	6,900	5,354	6,278
Non-interest income	57	154	242	289	241
Non-interest expense	2,760	2,608	5,282	5,039	4,608
Income before income taxes	1,205	1,126	1,860	604	1,911
Income taxes	396	369	104	203	1,183
Net income	$809	$757	$1,756	$401	$728

COMMON SHARE DATA
Basic net income per share	$0.11	$0.10	$0.23	$0.05	$0.10
Diluted net income per share	0.11	0.10	0.23	0.05	0.10
Dividends declared per share	0.20	0.20	0.40	0.40	0.40
Book value per share (1)	7.81	7.72	7.78	7.67	7.74
Weighted average shares - basic	7,544,432	7,499,750	7,530,603	7,561,705	7,559,903
Weighted average shares - diluted	7,544,432	7,499,750	7,530,603	7,589,469	7,559,903
Shares outstanding - end of period (1)	7,548,026	7,536,373	7,540,818	7,523,238	7,564,576

KEY OPERATING RATIOS
Return on average assets	0.71%	0.64%	0.75%	0.17%	0.30%
Return on average equity	2.76	2.63	3.04	0.69	1.23
Net interest margin	3.94	3.40	3.61	2.96	2.87
Dividend payout ratio	70.09	73.32	63.58	283.29	160.58
Nonperforming loans to total loans	1.00	3.82	0.48	4.05	2.05
Nonperforming assets to total assets	1.89	2.85	2.29	3.60	1.65
Allowance for loan losses to total loans	0.46	0.82	0.42	0.80	0.36
Allowance for loan losses to nonperforming loans	45.69	21.55	87.21	19.72	17.51
Average equity to average assets	25.88	24.21	24.76	24.27	24.40
Total equity to total assets	24.95	24.09	25.96	24.40	24.30

(1)	Book value per share refers to the amount of stockholders’ equity attributable to each outstanding share of common stock, after the unallocated shares held by the Kentucky First Federal Savings Bank Employee Stock Ownership Plan have been subtracted from the total number of shares outstanding.

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Selected Historical Financial Data of CKF Bancorp

	As of or For the Year Ended December 31,
	2011	2010	2009
	(In thousands, except per share amounts)
FINANCIAL CONDITION DATA
Total assets	$126,976	$130,475	$130,752
Loans receivable	108,763	108,490	110,462
Allowance for loan losses	(1,848)	(1,699)	(1,355)
Investment securities	11,401	10,912	11,388
Deposits	100,605	101,087	95,549
Borrowings	13,000	15,000	21,000
Stockholders’ equity	12,985	13,958	13,753

OPERATING DATA
Interest income	$6,315	$6,734	$7,453
Interest expense	1,987	2,398	3,373
Net interest income	4,328	4,336	4,080
Provision for loan losses	725	780	730
Net interest income after provision for loan losses	3,603	3,556	3,350
Non-interest income	139	(48)	68
Non-interest expense	4,531	3,119	3,224
Income (loss) before income taxes	(789)	389	194
Income taxes	107	133	63
Net (loss) income	$(896)	$256	$131

COMMON SHARE DATA
Basic net income (loss) per share	$(.73)	$.21	$.11
Diluted net income (loss) per share	(.73)	.21	.11
Dividends declared per share	.06	.02	.30
Book value per share	10.60	11.40	11.22
Weighted average shares - basic	1,224,786	1,225,406	1,236,283
Weighted average shares - diluted	1,224,786	1,225,406	1,236,283
Shares outstanding - end of period	1,225,802	1,226,053	1,226,983

KEY OPERATING RATIOS
Return on average assets	(0.69)%	0.19%	0.10%
Return on average equity	(6.40)	1.84	0.93
Net interest margin	3.46	3.42	3.14
Dividend payout ratio	9.77	9.58	286.50
Nonperforming loans to total loans	4.00	3.98	4.88
Nonperforming assets to total assets	4.28	4.23	5.31
Allowance for loan losses to total loans	1.70	1.57	1.23
Allowance for loan losses to nonperforming loans	42.42	39.39	25.12
Average equity to average assets	10.71	10.50	10.29
Total equity to total assets	10.23	10.70	10.52

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SUMMARY SELECTED PRO FORMA CONDENSED COMBINED DATA

The following table shows selected financial information on a pro forma combined basis giving effect to the merger as if the merger had become effective as of the date presented, in the case of balance sheet information, and as of July 1, 2010, in the case of income statement information. The pro forma information reflects the acquisition method of accounting.

Kentucky First Federal Bancorp anticipates that the merger will provide the combined company with financial benefits that include reduced operating expenses and the opportunity to earn more revenue. The pro forma information, while helpful in illustrating the financial characteristics of Kentucky First Federal Bancorp following the merger under one set of assumptions, does not reflect all of these benefits and, accordingly, does not attempt to predict or suggest future results. The pro forma information also does not necessarily reflect what the historical results of Kentucky First Federal Bancorp would have been had our companies been combined during these periods.

An exchange ratio of 1.0556 was used in preparing this pro forma information. Because the exchange ratio will be based on the price of Kentucky First Federal Bancorp common stock during a measurement period before the completion of the merger, the actual exchange ratio may be more than 1.0556. You should read this summary pro forma information in conjunction with the information under “Pro Forma Financial Information” and with the historical information in this document on which it is based.

	Six Months
	Ended	Year
	December 31,	Ended
	2011	June 30, 2011
	(In thousands, except per share data)
Pro forma condensed combined income statement data:
Interest income	$8,338	$17,211
Interest expense	1,738	4,674
Net interest income	6,600	12,537
Provision for loan losses	357	1,538
Net interest income after provision for loan losses	6,243	10,999
Non-interest income	95	347
Non-interest expense	5,716	8,454
Income before income taxes	622	2,892
Income tax expense	572	455
Net income	$50	$2,437

Pro forma per share data:
Basic net income	$.01	$.29
Diluted net income	.01	.29

December 31, 2011
(In thousands)

Pro forma combined balance sheet data:
Total assets	$361,631
Loans receivable, net	290,288
Deposits	238,316
Total stockholders’ equity	66,224

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COMPARATIVE PER SHARE DATA

The following table shows information about Kentucky First Federal Bancorp’s and CKF Bancorp’s income per common share, dividends per share and book value per share, and similar information giving effect to the merger (which we refer to as “pro forma” information). In presenting the comparative pro forma information for the time periods shown, we assumed that we had been merged on the dates or at the beginning of the periods indicated. See “Pro Forma Financial Information.”

The information listed as “per equivalent CKF Bancorp share” was obtained by multiplying the pro forma amounts by an exchange ratio of 1.0556. We present this information to reflect that some CKF Bancorp stockholders will receive shares of Kentucky First Federal Bancorp common stock for each share of CKF Bancorp common stock exchanged in the merger. Because the exchange ratio will be based on the price of Kentucky First Federal Bancorp common stock during a measurement period before the completion of the merger, the actual exchange ratio may be more than 1.0556. Kentucky First Federal Bancorp anticipates that the combined company will derive financial benefits from the merger that include reduced operating expenses and the opportunity to earn more revenue. The pro forma information, while helpful in illustrating the financial characteristics of Kentucky First Federal Bancorp following the merger under one set of assumptions, does not reflect these benefits and, accordingly, does not attempt to predict or suggest future results. The pro forma information also does not necessarily reflect what the historical results of Kentucky First Federal Bancorp would have been had our companies been combined during these periods.

The information in the following table is based on, and should be read together with, the historical financial information that we have presented in this document. See “Pro Forma Financial Information.”

	Kentucky			Per
	First Federal		Pro Forma	Equivalent
	Bancorp	CKF Bancorp	Combined	CKF Bancorp
	Historical	Historical (1)	(2) (3)	Share
Book value per share:
At December 31, 2011	$7.81	$10.60	$7.77	$8.21

Cash dividends declared per share:
Six months ended December 31, 2011	$0.20	$0.05	$0.20	$0.21
Year ended June 30, 2011	0.40	0.02	0.40	0.42

Diluted net income (loss) per share:
Six months ended December 31, 2011	$0.11	$(0.83)	$0.01	$0.01
Year ended June 30, 2011	0.23	0.18	0.29	0.31

 ______________________________

(1)	Since CKF Bancorp has a December 31 fiscal year end and Kentucky First Federal Bancorp has a June 30 fiscal year end, CKF Bancorp’s historical data for the year ended June 30, 2011 was calculated by adding the results from the third and fourth quarters of fiscal 2010 to the first six months of fiscal 2011.
(2)	Pro forma dividends per share represent Kentucky First Federal Bancorp’s historical dividends per share.
(3)	The pro forma combined book value per share of Kentucky First Federal Bancorp common stock is based upon the pro forma combined common stockholders’ equity for Kentucky First Federal Bancorp and CKF Bancorp divided by total pro forma common shares of the combined entities.

21

MARKET PRICE AND DIVIDEND INFORMATION

Kentucky First Federal Bancorp common stock is listed on The NASDAQ Global Market under the symbol KFFB. CKF Bancorp common stock is quoted on the OTC Bulletin Board under the symbol CKFB. The following table lists the high and low prices per share for Kentucky First Federal Bancorp common stock and CKF Bancorp common stock and the cash dividends declared by each company for the periods indicated.

	Kentucky First Federal Bancorp
	Common Stock			CKF Bancorp Common Stock
	High	Low	Dividends	High	Low	Dividends
Quarter Ended
March 31, 2012 (through ________, 2012)	$	$	$0.10	$	$	$0.05
December 31, 2011	9.11	6.42	0.10	9.25	7.05	—
September 30, 2011	9.18	6.10	0.10	7.85	7.00	0.05

June 30, 2011	9.25	7.73	0.10	8.75	7.50	—
March 31, 2011	9.95	8.40	0.10	8.75	7.80	0.01
December 31, 2010	10.38	9.00	0.10	8.25	7.25	—
September 30, 2010	10.40	7.95	0.10	9.00	7.00	0.01

June 30, 2010	11.42	7.80	0.10	9.75	5.75	—
March 31, 2010	12.46	9.75	0.10	6.10	4.75	0.01
December 31, 2009	13.40	10.15	0.10	6.25	5.00	—
September 30, 2009	15.00	11.59	0.10	6.75	5.75	0.01

You should obtain current market quotations for Kentucky First Federal Bancorp common stock, as the market price of Kentucky First Federal Bancorp common stock will fluctuate between the date of this document and the date on which the merger is completed, and thereafter. You can get these quotations from a newspaper, on the Internet or by calling your broker.

As of [RECORD DATE], there were approximately ___ holders of record of Kentucky First Federal Bancorp common stock. As of [RECORD DATE] , there were approximately ___ holders of record of CKF Bancorp common stock. These numbers do not reflect the number of persons or entities who may hold their stock in nominee or “street name” through brokerage firms.

Following the merger, the declaration of dividends will be at the discretion of Kentucky First Federal Bancorp’s board of directors and will be determined after consideration of various factors, including earnings, cash requirements, the financial condition of Kentucky First Federal Bancorp, applicable state law and government regulations and other factors deemed relevant by Kentucky First Federal Bancorp’s board of directors.

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SPECIAL MEETING OF CKF BANCORP STOCKHOLDERS

Date, Place, Time and Purpose

CKF Bancorp’s board of directors is sending you this document for the purpose of requesting that you allow your shares of CKF Bancorp to be represented at the special meeting by the persons named in the enclosed proxy card. At the special meeting, the CKF Bancorp board of directors will ask you to vote on a proposal to approve and adopt the agreement of merger. You also may be asked to vote on a proposal to adjourn the special meeting if necessary to permit further solicitation of proxies if there are not sufficient votes at the time of the meeting to approve the agreement of merger. The special meeting will be held at the offices of Central Kentucky Federal Savings Bank, 340 West Main Street, Danville, Kentucky at __:__ __.m., local time, on [MEETING DATE]. We intend to mail this proxy statement/prospectus and the enclosed proxy card to shareholders of record beginning on or about [MAIL DATE].

Who Can Vote at the Meeting

You are entitled to vote if the records of CKF Bancorp showed that you held shares of CKF Bancorp common stock as of the close of business on [RECORD DATE]. As of the close of business on that date, a total of 1,225,802 shares of CKF Bancorp common stock were outstanding. Each share of common stock has one vote. If you are a beneficial owner of shares of CKF Bancorp common stock held by a broker, bank or other nominee (i.e., in “street name”) and you want to vote your shares in person at the meeting, you will have to get a written proxy in your name from the broker, bank or other nominee who holds your shares.

Quorum; Vote Required

The special meeting will conduct business only if one-third of the outstanding shares of CKF Bancorp common stock entitled to vote is represented in person or by proxy at the meeting. If you return valid proxy instructions or attend the meeting in person, your shares will be counted for purposes of determining whether there is a quorum, even if you abstain from voting. Broker non-votes also will be counted for purposes of determining the existence of a quorum. A broker non-vote occurs when a broker, bank or other nominee holding shares of CKF Bancorp common stock for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner.

Approval and adoption of the agreement of merger will require the affirmative vote of the holders of a majority of the outstanding shares of CKF Bancorp common stock entitled to vote at the meeting. Failure to return a properly executed proxy card or to vote in person will have the same effect as a vote against the agreement of merger. Broker non-votes and abstentions from voting will have the same effect as voting against the agreement of merger.

The affirmative vote of the majority of votes cast is required to approve the proposal to adjourn the meeting if necessary to permit further solicitation of proxies on the proposal to approve and adopt the agreement of merger.

Shares Held by CKF Bancorp Officers and Directors and by Kentucky First Federal Bancorp

As of March 16, 2012, directors and executive officers of CKF Bancorp beneficially owned 177,618 shares of CKF Bancorp common stock, not including shares that may be acquired upon the exercise of stock options. This equals 14.5% of the outstanding shares of CKF Bancorp common stock. As of the same date, Kentucky First Federal Bancorp and its directors and executive officers owned 4,426 shares of CKF Bancorp common stock. CKF Bancorp’s directors, who collectively own 14.5% of CKF Bancorp’s outstanding shares, entered into voting agreements with Kentucky First Federal Bancorp to vote all shares of CKF Bancorp common stock owned by them in favor of the proposal to approve the agreement of merger.

23

Voting and Revocability of Proxies

You may vote in person at the special meeting or by proxy. To ensure your representation at the special meeting, CKF Bancorp recommends that you vote by proxy even if you plan to attend the special meeting. You can always change your vote at the special meeting.

CKF Bancorp stockholders whose shares are held in “street name” by their broker, bank or other nominee must follow the instructions provided by their broker, bank or other nominee to vote their shares. Your broker or bank may allow you to deliver your voting instructions via the telephone or the Internet.

Voting instructions are included on your proxy form. If you properly complete and timely submit your proxy, your shares will be voted as you have directed. You may vote for, against, or abstain with respect to the approval and adoption of the agreement of merger. If you are the record holder of your shares of CKF Bancorp common stock and submit your proxy without specifying a voting instruction, your shares of CKF Bancorp common stock will be voted “FOR” the proposal to approve and adopt the agreement of merger and “FOR” the proposal to adjourn the meeting if necessary to permit further solicitation of proxies on the proposal to approve and adopt the agreement of merger. CKF Bancorp’s board of directors recommends a vote “FOR” approval and adoption of the agreement of merger and “FOR” approval of the proposal to adjourn the meeting if necessary to permit further solicitation of proxies on the proposal to approve the agreement of merger.

You may revoke your proxy before it is voted by:

•	filing with the Secretary of CKF Bancorp a duly executed revocation of proxy;

•	submitting a new proxy with a later date; or

•	voting in person at the special meeting.

Attendance at the special meeting will not, in and of itself, constitute a revocation of a proxy. All written notices of revocation and other communication with respect to the revocation of proxies should be addressed to:

CKF Bancorp, Inc.
Virginia R.S. Stump, Secretary
340 West Main Street
Danville, Kentucky 40422

If any matters not described in this document are properly presented at the special meeting, the persons named in the proxy card will use their own judgment to determine how to vote your shares. CKF Bancorp does not know of any other matters to be presented at the meeting.

Participants in the Central Kentucky Federal Savings Bank Employee Stock Ownership Plan

If you participate in the Central Kentucky Federal Savings Bank employee stock ownership plan, you will receive voting instruction cards for that plan that reflects all shares you may vote under the plan. Under the terms of the employee stock ownership plan, the employee stock ownership plan trustee votes all shares held by the employee stock ownership plan, but each employee stock ownership plan participant may direct the trustee how to vote the shares of common stock allocated to his or her account. The employee stock ownership plan trustee, subject to the exercise of its fiduciary duties, will vote all unallocated shares of CKF Bancorp common stock held by the employee stock ownership plan and allocated shares for which no voting instructions are received in the same proportion as shares for which it has received timely voting instructions. The deadline for submitting your voting instructions is __:__ _.m., Eastern time, on _______, ___________ __, 2012.

24

Solicitation of Proxies

CKF Bancorp will pay for this proxy solicitation. In addition to the solicitation of proxies by mail, _______________, a proxy solicitation firm, will assist CKF Bancorp in soliciting proxies for the annual meeting.  CKF Bancorp will pay a fee of up to $_____ for these services, plus reasonable out of pocket expenses.  CKF Bancorp will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of CKF Bancorp.  Additionally, directors, officers and other employees of CKF Bancorp may solicit proxies personally or by telephone.  None of these persons will receive additional compensation for these activities.

APPRAISAL RIGHTS

Under Delaware law, holders of CFK Bancorp common stock that do not wish to accept the merger consideration may elect to have the value of their shares of CKF Bancorp common stock judicially determined and paid in cash, together with a fair rate of interest, if any. The valuation, which could be higher or lower than, or the same as, the value of the merger consideration, will exclude any element of value arising from the accomplishment or expectation of the merger. A stockholder may only exercise such appraisal rights by complying with the provisions of Section 262 of the Delaware General Corporation Law.

The following summary of the provisions of Section 262 of the Delaware General Corporation Law is not a complete statement of the law pertaining to appraisal rights under the Delaware General Corporation Law and is qualified in its entirety by reference to the full text of Section 262 of the Delaware General Corporation Law, a copy of which is attached to this document as Annex C and incorporated into this summary by reference. If you wish to exercise appraisal rights or wish to preserve your right to do so, you should carefully review Section 262 and are urged to consult a legal advisor before electing or attempting to exercise these rights.

All references in Section 262 and in this summary to a “stockholder” are to the record holder of the shares of CKF Bancorp common stock as to which appraisal rights are asserted. A person having a beneficial interest in shares of CKF Bancorp common stock held of record in the name of another person, such as a bank, broker or other nominee, must act promptly to cause the record holder to follow properly the steps summarized below and in a timely manner to perfect appraisal rights.

Under Section 262, where a proposed merger is to be submitted for approval at a meeting of stockholders, as in the case of CKF Bancorp’s special meeting, which is scheduled for [MEETING DATE], the corporation, not less than 20 days before the meeting, must notify each of its stockholders entitled to appraisal rights that these appraisal rights are available and include in the notice a copy of Section 262. This document constitutes notice to the CKF Bancorp stockholders of the availability of appraisal rights, and the applicable statutory provisions of the Delaware General Corporation Law are attached to this document as Annex C.

Any CKF Bancorp stockholder wishing to exercise the right to demand appraisal under Section 262 of the Delaware General Corporation Law must satisfy each of the following conditions:

•	The stockholder must deliver to CKF Bancorp a written demand for appraisal of its shares before the vote on the agreement of merger at CKF Bancorp’s special meeting, which is scheduled for [MEETING DATE]. This demand will be sufficient if it reasonably informs CKF Bancorp of the identity of the stockholder and that the stockholder intends by that writing to demand the appraisal of its shares.

•	The stockholder must not vote its shares of common stock in favor of the agreement of merger. A proxy that does not contain voting instructions will, unless revoked, be voted in favor of the agreement of merger. Therefore, a CKF Bancorp stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against the agreement of merger or affirmatively indicate on the proxy that such stockholder is abstaining from voting on the agreement of merger. Neither voting against, abstaining from voting, or failing to vote on the adoption of the agreement of merger will constitute a written demand for appraisal within the meaning of Section 262. The written demand for appraisal must be in addition to and separate from any failure to vote, abstention from voting, or any vote, in person or by proxy, cast against approval of the merger.

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•	The stockholder must continuously hold its shares from the date of making the written demand through the completion of the merger. A stockholder who is the record holder of shares of common stock on the date the written demand for appraisal is made but who thereafter transfers those shares before the completion of the merger will lose any right to appraisal in respect of those shares.

Only a holder of shares of CKF Bancorp common stock who held such shares on the record date for the special meeting of stockholders to vote on the agreement of merger, is entitled to assert appraisal rights for those shares registered in that holder’s name. A demand for appraisal should:

•	be executed by or on behalf of the stockholder of record, fully and correctly, as the stockholder’s name appears on the stock transfer records of CKF Bancorp;

•	specify the stockholder’s name and mailing address;

•	specify the number of shares of CKF Bancorp common stock owned by the stockholder; and

•	specify that the stockholder intends thereby to demand appraisal of its common stock.

If the shares are owned of record by a person in a fiduciary capacity, such as a trustee, guardian or custodian, the demand should be executed in that capacity. If the shares are owned of record by more than one person as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all owners. An authorized agent, including an agent for two or more joint owners, may execute a demand for appraisal on behalf of a stockholder; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is acting as agent for such owner or owners. A record holder such as a bank or broker who holds shares as nominee for several beneficial owners may exercise appraisal rights with respect to the shares held for one or more beneficial owners while not exercising these rights with respect to the shares held for one or more other beneficial owners. In this case, the written demand should set forth the number of shares as to which appraisal is sought, and where no number of shares is expressly mentioned the demand will be presumed to cover all shares held in the name of the record owner.

Stockholders who hold their shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their nominees to determine appropriate procedures for the making of a demand for appraisal by such nominee.

A stockholder who elects to exercise appraisal rights pursuant to Section 262 should mail or deliver a written demand to:

CKF Bancorp, Inc.
340 West Main Street
Danville, Kentucky 40422
Attention: Virginia R. S. Stump, Secretary

Within ten days after the completion of the merger, Kentucky First Federal Bancorp must send a notice as to the completion of the merger to each of CKF Bancorp’s former stockholders who has made a written demand for appraisal in accordance with Section 262 and who has not voted in favor of or consented to adoption of the agreement of merger. Within 120 days after the effective date of the merger, but not after that date, either Kentucky First Federal Bancorp or any former CKF Bancorp stockholder who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the value of the shares of common stock held by all former CKF Bancorp stockholders demanding appraisal of their shares. Kentucky First Federal Bancorp is under no obligation to, and has no present intent, to file a petition for appraisal and CKF Bancorp stockholders seeking to exercise appraisal rights should not assume that Kentucky First Federal Bancorp will file a petition or that it will initiate any negotiations with respect to the fair value of the shares. Accordingly, CKF Bancorp stockholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262. Since Kentucky First Federal Bancorp has no obligation to file a petition, the failure of affected former CKF Bancorp stockholders to do so within the period specified could nullify any previous written demand for appraisal. Under the agreement of merger, CKF Bancorp has agreed to give Kentucky First Federal Bancorp prompt notice of any demands for appraisal it receives. Kentucky First Federal Bancorp has the right to participate in all negotiations and proceedings with respect to demands for appraisal. CKF Bancorp will not, except with the prior written consent of Kentucky First Federal Bancorp, make any payment with respect to any demands for appraisal, offer to settle, or settle, any demands.

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Within 120 days after the effective date of the merger, any stockholder that complies with the provisions of Section 262 to that point in time will be entitled to receive from Kentucky First Federal Bancorp, upon written request, a statement setting forth the aggregate number of shares not voted in favor of the agreement of merger and with respect to which CKF Bancorp received demands for appraisal and the aggregate number of holders of those shares. Kentucky First Federal Bancorp must mail this statement to the stockholder by the later of ten days after receipt of the request or ten days after expiration of the period for delivery of demands for appraisals under Section 262.

A stockholder who timely files a petition for appraisal with the Delaware Court of Chancery must serve a copy upon Kentucky First Federal Bancorp. Kentucky First Federal Bancorp must, within 20 days of receipt of the petition, file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded appraisal of their shares and who have not reached agreements with it as to the value of their shares. After notice to stockholders is given, may be ordered by the Delaware Court of Chancery, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine which stockholders are entitled to appraisal rights. The Delaware Court of Chancery may require stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates to the Register in Chancery for notation on the certificates of the pendency of the appraisal proceedings, and if any stockholder fails to comply with the requirement, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder. After determining which stockholders are entitled to an appraisal, the Delaware Court of Chancery will appraise the “fair value” of their shares. This value will exclude any element of value arising from the accomplishment or expectation of the merger, but will include a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. The costs of the action may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable. Upon application of a stockholder, the Delaware Court of Chancery may also order that all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding be charged pro rata against the value of all of the shares entitled to appraisal. These expenses may include, without limitation, reasonable attorneys’ fees and the fees and expenses of experts. Stockholders considering seeking appraisal should be aware that the fair value of their shares as determined under Section 262 could be more than, the same as, or less than the merger consideration they would be entitled to receive pursuant to the agreement of merger if they did not seek appraisal of their shares. Stockholders should also be aware that investment banking opinions as to fairness from a financial point of view are not necessarily opinions as to fair value under Section 262.

In determining fair value and, if applicable, a fair rate of interest, the Delaware Court of Chancery is to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “fair price obviously requires consideration of all relevant factors involving the value of a company.”

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Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.” Any stockholder who has duly demanded an appraisal in compliance with Section 262 will not, after the completion of the merger, be entitled to vote the shares subject to that demand for any purpose or be entitled to the payment of dividends or other distributions on those shares. However, stockholders will be entitled to dividends or other distributions payable to holders of record of shares as of a record date before the completion of the merger.

Any stockholder may withdraw his or her demand for appraisal and accept the merger consideration by delivering to Kentucky First Federal Bancorp, within 60 days of the effective date of the merger, a written withdrawal of the stockholder’s demands for appraisal. Any attempt to withdraw made more than 60 days after the effective date of the merger will require written approval of Kentucky First Federal Bancorp. Moreover, no appraisal proceeding before the Delaware Court of Chancery as to any stockholder shall be dismissed without the approval of the Delaware Court of Chancery and such approval may be conditioned upon any terms the Delaware Court of Chancery deems just. If Kentucky First Federal Bancorp does not approve a stockholder’s request to withdraw a demand for appraisal when the approval is required or if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder would be entitled to receive only the appraised value determined in any such appraisal proceeding. This value could be higher or lower than, or the same as, the value of the merger consideration.

Failure to follow the steps required by Section 262 of the Delaware General Corporation Law for perfecting appraisal rights may result in the loss of appraisal rights, in which event a CKF Bancorp shareholder will be entitled to receive the consideration with respect to his, her or its dissenting shares in accordance with the agreement of merger. In view of the complexity of the provisions of Section 262 of the Delaware General Corporation Law, if you are a CKF Bancorp stockholder and are considering exercising your appraisal rights under the Delaware General Corporation Law, you should consult your own legal advisor.

DESCRIPTION OF THE MERGER

The following summary of the agreement of merger is qualified by reference to the complete text of the agreement of merger. A copy of the agreement of merger is attached as Annex A to this proxy statement/prospectus and is incorporated by reference into this proxy statement/prospectus. You should read the agreement of merger completely and carefully as it, rather than this description, is the legal document that governs the merger.

General

The agreement of merger provides for the merger of CKF Bancorp with and into Kentucky First Federal Bancorp, with Kentucky First Federal Bancorp as the surviving entity. Immediately following the merger of CKF Bancorp with Kentucky First Federal Bancorp, Central Kentucky Federal Savings Bank will merge with and into First Federal of Frankfort, with First Federal of Frankfort as the surviving entity.

Background of the Merger

Since completing its initial public offering in August 1994, the CKF Bancorp, Inc. board of directors has periodically discussed and reviewed with management the business, strategic direction, performance and prospects of CKF Bancorp, Inc. in the context of the then-current and prospective business and regulatory environment, and Central Kentucky Federal Savings Bank’s size and resources relative to its competitors.

From December 31, 1994 until December 31, 2009, CKF Bancorp, Inc. grew its assets from $56.4 million to $130.8 million, its loan portfolio from $41.7 million to $110.5 million, and its branch network from one to three offices. However, the board of directors has noted the difficulty in profitably growing and operating a financial institution under current economic conditions. At the same time, like most small financial institutions, CKF Bancorp, Inc. has experienced increasing costs for technology and regulatory compliance. Finally, CKF Bancorp’s ability to deliver additional value to its stockholders has recently been limited by various dividend restrictions, the relative illiquidity of its stock and the poor performance of the bank stock market during recent years.

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Management of CKF Bancorp, Inc. has from time to time communicated informally with representatives of other financial institutions regarding industry trends and issues, including representatives of Kentucky First Federal Bancorp. In a number of these communications, discussions were held as to whether CKF Bancorp, Inc. could more effectively enhance stockholder value and address its operational and regulatory challenges through a combination with Kentucky First Federal Bancorp. In particular, discussions regarding these matters were held during October 2008 and on a regular basis between June and September, 2010. In September 2010, the parties determined to contact the Office of Thrift Supervision, as the primary federal banking regulator of CKF Bancorp, Inc. and Kentucky First Federal Bancorp, to discuss the possibility of a merger between the parties. CKF Bancorp, Inc. and Kentucky First Federal Bancorp had a conference call with representatives of the Office of Thrift Supervision in November 2010.

During the period from November 2010 to March 2011, the parties spoke only sporadically as they studied the possible impact of the Dodd-Frank Act on their operations and on any possible transaction between them. However, because it was becoming apparent that Kentucky First Federal Bancorp might make a proposal to enter into a merger transaction with CKF Bancorp, during March 2011, the board of directors discussed the retention of a financial consultant in the merger process, and authorized management to interview financial consultants and find one management would be comfortable working with. Management reviewed RP Financial’s experience and background as well as its proposed fee structure, part of which was payable immediately prior to the completion of a successful transaction, and in March 2011, CKF Bancorp retained RP Financial, LC. (“RP Financial”) to provide advisory and related valuation services in connection with the proposed merger with Kentucky First Federal Bancorp.

On June 28, 2011, the board of directors reviewed with management and legal counsel the process to that point. Counsel again discussed the board’s fiduciary obligations with respect to a merger transaction. The board of directors also reviewed again CKF Bancorp, Inc.’s business plan, including its economic, operating and regulatory challenges, the financial and operational profile of Kentucky First Federal Bancorp and its common stock, and current economic and merger markets. The board of directors authorized management to continue negotiations with Kentucky First Federal Bancorp. The board of directors also took note of Kentucky First Federal Bancorp’s repeated statements that it would withdraw its proposal if CKF Bancorp, Inc. opened negotiations with third parties and directed management to acquire additional information from RP Financial as to the likelihood, in the current environment, that CKF Bancorp, Inc. could obtain a more favorable merger proposal from other third parties.

The parties continued to discuss the potential terms of the transaction and, in July 2011, representatives of Kentucky First Federal Bancorp provided CKF Bancorp with an initial term sheet that provided for the acquisition of the shares of CKF Bancorp, Inc. in exchange for a mixture of stock and cash. The consideration included a fixed exchange ratio for the stock consideration portion of the transaction of 1.0556 shares of Kentucky First Federal Bancorp common stock in exchange for each share of common stock of CKF Bancorp, Inc. common stock. The stock consideration portion of the transaction also included a floating exchange ratio if Kentucky First Federal Bancorp’s average stock price over the applicable measurement period was below or above specific levels. The term sheet also stated that the proposal was contingent upon CKF Bancorp, Inc. not soliciting competing offers.

There was extreme volatility in the stock market during August 2011, and management of CKF Bancorp, Inc. and its financial advisor negotiated to obtain a measure of protection against a decline in the price of Kentucky First Federal Bancorp’s stock. As a result, and after extensive discussions, the parties negotiated various proposed changes to the exchange ratios between August and October 2011.

In August 2011, legal counsel to Kentucky First Federal Bancorp provided an initial draft of the agreement of merger. In September 2011, the board of directors of CKF Bancorp, Inc. held a special meeting, during which management and legal counsel reviewed with the board of directors the draft agreement of merger. The legal counsel and financial advisor to Kentucky First Federal Bancorp and CKF Bancorp, Inc. continued negotiations regarding the definitive agreement of merger and other related agreements with respect to the proposed merger.

Subsequent to the distribution of the initial draft of the agreement of merger, as a result of declines in the trading price of Kentucky First Federal Bancorp common stock, CKF Bancorp, Inc. and its financial advisor negotiated an increase in the exchange ratios to the levels included in the final agreement of merger.

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In view of Kentucky First Federal Bancorp’s statements that it would withdraw its proposal if CKF Bancorp, Inc. solicited third-party offers, CKF Bancorp, Inc.’s board of directors balanced the possibility that a third party would make a superior proposal to acquire CKF Bancorp, Inc. against the possible withdrawal of the Kentucky First Federal Bancorp proposal. In this regard, CKF Bancorp, Inc. instructed RP Financial to analyze (i) the extent to which other regional banking companies might have an interest in a merger with CKF Bancorp, Inc. and (ii) the price such other potential acquirers would likely be prepared to pay in such a transaction. At a meeting of the board of directors on August 25, 2011, RP Financial reviewed other potential acquirers based upon numerous factors, including pro forma capital, earnings and market share of the resulting company as well as the likelihood of regulatory approval. Based upon these criteria, RP Financial expressed its view that Kentucky First Federal Bancorp had the highest strategic interest and financial ability to complete a transaction with CKF Bancorp, Inc. RP Financial further noted that Kentucky First Federal Bancorp was the only potential partner that could offer shares that could be subject to a price increase upon a “second-step” conversion of a mutual holding company. Based upon the information presented, including a discussion of the then-current stock market volatility, the board of directors determined that it was in the best interests of stockholders that discussions with Kentucky First Federal Bancorp should proceed on an exclusive basis. However, the Board instructed management, RP Financial and CKF Bancorp, Inc’s legal counsel to negotiate the termination and third-party proposal provisions of the agreement of merger as aggressively as possible.

As a result of this decision, CKF Bancorp, Inc.’s legal counsel and financial advisor negotiated the termination fee and third-party proposal provisions of the agreement of merger such that CKF Bancorp, Inc. would owe Kentucky First Federal Bancorp a lower fee ($300,000 instead of $600,000) if CKF Bancorp, Inc. terminated the agreement of merger on or before December 3, 2011 (30 days after the date of the agreement of merger). Although the board of directors, with the advice of RP Financial, did not believe that a third party could successfully offer higher merger consideration than Kentucky First Federal Bancorp, such provision better enabled any hypothetically interested third party to offer a higher price to acquire CKF Bancorp, Inc.

Over the following months, legal counsel to Kentucky First Federal Bancorp and CKF Bancorp, Inc. continued negotiations regarding the draft agreement of merger and other related agreements with respect to the proposed merger. On November 2, 2011, the board of directors of CKF Bancorp, Inc. held a special meeting. President and Chief Executive Officer William Johnson, together with CKF Bancorp, Inc.’s legal counsel, reviewed with the board of directors the terms of the proposed merger with Kentucky First Federal Bancorp. Legal counsel again discussed the fiduciary obligations of the board of directors, and reviewed the legal terms of the proposed merger and the related agreements. Management, RP Financial and legal counsel also discussed with the board the results of its due diligence review of Kentucky First Federal Bancorp.

At the same meeting, representatives of RP Financial discussed a range of matters, including the matters set forth in “—Opinion of CKF Bancorp, Inc’s Financial Advisor.” After this discussion, RP Financial provided the board of directors its oral opinion (subsequently confirmed in writing) that, as of the date of the board meeting and based upon and subject to the considerations described in its opinion, the proposed merger consideration was fair, from a financial point of view, to holders of CKF Bancorp, Inc. common stock.

Following these presentations, the CKF Bancorp, Inc. board meeting continued with discussions and questions among the members of the CKF Bancorp, Inc. board, RP Financial and legal counsel. After further discussion, and taking into consideration the factors described under “—CKF Bancorp, Inc.’s Reasons for the Merger,” the CKF Bancorp, Inc. board determined that the proposed merger with Kentucky First Federal Bancorp presented the best opportunity for enhancing CKF Bancorp, Inc. stockholder value. Accordingly, the CKF Bancorp, Inc. board determined that the transaction was advisable and in the best interests of CKF Bancorp, Inc. and its stockholders, and the CKF Bancorp, Inc. board unanimously approved the merger with Kentucky First Federal Bancorp.

Following approval of the board of directors, on November 3, 2011 the parties executed the merger agreement and publicly announced the transaction by issuing a joint press release.

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On November 7, 2011, CKF Bancorp, Inc. President and Chief Executive Officer William Johnson received a telephone call from the chief executive officer of another bank holding company indicating that the other bank holding company had an interest in acquiring CKF Bancorp, Inc. in a cash transaction. On November 10, 2011, Mr. Johnson received a letter indicating a non-binding conditional interest in acquiring all of the outstanding shares of CKF Bancorp, Inc. common stock at a price of $10.50 per share. CKF Bancorp, Inc.’s board of directors held a special meeting on November 14, 2011. Based upon presentations by management, legal counsel and RP Financial, the board of directors authorized Mr. Johnson, with the assistance of legal counsel, to negotiate a confidentiality agreement with the third party and to enter into discussions with this third party with respect to its proposal. On November 18, 2011, following further discussions and the third party’s review of certain of CKF Bancorp, Inc.’s books and records, the third party informed Mr. Johnson that it was no longer interested in pursuing a transaction with CKF Bancorp, Inc.

CKF Bancorp’s Reasons for the Merger and Recommendation of the Board of Directors

CKF Bancorp’s board of directors determined that agreement of merger and the merger consideration were in the best interests of CKF Bancorp and its stockholders and recommends that CKF Bancorp stockholders vote in favor of the approval and adoption of the agreement of merger and the transactions contemplated by the agreement of merger.

In its deliberations and in making its determination, CKF Bancorp’s board of directors considered many factors including, without limitation, the following:

•	CKF Bancorp’s community banking orientation and its compatibility with Kentucky First Federal Bancorp and its subsidiaries;

•	the business, earnings, operations, financial condition, management, prospects, capital levels and asset quality of both CKF Bancorp and Kentucky First Federal Bancorp;

•	Kentucky First Federal Bancorp’s access to capital and managerial resources relative to that of CKF Bancorp;

•	the premium represented by the value of the merger consideration over the trading prices of the stock before the announcement of the merger;

•	its desire to provide stockholders with the prospects for greater future appreciation on their investments in CKF Bancorp common stock than the amount the board of directors believed that CKF Bancorp could achieve independently;

•	the greater liquidity of Kentucky First Federal Bancorp common stock, which is traded on the NASDAQ Global Market;

•	the presentation by RP Financial, LC. as to Kentucky First Federal Bancorp’s interest and ability to complete a transaction with CKF Bancorp, Inc. as compared to other potential acquirers;

•	the opinion delivered by RP Financial, LC. that the merger consideration is fair, from a financial standpoint, to the stockholders of CKF Bancorp;

•	Central Kentucky Federal Savings Bank’s potential to better serve its customers and enhance its competitive position in the communities in which it operates due the ability to offer more diverse financial products and services through a larger and more highly capitalized institution;

•	the effect of the merger on CKF Bancorp’s employees, customers and community;

•	Kentucky First Federal Bancorp’s long-term growth strategy;

•	the greater current dividend paid by Kentucky First Federal Bancorp on its common stock relative to the dividend paid by CKF Bancorp on its common stock;

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•	the possibility of a second-step conversion of Kentucky First Federal Bancorp to a full stock company; and

•	the anticipated acceleration of the termination of the memoranda of understanding to which CKF Bancorp and Central Kentucky Federal Savings Bank are subject.

The above discussion of the information and factors considered by CKF Bancorp’s board of directors is not intended to be exhaustive, but includes all material factors considered by the board in arriving at its determination to approve, and to recommend that the CKF Bancorp stockholders vote to approve the agreement of merger and related transactions. The CKF Bancorp board of directors did not assign any relative or specific weights to the above factors, and individual directors may have given differing weights to different factors. The CKF Bancorp board of directors unanimously recommends that CKF Bancorp’s stockholders vote to approve the agreement of merger and the related transactions.

Opinion of CKF Bancorp’s Financial Advisor

CKF Bancorp retained RP® Financial, LC. (“RP Financial”) in March 2011 to provide certain valuation and related financial advisory services in connection with the consideration by CKF Bancorp’s Board of Directors of a prospective merger transaction with Kentucky First Federal Bancorp, specifically with respect to: (1) determining a range of value of CKF Bancorp’s common stock pursuant to a change of control; (2) conducting the merger negotiations with Kentucky First Federal Bancorp and communicating between Kentucky First Federal Bancorp and CKF Bancorp’s senior management and Board of Directors; (3) evaluating the proposed terms of the merger proposal that may be received by CKF Bancorp from Kentucky First Federal Bancorp, including Kentucky First Federal Bancorp’s ability to pay and the estimated pro forma financial and market valuation impact on Kentucky First Federal Bancorp (including pro forma analyses) and evaluating the pro forma business plan and outlook of the merged company; and (4) should CKF Bancorp enter into an agreement to merge or be acquired, rendering a fairness opinion with respect to the merger consideration to be received by CKF Bancorp stockholders in such transaction. In engaging RP Financial for these services and requesting RP Financial’s opinion as to the fairness of the merger consideration to be received from Kentucky First Federal Bancorp, the CKF Bancorp Board did not give any special instructions to RP Financial, nor did it impose any limitations upon the scope of the investigation that RP Financial wished to conduct to enable it to give its opinion as to fairness. RP Financial has delivered to CKF Bancorp its written opinion, dated November 3, 2011, to the effect that, based upon and subject to the matters set forth therein, as of that date, the consideration to be received in connection with the merger with Kentucky First Federal Bancorp was fair to the CKF Bancorp stockholders from a financial point of view. The opinion of RP Financial is directed toward the consideration to be received by CKF Bancorp stockholders and does not constitute a recommendation to any CKF Bancorp stockholder to vote in favor of approval of the merger agreement. A copy of the RP Financial opinion is set forth as Exhibit B to this proxy statement/prospectus, and CKF Bancorp stockholders should read it in its entirety. RP Financial has consented to the inclusion and description of its written opinion in this proxy statement/prospectus.

RP Financial has represented CKF Bancorp in a number of engagements since 1994, including: (1) preparing the appraisal and business plan for CKF Bancorp’s initial public offering completed in 1995 in connection with its mutual-to-stock conversion; (2) serving as CKF Bancorp’s financial advisor with respect to the 2001 acquisition of First Lancaster Bancshares, Inc., along with preparing the merger business plan and providing purchase accounting valuation services related to the acquisition; (3) strategic planning and merger advisory services in connection with the evaluation of other potential acquisition or merger transactions in 1995, 1999 and 2002; and, (4) since 2005, preparing an annual valuation of the CKF Bancorp shares owned by Central Kentucky Federal Savings Bank’s employee stock ownership plan (“ESOP”). Over this period, RP Financial received approximately $136,000 in professional fees from CKF Bancorp prior to its March 2011 engagement for certain valuation and related financial advisory services in connection with the merger, as described above.

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RP Financial was selected by CKF Bancorp to provide such valuation and related financial advisory services because of RP Financial’s expertise in the valuation of financial institutions and their securities for a variety of purposes, including its expertise in connection with mergers and acquisitions of financial institutions and their holding companies, including such transactions in the midwestern U.S. Pursuant to a letter agreement dated March 29, 2011 and executed by CKF Bancorp on March 30, 2011 (the “Engagement Letter”), and additional services supplementally agreed to, including the performance of a review of other potential strategic alternatives for CKF Bancorp, RP Financial estimates that it will receive from CKF Bancorp total professional fees of approximately $50,000, of which $35,000 has been paid to date, plus reimbursement of certain out-of-pocket expenses, for its valuation and related financial advisory services in connection with the merger.

In addition, CKF Bancorp has agreed to indemnify and hold harmless RP Financial, any affiliates of RP Financial, and the respective directors, officers, agents and employees of RP Financial or their successors and assigns who act for or on behalf of RP Financial in connection with the services called for under the Engagement Letter, from and against any and all losses, claims, damages and liabilities, including, but not limited to, all losses and expenses in connection with claims under the federal securities laws, actually incurred by RP Financial and attributable to: (i) any untrue statement of a material fact contained in the financial statements or other information furnished or otherwise provided by an authorized officer of CKF Bancorp to RP Financial; (ii) the omission of a material fact from the financial statements or other information furnished or otherwise made available by an authorized officer of CKF Bancorp to RP Financial, or (iii) any action or omission to act by CKF Bancorp, or CKF Bancorp’s respective officers, directors, employees or agents, which action or omission is willful. Notwithstanding the foregoing, CKF Bancorp will be under no obligation to indemnify RP Financial hereunder if a court determines that RP Financial was negligent or acted in bad faith or willfully with respect to any actions or omissions of RP Financial related to a matter for which indemnification is sought.

In addition, if RP Financial is entitled to indemnification from CKF Bancorp under the Engagement Letter, and in connection therewith incurs legal expenses in defending any legal action challenging the opinion of RP Financial where RP Financial is not negligent or otherwise at fault or is found by a court of law to be not negligent or otherwise at fault, CKF Bancorp will indemnify RP Financial for all reasonable expenses.

In rendering its opinion, RP Financial reviewed the following material and/or conducted the following analyses:

•	the Agreement, dated November 3, 2011, including exhibits and appendices;

•	the following information for CKF Bancorp – (1) Annual Reports to stockholders for the three fiscal years ended December 31, 2010; (2) other stockholder reports and securities filings during the three fiscal years ended December 31, 2010 and the current year to date through June 30, 2011; (3) unaudited financial data through September 30, 2011, including financial statements, regulatory financial reports and other financial, management and board reports with regard to balance sheet composition, off-balance sheet and contingent assets and liabilities, profitability, interest rate risk, credit risk, liquidity risk and operational characteristics; (4) trading characteristics of CKF Bancorp’s stock for the last three calendar years and the current year to date; (5) stockholder proxy statements for the last three years; and, (6) other information furnished to RP Financial by CKF Bancorp for purposes of its analysis;

•	the following information for Kentucky First Federal Bancorp – (1) Annual Reports to stockholders and on Form 10-K for the three fiscal years ended June 30, 2011; (2) other stockholder reports and securities filings during the three fiscal years ended June 30, 2011: (3) unaudited financial data for fiscal year 2011, including financial statements, regulatory financial reports and other financial, management and board reports with regard to balance sheet composition, off-balance sheet and contingent assets and liabilities, profitability, interest rate risk, credit risk, liquidity risk and operational characteristics; (4) trading characteristics of Kentucky First Federal Bancorp’s stock the last three calendar years and the current calendar year to date through November 2, 2011; (5) stockholder proxy statements for the last three fiscal years; and, (6) other information furnished to RP Financial by Kentucky First Federal Bancorp for purposes of its analysis.

•	discussions with the executive management of CKF Bancorp and Kentucky First Federal Bancorp regarding the past and current operations, regulatory relations, financial condition and future prospects of the respective companies individually and general information on a post-merger basis;

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•	discussions with CKF Bancorp’s executive management and Board of Directors regarding their reasons for the Merger;

•	the financial performance and stock market information for CKF Bancorp and Kentucky First Federal Bancorp in comparison to similar publicly-traded banking companies;

•	analysis of the financial terms set forth in the Agreement and the ratios of the value of the Merger Consideration relative to CKF Bancorp’s per share financial data and recent stock price in comparison to recent acquisitions of similar banking companies, both regionally and nationally as well as those with similar financial characteristics at the time the acquisition was announced;

•	analysis of the estimated pro forma pricing ratios in connection with CKF Bancorp’s merger with Kentucky First Federal Bancorp compared to the average and median pricing ratios indicated by similar banking company merger transactions;

•	the estimated pro forma effect of the Merger on the balance sheet, earnings, capital and key financial and market pricing ratios of Kentucky First Federal Bancorp on a post-merger basis, including the merger of Central Kentucky Federal into First Federal of Frankfort with estimated fair valuation and other merger adjustments, intangible assets and synergies, as well as the hypothetical pro forma impact if the merged company completed a second step conversion to full stock form under the current regulatory structure for such transactions;

•	the competitive, economic and demographic characteristics nationally, regionally and in the local market area;

•	the potential impact of regulatory and legislative changes on financial institutions, including CKF Bancorp and Kentucky First Federal Bancorp, including the interim financial rule by the Federal Reserve Board pertaining to savings and loan holding companies;

•	the prospective strategic benefits of the Merger to Kentucky First Federal Bancorp as well as to CKF Bancorp;

•	the proposed corporate governance on a post-merger basis and the expected merger of First Federal-Hazard with First Federal of Frankfort subsequent to the Merger;

•	the termination provisions of the Agreement, including the break-up fee which increases after 30 days and a comparison of such fees to similar fees in other comparable merger transactions; and

•	other financial and regulatory considerations.

In conducting its review and rendering its opinion, RP Financial relied, without independent verification, on the accuracy and completeness of the information concerning CKF Bancorp and Kentucky First Federal Bancorp furnished by the respective institutions to RP Financial for review for purposes of its opinion, as well as publicly available information regarding other financial institutions and competitive, economic and demographic data for the markets served by CKF Bancorp and Kentucky First Federal Bancorp. RP Financial further relied on the assurances of management of CKF Bancorp and Kentucky First Federal Bancorp that they were not aware of any facts or circumstances that would make any of such information inaccurate or misleading. RP Financial was not asked to, and did not, undertake an independent verification of any of such information and did not assume any such responsibility or liability for the accuracy or completeness thereof. CKF Bancorp and Kentucky First Federal Bancorp did not restrict RP Financial as to the material it was permitted to review. RP Financial did not perform or obtain any independent appraisals or evaluations of the assets and liabilities, the collateral securing the assets or the liabilities (contingent or otherwise) of CKF Bancorp or Kentucky First Federal Bancorp or the collectability of any such assets, nor was RP Financial furnished with any such evaluations or appraisals. RP Financial did not make an independent evaluation of the adequacy of the allowance for loan losses of CKF Bancorp or Kentucky First Federal Bancorp nor did RP Financial review any individual credit files relating to CKF Bancorp or Kentucky First Federal Bancorp. RP Financial assumed, with CKF Bancorp’s and Kentucky First Federal Bancorp’s consent, that the respective allowances for loan losses for both CFK Bancorp and Kentucky First Federal Bancorp were adequate to cover such losses and would be adequate on a pro forma basis for the combined entity. RP Financial also assumed that there was no material change in CKF Bancorp’s or Kentucky First Federal Bancorp’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to RP Financial.

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RP Financial, with CKF Bancorp’s consent, has relied upon the advice CKF Bancorp received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Merger and other transactions contemplated by the Agreement.

With respect to estimates and projections of transaction costs, fair valuation adjustments, merger adjustments, estimated cost savings and other synergies used by RP Financial in its analyses, RP Financial assumed, with CKF Bancorp’s consent, that such estimates reflect reasonable estimates as CKF Bancorp and/or Kentucky First Federal Bancorp had not specifically quantified such information. RP Financial expresses no opinion as to such estimates or projections or the assumptions on which they are based.

In rendering its opinion, RP Financial assumed that, in all respects material to the analyses in arriving at its opinion: (1) the Merger will be completed substantially in accordance with the terms set forth in the Agreement; (2) the representations and warranties of each party in the Agreement and in all related documents and appendices were true and correct; (3) each party to the Agreement and all related documents would perform all of the covenants and agreements required to be performed by such party under such documents; (4) all conditions to the completion of the Merger will be satisfied without any waivers; and (5) in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the Merger, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of the combined entity or the estimated pro forma impact of the Merger on Kentucky First Federal Bancorp.

RP Financial considered such financial and other factors as it deemed appropriate under the circumstances, including, among others, the following: (i) the historical and current financial position and results of operations of CKF Bancorp and Kentucky First Federal Bancorp; (ii) the assets and liabilities of CKF Bancorp and Kentucky First Federal Bancorp; (iii) the nature and terms of certain other merger transactions involving banks and thrifts and their holding companies; and, (iv) the estimated pro forma impact of a second step conversion of Kentucky First Federal Bancorp on a post-Merger basis and the anticipated accretive impact to the tangible book value and earnings per share for the public stockholders, which would include those CKF Bancorp stockholders that elect and hold Kentucky First Federal Bancorp shares on a post-Merger basis. RP Financial also took into account its assessment of general economic, market and financial conditions, the attractiveness of CKF Bancorp in a strategic transaction, and its experience in other transactions, as well as its experience in securities valuation and knowledge of the banking industry generally. RP Financial’s opinion was based upon conditions as they existed at November 3, 2011. RP Financial’s opinion does not address the underlying business decision of CKF Bancorp to engage in the Merger, or the relative merits of the Merger as compared to any strategic alternatives that may be available to CKF Bancorp.

RP Financial’s opinion was based solely upon the information available to it and the economic, market and other circumstances as they existed as of November 3, 2011. Events occurring after November 3, 2011 could materially affect the assumptions used in preparing the opinion. In connection with rendering its opinion dated November 3, 2011, RP Financial performed a variety of financial analyses that are summarized below. Although the evaluation of the fairness, from a financial point of view, of the Merger Consideration was to some extent subjective based on the experience and judgment of RP Financial, and not merely the result of mathematical analyses of financial data, RP Financial relied, in part, on the financial analyses summarized below in its determinations. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analyses or summary description. RP Financial believes its analyses must be considered as a whole and that selecting portions of such analyses and factors considered by RP Financial without considering all such analyses and factors could create an incomplete view of the process underlying RP Financial’s opinion. In its analyses, RP Financial took into account its assessment of general business, market, monetary, financial and economic conditions, industry performance and other matters, many of which are beyond the control of CKF Bancorp and Kentucky First Federal Bancorp, as well as RP Financial’s experience in securities valuation, its knowledge of financial institutions, and its experience in similar transactions. With respect to the comparable transactions analysis described below, no public company utilized as a comparison is identical to CKF Bancorp and such analyses necessarily involve complex considerations and judgments concerning the differences in financial and operating characteristics of the companies and other factors that could affect the acquisition values of the companies concerned. The analyses were prepared solely for purposes of RP Financial providing its opinion as to the fairness of the merger consideration, and they do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Any estimates contained in RP Financial’s analyses are not necessarily indicative of future results of values, which may be significantly more or less favorable than such estimates. None of the analyses performed by RP Financial was assigned a greater significance by RP Financial than any other.

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Comparable Transactions Analysis. RP Financial compared the Merger on the basis of the multiples or ratios of reported earnings, book value, tangible book value, assets, and tangible book premium to core deposits with the same multiples or ratios of three groups of selected comparable recently completed and pending bank and/or thrift mergers and acquisitions. These three groups included:

(1) all acquisitions of commercial banks and commercial bank holding companies, and savings institutions and thrift holding companies, in the U.S., with assets between $50 million and $250 million that were announced between April 1, 2010 and October 31, 2011, but excluding mergers of equals transactions and those deals with limited or no available deal data (“National Group”);

(2) all acquisitions of commercial banks and bank holding companies, and savings institutions and thrift holding companies in the U.S. with assets between $50 million and $250 million that were announced between April 1, 2010 and October 31, 2011, with the target institution reporting positive earnings on a trailing twelve-month basis, but excluding mergers of equals transactions and those deals with limited or no available deal data (“Positive Earnings Group”);

(3) all acquisitions of commercial banks and bank holding companies, and savings institutions and thrift holding companies in the midwestern U.S. with assets between $50 million and $250 million that were announced between April 1, 2010 and October 31, 2011, but excluding mergers of equals transactions and those deals with limited or no available deal data (“Midwestern Group”);

RP Financial evaluated selected financial data immediately prior to the acquisition announcement and acquisition pricing multiples or ratios at announcement for the acquisition targets included in the three selected peer groups and compared that data relative to the CKF Bancorp financial data and pricing multiples or ratios at acquisition announcement based on the terms of the Merger with Kentucky First Federal Bancorp, as shown below. In conducting these comparative analyses, RP Financial considered the average, median, high and low data points of the three groups to CKF Bancorp.

In comparison to the three groups, CKF Bancorp: maintained a higher level of assets than the average and median of all groups; maintained a higher ratio of tangible equity to assets than all groups except the average for the National Group and maintained lower profitability relative to average assets and average equity than the Positive Earnings Group and the median of the Midwestern Group. In each case, CKF Bancorp’s selected key financial ratios fell within the range of average and median ratios of each of the banks and thrifts included in the three peer groups.

The CKF Bancorp Merger Consideration of $8.72 per share at announcement is equal to 82.3% of tangible book value, 48.4 times trailing twelve months earnings and 8.16% of assets, based on financial data as of or for the trailing twelve months ended June 30, 2011. CKF Bancorp’s merger pricing multiple relative to earnings was substantially above the average and median price/earnings ratio for all three groups, reflecting CKF Bancorp’s lower comparative profitability. CKF Bancorp’s Merger pricing ratios relative to tangible book value and assets were below the averages and medians of all three groups. CKF Bancorp’s Merger pricing ratio on a tangible book value premium/core deposits basis was below the average and medians of all three groups.

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Control Premium Approach. RP Financial compared the Merger on the basis of a market based control premium relative to the appraised fair value of CKF Bancorp’s common stock on a minority basis. As CKF Bancorp’s common stock experiences limited trading activity, is not listed on Nasdaq or an exchange and there are no analyst research reports regarding the common stock, the most recent appraised fair value of the CKF Bancorp’s common stock was utilized. Since this December 31, 2010 valuation was for the ESOP shares, and the ESOP shares carry a put option which increases the liquidity of such shares over non-ESOP shares, this valuation was adjusted to exclude the put option benefit. This adjusted value for the non-ESOP shares, the “public equivalent value”, was determined to equal $5.75 per share. RP Financial then applied a 50% control premium to the public equivalent value for the CKF Bancorp shares, based on the median premium paid above pre-acquisition trading prices for recent acquisitions of publicly-traded banking companies. Accordingly, the 50% control premium applied to the $5.75 per share public equivalent value resulted in a Control Premium Value of $8.60 per share. The CKF Bancorp merger consideration of $8.72 per share at announcement is 1.4% higher than this Control Premium Value.

Discounted Cash Flow (“DCF”) Analysis. Using the DCF analysis, RP Financial estimated the present value per share of future dividends and the terminal value to CKF Bancorp’s current stockholders over a five-year period assuming that CKF Bancorp remained independent for the next five years executing a reasonable business plan and then sold control at the end of the fifth year. The DCF analysis utilized CKF Bancorp’s internal budget plan through fiscal year 2013 (December 31, 2013), and assumed a modest increase in financial performance for years 2014 and 2015 based on discussions with CKF Bancorp management.

Terminal values representing a sale of control were derived from the median price/earnings pricing multiples and the price/tangible book value ratios for the three comparable transactions groups referenced earlier. In arriving at the terminal value conclusion, RP Financial gave greater weight to the price/tangible book value approach and lesser weight to the price/earnings multiple approach.

Specifically, RP Financial applied the following assumptions into the DCF analyses:

•	Limited asset growth for the first two years, followed by slow asset growth of 0.75% in the third year and 1.20% in the fourth and fifth years;

•	Return on average assets (“ROAA”) gradually increasing to 0.63% in third year and stabilizing at 0.65% for the remaining two years;

•	A constant annual cash dividend of $0.10 per share for all five years;

•	Fifth year terminal value multipliers for earnings per share of 17.26 times earnings and 1.17 times tangible book value per share.

The annual cash flows from the dividends and terminal value were discounted to present value using a 15% discount rate, based on the Capital Asset Pricing Model and empirical data from Ibbotson Associates for the approximate return generated over the long term by small capitalization stocks.

Based on the present value of the dividends plus the terminal value of $8.09 per share based on the tangible book value approach and $6.45 per share based on the earnings approach, RP Financial concluded with a DCF value of $7.55 per share, with greater weight given to the tangible book value approach. The CKF Bancorp Merger Consideration of $8.72 per share at announcement is above this DCF value and the range of the present values based on the terminal value for earnings and tangible book value.

Pro Forma Impact Analysis. Since the Merger Consideration will result in CKF Bancorp stockholders owning shares in Kentucky First Federal Bancorp, RP Financial considered the estimated pro forma impact of the Merger on Kentucky First Federal Bancorp‘s financial condition, operating results and stock pricing ratios. Specifically, RP Financial considered that the Merger is anticipated to:

•	Be accretive to Kentucky First Federal Bancorp’s pro forma earnings per share and tangible book value per share within the first year of completing the Merger, assuming minimal synergies;

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•	Result in Kentucky First Federal Bancorp remaining well capitalized from a regulatory capital perspective, with additional capacity to grow organically or through acquisition;

•	Increase Kentucky First Federal Bancorp’s market capitalization and shares outstanding; and,

•	Increase Kentucky First Federal Bancorp’s stock liquidity.

In addition, RP Financial analyzed the pro forma impact of the Merger on Kentucky First Federal Bancorp in terms of the prospects for a second-step conversion offering, given that Kentucky First Federal Bancorp is currently in mutual holding company form, and the estimated pro forma impact on Kentucky First Federal Bancorp‘s financial condition, operating results and stock pricing ratios. Specifically, RP Financial considered that, should Kentucky First Federal Bancorp immediately complete a second-step conversion subsequent to completing the Merger, the Merger is estimated to:

•	Be neutral to Kentucky First Federal Bancorp’s fully-converted pro forma earnings per share and slightly dilutive to pro forma tangible book value per share;

•	Result in Kentucky First Federal Bancorp remaining well-capitalized from a regulatory capital perspective on a merged basis;

•	Increase Kentucky First Federal Bancorp’s market capitalization and shares outstanding; and,

•	Increase Kentucky First Federal Bancorp’s stock liquidity.

Furthermore, RP Financial considered the increased size and competitive profile of Kentucky First Federal Bancorp on a pro forma basis, as well as the expanded geographic footprint and elimination of a competitor. RP Financial considered the pro forma impact of the Merger on Kentucky First Federal Bancorp’s per share data and pricing ratios. RP Financial also considered other benefits of the Merger, including the potential for increased liquidity of the stock for CKF Bancorp stockholders given Kentucky First Federal Bancorp’s larger size, greater market capitalization and higher shares outstanding, the enhanced ability to pursue growth within the expanded market area, enhanced products and services and delivery systems for customers, and expanded management team and Board of Directors. In comparing the pro forma impact of the Merger, RP Financial also took into consideration that following the Merger, CKF Bancorp stockholders will hold stock in a larger, more actively traded savings and loan holding company; and, on a pro forma basis, CKF Bancorp stockholders will own approximately 9% of the common stock in Kentucky First Federal Bancorp.

As described above, RP Financial’s opinion and presentation to the CKF Bancorp Board was one of many factors taken into consideration by the CKF Bancorp Board in making its determination to approve the Agreement. Although the foregoing summary describes the material components of the analyses presented by RP Financial to the board of directors of CKF Bancorp on November 2, 2011 in connection with its opinion as of that date, it does not purport to be a complete description of all the analyses performed by RP Financial and is qualified by reference to the written opinion of RP Financial set forth as Exhibit B, which CKF Bancorp stockholders are urged to read in its entirety.

Kentucky First Federal Bancorp’s Reasons for the Merger

Kentucky First Federal Bancorp’s board of directors believes that the merger is in the best interests of Kentucky First Federal Bancorp and its stockholders. In deciding to approve the merger, Kentucky First Federal Bancorp’s board of directors considered a number of factors, including:

•	CKF Bancorp’s community banking orientation, its favorable reputation within its local community and its compatibility with Kentucky First Federal Bancorp and its subsidiaries;

•	Management’s review of the business, operations, earnings, and financial condition, including capital levels and asset quality of CKF Bancorp;

•	The resulting expansion of Kentucky First Federal Bancorp’s customer base;

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•	The anticipated enhancement to the future revenue and earnings growth potential of Kentucky First Federal Bancorp; and

•	The likelihood of regulators approving the merger without undue conditions or delay.

While Kentucky First Federal Bancorp’s board of directors considered these and other factors, the board of directors did not assign any specific or relative weights to the factors considered and did not make any determination with respect to any individual factor. Kentucky First Federal Bancorp’s board of directors collectively made its determination with respect to the merger based on the conclusion reached by its members, based on the factors that each of them considered appropriate, that the merger is in the best interests of Kentucky First Federal Bancorp’s stockholders. The terms of the merger were the result of arm’s-length negotiations between representatives of Kentucky First Federal Bancorp and representatives of CKF Bancorp.

Consideration to be Received in the Merger

When the merger becomes effective, each holder of CKF Bancorp common stock may elect to receive in exchange for 100% of his or her shares: (1) an amount equal to $9.50 in cash for each share of CKF Bancorp common stock held by such holder; (2) a number of shares of Kentucky First Federal Bancorp common stock equal to the Exchange Ratio for each share of CKF Bancorp common stock held by such holder; or (3) a combination of the Cash Consideration for 40% of the shares held and the Stock Consideration for 60% of the shares held. The Exchange Ratio, which represents the number of shares of Kentucky First Federal Bancorp common stock into which each CKF Bancorp share will be exchanged, will be based on the price of Kentucky First Federal Bancorp common stock over a measurement period before the closing. The measurement period will consist of the ten latest trading days preceding the date that is four business days before the closing of the merger. A trading day means any day on which at least 100 shares of Kentucky First common stock are traded, as reported on the NASDAQ Global Market.

If the average daily sales price, rounded up to
the nearest cent, of Kentucky First Federal
Bancorp common stock during
the measurement period is:	then you will receive:

• $7.50 or less	• 1.2667 shares of Kentucky First Federal Bancorp common stock

• above $7.50 and below $9.00	• a number of shares of Kentucky First Federal Bancorp common stock equal to $9.50 divided by the average daily sales price over the measurement period rounded up to the nearest cent

• $9.00 or more	• 1.0556 shares of Kentucky First Federal Bancorp common stock

The following table illustrates the calculation of the Exchange Ratio and the value of the shares of Kentucky First Federal Bancorp common stock that you may receive in the merger. On _________, 2012, the closing price of Kentucky First Federal Bancorp common stock was $_____. You are advised to obtain current market quotations for Kentucky First Federal Bancorp common stock. In addition, because the tax consequences of receiving cash will differ from the tax consequences of receiving Kentucky First Federal Bancorp common stock, you should carefully read the information included below under “— Tax Consequences to the Merger.”

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Average Daily Sales Price, Rounded Up to the Nearest Cent, of Kentucky First Federal Bancorp Common Stock During Measurement Period	Exchange Ratio	Value of Kentucky First Federal Bancorp Common Stock to be Received (1)

$9.60	1.0556	$10.13
9.55	1.0556	10.08
9.50	1.0556	10.03
9.45	1.0556	9.98
9.40	1.0556	9.92
9.35	1.0556	9.87
9.30	1.0556	9.82
9.25	1.0556	9.76
9.20	1.0556	9.71
9.15	1.0556	9.66
9.10	1.0556	9.61
9.05	1.0556	9.55
9.00	1.0556	9.50	Exchange ratio limitation
8.95	1.0615	9.50
8.90	1.0674	9.50
8.85	1.0734	9.50
8.80	1.0795	9.50
8.75	1.0857	9.50
8.70	1.0920	9.50
8.65	1.0983	9.50
8.62	1.1021	9.50
8.60	1.1047	9.50
8.55	1.1111	9.50
8.50	1.1176	9.50
8.45	1.1243	9.50
8.40	1.1310	9.50
8.35	1.1377	9.50
8.30	1.1446	9.50
8.25	1.1515	9.50
8.20	1.1585	9.50
8.15	1.1656	9.50
8.10	1.1728	9.50
8.05	1.1801	9.50
8.00	1.1875	9.50
7.95	1.1950	9.50
7.90	1.2025	9.50
7.85	1.2102	9.50
7.80	1.2179	9.50
7.75	1.2258	9.50
7.70	1.2338	9.50
7.65	1.2418	9.50
7.60	1.2500	9.50
7.55	1.2583	9.50
7.50	1.2667	9.50	Exchange ratio limitation
7.45	1.2667	9.43
7.40	1.2667	9.37
7.35	1.2667	9.31
7.30	1.2667	9.24
7.25	1.2667	9.18
7.20	1.2667	9.12
7.15	1.2667	9.06
7.10	1.2667	8.99
7.05	1.2667	8.93
7.00	1.2667	8.87
6.95	1.2667	8.80
6.90	1.2667	8.74

(1)	Calculated by multiplying the average daily sales price of Kentucky First Federal Bancorp common stock during the measurement period by the exchange ratio. The actual value of the shares at the time Kentucky First Federal Bancorp common stock certificates are delivered or the shares become available may be more or less than the amounts shown due to fluctuations in the market price of Kentucky First Federal Bancorp common stock.

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Although stockholders of CKF Bancorp are being given the choice of whether to receive cash, Kentucky First Federal Bancorp common stock or a combination of cash and Kentucky First Federal Bancorp common stock in exchange for their shares of CKF Bancorp common stock, all elections will be subject to the allocation and proration procedures as well as other provisions in the agreement of merger.

If Kentucky First Federal Bancorp declares a stock dividend or distribution on shares of its common stock or subdivides, splits, reclassifies or combines the shares of Kentucky First Federal Bancorp common stock before the effective time of the merger, then the exchange ratio will be adjusted to provide CKF Bancorp stockholders with the same economic effect as contemplated by the agreement of merger before any of these events.

CKF Bancorp’s stockholders will not receive fractional shares of Kentucky First Federal Bancorp common stock. Instead, CKF Bancorp’s shareholders will receive a cash payment for any fractional shares in an amount equal to the product of (1) the fraction of a share of Kentucky First Federal Bancorp common stock to which he, she or it is entitled multiplied by (2) the average daily sales price of Kentucky First Federal Bancorp common stock during the measurement period.

Cash, Stock or Mixed Election

Under the terms of the agreement of merger and as described above, CKF Bancorp stockholders may elect to convert their shares into cash, Kentucky First Federal Bancorp common stock or a mixture of cash and Kentucky First Federal Bancorp common stock. All elections of CKF Bancorp stockholders are further subject to the allocation and proration procedures described in the agreement of merger. These procedures provide that the number of shares of CKF Bancorp common stock to be converted into the Stock Consideration will be the lesser of: (1) 60% of the total number of shares of CKF Bancorp common stock issued and outstanding at the effective time of the merger, rounded down to the nearest whole number; or (2) 811,375 shares divided by the Exchange Ratio, rounded down to the nearest whole number. In addition, for federal income tax purposes and solely so as to ensure that the merger will qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code, Kentucky First Federal Bancorp in its sole discretion may elect to increase the number of shares of CKF Bancorp common stock that will be converted into shares of Kentucky First Federal Bancorp common stock to ensure that the total value of the stock portion of the merger consideration will equal to at least 40% of the value of the aggregate merger consideration. Neither Kentucky First Federal Bancorp nor CKF Bancorp is making any recommendation as to whether CKF Bancorp stockholders should elect to receive cash, Kentucky First Federal Bancorp common stock or a mixture of cash and Kentucky First Federal Bancorp common stock in the merger. Each holder of CKF Bancorp common stock must make his or her own decision with respect to such election.

It is unlikely that elections will be made in the exact proportions provided for in the agreement of merger. As a result, the agreement of merger describes procedures to be followed if CKF Bancorp stockholders in the aggregate elect to receive more or less of the Kentucky First Federal Bancorp common stock than Kentucky First Federal Bancorp has agreed to issue. These procedures are summarized below.

•	If Stock Is Oversubscribed: If CKF Bancorp stockholders elect to receive more Kentucky First Federal Bancorp common stock than Kentucky First Federal Bancorp has agreed to issue in the merger, then all CKF Bancorp stockholders who have elected to receive cash or who have made no election will receive cash for their CKF Bancorp shares and all stockholders who elected to receive Kentucky First Federal Bancorp common stock will receive a pro rata portion of the available Kentucky First Federal Bancorp shares plus cash for those shares not converted into Kentucky First Federal Bancorp common stock.

•	If Stock Is Undersubscribed: If CKF Bancorp stockholders elect to receive fewer shares of Kentucky First Federal Bancorp common stock than Kentucky First Federal Bancorp has agreed to issue in the merger, then all CKF Bancorp stockholders who have elected to receive Kentucky First Federal Bancorp common stock will receive Kentucky First Federal Bancorp common stock and those stockholders who elected to receive cash or who have made no election will be treated in the following manner:

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•	If the number of shares held by CKF Bancorp stockholders who have made no election is sufficient to make up the shortfall in the number of Kentucky First Federal Bancorp shares that Kentucky First Federal Bancorp is required to issue, then all CKF Bancorp stockholders who elected cash will receive cash, and those stockholders who made no election will receive both cash and Kentucky First Federal Bancorp common stock in such proportion as is necessary to make up the shortfall.

•	If the number of shares held by CKF Bancorp stockholders who have made no election is insufficient to make up the shortfall, then all CKF Bancorp stockholders who made no election will receive Kentucky First Federal Bancorp common stock and those CKF Bancorp stockholders who elected to receive cash will receive cash and Kentucky First Federal Bancorp common stock in such proportion as is necessary to make up the shortfall.

Notwithstanding these rules, as described under “—Tax Consequences of the Merger,” it may be necessary for Kentucky First Federal Bancorp to reduce the number of shares of CKF Bancorp common stock that will be converted into the right to receive cash and correspondingly increase the number of shares of CKF Bancorp common stock that will be converted into Kentucky First Federal Bancorp common stock. If this adjustment is necessary, stockholders who elect to receive cash or a mixture of cash and stock may be required on a pro rata basis to receive a greater amount of Kentucky First Federal Bancorp common stock than they otherwise would have received.

No guarantee can be made that you will receive the amounts of cash and/or stock you elect. As a result of the allocation procedures and other limitations outlined in this document and in the agreement of merger, you may receive Kentucky First Federal Bancorp common stock or cash in amounts that vary from the amounts you elect to receive.

Election Procedures; Surrender of Stock Certificates

An election form is being mailed separately from this proxy statement/prospectus to holders of shares of CKF Bancorp common stock on or about the date this proxy statement/prospectus is being mailed. Each election form entitles the holder of the CKF Bancorp common stock to elect to receive cash, Kentucky First Federal Bancorp common stock, or a combination of cash and stock, or make no election with respect to the merger consideration you wish to receive.

To make an effective election, you must submit a properly completed election form, along with your CKF Bancorp stock certificates representing all shares of CKF Bancorp common stock covered by the election form (or an appropriate guarantee of delivery), to IST Shareholder Services on or before 5:00 p.m., Central Time, on [EXCHANGE DATE]. IST Shareholder Services will act as exchange agent in the merger and in that role will process the exchange of CKF Bancorp stock certificates for cash and/or Kentucky First Federal Bancorp common stock. Shortly after the merger, the exchange agent will allocate cash and stock among CKF Bancorp stockholders, consistent with their elections and the allocation and proration procedures. If you do not submit an election form, you will receive instructions from the exchange agent on how to surrender your CKF Bancorp stock certificates after the merger is completed. In any event, do not forward your CKF Bancorp stock certificates with your proxy cards.

You may change your election at any time before the election deadline by written notice accompanied by a properly completed and signed later-dated election form received by the exchange agent before the election deadline or by withdrawal of your stock certificates by written notice before the election deadline. All elections will be revoked automatically if the agreement of merger is terminated. If you have a preference for receiving either Kentucky First Federal Bancorp stock and/or cash for your CKF Bancorp stock, you should complete and return the election form. If you do not make an election, you will be allocated Kentucky First Federal Bancorp common stock and/or cash depending on the elections made by other stockholders.

Neither Kentucky First Federal Bancorp nor CKF Bancorp makes any recommendation as to whether you should elect to receive cash, stock or a combination of cash and stock in the merger. You must make your own decision with respect to your election. Generally, the merger will be a tax-free transaction for CKF Bancorp stockholders to the extent they receive Kentucky First Federal Bancorp common stock. See “–Tax Consequences of the Merger.”

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If your certificates for CKF Bancorp common stock are not immediately available or you are unable to send the election form and other required documents to the exchange agent before the election deadline, CKF Bancorp shares may be properly exchanged, and an election will be effective, if:

•	such exchanges are made by or through a member firm of a registered national securities exchange or of the Financial Industry Regulatory Authority, or by a commercial bank or trust company having an office, branch or agency in the United States;

•	the exchange agent receives, before the election deadline, a properly completed and duly executed notice of guaranteed delivery substantially in the form provided with the election form (delivered by hand, mail, telegram, telex or facsimile transmission); and

•	the exchange agent receives, within three business days after the election deadline, the certificates for all exchanged CKF Bancorp shares, or confirmation of the delivery of all such certificates into the exchange agent’s account with The Depository Trust Company in accordance with the proper procedures for such transfer, together with a properly completed and duly executed election form and any other documents required by the election form.

CKF Bancorp stockholders who do not submit a properly completed election form or revoke their election form before the election deadline will have their shares of CKF Bancorp common stock designated as non-election shares. CKF Bancorp stock certificates represented by elections that have been revoked will be promptly returned without charge to the CKF Bancorp stockholder revoking the election upon written request.

After the completion of the merger, the exchange agent will mail to CKF Bancorp stockholders who do not submit election forms or who have revoked such forms a letter of transmittal, together with instructions for the exchange of their CKF Bancorp common stock certificates for the merger consideration. Until you surrender your CKF Bancorp stock certificates for exchange after completion of the merger, you will not be paid dividends or other distributions declared after the merger with respect to any Kentucky First Federal Bancorp common stock into which your CKF Bancorp shares have been converted. When you surrender your CKF Bancorp stock certificates, Kentucky First Federal Bancorp will pay any unpaid dividends or other distributions, without interest. After the completion of the merger, there will be no further transfers of CKF Bancorp common stock. CKF Bancorp stock certificates presented for transfer after the completion of the merger will be canceled and exchanged for the merger consideration.

If your CKF Bancorp stock certificates have been either lost, stolen or destroyed, you will have to prove your ownership of these certificates and that they were lost, stolen or destroyed before you receive any consideration for your shares. The election form includes instructions on how to provide evidence of ownership. Kentucky First Federal Bancorp will require you to make an affidavit with respect to your certificates, and may require that you post a bond as indemnity against any claim that may be made with respect to your certificates.

Accounting Treatment

Kentucky First Federal Bancorp will account for the merger under the "acquisition" method of accounting in accordance with U.S. generally accepted accounting principles. Using the acquisition method of accounting, the assets and liabilities of CKF Bancorp will be recorded by Kentucky First Federal Bancorp at their respective fair values at the time of the completion of the merger. Intangible assets will also be identified and recorded at the time of the merger. The difference between the Kentucky First Federal Bancorp's purchase price and the net fair value of the assets acquired and liabilities assumed will be recorded as either goodwill (if the purchase price exceeds the fair value of net assets acquired) or bargain purchase gain (if the purchase price is less than the fair value of net assets acquired).

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Material Tax Consequences of the Merger

General. The following summary discusses the material anticipated U.S. federal income tax consequences of the merger applicable to a holder of shares of CKF Bancorp common stock who surrenders all of his or her common stock for shares of Kentucky First Federal Bancorp common stock and/or cash in the merger. This discussion is based upon the Internal Revenue Code, Treasury Regulations, judicial authorities, published positions of the Internal Revenue Service (“IRS”), and other applicable authorities, all as in effect on the date of this document and all of which are subject to change or differing interpretations (possibly with retroactive effect). This discussion is limited to U.S. residents and citizens who hold their shares as capital assets for U.S. federal income tax purposes (generally, assets held for investment). No attempt has been made to comment on all U.S. federal income tax consequences of the merger and related transactions that may be relevant to holders of shares of CKF Bancorp common stock. This discussion also does not address all of the tax consequences that may be relevant to a particular person or the tax consequences that may be relevant to persons subject to special treatment under U.S. federal income tax laws (including, among others, tax-exempt organizations, dealers in securities or foreign currencies, banks, insurance companies, financial institutions or persons who hold their shares of CKF Bancorp common stock as part of a hedge, straddle, constructive sale or conversion transaction, persons whose functional currency is not the U.S. dollar, holders that exercise appraisal rights, persons that are, or hold their shares of CKF Bancorp common stock through, partnerships or other pass-through entities, or persons who acquired their shares of CKF Bancorp common stock through the exercise of an employee stock option or otherwise as compensation). In addition, this discussion does not address any aspects of state, local, non-U.S. taxation or U.S. federal taxation other than income taxation. No ruling has been requested from the IRS regarding the U.S. federal income tax consequences of the merger. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences set forth below.

CKF Bancorp stockholders are urged to consult their tax advisors as to the U.S. federal income tax consequences of the merger, as well as the effects of state, local, non-U.S. tax laws and U.S. tax laws other than income tax laws.

Opinion Conditions. It is a condition to the obligations of Kentucky First Federal Bancorp and CKF Bancorp that Kentucky First Federal Bancorp receive an opinion by Kilpatrick Townsend & Stockton LLP and that CKF Bancorp receive an opinion by Luse, Gorman, Pomerenk & Schick, P.C. to the effect that the merger will constitute a “reorganization” for U.S. federal income tax purposes within the meaning of Section 368(a) of the Internal Revenue Code. Kentucky First Federal Bancorp and CKF Bancorp both expect to be able to obtain the tax opinions if, as expected:

•	Kentucky First Federal Bancorp and CKF Bancorp are able to deliver customary representations to Kentucky First Federal Bancorp’s and CKF Bancorp’s respective tax counsel; and

•	there is no adverse change in U.S. federal income tax law.

Although the agreement of merger allows both Kentucky First Federal Bancorp and CKF Bancorp to waive the condition that tax opinions be delivered by Kilpatrick Townsend & Stockton LLP and Luse, Gorman, Pomerenk & Schick, P.C., neither party currently anticipates doing so.

In addition, in connection with the filing of the registration statement of which this proxy statement/prospectus forms a part, Kilpatrick Townsend Stockton LLP has delivered its opinion to Kentucky First Federal Bancorp, that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code. A copy of this opinion has been filed as Exhibit 8.1 to the registration statement. Such opinion has been rendered on the basis of facts, representations and assumptions set forth or referred to in such opinion and factual representations contained in a certificate of officers of Kentucky First Federal Bancorp, all of which must continue to be true and accurate in all material respects as of the effective time of the merger.

If any of the representations or assumptions upon which the opinions are based are inconsistent with the actual facts, the tax consequences of the merger could be adversely affected. The determination by tax counsel as to whether the proposed merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code will depend upon the facts and law existing at the effective time of the proposed merger. The following discussion assumes that the merger will constitute a “reorganization” for U.S. federal income tax purposes within the meaning of Section 368(a) of the Internal Revenue Code.

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Exchange Solely for Kentucky First Federal Bancorp Common Stock. No gain or loss will be recognized by a CKF Bancorp stockholder who receives solely shares of Kentucky First Federal Bancorp common stock (except for cash received in lieu of fractional shares, as discussed below) in exchange for all of his or her shares of CKF Bancorp common stock. The tax basis of the shares of Kentucky First Federal Bancorp common stock received by a CKF Bancorp stockholder in such exchange will be equal (except for the basis attributable to any fractional shares of Kentucky First Federal Bancorp common stock, as discussed below) to the basis of the CKF Bancorp common stock surrendered in exchange for the Kentucky First Federal Bancorp common stock. The holding period of the Kentucky First Federal Bancorp common stock received will include the holding period of shares of CKF Bancorp common stock surrendered in exchange for the Kentucky First Federal Bancorp common stock, provided that such shares were held as capital assets of the CKF Bancorp stockholder at the effective time of the merger.

Exchange Solely for Cash. A CKF Bancorp stockholder who receives solely cash in exchange for all of his or her shares of CKF Bancorp common stock (and is not treated as constructively owning Kentucky First Federal Bancorp common stock after the merger under the circumstances referred to below under “—Possible Dividend Treatment”) will recognize gain or loss for federal income tax purposes equal to the difference between the cash received and such stockholder’s tax basis in the CKF Bancorp common stock surrendered in exchange for the cash. Such gain or loss will be a capital gain or loss, provided that such shares were held as capital assets of the CKF Bancorp stockholder at the effective time of the merger. Such gain or loss will be long-term capital gain or loss if the CKF Bancorp stockholder’s holding period is more than one year. The Internal Revenue Code contains limitations on the extent to which a taxpayer may deduct capital losses from ordinary income.

Exchange for Kentucky First Federal Bancorp Common Stock and Cash. A CKF Bancorp stockholder who receives a combination of Kentucky First Federal Bancorp common stock and cash in exchange for his or her CKF Bancorp common stock will not be permitted to recognize any loss for federal income tax purposes. Such a stockholder will recognize gain, if any, equal to the lesser of (1) the amount of cash received or (2) the amount of gain “realized” in the transaction. The amount of gain a CKF Bancorp stockholder “realizes” will equal the amount by which (a) the cash plus the fair market value at the effective time of the merger of Kentucky First Federal Bancorp common stock received exceeds (b) the stockholders’ basis in the CKF Bancorp common stock to be surrendered in the exchange for the cash and Kentucky First Federal Bancorp common stock. Any recognized gain could be taxed as a capital gain or a dividend, as described below. The tax basis of the shares of Kentucky First Federal Bancorp common stock received by such CKF Bancorp stockholder will be the same as the basis of the shares of CKF Bancorp common stock surrendered in exchange for the shares of Kentucky First Federal Bancorp common stock, adjusted as provided in Section 358(a) of the Internal Revenue Code for the cash received in exchange for such shares of CKF Bancorp common stock. The holding period for shares of Kentucky First Federal Bancorp common stock received by such CKF Bancorp stockholder will include such stockholder’s holding period for the CKF Bancorp common stock surrendered in exchange for the Kentucky First Federal Bancorp common stock, provided that such shares were held as capital assets of the stockholder at the effective time of the merger.

A CKF Bancorp stockholder’s federal income tax consequences will also depend on whether his or her shares of CKF Bancorp common stock were purchased at different times at different prices. If they were, the CKF Bancorp stockholder could realize gain with respect to some of the shares of CKF Bancorp common stock and loss with respect to other shares. Such CKF Bancorp stockholder would have to recognize such gain to the extent such stockholder receives cash with respect to those shares in which the stockholder’s adjusted tax basis is less than the amount of cash plus the fair market value at the effective time of the merger of the Kentucky First Federal Bancorp common stock received, but could not recognize loss with respect to those shares in which the CKF Bancorp stockholder’s adjusted tax basis is greater than the amount of cash plus the fair market value at the effective time of the merger of the Kentucky First Federal Bancorp common stock received. Any disallowed loss would be included in the adjusted basis of the Kentucky First Federal Bancorp common stock. Such a CKF Bancorp stockholder is urged to consult his or her own tax advisor respecting the tax consequences of the merger to that stockholder.

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Possible Dividend Treatment. In certain circumstances, a CKF Bancorp stockholder who receives solely cash or a combination of cash and Kentucky First Federal Bancorp common stock in the merger may receive ordinary income, rather than capital gain, treatment on all or a portion of the gain recognized by that stockholder if the receipt of cash “has the effect of the distribution of a dividend.” The determination of whether a cash payment has such effect is based on a comparison of the CKF Bancorp stockholder’s proportionate interest in Kentucky First Federal Bancorp after the merger with the proportionate interest the stockholder would have had if the stockholder had received solely Kentucky First Federal Bancorp common stock in the merger. This could happen because of your purchase (or the purchase by a family member) of additional Kentucky First Federal Bancorp stock or a repurchase of shares by Kentucky First Federal Bancorp. For purposes of this comparison, the CKF Bancorp stockholder may be deemed to constructively own shares of Kentucky First Federal Bancorp common stock held by certain members of the stockholder’s family or certain entities in which the stockholder has an ownership or beneficial interest and certain stock options may be aggregated with the stockholder’s shares of Kentucky First Federal Bancorp common stock. The amount of the cash payment that may be treated as a dividend is limited to the stockholder’s ratable share of the accumulated earnings and profits of CKF Bancorp at the effective time of the merger. Any gain that is not treated as a dividend will be taxed as a capital gain, provided that the stockholder’s shares were held as capital assets at the effective time of the merger. Because the determination of whether a cash payment will be treated as having the effect of a dividend depends primarily upon the facts and circumstances of each CKF Bancorp stockholder, stockholders are urged to consult their own tax advisors regarding the tax treatment of any cash received in the merger.

Cash in Lieu of Fractional Shares. A CKF Bancorp stockholder who holds CKF Bancorp common stock as a capital asset and who receives in the merger, in exchange for such stock, solely Kentucky First Federal Bancorp common stock and cash in lieu of a fractional share interest in Kentucky First Federal Bancorp common stock will be treated as having received such cash in full payment for such fractional share of stock and as capital gain or loss, notwithstanding the dividend rules discussed above.

Backup Withholding. Unless an exemption applies under the backup withholding rules of Section 3406 of the Internal Revenue Code, the exchange agent shall be required to withhold, and will withhold, 28% of any cash payments to which a CKF Bancorp stockholder is entitled pursuant to the merger, unless the CKF Bancorp stockholder signs the substitute Internal Revenue Service Form W-9 enclosed with the letter of transmittal sent by the exchange agent. Unless an applicable exemption exists and is proved in a manner satisfactory to the exchange agent, this completed form provides the information, including the CKF Bancorp stockholder’s taxpayer identification number, and certification necessary to avoid backup withholding.

Tax Treatment of the Entities. No gain or loss will be recognized by CKF Bancorp as a result of the merger. However, if the total consideration for the transaction is less than the fair value of net assets acquired, a bargain purchase gain will be recognized by Kentucky First Federal Bancorp. Such gain is subject to the normal tax treatment as ordinary income.

Regulatory Matters Relating to the Merger

Completion of the merger is subject to prior approval of the Comptroller of the Currency and the Board of Governors of the Federal Reserve System. In reviewing applications for transactions of this type, the Office of the Comptroller of the Currency must consider, among other factors, the financial and managerial resources and future prospects of the existing and resulting institutions, and the convenience and needs of the communities to be served. In addition, the Office of the Comptroller of the Currency may not approve a transaction if it will result in a monopoly or otherwise be anticompetitive. Kentucky First Federal Bancorp filed applications with the Office of the Comptroller of the Currency on _________, 2012.

Under the Community Reinvestment Act of 1977, the Office of the Comptroller of the Currency must take into account the record of performance of First Federal of Frankfort and Central Kentucky Federal Savings Bank in meeting the credit needs of the entire community, including low- and moderate-income neighborhoods, served by each institution. As part of the review process, bank regulatory agencies frequently receive comments and protests from community groups and others. First Federal of Frankfort and Central Kentucky Federal Savings Bank each received a “Satisfactory” rating during their last federal Community Reinvestment Act examinations.

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In addition, a period of 15 to 30 days must expire following approval by the Office of the Comptroller of the Currency before completion of the merger is allowed, within which period the United States Department of Justice may file objections to the merger under the federal antitrust laws. While Kentucky First Federal Bancorp and CKF Bancorp believe that the likelihood of objection by the Department of Justice is remote in this case, there can be no assurance that the Department of Justice will not initiate proceedings to block the merger or, if any proceeding is instituted or challenge is made, as to the result of the challenge.

The merger cannot proceed in the absence of the requisite regulatory approvals. See “Description of the Merger—Conditions to Completion of the Merger” and “—Termination.” There can be no assurance that the requisite regulatory approvals will be obtained, and if obtained, there can be no assurance as to the date of any approval. There can also be no assurance that any regulatory approvals will not contain a condition or requirement that causes the approvals to fail to satisfy the condition set forth in the agreement of merger and described under “Description of the Merger—Conditions to Completion of the Merger.”

The approval of any application merely implies the satisfaction of regulatory criteria for approval, which does not include review of the merger from the standpoint of the adequacy of the cash consideration or the exchange ratio for converting CKF Bancorp common stock to Kentucky First Federal Bancorp common stock. Furthermore, regulatory approvals do not constitute an endorsement or recommendation of the merger.

Litigation Related to the Merger

On December 7, 2011, CKF Bancorp stockholders filed a class action lawsuit on behalf of CKF Bancorp stockholders in the Boyle Circuit Court against CKF Bancorp, the CKF Bancorp board and Kentucky First Federal Bancorp. The cases are captioned Patricia Cassidy and David DeMartini v. CKF Bancorp, Inc., et al., Civ. Act. No. 11-C1-587 and DeMartini, et al. v. CKF Bancorp, Inc., et al., Civ. Act. No. 11-C1-588. Each complaint alleges that the CKF Bancorp board breached its fiduciary duties by approving the merger agreement because the merger consideration is inadequate, the CKF Bancorp directors failed to conduct a thorough and proper sales process to maximize stockholder value and the transaction unfairly benefits the CKF Bancorp board to the disadvantage of the CKF Bancorp stockholders. The complaints also allege that Kentucky First aided and abetted the CKF Bancorp board’s breach of fiduciary duties.

Each plaintiff seeks the following relief:

•	declaring that the lawsuit is a proper class action, certifying the plaintiff as class representative and certifying plaintiff’s counsel as class counsel;

•	declaring that the proposed merger was entered into in breach of the CKF Bancorp directors’ fiduciary duties and rescinding and invalidating any merger agreement or other agreements that the CKF Bancorp board, CKF Bancorp or Kentucky First Federal Bancorp entered into in connection with or in furtherance of the proposed merger;

•	Preliminarily and permanently enjoining the CKF Bancorp and Kentucky First Federal Bancorp boards of directors, CKF Bancorp, Kentucky First Federal Bancorp and all agents, counsel, and employees of, and all persons acting in concert with, the CKF Bancorp board, CKF Bancorp and Kentucky First Federal Bancorp, from completion of the merger;

•	Directing the CKF Bancorp board to exercise its fiduciary duties to obtain a transaction that is in the best interests of CKF Bancorp’s stockholders;

•	Rescinding, to the extent already implemented, the merger agreement or any of the terms thereof; and

•	Awarding plaintiff the costs and disbursements of the action, including attorneys’ and experts’ fees.

CKF Bancorp and Kentucky First Federal Bancorp believe that both of the complaints are without merit and intend to vigorously defend against them.

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Interests of Certain Persons in the Merger that are Different from Yours

Share Ownership. On the record date for the special meeting, CKF Bancorp’s directors and officers beneficially owned, in the aggregate, __________ shares of CKF Bancorp’s common stock (excluding shares that may be acquired upon the exercise of stock options), representing approximately ______% of the outstanding shares of CKF Bancorp common stock.

As described below, certain of CKF Bancorp’s officers and directors have interests in the merger that are in addition to, or different from, the interests of CKF Bancorp’s stockholders generally. CKF Bancorp’s board of directors was aware of these interests and took them into account in approving the merger.

Treatment of CKF Bancorp Stock Options. Each option to purchase shares of CKF Bancorp common stock outstanding and unexercised immediately before the effective time of the merger will be cancelled and all rights under such option will be extinguished in exchange for a cash payment equal to $9.50 less the exercise price per share of the stock option, multiplied by the number of shares of CKF Bancorp common stock subject to the stock option, less any required tax withholding. CKF Bancorp’s directors and executive officers hold, in the aggregate, options to acquire 20,000 shares with a weighted average exercise price of $12.75. Of such options, 12,000 options have exercise prices greater than $9.50 per share and thus will have no value, and the remaining 8,000 options have a weighted average exercise price of $9.365 per share.

New Employment Agreements. Effective on the date of the merger, Kentucky First Federal Bancorp and First Federal of Frankfort will enter into employment agreements with William H. Johnson, the President and Chief Executive Officer of CKF Bancorp and Central Kentucky Federal Savings Bank, and Russell M. Brooks, the Executive Vice President and Chief Financial Officer of CKF Bancorp and Central Kentucky Federal Savings Bank. Following the merger, Mr. Johnson will serve in the position of Vice President of Kentucky First Federal Bancorp and Senior Vice President and President of Danville-Lancaster Operations of First Federal of Frankfort and will assume executive responsibilities for lending and deposit operations in the Danville-Lancaster area and Mr. Brooks will serve as Vice President of Kentucky First Federal Bancorp and as Chief Financial Officer of First Federal of Frankfort. Each of the agreements will have a term of three years renewable annually that will begin at the closing of the merger and will provide for a salary equal to each executive’s current salary. In addition to establishing a base salary, the agreements provide for, among other things, participation in stock-based and other benefit plans, as well as certain fringe benefits.

The agreements also provide that Kentucky First, First Federal of Hazard and First Federal of Frankfort may terminate the employment of Messrs. Johnson or Brooks for cause, as defined in the agreements, at any time.  No compensation or benefits are payable upon termination of either officer for cause.  Each of the officers may also voluntarily terminate his employment by providing 90 days prior written notice.  Upon voluntary termination, the officer receives only compensation and vested benefits through the termination date.

The agreements terminate upon the officer’s death and his estate receives any compensation due through the last day of the calendar month of death.  The agreements also allow the appropriate boards to terminate the employment of Messrs. Johnson or Brooks due to disability, as defined in the agreements.  A disabled executive receives any compensation and benefits provided for under the agreement for any period before termination during which the executive was unable to work due to disability.  Messrs. Johnson and Brooks also may receive disability benefits under First Federal of Hazard’s or First Federal of Frankfort’s long-term disability plan(s) without reduction for any payments made under the agreement.  During a period of disability, to the extent reasonably capable of doing so, Messrs. Johnson and Brooks agree to provide assistance and undertake reasonable assignments for the employers.

The agreements also require Messrs. Johnson and Brooks to agree not to compete with Kentucky First, First Federal of Hazard or First Federal of Frankfort for one year following a termination of employment, other than in connection with a change in control.  Kentucky First, First Federal of Hazard or First Federal of Frankfort will pay or reimburse Messrs. Johnson and Brooks for all reasonable costs and legal fees paid or incurred by him in any dispute or question of interpretation regarding the agreements, if the executive is successful on the merits in a legal judgment, arbitration proceeding or settlement.  The agreements also provide Messrs. Johnson and Brooks with indemnification to the fullest extent legally allowable.

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Under the agreements, if either Kentucky First, First Federal of Hazard or First Federal of Frankfort terminates the employment of Messrs. Johnson or Brooks without cause, or if Messrs. Johnson or Brooks resigns under specified circumstances that constitute constructive termination, he receives his base salary and continued employee benefits for the remaining term of the agreement, as well as continued health, life and disability coverage under the same terms such coverage is provided to other senior executives, or comparable individual coverage.

Under the agreements, if, within one year after a change in control (as defined in the agreements), either of Messrs. Johnson or Brooks voluntarily terminate his employment under circumstances discussed in the agreement, or involuntarily terminates employment, the executive receives a cash payment equal to three times his average annual compensation over the five most recently completed calendar years preceding the change in control. He also receives continued employee benefits and health, life and disability insurance coverage for thirty-six months following termination of employment.

Section 280G of the Internal Revenue Code provides that severance payments that equal or exceed three times the individual’s “base amount” are deemed to be “excess parachute payments” if they are contingent upon a change in control. Individuals receiving excess parachute payments are subject to a 20% excise tax on the amount of the payment in excess of their base amount, and the employer is not entitled to deduct any parachute payments over the base amount. The agreements limit payments made to Messrs. Johnson and Brooks in connection with a change in control to amounts that will not exceed the limits imposed by Section 280G.

Appointment of Two Directors to the Kentucky First Federal Bancorp Board of Directors. Following the completion of the merger, Kentucky First Federal Bancorp will appoint W. Banks Hudson and William H. Johnson, each of whom currently is a director of CKF Bancorp, to the board of directors of Kentucky First Federal Bancorp.

Appointment of Directors to First Federal of Frankfort Board of Directors. First Federal of Frankfort will appoint all of the members of the boards of directors of CKF Bancorp and Central Kentucky Federal Savings Bank to the board of directors of First Federal of Frankfort. First Federal of Frankfort has a staggered board of directors with directors divided into three classes serving terms of three years each, and the new directors will be placed into the three different classes. Upon the expiration of each director’s initial term, subject to any required regulatory approvals and the exercise of their fiduciary duties, the board of directors of First Federal of Frankfort has agreed to renominate each such individual for election for one additional three-year term. Each new director joining the board of directors of First Federal of Frankfort who is not an officer of First Federal of Frankfort will receive a fee of $900 per month for each month during which he or she serves as a director. The appointment of the current CKF Bancorp directors to the board of directors of First Federal of Frankfort requires the receipt of a waiver from the Office of the Comptroller of the Currency permitting First Federal of Frankfort’s board of directors to amend First Federal of Frankfort’s Bylaws to increase the number of directors constituting the board of directors to 16, and First Federal of Frankfort has agreed to use its best efforts to obtain such a waiver. In the event the waiver cannot be obtained, one current director from each of First Federal of Frankfort and Central Kentucky Federal Savings Bank would be named as an advisory director of First Federal of Frankfort and would receive a fee of $900 per month for each month during which he or she serves as an advisory director.

Directors’ Retirement Plan. Upon or before the merger, Central Kentucky Federal Savings Bank will terminate its Retirement Plan for Non-Employee Directors, and the amounts due thereunder will be paid in a lump sum to the directors participating in such plan at the effective time of the merger, in accordance with the terms of the plan and applicable tax laws.

Continued Director and Officer Liability Coverage. For a period of six years following the effective time of the merger, Kentucky First Federal Bancorp has agreed to indemnify and hold harmless the current and former officers and directors of CKF Bancorp and its subsidiaries against any costs or expenses incurred in connection with any claim, action, suit, proceeding or investigation that is a result of matters that existed or occurred at or before the effective time of the merger to the same extent as CKF Bancorp currently provides for indemnification of its officers and directors. Kentucky First Federal Bancorp has also agreed to use its reasonable best efforts to provide coverage for a period of three years following the effective time of the merger, to the officers and directors of CKF Bancorp immediately before the effective time of the merger under the directors’ and officers’ liability insurance policy currently maintained by CKF Bancorp or under a policy with comparable or better coverage, provided that, to obtain such insurance coverage, Kentucky First Federal Bancorp is not obligated to expend an annual amount exceeding 100% of the amount of the annual premiums currently paid by CKF Bancorp for such insurance.

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Employee Matters

Kentucky First Federal Bancorp intends to offer employment to all employees of Central Kentucky Federal Savings Bank. Each person who is an employee of Central Kentucky Federal Savings Bank as of the closing of the merger will become an employee of First Federal of Frankfort. Kentucky First Federal Bancorp and First Federal of Frankfort will employ Central Kentucky Federal Savings Bank employees at salary rates identical to those in effect at Central Kentucky Federal Savings Bank immediately before the merger. Following the merger, Kentucky First Federal Bancorp will use its reasonable best efforts not to make any change during calendar year 2012 in any medical, dental, vision, disability, life insurance or any other welfare plan that a continuing employee was covered by immediately before the merger. Beginning in calendar year 2013 and until such time as First Federal of Frankfort and First Federal of Hazard may merge with and into each other, Kentucky First Federal Bancorp will use its reasonable best efforts to cause continuing employees to receive benefits under First Federal of Frankfort medical plans and other welfare plans substantially similar to those provided to such persons under existing CKF Bancorp and Central Kentucky Federal Savings Bank medical plans and other welfare plans. Continuing employees and their eligible dependents will receive credit under Central Kentucky’s medical plans and other welfare plans for any expenses incurred by such continuing employees and their eligible dependents during the portion of the calendar year before the merger for purposes of satisfying applicable deductible, co-insurance, maximum out-of-pocket and similar expenses. Continuing employees will receive credit for service with Central Kentucky Federal Savings Bank for purposes of vesting and determination of eligibility to participate in Kentucky First Federal Bancorp’s benefit plans, but not accrual of benefits.

For calendar year 2012, except as required by applicable law, there will be no change to the Central Kentucky Federal Savings Bank 401(k) Plan, and continuing employees will continue to participate in that 401(k) Plan under the same terms and conditions that were in effect immediately before the merger. Beginning with calendar year 2013, the Central Kentucky Federal Savings Bank 401(k) Plan may be merged, terminated or frozen, at the discretion of Kentucky First Federal Bancorp.

If First Federal of Frankfort and First Federal of Hazard were to merge, upon the merger, continuing employees will become eligible to participate in the First Federal of Hazard employee stock ownership plan in accordance with the terms of that plan. In that case, continuing employees will receive prior service credit with CKF Bancorp, Central Kentucky Federal Savings Bank and/or First Federal of Frankfort for purposes of eligibility and vesting only, but not for purposes of benefit accruals with respect to the First Federal of Hazard employee stock ownership plan.

Central Kentucky Federal Savings Bank will, in cooperation with Kentucky First, terminate the Central Kentucky Federal Savings Bank employee stock ownership plan immediately before the effective time of the merger. All shares of CKF Bancorp common stock held by the Central Kentucky Federal Savings Bank employee stock ownership plan will be converted into the right to receive the merger consideration as elected by the participants in the plan, all accounts will be fully vested and all assets in the Central Kentucky Federal Savings Bank employee stock ownership plan will be distributed to plan participants after the receipt of a favorable determination letter from the IRS. Kentucky First Federal Bancorp will make available employer provided health and other employee welfare benefit plans to each continuing employee on the same basis that it provides such coverage to Kentucky First Federal Bancorp employees.

Operations of Central Kentucky Federal Savings Bank after the Merger

After the merger of Central Kentucky Federal Savings Bank and First Federal of Frankfort, the former offices of Central Kentucky Federal Savings Bank will operate as branch offices of First Federal of Frankfort under the name “Central Kentucky Federal Savings Bank,” subject to regulatory approval.

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Restrictions on Resale of Shares of Kentucky First Federal Bancorp Common Stock

The shares of Kentucky First Federal Bancorp common stock to be issued to stockholders of CKF Bancorp under the agreement of merger have been registered under the Securities Act of 1933 and may be freely traded by such stockholders without restriction (unless they are affiliates of Kentucky First Federal Bancorp, in which case certain restrictions under the securities laws may apply). Certain shareholders who are deemed to be affiliates of Kentucky First Federal Bancorp must abide by certain transfer restrictions under the Securities Act of 1933.

Time of Completion

Unless the parties agree otherwise and unless the agreement of merger has otherwise been terminated, the closing of the merger will take place on a date designated by Kentucky First Federal Bancorp that is no later than 15 days following the date on which all of the conditions to the merger contained in the agreement of merger are satisfied or waived. See “—Conditions to Completion of the Merger.” On the closing date, Kentucky First Federal Bancorp will file a certificate of merger with the Delaware Secretary of State and the Federal Reserve merging CKF Bancorp into Kentucky First Federal Bancorp. The merger will become effective at the time stated in the certificate of merger.

Kentucky First Federal Bancorp and CKF Bancorp are working hard to complete the merger as quickly as possible. It is currently expected that the merger will be completed in the second or third calendar quarter of 2012. However, because completion of the merger is subject to regulatory approvals and other conditions, the parties cannot be certain of the actual timing.

Conditions to Completing the Merger

Kentucky First Federal Bancorp’s and CKF Bancorp’s obligations to consummate the merger are conditioned on the following:

•	approval and adoption of the agreement of merger by CKF Bancorp stockholders;

•	receipt of all required regulatory approvals without any materially adverse conditions and the expiration of all statutory waiting periods;

•	no party to the merger being subject to any legal order, decree or injunction that prohibits consummating any part of the transaction, no governmental entity having instituted any proceeding for the purpose of blocking the transaction, and the absence of any statute, rule or regulation that prohibits completion of any part of the transaction;

•	receipt by each party of all consents and approvals from third parties (other than those required from government agencies, described above) required to complete the merger, unless failure to obtain those consents or approvals would not have a material adverse effect on Kentucky First Federal Bancorp after completion of the merger;

•	the registration statement of which this proxy statement/prospectus forms a part being declared effective by the Securities and Exchange Commission, the absence of any pending or threatened proceeding by the Securities and Exchange Commission to suspend the effectiveness of the registration statement and the receipt of all required state “blue sky” approvals;

•	receipt by each party of opinions from their respective legal counsel or its independent registered public accounting firm to the effect that the merger constitutes a reorganization within the meaning of Section 368(a) of the Internal Revenue Code;

•	there has not been a material adverse change to the business, financial condition or results of operations of the other party;

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•	the other party having performed in all material respects its obligations under the agreement of merger, the other party’s representations and warranties being true and correct in all material respects as of the date of the agreement of merger and as of the closing date, and receipt of a certificate signed by the other party’s chief executive officer and chief financial officer to that effect; and

•	to the extent required, the shares of Kentucky First Federal Bancorp common stock issuable pursuant to the merger being approved for listing on the NASDAQ Global Market.

In addition, Kentucky First Federal Bancorp’s obligations to consummate the merger are conditioned on the following:

•	William H. Johnson and Russell M. Brooks having terminated their existing employment agreements with CKF Bancorp and Central Kentucky Federal Savings Bank and executed new employment Agreements with Kentucky First Federal Bancorp and First Federal of Frankfort;

•	the regulatory approvals required to permit consummation of the merger and other related transactions not containing any provision that would cause the provisions of certain agreements with regulators to which either CKF Bancorp or Central Kentucky Federal Savings Bank currently is subject to apply to Kentucky First Federal Bancorp or First Federal of Frankfort following the merger;

•	the aggregate number of shares of CKF Bancorp common stock with respect to which the holders thereof have exercised and not withdrawn their appraisal rights not exceeding 15% of the outstanding shares of CKF Bancorp common stock as of the record date for the stockholder meeting;

•	total tangible stockholders’ equity of CKF Bancorp as of the most recent month end before the closing date not being less that $12.5 million, excluding the effects of: (1) the payment of or accrual for all merger-related expenses, (2) any adjustments made in accordance with Accounting Standards Codification 320; and (3) any expenses incurred or accounting or other adjustments to CKF Bancorp’s valuation policies and practices made as required by the agreement of merger; and

•	none of the regulatory approvals containing any condition or requirement that would so materially and adversely impact the economic or business benefits to Kentucky First Federal Bancorp of the merger that, had such condition or requirement been known, Kentucky First Federal Bancorp would not, in its reasonable judgment, have entered into the agreement of merger.

Kentucky First Federal Bancorp and CKF Bancorp cannot guarantee whether all of the conditions to the merger will be satisfied or waived by the party permitted to do so.

Conduct of Business Before the Merger

CKF Bancorp has agreed that, until completion of the merger and unless permitted by Kentucky First Federal Bancorp, neither it nor its subsidiaries will:

General Business

•	conduct its business other than in the regular, ordinary and usual course consistent with past practice;

•	fail to maintain and preserve intact its business organization, properties, leases, employees and advantageous business relationships and retain the services of its officers and key employees;

•	take any action that would adversely affect or delay its ability to perform its obligations under the agreement of merger or to consummate the transactions contemplated by the agreement of merger;

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Indebtedness

•	incur, modify, extend or renegotiate any indebtedness or become responsible for the obligations of any person or entity, other than (a) the creation of deposit liabilities in the ordinary course of business consistent with past practice; and (b) advances from the Federal Home Loan Bank of Cincinnati with a maturity of not more than one year;

•	prepay any such indebtedness so as to cause itself to incur a prepayment penalty thereunder;

Capital Stock

•	adjust, split, combine or reclassify its capital stock;

•	make, declare or pay any cash or stock dividends or make any other distribution on its capital stock, except for regular semi-annual cash dividends at an annual rate not exceeding $0.10 per share of CKF Bancorp common stock and dividends paid by any of CKF Bancorp’s subsidiaries for the purpose of enabling CKF Bancorp to pay such dividends;

•	grant any stock appreciation rights or grant any third party a right to acquire any of its shares of capital stock;

•	issue any additional shares of capital stock or any securities convertible or exercisable for any shares of its capital stock, except pursuant to the exercise of outstanding stock options;

•	redeem, purchase or otherwise acquire any shares of its capital stock;

Dispositions

•	dispose of any of its material property or assets or cancel or release any indebtedness, other than in the ordinary course of business or pursuant to commitments existing as of the date of the agreement of merger;

Investments

•	make any equity investment other than pursuant to commitments existing as of the date of the agreement of merger, except for the purchase of Federal Home Loan Bank of Cincinnati stock in the ordinary course of business consistent with past practice;

•	enter into any futures contract, or take any other action for purposes of hedging the exposure of its interest-earning assets or interest-bearing liabilities to changes in market rates of interest;

Contracts

•	enter into, renew, amend or terminate any contract or agreement, or make any change in any of its leases or contracts, other than with respect to those involving the payment of less than $10,000 per year, and those specifically permitted by the agreement of merger;

Loans and Other Policies

•	make, renegotiate, renew, increase, extend, modify or purchase any loans, advances, credit enhancements or extensions, other than existing loan commitments and those in conformity with lending policies in effect as of the date of the agreement of merger, in amounts not to exceed an aggregate of $350,000 with respect to any one borrower;

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•	make or increase any loan or extension of credit or commit to make or increase any such loan or extension of credit to any director or executive officer of CKF Bancorp or Central Kentucky Federal Savings Bank, except for loans or extensions of credit on terms made available to the general public and other than renewals of existing loans or commitments to loan;

•	make any changes in existing policies with regard to: the extension of credit, or the establishment of reserves for losses or the charge off of losses; investments; asset/liability management; or other material banking policies, except as may be required by changes in applicable law or regulations or generally accepted accounting principles;

Employees

Except as may be required under existing agreements:

•	increase the compensation or fringe benefits of any of its employees or directors;

•	pay any bonus, pension, retirement allowance or contribution not required by any existing plan or agreement to any employees or directors;

•	become a party to, amend or commit to any benefit plan or employment agreement, except as may be required by law or by regulation;

•	voluntarily accelerate the vesting of, or the lapsing of any restrictions with respect to, any stock options or other stock-based compensation;

•	elect any new senior executive officer or director;

•	hire any employee;

Claims

•	commence any action other than to enforce any obligation owed to CKF Bancorp in accordance with past practice;

•	settle any claim against it for more than $20,000 or that would impose material restrictions on its operations;

Governing Documents

•	amend its certificate of incorporation or bylaws;

Investment in Debt Securities

•	make any material change to its investment securities portfolio or interest rate risk position, through purchases, sales or otherwise, or in the manner in which the portfolio is classified;

•	make any investment in any debt security, including mortgage-backed and mortgage-related securities, other than U.S. government and U.S. government agency securities with final maturities not greater than one year;

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Capital Expenditures

•	make any capital expenditures other than pursuant to binding commitments and other than expenditures necessary to maintain existing assets in good repair or to make payment of necessary taxes;

Branches

•	establish or commit to establish any new branch or other office or file an application to relocate or terminate the operation of an existing banking office;

Communications

•	without consulting with Kentucky First Federal Bancorp, or, in certain circumstances, without Kentucky First Federal Bancorp’s prior approval, issue any communication of a general nature to employees relating to current or post-closing benefits and compensation or issue any communication of a general nature to customers, except as required by law or for communications in the ordinary course of business consistent with past practice that do not relate to the merger or the other transactions contemplated by the agreement of merger;

Foreclosures

•	foreclose upon or take a deed or title to any commercial real estate (1) without providing prior notice to Kentucky First Federal Bancorp and conducting a Phase I environmental assessment of the property, or (2) if the Phase I environmental assessment referred to in the prior clause reflects the presence of any Hazardous Material or underground storage tank;

Taxes

•	make, change or rescind any material tax election, file any amended tax return, enter into any closing agreement with respect to taxes, settle or compromise any material tax claim or assessment, or surrender any right to claim a tax refund or obtain any tax ruling;

Agreement of Merger

•	take any action that is intended or expected to result in any of its representations and warranties under the agreement of merger being or becoming untrue in any material respect or in the conditions to the merger not being satisfied or in a violation of a provision of the agreement of merger;

•	knowingly take any action that would prevent or impede the merger from qualifying as a reorganization under Section 368 of the Internal Revenue Code; or

Accounting

•	change its method of accounting, except as required by changes in generally accepted accounting principles or regulatory guidelines;

Other Agreements

•	agree to take, commit to take any or adopt any resolutions in support of any of the foregoing actions.

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Kentucky First Federal Bancorp has agreed that, until the completion of the merger and unless permitted by CKF Bancorp, it will not:

•	take any action that would adversely affect or delay its ability to perform its obligations under the agreement of merger or to consummate the transactions contemplated by the agreement of merger;

•	take any action that is intended or expected to result in any of its representations and warranties under the agreement of merger being or becoming untrue in any material respect or in the conditions to the merger not being satisfied or in a violation of a provision of the agreement of merger;

•	knowingly take any action that would prevent or impede the merger from qualifying as a reorganization under Section 368 of the Internal Revenue Code; or

•	agree to take, commit to take or adopt any resolutions in support of any of the foregoing actions.

Covenants of CKF Bancorp and Kentucky First Federal Bancorp in the Agreement of Merger

Agreement Not to Solicit Other Proposals. CKF Bancorp has agreed not to solicit, initiate, encourage or facilitate any inquiries, discussions or the making of any proposal that constitutes of could reasonably be expected to lead to an acquisition proposal by a third party, to participate in discussions or negotiations, or to communicate in any way to any person other than Kentucky First Federal Bancorp regarding an acquisition proposal, or an inquiry or indication of interest that would arguably result in an acquisition proposal, to furnish any information or data regarding CKF Bancorp or any of its subsidiaries to any person in connection with or in response to an acquisition proposal or an inquiry or indication of interest that reasonably would be expected to lead to an acquisition proposal, to approve, endorse or recommend any acquisition proposal, or to enter into any agreement requiring it to abandon or terminate the agreement of merger with Kentucky First Federal Bancorp. An acquisition proposal includes a proposal or offer with respect to any of the following:

•	any merger, consolidation, share exchange, business combination, or other similar transaction involving CKF Bancorp or its subsidiaries;

•	any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 50% or more of the assets of CKF Bancorp;

•	any tender offer or exchange offer for 20% or more of the outstanding shares of capital stock of CKF Bancorp; and

•	any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

Despite the agreement of CKF Bancorp not to solicit other acquisition proposals, the board of directors of CKF Bancorp may generally negotiate or have discussions with, or provide information to, a third party who makes an unsolicited, written, bona fide acquisition proposal, provided that:

•	after consultation with and based upon advice from outside legal counsel the CKF Bancorp board of directors, in good faith, determines such action to be necessary to comply with its fiduciary duties to CKF Bancorp stockholders under applicable law;

•	CKF Bancorp has not violated the restrictions set forth in agreement of merger with respect to third-party proposals;

•	the proposed transaction is or could reasonably result in a “superior proposal,” defined as an unsolicited, bona fide written offer made by a third party to consummate an acquisition proposal which, after consolation with its outside legal counsel and its financial advisor, the board of directors determines, in good faith, taking into account all legal, financial and regulatory aspects of the proposal and the person making the proposal, is a more favorable transaction to CKF Bancorp stockholders (including, in the written opinion of CKF Bancorp’s financial advisor, from a financial point of view) than the transaction contemplated by the agreement of merger with Kentucky First Federal Bancorp, is not conditioned on obtaining financing and is for 100% of the outstanding shares of CKF Bancorp common stock; and

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•	at least two business days prior furnishing nonpublic information to, or entering into discussions with, a third party, CKF Bancorp gives Kentucky First Federal Bancorp written notice of the identity of such third party and of CKF Bancorp’s intention to furnish nonpublic information to, or enter into discussions with, such third party, and CKF Bancorp enters into a confidentiality agreement with the third party on terms no less favorable to the third party than the confidentiality agreement between CKF Bancorp and Kentucky First Federal Bancorp.

If CKF Bancorp receives a proposal or nonpublic information request from a third party, CKF Bancorp must immediately notify Kentucky First Federal Bancorp and provide Kentucky First Federal Bancorp with information about the third party and its proposal.

Certain Other Covenants. The agreement of merger also contains other agreements relating to the conduct of Kentucky First Federal Bancorp and CKF Bancorp before consummation of the merger, including the following:

•	CKF Bancorp will give Kentucky First Federal Bancorp reasonable access during normal business hours to CKF Bancorp’s property, books, records and personnel and furnish all information Kentucky First Federal Bancorp may reasonably request, subject to exceptions for: (a) matters involving the agreement of merger; (b) information or material that CKF Bancorp or Central Kentucky Federal Savings Bank must keep confidential under applicable laws or regulations; or (c) pending or threatened litigation or investigations where the granting of access would adversely affect the confidentiality of or a privilege relating to the matters being discussed;

•	CKF Bancorp will promptly provide Kentucky First Federal Bancorp with a copy of all documents filed with its banking regulators, each management report provided to its board of directors and each public press release, subject to exceptions for: (a) matters involving the agreement of merger; (b) information or material that CKF Bancorp or Central Kentucky Federal Savings Bank must keep confidential under applicable laws or regulations; or (c) pending or threatened litigation or investigations where such provision would adversely affect the confidentiality of or a privilege relating to the matters being discussed;

•	CKF Bancorp will meet with Kentucky First Federal Bancorp on a regular basis to discuss and plan for the conversion of CKF Bancorp data processing and related electronic information systems;

•	CKF Bancorp will invite a non-voting designee of Kentucky First Federal Bancorp to attend all regular and special board of directors or senior management committee meetings of CKF Bancorp or Central Kentucky Federal Savings Bank except that Kentucky First Federal Bancorp’s designee will not attend portions of any meeting during which there is being discussed: (a) matters involving the agreement of merger; (b) information or material that CKF Bancorp or Central Kentucky Federal Savings Bank must keep confidential under applicable laws or regulations; or (c) pending or threatened litigation or investigations where the presence of the designee would adversely affect the confidentiality of or a privilege relating to the matters being discussed;

•	Kentucky First Federal Bancorp and CKF Bancorp will use their reasonable best efforts to submit all necessary applications, notices, and other filings with any governmental entity, the approval of which is required to complete the merger and related transactions;

•	Kentucky First Federal Bancorp and CKF Bancorp will use their reasonable best efforts to obtain all third party consents necessary to consummate the merger;

•	CKF Bancorp and Central Kentucky Federal Savings Bank will take any necessary action to exempt Kentucky First Federal Bancorp and this transaction from any anti-takeover provisions contained in CKF Bancorp’s certificate of incorporation or bylaws or federal or state law;

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•	Kentucky First Federal Bancorp and CKF Bancorp will use all reasonable efforts to take all actions necessary to consummate the merger and the transactions contemplated by the agreement of merger;

•	CKF Bancorp and Kentucky First Federal Bancorp will consult with each other regarding any public statements about the merger and any filings with any governmental entity;

•	Kentucky First Federal Bancorp will file a registration statement, of which this proxy statement/prospectus forms a part, with the Securities and Exchange Commission registering the shares of Kentucky First Federal Bancorp common stock to be issued in the merger to CKF Bancorp stockholders;

•	Kentucky First Federal Bancorp and CKF Bancorp will issue a joint press release announcing the merger and will consult with one another before issuing any press release or otherwise making public statements with respect to the merger;

•	CKF Bancorp will take all actions necessary to convene a meeting of its stockholders to vote on the agreement of merger. The CKF Bancorp board of directors will recommend at the stockholder meeting that the stockholders vote to approve the merger and will use its reasonable best efforts to solicit stockholder approval, unless it determines that such actions would not comply with its fiduciary obligations to CKF Bancorp stockholders and, in the event such determination relates to an acquisition proposal, has provided Kentucky First Federal Bancorp the opportunity to propose revisions to the terms of the agreement of merger;

•	Before completion of the merger, Kentucky First Federal Bancorp will notify The NASDAQ Global Market of the additional shares of Kentucky First Federal Bancorp common stock that Kentucky First Federal Bancorp will issue in exchange for shares of CKF Bancorp common stock; and

•	Kentucky First Federal Bancorp and CKF Bancorp will notify each other of any material contract defaults and any events that would reasonably be likely to result in a material adverse effect on the other. They also will notify each other of any communication from a third party regarding the need to obtain that party’s consent in connection with the merger.

Representations and Warranties Made by Kentucky First Federal Bancorp and CKF Bancorp and Central Kentucky Federal Savings Bank in the Agreement of Merger

Kentucky First Federal Bancorp and CKF Bancorp and Central Kentucky Federal Savings Bank have made certain customary representations and warranties to each other in the agreement of merger relating to their businesses. For information on these representations and warranties, please refer to the agreement of merger attached as Annex A. The representations and warranties must be true in all material respects through the completion of the merger unless the change does not have a material negative impact on the parties’ business, financial condition or results of operations. See “—Conditions to Completion of the Merger.”

Terminating the Agreement of Merger

The agreement of merger may be terminated at any time before the completion of the merger, either before or after approval of the agreement of merger by CKF Bancorp stockholders, as follows:

•	by the mutual written consent of Kentucky First Federal Bancorp and CKF Bancorp;

•	by either party, if the stockholders of CKF Bancorp fail to approve the agreement of merger (provided that CKF Bancorp will only be entitled to terminate for this reason if it has complied with its obligations under the agreement of merger with respect to its stockholder meeting);

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•	by either party, if a required regulatory approval, consent or waiver is denied or any governmental entity prohibits the consummation of the merger or the transactions contemplated by the agreement of merger;

•	by either party, if the merger is not consummated by September 30, 2012, unless failure to complete the merger by that time is due to a misrepresentation, breach of a warranty or failure to fulfill a covenant by the party seeking to terminate the agreement;

•	by either party, if the other party makes a misrepresentation, breaches a warranty or fails to fulfill a covenant that has not been cured within 30 days following written notice to the party in default, provided that the terminating party is not in material breach of any of its representations, warranties or covenants contained in the agreement of merger;

•	by Kentucky First Federal Bancorp on or before February 3, 2012, if CKF Bancorp materially breaches its agreements regarding the solicitation of other acquisition proposals or the submission of the agreement of merger to stockholders, or if the board of directors of CKF Bancorp does not recommend approval and adoption of the agreement of merger in the proxy statement/prospectus or withdraws or revises its recommendation in a manner adverse to Kentucky First Federal Bancorp; and

•	by Kentucky First Federal Bancorp, if, on the basis of one or more Phase II Environmental Site Assessment Reports regarding the real estate owned by CKF Bancorp, Kentucky First Federal Bancorp reasonably concludes that the aggregate costs of corrective action would exceed $300,000 or, if such costs cannot be reasonably estimated, if such costs could reasonably be expected to exceed $500,000 in the aggregate; or

•	by CKF Bancorp, if it has received a superior proposal for a transaction with a party other than Kentucky First Federal Bancorp and CKF Bancorp’s board of directors has determined to accept the superior proposal, after determining in good faith, based on advice of its outside legal counsel, that failing to terminate the agreement of merger would constitute a breach of its fiduciary duties. In the event CKF Bancorp intends to terminate the agreement of merger in this circumstance, at least five business days before such termination, CKF Bancorp must give written notice to Kentucky First Federal Bancorp of its intent, specifying the terms and conditions of the superior proposal and identifying the person making such proposal, and negotiate in good faith with Kentucky First Federal Bancorp so as to enable CKF Bancorp to proceed with the merger with Kentucky First Federal Bancorp on adjusted terms consistent with CKF Bancorp’s board of directors’ determination in good faith that proceeding based upon such adjusted terms would not constitute a breach of its fiduciary duties.

Termination Fee

The agreement of merger requires CKF Bancorp to pay Kentucky First Federal Bancorp a fee of $600,000 if the agreement of merger is terminated in certain circumstances that involve a competing offer. The fee would have been $300,000 if the agreement of merger had been terminated on or before December 3, 2011.

Specifically, CKF Bancorp must pay the termination fee if Kentucky First Federal Bancorp terminates the agreement of merger as a result of a breach by CKF Bancorp of its covenant regarding the solicitation of competing offers or its obligation to call a stockholder meeting or if CKF Bancorp’s board of directors fails to recommend approval of the merger or upon the withdrawal, qualification or revision of its recommendation to approve the merger.

If either party terminates the agreement of merger as a result of the failure of CKF Bancorp’s stockholders to approve the merger and an acquisition proposal from a third party has been publicly announced, disclosed or communicated before the date of the stockholders meeting, then CKF Bancorp must pay one-third of the termination fee. If Kentucky First Federal Bancorp terminates the Agreement of merger because of a material breach by CKF Bancorp, and an acquisition proposal from a third party has been publicly announced, disclosed or communicated before the date of termination, then CKF Bancorp must pay one-third of the termination fee. If within 12 months after such termination, CKF Bancorp consummates or enters into any agreement with respect to, or consummates, an acquisition proposal, then it must pay the remainder of the fee.

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CKF Bancorp also must pay the termination fee concurrently with the termination of the agreement of merger in the event CKF Bancorp terminates the agreement of merger as a result of its determination to accept a superior proposal from a party other than Kentucky First Federal Bancorp.

Expenses

Each of Kentucky First Federal Bancorp and CKF Bancorp will pay its own costs and expenses incurred in connection with the merger.

Changing the Terms of the Agreement of Merger

Before the completion of the merger, Kentucky First Federal Bancorp and CKF Bancorp may agree to waive, amend or modify any provision of the agreement of merger. However, after the vote by CKF Bancorp stockholders, Kentucky First Federal Bancorp and CKF Bancorp can make no amendment or modification that would reduce the amount or alter the kind of consideration to be received by CKF Bancorp’s stockholders under the terms of the merger.

PRO FORMA FINANCIAL INFORMATION

The following unaudited pro forma condensed combined balance sheet as of December 31, 2011 and the unaudited pro forma condensed combined statements of income for the six months ended December 31, 2011 and the year ended June 30, 2011 give effect to the pending merger. Kentucky First Federal Bancorp’s fiscal year ends June 30 and CKF Bancorp’s fiscal year ends December 31. The historical consolidated statements of operations of CKF Bancorp as presented in the unaudited pro forma condensed combined statements of income are for the six months ended December 31, 2011 and the year ended June 30, 2011.

The unaudited pro forma condensed combined financial information is based on the historical consolidated financial statements of Kentucky First Federal Bancorp and Central Kentucky Federal Savings Bank under the assumptions and adjustments set forth in the accompanying notes. The unaudited pro forma condensed combined balance sheet gives effect to the merger as if the merger had been consummated at December 31, 2011. The unaudited pro forma condensed combined statements of income give effect to the merger as if the merger had been completed as of July 1, 2010.

You should read the unaudited pro forma condensed combined financial statements in conjunction with the historical consolidated financial statements of Kentucky First Federal Bancorp and CKF Bancorp that appear elsewhere in this document. The pro forma information is not necessarily indicative of the combined financial position or the results of operations in the future or of the combined financial position or the results of operations that would have been realized had the merger been consummated during the periods or as of the dates for which the pro forma information is presented.

Pro forma per share amounts for the combined company are based on exchange ratio of 1.0556 for 60% of the total outstanding shares, with the remaining shares redeemed for cash at $9.50 per share.

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Kentucky First Federal Bancorp and CKF Bancorp, Inc.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of December 31, 2011

	Historical
(In thousands)	Kentucky First Federal Bancorp	CKF Bancorp	Pro Forma Adjustments		Pro Forma Combined

Assets
Cash and due from banks	$1,265	$1,020	$—		$2,285
Interest-bearing demand deposits and federal funds sold	2,893	1,350	(2,159)	C	2,084
Certificates of deposit	100	—	—		100
Securities held to maturity	5,760	11,395	413	D	17,568
Securities available for sale	12,694	6	—		12,700
Total loans	184,887	108,763	(2,520)	D	291,130
Allowance for loan losses	(842)	(1,848)	1,848	D	(842)
Net loans	184,045	106,915	(672)		290,288
Premises and equipment, net	2,696	1,736	—		4,432
Goodwill	14,507	—	—		14,507
Core deposit intangibles	22	—	77	E	99
Federal Home Loan Bank stock	5,641	2,091	—		7,732
Other assets	6,815	2,463	558	F	9,836
Total assets	$236,438	$126,976	$(1,783)		$361,631

Liabilities and Stockholders’ Equity
Deposits:
Noninterest-bearing	$947	$1,387	$—		$2,334
Interest-bearing	135,649	99,218	1,115	D	235,982
Total deposits	136,596	100,605	1,115		238,316
Federal Home Loan Bank advances	38,715	13,000	2,844	C,D	54,559
Other liabilities	2,146	386	—		2,532
Total liabilities	177,457	113,991	3,959		295,407

Common stock	86	10	(10)	G	86
Additional paid in capital	36,882	10,003	(10,003)	G	36,882
Retained earnings	32,102	10,748	(10,694)	D,G	32,156
Accumulated other comprehensive income (loss)	3	(26)	26	G	3
Unearned employee stock ownership plan	(1,877)	(12)	12	G	(1,877)
Treasury stock at cost	(8,215)	(7,738)	14,927	G	(1,026)
Total stockholders’ equity	58,981	12,985	(5,742)		66,224
Total liabilities and stockholders’ equity	$236,438	$126,976	$(1,783)		$361,631

See Notes to the Unaudited Pro Forma Condensed Combined Financial Statements.

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Kentucky First Federal Bancorp and CKF Bancorp, Inc.

Unaudited Pro Forma Condensed Combined Statement of Operations

Six months Ended December 31, 2011

	Historical
(In thousands, except per share data)	Kentucky First Federal Bancorp	CKF Bancorp	Pro Forma Adjustments		Pro Forma Combined

Interest Income:
Loans, including fees	$4,936	$2,949	$61	H	$7,946
Investment securities	140	213	(73)	H	280
Other	112	—	—		112
Total interest income	5,188	3,162	(12)		8,338
Interest Expense:
Deposits	887	774	(348)	H	1,313
Borrowings	311	179	(65)	H	425
Total interest expense	1,198	953	(413)		1,738
Net interest income	3,990	2,209	401		6,600
Provision for loan losses	82	275	—		357
Net interest income, after provision for loan losses	3,908	1,934	401		6,243
Noninterest Income:
Earnings on bank-owned life insurance	44	—	—		44
Net gains (losses) on real estate owned	(61)	(91)	—		(152)
Other noninterest income	74	129	—		203
Total noninterest income	57	38	—		95
Non-Interest Expense:
Salaries and employee benefits	1,520	921	—		2,441
Occupancy and equipment	168	132	—		300
Other noninterest expense	1,072	796	7	I	1,875
Impairment of goodwill	—	1,100	—	I	1,100
Total noninterest expense	2,760	2,949	7		5,716
Income before income taxes	1,205	(977)	394		622
Income tax expense	396	42	134		572
Net income	$809	$(1,019)	$260		$50
Net Income Per Share Amounts:
Basic	$0.11	$(0.83)	—		$0.01
Diluted	0.11	(0.83)	—		$0.01
Weighted Average Common Shares:
Basic	7,544,432	1,224,719	776,373	J	8,320,805
Diluted	7,544,432	1,224,719	776,373	J	8,320,805

See Notes to the Unaudited Pro Forma Condensed Combined Financial Statements.

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Kentucky First Federal Bancorp and CKF Bancorp, Inc.

Unaudited Pro Forma Condensed Combined Statement of Operations

Year Ended June 30, 2011

	Historical
(In thousands, except per share data)	Kentucky First Federal Bancorp	CKF Bancorp	Pro Forma Adjustments		Pro Forma Combined

Interest Income:
Loans, including fees	$10,146	$6,051	$123		$16,320
Investment securities	357	432	(145)	H	644
Other	246	1	—	H	247
Total interest income	10,749	6,484	(22)		17,211
Interest Expense:
Deposits	2,486	1,782	(555)	H	3,713
Borrowings	695	391	(125)	H	961
Total interest expense	3,181	2,173	(680)		4,674
Net interest income	7,568	4,311	658		12,537
Provision for loan losses	668	870	—		1,538
Net interest income, after provision for loan losses	6,900	3,441	658		10,999
Noninterest Income:
Earnings on bank-owned life insurance	90	—	—		90
Net losses on real estate owned	(107)	(217)	—		(324)
Net gains on sales of loans	155	—	—		155
Other noninterest income	104	268	—		372
Bargain purchase gain	—	—	54	D	54
Total noninterest income	242	51	54		347
Noninterest Expense:
Salaries and employee benefits	3,057	1,794	—		4,851
Occupancy and equipment	355	264	—		619
Other non-interest expense	1,870	1,100	14	I	2,984
Total non-interest expense	5,282	3,158	14		8,454
Income before income taxes	1,860	334	698		2,892
Income tax expense	104	114	237		455
Net income	$1,756	$220	$461		$2,437
Net Income Per Share Amounts:
Basic	$0.23	$0.18	—		$0.29
Diluted	0.23	0.18	—		0.29
Weighted Average Common Shares:
Basic	7,519,347	1,224,945	776,373	J	8,295,720
Diluted	7,519,347	1,224,945	776,373	J	8,295,720

See Notes to the Unaudited Pro Forma Condensed Combined Financial Statements.

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Kentucky First Federal Bancorp and CKF Bancorp, Inc.

Notes to Unaudited Pro Forma Condensed

Combined Financial Statements

Note A

The unaudited pro forma condensed combined balance sheet of Kentucky First Federal Bancorp and subsidiaries and CKF Bancorp and subsidiaries at December 31, 2011 has been prepared as if the merger had been consummated on that date. The unaudited pro forma condensed combined statements of income for the six months ended December 31, 2011 and year ended June 30, 2011 have been prepared as if the merger had been consummated as of July 1, 2010. The unaudited pro forma condensed combined financial statements are based on the historical financial statements of Kentucky First Federal Bancorp and CKF Bancorp and give effect to the merger under the acquisition method of accounting and the assumptions and adjustments in the notes that follow.

Since CKF Bancorp has a December 31 fiscal year end and Kentucky First Federal Bancorp has a June 30 fiscal year end, CKF Bancorp’s historical data for the year ended June 30, 2011 was calculated by adding the results from the third and fourth quarters of fiscal 2010 to the first six months of fiscal 2011.

Assumptions relating to the pro forma adjustments set forth in the unaudited pro forma condensed combined financial statements are summarized as follows:

(i) Estimated fair values—The estimated fair value and resulting net discount/premium on securities held-to-maturity, for purposes of these pro forma financial statements, is being accreted/amortized to interest income on a sum-of-the-years digits method over five years. The actual discount/premium will be accreted/amortized to interest income to produce a constant yield to maturity. The resulting net premium and discount on deposits and borrowings, respectively, is being amortized/accreted into interest expense on a sum-of-the-years digits method over their remaining estimated lives.

(ii) Income taxes—A net deferred tax asset was recorded equal to the deferred tax consequences associated with the differences between the tax basis and book basis of the assets acquired and liabilities assumed, using a marginal tax rate of 34.0%.

Certain reclassifications have been made to CKF Bancorp’s financial information to conform to Kentucky First Federal Bancorp’s financial information.

Note B

Purchase Price of CKF Bancorp

CKF Bancorp common stock outstanding	1,225,802	(1)
Stock component percentage	60%
CKF Bancorp stock subject to exchange ratio	735,481
Exchange ratio	1.0556
Total Kentucky First Federal Bancorp common stock to be issued	776,374
Fair value per Kentucky First Federal Bancorp common share	$9.26	(2)
	$7,189,223
Cash payment to CKF Bancorp stockholders			$4,658,050	(1)
Cash-out of stock options			1,040	(3)
Total purchase price			$11,848,313

(1)	Based on shares of CKF Bancorp common stock outstanding as of December 31, 2011.
(2)	Based on the per share closing price of Kentucky First Federal Bancorp common stock on March 16, 2012.

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(3)	At December 31, 2011, there were 8,000 options to purchase shares of CKF Bancorp common stock at a weighted average price of $9.37. There were 12,000 options with exercise prices greater than $9.50. Since the exercise price exceeds the cash price, these options will not be cashed out.

Note C

Reflects cash paid in exchange for CKF Bancorp common stock totaling $4,658,000 (490,321 shares x $9.50 per share), plus cash assumed to be paid to common option holders totaling $1,040 (8,000 options outstanding with a weighted average exercise price of $9.37 per share), less borrowings by Kentucky First Federal Bancorp of $2,500,000 at an annual rate of 3.50%.

Note D

Acquisition accounting adjustments are estimated as follows:

	(In thousands)
CKF Bancorp’s net assets at December 31, 2011		$12,985

Fair value adjustment (4):
Loans	$(672)
Borrowings	(344)
Certificates of deposits	(1,115)
Securities held-to-maturity	413
Core deposit intangibles	77
	(1,641)
Deferred taxes on purchase accounting adjustments (34%)	558
Total net fair value adjustments to net assets acquired		(1,083)
Adjusted net assets acquired		$11,902

The excess of cost over the fair value of the net assets acquired is set forth below:

(In thousands)

Total purchase price	$11,848
Net assets acquired	11,902
Total excess (deficit) of cost over fair value of net assets acquired	$(54)

(4)	Fair value adjustments in accordance with acquisition accounting under U.S. generally accepted accounting principles. At the time of the preparation of the pro forma financial statements the parties did not have appraisals to support the fair market value of the real property to be acquired in the merger. As a result, there could be adjustments to the carrying value of such fixed assets after the merger is completed.

Note E

Reflects core deposit intangible, which is estimated to be $77,000.

Note F

Reflects $558,000 of additions to deferred tax assets as a result of fair value adjustments.

Note G

Issuance of Kentucky First Federal Bancorp common stock of $7,189,000 and elimination of CKF Bancorp’s equity of $12,985,000.

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Note H

Pro forma adjustments to interest income and interest expense were calculated as follows:

	For the Year Ended June 30, 2011	For the Six Months Ended December 31, 2011
Accretion of loan fair value adjustment (7 years using level yield method)	$123	$61
Amortization of investment fair value adjustment (5 years using level yield method)	(145)	(73)
Total net adjustments—interest income	$(22)	$(12)
Accretion of time deposit fair value adjustment (4 years using level yield method)	$(555)	$(348)
Interest expense on $2.5 million of additional borrowings at a rate of 3.50%	88	44
Accretion of borrowings fair value adjustment (2 years using level yield method)	(213)	(109)
Total net adjustments—interest expense	$(680)	$(413)

Note I

The core deposit intangible of $77,000 is estimated to have a useful life of 10 years and is amortized over 10 years using the level yield method.

Note J

Basic and fully diluted weighted average number of common and common stock equivalents utilized for the calculation of earnings per share for the periods presented were calculated using Kentucky First Federal Bancorp’s historical weighted average basic and diluted shares plus 776,373 shares to be issued to CKF Bancorp’s stockholders under the terms of the agreement of merger.

Note K

The transaction costs associated with the merger and expected to be incurred by Kentucky First Federal Bancorp in the next twelve months are projected to total $_______. These costs include legal, financial advisor, accounting, printing and mailing and transfer agent fees. These costs are not included in the pro forma income statements. Transaction cost expected to be incurred by CKF Bancorp are estimated to total $_______. Additionally, both companies will incur costs to defend litigation as described under “Description of the Merger-Litigation Related to the Merger.” These costs are not included in the pro forma income statements.

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DESCRIPTION OF KENTUCKY FIRST FEDERAL BANCORP CAPITAL STOCK

The following summary describes the material terms of Kentucky First Federal Bancorp’s capital stock and is subject to, and qualified by, Kentucky First Federal Bancorp’s charter and bylaws and federal law. See “Where You Can Find More Information” as to how to obtain a copy of Kentucky First Federal Bancorp’s charter and bylaws.

General

Kentucky First Federal Bancorp is authorized to issue 20,000,000 shares of our common stock having a par value of $0.01 per share and 5,000,000 shares of preferred stock having a par value of $0.01 per share. At [Record Date], ____ shares of common stock were outstanding. At that date, no shares of preferred stock were outstanding.

Common Stock

Dividends. The holders of Kentucky First Federal Bancorp’s common stock are entitled to receive and share equally in dividends as may be declared by the board of directors out of funds legally available for dividends, after payment of all dividends on preferred stock, if any is outstanding. Kentucky First Federal Bancorp is not subject to regulatory restrictions on the payment of dividends. However, its ability to pay dividends may depend, in part, upon dividends it receives from First Federal of Hazard and First Federal of Frankfort. Applicable regulations limit dividends and other distributions by First Federal of Hazard and First Federal of Frankfort.

If Kentucky First Federal Bancorp pays dividends to its stockholders, it also will be required to pay dividends to First Federal MHC, unless First Federal MHC elects to waive the receipt of dividends.  Federal Reserve Board regulations require First Federal MHC to notify the Federal Reserve Board if it proposes to waive receipt of dividends from Kentucky First Federal Bancorp.  The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) addresses the issue of dividend waivers in the context of the transfer of the supervision of savings and loan holding companies to the Federal Reserve Board.  The Dodd-Frank Act specified that dividends may be waived if certain conditions are met, including that the Federal Reserve Board does not object after being given written notice of the dividend and proposed waiver.  The Dodd-Frank Act indicates that the Federal Reserve Board may not object to such a waiver (1) if the mutual holding company involved has, before December 1, 2009, reorganized into a mutual holding company structure, engaged in a minority stock offering and waived dividends; (2) the board of directors of the mutual holding company expressly determines that a waiver of the dividend is consistent with its fiduciary duties to members and (3) the waiver would not be detrimental to the safe and sound operation of the savings association subsidiaries of the holding company.  The Federal Reserve has not previously permitted dividend waivers by mutual bank holding companies and may object to dividend waivers involving mutual savings and loan holding companies, notwithstanding the referenced language in the Dodd-Frank Act.  The Federal Reserve Board will not consider the amount of dividends waived by the mutual holding company in determining an appropriate exchange ratio in the event of a full conversion to stock form.  Kentucky First Federal Bancorp has been granted such a waiver, and dividends paid to Kentucky First Federal Bancorp’s shareholders on May 17, August 16, 2011, November 22, 2011 and February 21, 2012 were waived by First Federal MHC. The Federal Reserve Board has adopted an interim final rule which requires First Federal MHC to notify the Federal Reserve Board if it proposes to waive receipt of dividends from Kentucky First Federal Bancorp. The interim final rule also requires that First Federal MHC obtain the approval of a majority of the eligible votes of members of First Federal MHC (generally First Federal of Hazard depositors) before it can waive dividends. Kentucky First Federal Bancorp cannot predict whether the Federal Reserve Board will grant dividend waiver requests in the future and, if it were to grant such waiver requests, Kentucky First Federal Bancorp cannot predict the nature of conditions, if any, the Federal Reserve Board may place on future dividend waiver requests.  The denial of a dividend waiver request or the imposition of burdensome conditions on an approval of a waiver request may significantly limit the amount of dividends Kentucky First Federal Bancorp pays in the future, if any. Moreover, the Federal Reserve Board has indicated that its current position is that the dividend waiver would not be granted for ensuing quarters unless certain requirements are met which include solicitation of a positive vote among the members of First Federal MHC, a group primarily comprised of the depositors of First Federal of Hazard. While it will remain First Federal MHC’s strong preference to continue to waive future dividends, except to the extent dividends are needed to fund First Federal MHC’s continuing operations, it may become necessary to pay dividends to First Federal MHC until such time as the shareholder vote and other requirements can be met or until there is a regulatory change. In the long term, the inability to waive dividends to First Federal MHC will likely result in a reduction in dividends paid to Kentucky First Federal Bancorp shareholders. For more information, see “Risk Factors – Risks Related to Kentucky First Federal Bancorp – The amount of dividends Kentucky First Federal Bancorp pays on its common stock, if any, may be limited by the ability of First Federal MHC to waive receipt of dividends.”

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Voting Rights. The holders of Kentucky First Federal Bancorp’s common stock possess exclusive voting rights in Kentucky First Federal Bancorp. They elect its board of directors and act on other matters as are required to be presented to them under federal law or as are otherwise presented to them by the board of directors. Each holder of common stock is entitled to one vote per share on all matters presented to stockholders. Holders of common stock are not entitled to cumulate their votes in the election of directors.

Liquidation. Upon liquidation, dissolution or winding up of Kentucky First Federal Bancorp, holders of common stock are entitled to receive all of the assets of Kentucky First Federal Bancorp available for distribution after payment or provision for payment of all its debts and liabilities. If Kentucky First Federal Bancorp issues preferred stock, the preferred stock holders may have a priority over the holders of the common stock upon liquidation or dissolution.

Preemptive Rights; Redemption. Holders of Kentucky First Federal Bancorp’s common stock are not entitled to preemptive rights with respect to any shares that may be issued. The common stock cannot be redeemed.

Preferred Stock

Kentucky First Federal Bancorp’s charter authorizes its board of directors, without stockholder action, to issue preferred stock in one or more series and to establish the designations, powers, preferences, dividend rates and rights as the board of directors may from time to time determine. The issuance of preferred stock with voting, dividend, liquidation and conversion rights could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control.

Restrictions on Acquisition

First Federal MHC owns a majority of the issued and outstanding common stock of Kentucky First Federal Bancorp. As a result, management of First Federal MHC is able to exert voting control over Kentucky First Federal Bancorp, First Federal of Hazard and First Federal of Frankfort and restricts the ability of Kentucky First Federal Bancorp’s minority stockholders to effect a change of control of management. First Federal MHC, as long as it remains in the mutual form of organization, will control a majority of Kentucky First Federal Bancorp’s voting stock.

Under the Federal Change in Bank Control Act, a notice must be submitted to the Federal Reserve Board if any person (including a company), or group acting in concert, seeks to acquire direct or indirect “control” of a savings and loan holding company or savings association. Under certain circumstances, a change in control may occur, and prior notice is required, upon the acquisition of 10% or more of the outstanding voting stock of Kentucky First Federal Bancorp, unless the Federal Reserve Board has found the acquisition will not result in a change in control. Under the Change in Control Act, the Federal Reserve Board has 60 days from the filing of a complete notice to act, taking into consideration certain factors, including the financial and managerial resources of the acquirer and the anti-trust effects of the acquisition. Any company that so acquires control would then be subject to regulation as a savings and loan holding company.

Transfer Agent and Registrar

The Transfer Agent and Registrar for Kentucky First Federal Bancorp’s common stock is IST Shareholder Services, 209 West Jackson Boulevard, Chicago, Illinois.

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COMPARISON OF RIGHTS OF STOCKHOLDERS

The rights of stockholders of Kentucky First Federal Bancorp are currently governed by Kentucky First Federal Bancorp’s charter, bylaws and federal law. The rights of stockholders of CKF Bancorp are currently governed by CKF Bancorp’s certificate of incorporation, bylaws and the Delaware General Corporation Law. If the merger is completed, CKF Bancorp stockholders who receive Kentucky First Federal Bancorp common stock will become Kentucky First Federal Bancorp stockholders and their rights will likewise be governed by Kentucky First Federal Bancorp’s charter and bylaws and federal law.

The following is a summary of the material differences between the rights of a CKF Bancorp stockholder and the rights of a Kentucky First Federal Bancorp stockholder. This summary is not a complete statement of the differences between the rights of CKF Bancorp stockholders and the rights of Kentucky First Federal Bancorp stockholders and is qualified in its entirety by reference to the governing law of each corporation and to the charter or certificate of incorporation and bylaws of each corporation. Copies of Kentucky First Federal Bancorp’s charter and bylaws are on file with the Securities and Exchange Commission. Copies of CKF Bancorp’s certificate of incorporation and bylaws are available upon written request addressed to Virginia R.S. Stump, Secretary, CKF Bancorp, Inc., 340 West Main Street, Danville, Kentucky 42422.

Authorized Stock
Kentucky First Federal Bancorp	CKF Bancorp

•     The Kentucky First Federal Bancorp charter authorizes 25,000,000 shares of capital stock, consisting of 20,000,000 shares of common stock, $0.01 par value, and 5,000,000 shares of preferred stock, $0.01 par value.

•     At [Record Date], there were _______ shares of Kentucky First Federal Bancorp common stock issued and outstanding.

•     As of [Record Date], there were no shares of preferred stock issued or outstanding.

•    The CKF Bancorp certificate of incorporation authorizes 4,100,000 shares of capital stock, consisting of 4,000,000 shares of common stock, $0.01 par value and 100,000 shares of preferred stock, $0.01 par value.

•    As of [Record Date], there were _____ shares of CKF Bancorp common stock issued and outstanding.

•    As of [Record Date], there were no shares of preferred stock issued or outstanding.

Voting Rights
Kentucky First Federal Bancorp	CKF Bancorp

•     The holders of the common stock exclusively possess all voting power, subject to the authority of the board of directors to offer voting rights to the holders of preferred stock.

•     Holders of common stock may not cumulate their votes for the election of directors.

•     The holders of the common stock exclusively possess all voting power, subject to the authorization of the board of directors to offer voting rights to the holders of preferred stock.

•     Each share of common stock is entitled to one vote. Beneficial owners of 10% or more of the outstanding stock are subject to voting limitations.

•     Holders of common stock may not cumulate their votes for the election of directors.

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Required Vote for Authorization of Certain Actions
Kentucky First Federal Bancorp		CKF Bancorp
•	The Kentucky First Federal Bancorp charter does not contain any supermajority voting requirement for the approval of certain actions. However, because First Federal MHC owns a majority of Kentucky First Federal Bancorp’s outstanding common stock, no action requiring a stockholder vote can occur without First Federal MHC’s concurrence.	•	At least 80% of the outstanding shares of voting stock must approve certain “business combinations” involving a “related person” or any affiliate of a “related person.” However, if two-thirds of directors not affiliated with the related person approves the business combination, a majority vote of the outstanding shares is sufficient to approve a business combination.

Dividends
Kentucky First Federal Bancorp		CKF Bancorp
•	Holders of common stock are entitled, when declared by the Kentucky First Federal Bancorp Board, to receive dividends, subject to the rights of holders of preferred stock.	•	Holders of common stock are entitled, when declared by the CKF Board, to receive dividends, subject to the rights of holders of preferred stock.

Stockholders’ Meetings
Kentucky First Federal Bancorp		CKF Bancorp
•	Kentucky First Federal Bancorp must deliver notice of the meeting and, in the case of a special meeting, a description of its purpose no fewer than 20 days and no more than 50 days before the meeting to each stockholder entitled to vote.	•	CKF Bancorp must deliver notice of the meeting and, in the case of a special meeting, a description of its purpose no fewer than ten days and no more than 50 days before the meeting to each stockholder entitled to vote.

•	Only the chairman of the board, the president or a majority of the board of directors may call a special meeting.	•	Special meetings may be called only by the board of directors.

•	For purposes of determining stockholders entitled to vote at a meeting, the board of directors may fix a record date that is not less than ten days and not more than 60 days before the meeting.	•	For purposes of determining stockholders entitled to vote at a meeting, the board of directors may fix a record date that is not less than 10 days and not more than 60 days before the meeting.

•	The board of directors or any stockholder entitled to vote may nominate directors for election or propose new business.	•	The board of directors or any stockholder entitled to vote may nominate directors for election or propose new business.

•	To nominate a director or propose new business, stockholders must give written notice to the Secretary of Kentucky First Federal Bancorp not less than 30 days before the meeting. However, if Kentucky First Federal Bancorp gives less than 40 days’ notice or prior public disclosure of the meeting, written notice of the stockholder proposal or nomination must be delivered to the Secretary not later than ten days following the date notice of the meeting was mailed to stockholders or public disclosure of the meeting was made. Each notice given by a stockholder with respect to a nomination to the board of directors or proposal for new business must include certain information regarding the nominee or proposal and the stockholder making the nomination or proposal.	•	To nominate a director or propose new business, stockholders must give written notice to the Secretary of CKF Bancorp not less than 30 days nor more than 60 days before the meeting. However, if CKF Bancorp gives less than 40 day’s notice of the meeting, written notice of the stockholder proposal or nomination must be delivered to the Secretary not later than ten days following the date notice of the meeting was mailed to stockholders. Each notice given by a stockholder with respect to a nomination to the board of directors or proposal for new business must include certain information regarding the nominee or proposal and the stockholder making the nomination or proposal.

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Action by Stockholders Without a Meeting
Kentucky First Federal Bancorp		CKF Bancorp
•	Action that may be taken at a meeting of stockholders may be taken by the unanimous written consent of the stockholders.	•	Action that may be taken at a meeting of stockholders may be taken by the written consent of the holders of outstanding stock in such amount necessary to authorize such action at a meeting.

Board of Directors
Kentucky First Federal Bancorp		CKF Bancorp
•	The charter provides that the number of directors, to be fixed by resolution, shall be between five and 15.	•	The certificate of incorporation provides that the number of directors, to be fixed in the bylaws, shall be between five and 15.

•	The board of directors is divided into three classes as equal in number as possible and approximately one-third of the directors are elected at each annual meeting.	•	The board of directors is divided into three classes as equal in number as possible and approximately one-third of the directors are elected at each annual meeting.

•	Vacancies on the board of directors will be filled by a vote of a majority of the remaining directors.	•	Vacancies on the board of directors will be filled by a two-thirds vote of the remaining directors.

•	Directors may be removed only for cause by the vote of a majority of the outstanding shares entitled to vote for directors.	•	Directors may be removed only for cause by the vote of at least 80% of the outstanding shares entitled to vote for directors.

Amendment of the Bylaws
Kentucky First Federal Bancorp		CKF Bancorp
•	The bylaws may be amended or repealed only with the approval of at least a majority of the board of directors.	•	The bylaws may be amended or repealed with the approval of at least two-thirds of the board of directors or at least 80% of the outstanding share entitled to vote.

Amendment of the Charter or Certificate of Incorporation
Kentucky First Federal Bancorp		CKF Bancorp
•	The charter may be amended or repealed upon approval of at least a majority of the shares entitled to vote on the matter.	•	The certificate of incorporation may be amended or repealed upon approval of at least a majority of the shares entitled to vote on the matter, unless otherwise provided in the certificate of incorporation or Delaware law.

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MANAGEMENT AND OPERATIONS AFTER THE MERGER

Board of Directors

After the completion of the merger, the board of directors of Kentucky First Federal Bancorp will consist of all of the current directors of Kentucky First Federal Bancorp and CKF Bancorp directors W. Banks Hudson and William H. Johnson. Information regarding the directors of Kentucky First Federal Bancorp and the members of CKF Bancorp’s board of directors who will be joining the board of directors of Kentucky First Federal Bancorp is provided below. The age indicated for each individual is as of December 31, 2011.

The following directors of Kentucky First Federal Bancorp have terms ending in 2012:

Stephen G. Barker has been a director of Kentucky First Federal Bancorp since its inception in March 2005. Mr. Barker is the Executive Vice President and General Counsel for Kentucky River Properties LLC, which owns significant land, mineral, oil and gas and timber resources in Kentucky. Kentucky River's lessees include several nationally known publicly traded resource producers. Mr. Barker has been employed by Kentucky River Coal Corporation and Kentucky River Properties LLC since 1985, and has served as Assistant General Counsel and Assistant Secretary. Mr. Barker is a Director and a member of the Executive Committee of the National Council of Coal Lessors in Washington, D.C. Mr. Barker has been in the private practice of law in Hazard since 1980 and has provided legal representation to First Federal of Hazard since 1982. Mr. Barker also served as Master Commissioner for the Perry Circuit Court and is a member and past President of the Perry County Bar Association. He is a member of the Kentucky Bar Association and the American Bar Association and is admitted to practice before the Kentucky Supreme Court and the U.S. District Court for the Eastern District of Kentucky. Before obtaining his Juris Doctorate from the University of Kentucky College of Law, Mr. Barker received a Bachelor of Science in Forestry from the University of Kentucky and was a forester and served as District Conservationist with the United States Department of Agriculture Soil Conservation Service in eastern Kentucky. Mr. Barker continues to serve as a District Supervisor and Secretary and Treasurer of the Perry County Conservation District. He is a member of the Society of American Foresters. Mr. Barker is a private pilot and a member of the Aircraft Owners and Pilots Association and is Chairman of the Hazard Perry County Airport Board which manages the Wendell H. Ford Regional Airport near Hazard. Age 58.

Mr. Barker’s long service to First Federal of Hazard represents a valuable level of expertise and commitment, along with his extensive knowledge of real estate derived from his legal career make him an exceptional member of the board.

Tony D. Whitaker has served as Chairman of the Board and Chief Executive Officer of Kentucky First Federal Bancorp since its inception in March 2005. Since 1997, he has served as President and Chief Executive Officer of First Federal of Hazard. He has also served First Federal of Hazard as a director since 1993. Mr. Whitaker was President of First Federal Savings Bank in Richmond, Kentucky from 1980 until 1994. From 1994 until 1996, Mr. Whitaker was the President of the central Kentucky region and served on the Board of Great Financial Bank, a $3 billion savings and loan holding company located in Louisville, Kentucky. Mr. Whitaker served as a director of the Federal Home Loan Bank of Cincinnati from 1991 to 1997, including a term as Vice-Chairman. He served on the Board of America’s Community Bankers, a national banking trade group, from 2001 to 2007. Mr. Whitaker has served on the Board of Directors of Pentegra Group, Inc., a financial services company specializing in retirement benefits, since 2002. He is currently that board’s Chairman. He also currently serves as Chairman of the Kentucky Bankers Association. Age 66.

Based on his level of experience and the breadth of his career, Mr. Whitaker has few peers among bankers still actively working. His expertise in the Kentucky thrift community is incomparable. He is both the architect and ongoing leader of Kentucky First Federal Bancorp and as such provides extremely valuable service to our board.

David R. Harrod has been a director of Kentucky First Federal Bancorp since its inception in March 2005. He has served as a Director of First Federal of Frankfort since 2003. He also previously served as Director and Chairman of the Audit Committee of First Federal of Frankfort. He currently serves as a Director and Treasurer of the Franklin County Industrial Development Authority. Mr. Harrod is a certified public accountant and is a principal of Harrod and Associates, P.S.C., a Frankfort, Kentucky-based accounting firm. Age 52.

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Mr. Harrod’s financial expertise is a necessary component of the board. His career in public accounting, which has included audit work for a publicly-traded financial institution, affords him an exceptional level of knowledge that is highly appropriate as he chairs Kentucky First Federal Bancorp’s audit committee and, as such, is the liaison between the board and the independent public accountants.

The following directors of Kentucky First Federal Bancorp have terms ending in 2013:

William D. Gorman, Jr. was elected as a director of First Federal of Hazard on December 16, 2010. He follows in the footsteps of his late father, Mayor William D. Gorman, who served as a director of First Federal of Hazard and Kentucky First Federal Bancorp. Mr. Gorman is President and Chief Executive Officer of Hazard Insurance Agency. Mr. Gorman is a graduate of the University of Kentucky. He has served as Vice President and General Manager of WKYH-TV in Hazard. He was the founder of radio station WYZQ, now WQXY in Hazard. In 2004, he served as President of the Independent Insurance Agents of Kentucky. He is a member and past president of the Hazard Lions Club. He has served on the Hazard-Perry County Tourism Commission and on the Board of Directors of both Kentucky Education Television and Hazard Appalachian Regional Hospital. Age 62.

Mr. Gorman’s many years as an important part of the business and civic communities of Hazard and Perry County, as well as his past service to First Federal of Hazard, make him an excellent candidate for the board.

Herman D. Regan, Jr. has been a director of Kentucky First Federal Bancorp since its inception in March 2005. He has served as a Director of First Federal of Frankfort since 1988. Mr. Regan served as Chairman of the Board and President of Kenvirons, Inc., a civil and environmental engineering consulting firm, from 1975 until his retirement in August 1994. Age 82.

Mr. Regan’s long history in the Frankfort business community allows him to provide valuable insight to the Board. His experience as a director of First Federal of Frankfort and with its holding company, Frankfort First Bancorp (a public company from 1995 through 2005), illustrates a high level of knowledge and dedication. After completing a B.S. degree in Civil Engineering at the University of Kentucky and a Masters degree in Sanitary Engineering at the University of North Carolina, Mr. Regan went on to a distinguished career in environmental engineering which climaxed in his receipt of the Kentucky Environmental Quality Commission’s prestigious Lifetime Achievement Award, which stated that Mr. Regan’s career is “a stellar example of dedication to cleaner air and water quality for future Kentuckians.” Mr. Regan has also served on the board of Baptist Health Care, Inc., in Louisville and of Central Baptist Hospital in Lexington.

The following directors of Kentucky First Federal Bancorp have terms ending in 2014:

Walter G. Ecton, Jr. has been a director of Kentucky First Federal Bancorp since its inception in March 2005. He has served as a director of First Federal of Hazard since 2004. Mr. Ecton has been engaged in the private practice of law in Richmond, Kentucky since 1979. Age 58.

Mr. Ecton is a graduate of Centre College and received his Juris Doctorate of law from the University of Kentucky where he was a member of the Kentucky Law Journal. Mr. Ecton also earned a Masters Degree in Business Administration from the University of Kentucky. In addition to his private practice, Mr. Ecton served as an Assistant Commonwealth’s Attorney from 1981-1993. Mr. Ecton previously served as legal counsel to First Federal of Richmond, Kentucky and as an advisory director of Great Financial Bank. His knowledge of the banking industry through this service and through his extensive education and legal career provides the board invaluable expertise.

Don D. Jennings has served as President and Chief Operating Officer and as a Director of Kentucky First Federal Bancorp since its inception in March 2005. He served as President and Chief Executive Officer of Frankfort First and now serves as Vice Chairman and Chief Executive Officer of First Federal of Frankfort. He has been employed by First Federal of Frankfort since 1991. He currently serves on the board of the Kentucky Bankers Association and is president of the Central Kentucky League of Savings Institutions. Age 46.

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Mr. Jennings has extensive knowledge of the workings of both public companies and banks. He was intimately involved in the formation of both Kentucky First Federal Bancorp and Frankfort First Bancorp and has played a major role in the structure of the entire corporation.

Proposed appointees from CKF Bancorp:

W. Banks Hudson is an attorney with the firm of Hudson & Hudson, PLLC which has its practice in Danville, Kentucky. Mr. Hudson specializes in real estate, estate planning and business law. He has served on the Board of Directors of the Boyle County Industrial Foundation, the Bluegrass Community Foundation, the Lottie B. Ellis Scholarship and Discretionary Fund Advisory Board as Chairman, the Danville-Boyle County Chamber of Commerce, and Heart of Danville, Inc. (Main Street Program). Mr. Hudson has served as a director of CKF Bancorp since 1981. Age 64.

Mr. Hudson brings a wealth of experience from his law practice and service to CFK Bancorp as Director and as Chairman. That, coupled with his longstanding prominence in the Danville community, makes Mr. Hudson extremely well-qualified to guide Kentucky First Federal Bancorp into its new markets and new endeavors.

William H. Johnson was named President and Chief Executive Officer of Central Kentucky Federal Savings Bank and CKF Bancorp in August 2005. He joined Central Kentucky Federal Savings Bank as Senior Vice President in September 1998 and was named Secretary in April 1999. Prior to that, he served for 16 years as Vice President and Regional Manager of Great Financial Bank, F.S.B. and for seven years as Managing Officer of Commonwealth First Federal Savings and Loan Association, Danville, Kentucky. He has served on the Board of Directors of the Kentucky Bankers Association and is currently President of the Kentucky Thrift Foundation. Age 61.

Mr. Johnson’s experience in the Danville community and the Danville banking market are nearly unequalled. His knowledge of the area as well as his experience in managing Central Kentucky Federal puts him in position to provide invaluable insight to the board of Kentucky First Federal Bancorp.

Director Compensation

Each nonemployee director of Kentucky First Federal Bancorp receives a quarterly retainer of $900, and each member of the Audit Committee receives $900 per meeting attended on a date on which there is not also a meeting of the full board of directors. Officers of Kentucky First Federal Bancorp who are directors are not compensated for their service as directors. Directors who also serve as directors of First Federal of Hazard receive $10,800 annually plus $400 for serving on the investment committee. Directors who also serve as directors of First Federal of Frankfort receive $10,800 annually plus $100 for certain committee meetings. Officers of either bank who are also directors are not compensated for their service as directors.

Executive Officers Who are not Directors

The executive officers of Kentucky First Federal Bancorp and First Federal of Frankfort will consist of the same individuals as existed before the merger plus the appointment of Russell M. Brooks and William H. Johnson. Information regarding the executive officers of Kentucky First Federal Bancorp and First Federal of Frankfort who are not also directors is provided below. The age indicated for each individual is as of December 31, 2011.

Russell M. Brooks served as Vice President, Treasurer and Chief Financial Officer of CKF Bancorp and of Central Kentucky Federal Savings Bank since November 2001. He became Executive Vice President in August 2005. Prior to joining CKF Bancorp he served as Executive Vice President of First Federal Savings Bank, Cynthiana, Kentucky, from 1998 to 2001 and served as Vice President of Kentucky Bank, Paris, Kentucky, from 1996 to 1998. He was Chief Executive Officer of Jessamine First Federal Savings and Loan, Nicholasville, Kentucky, from 1989 until its acquisition by Kentucky Bank in 1996. Age 61.

R. Clay Hulette has served as Vice President, Treasurer and Chief Financial Officer of Kentucky First Federal Bancorp since its inception in March 2005. Since 2000, he has served as Vice President and Chief Financial Officer of Frankfort First Bancorp. In March 2007, he was named President of First Federal of Frankfort, having served as Vice President and Treasurer since 2000. He has been employed by First Federal of Frankfort since 1997. He is a Certified Public Accountant. Age 50.

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Executive Compensation

The following table is furnished for all individuals serving as the principal executive officer or principal financial officer of Kentucky First Federal Bancorp during the year ended June 30, 2011 and for the other most highly compensated executive officers of Kentucky First Federal Bancorp who received a salary of $100,000 or more during the year ended June 30, 2011.

Name and Principal Position	Year	Salary ($)	All Other Compensation ($) (1)	Total ($)

Tony D. Whitaker,	2011	$164,400	$98,621	$263,021
Chairman and	2010	164,400	57,988	222,388
Chief Executive Officer

R. Clay Hulette,	2011	114,732	6,576	121,308
Vice President, Chief	2010	105,961	17,009	122,970
Financial Officer and
Treasurer

Don D. Jennings,	2011	120,850	6,876	127,726
President and Chief	2010	109,200	7,151	116,351
Operating Officer

________________

(1)	Details of the amounts reported in the “All Other Compensation” column for 2011 are provided in the table below.

	Tony Whitaker	Clay Hulette	Don Jennings
ESOP Allocation	$89,765	$-	$-
Dividends on Restricted Stock	1,680	610	610
Medical Insurance	4,775	4,756	5,070
Cell Phone Usage	956	-	-
Disability Insurance	657	-	644
Parking	154	252	252
Cancer Insurance	348	-	-
Life Insurance	53	57	57
Career Apparel	-	327	-
Dental Insurance	233	574	243
Total	$98,621	$6,576	$6,876

Executive officers receive indirect compensation in the form of certain perquisites and other personal benefits. The amount of such benefits received by any named executive officer in fiscal 2011 did not exceed $10,000.

Employment Agreements

Kentucky First Federal Bancorp and First Federal of Hazard entered into separate employment agreements with Tony D. Whitaker, Chairman of the Board of Kentucky First and President and Chief Executive Officer of First Federal of Hazard.  Kentucky First Federal Bancorp and First Federal of Frankfort entered into separate employment agreements with Don D. Jennings, President and Chief Operating Officer of Kentucky First and Vice Chairman and Chief Executive Officer of First Federal of Frankfort and with R. Clay Hulette, Vice President and Chief Financial Officer of Kentucky First Federal Bancorp and President of First Federal of Frankfort.  Such employment agreements are referred to herein as the “Agreements.” The Agreements provide for three-year terms, expiring on August 15, 2014, renewable on an annual basis for an additional year upon review and extension by the respective Boards of Directors of Kentucky First, First Federal of Hazard and First Federal of Frankfort.  The Agreements establish a base salary of $164,400, $132,500 and $122,500 for Messrs. Whitaker, Jennings, and Hulette, respectively.  In addition to establishing a base salary, the Agreements provide for, among other things, participation in stock-based and other benefit plans, as well as certain fringe benefits.

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The Agreements also provide that Kentucky First, First Federal of Hazard and First Federal of Frankfort may terminate the employment of Messrs. Whitaker, Jennings, or Hulette for cause, as defined in the Agreements, at any time.  No compensation or benefits are payable upon termination of either officer for cause.  Each of the officers may also voluntarily terminate his employment by providing 90 days prior written notice.  Upon voluntary termination, the officer receives only compensation and vested benefits through the termination date.

The Agreements terminate upon the officer’s death, and his estate receives any compensation due through the last day of the calendar month of death.  The Agreements also allow the appropriate boards to terminate the employment of Messrs. Whitaker, Jennings, or Hulette due to disability, as defined in the Agreements.  A disabled executive receives any compensation and benefits provided for under the agreement for any period before termination during which the executive was unable to work due to disability.  Messrs. Whitaker, Jennings, and Hulette also may receive disability benefits under First Federal of Hazard’s or First Federal of Frankfort’s long-term disability plan(s) without reduction for any payments made under the Agreement.  During a period of disability, to the extent reasonably capable of doing so, Messrs. Whitaker and Jennings agree to provide assistance and undertake reasonable assignments for the employers.

The Agreements also require Messrs. Whitaker, Jennings, and Hulette to agree not to compete with Kentucky First, First Federal of Hazard or First Federal of Frankfort for one year following a termination of employment, other than in connection with a change in control.  Kentucky First, First Federal of Hazard or First Federal of Frankfort will pay or reimburse Messrs. Whitaker, Jennings, and Hulette for all reasonable costs and legal fees paid or incurred by him in any dispute or question of interpretation regarding the Agreements, if the executive is successful on the merits in a legal judgment, arbitration proceeding or settlement.  The Agreements also provide Messrs. Whitaker, Jennings, and Hulette with indemnification to the fullest extent legally allowable.

Under the Agreements, if either Kentucky First, First Federal of Hazard or First Federal of Frankfort terminates the employment of Messrs. Whitaker, Jennings, or Hulette without cause, or if Messrs. Whitaker, Jennings, or Hulette resigns under specified circumstances that constitute constructive termination, he receives his base salary and continued employee benefits for the remaining term of the Agreement, as well as continued health, life and disability coverage under the same terms such coverage is provided to other senior executives, or comparable individual coverage.

Under the Agreements, if, within one year after a change in control (as defined in the Agreements), any of Messrs. Whitaker, Jennings, or Hulette voluntarily terminate his employment under circumstances discussed in the Agreement, or involuntarily terminates employment, the executive receives a cash payment equal to three times his average annual compensation over the five most recently completed calendar years preceding the change in control. He also receives continued employee benefits and health, life and disability insurance coverage for thirty-six months following termination of employment.

Section 280G of the Internal Revenue Code provides that severance payments that equal or exceed three times the individual’s “base amount” are deemed to be “excess parachute payments” if they are contingent upon a change in control. Individuals receiving excess parachute payments are subject to a 20% excise tax on the amount of the payment in excess of their base amount, and the employer is not entitled to deduct any parachute payments over the base amount. The Agreements limit payments made to Messrs. Whitaker and Jennings in connection with a change in control to amounts that will not exceed the limits imposed by Section 280G.

Equity Grants

Kentucky First Federal Bancorp granted each of the named executive officers equity awards of restricted stock and stock options in 2006. Upon a change in control, all outstanding stock options become immediately exercisable and the restrictions on restricted stock immediately lapse. As of June 30, 2011, Messrs. Whitaker, Jennings and Hulette had no unvested shares or options.

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Outstanding Equity Awards at Fiscal Year End

The following table provides certain information with respect to the number of shares of Company common stock represented by outstanding stock options held by the named executive officers as of June 30, 2011.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Tony D. Whitaker	105,000	0	$10.10	12/13/2015
R. Clay Hulette	52,000	0	10.10	12/13/2015
Don D. Jennings	52,000	0	10.10	12/13/2015

Retirement Plan. First Federal of Hazard employees, including Mr. Whitaker, participate in the Financial Institution Retirement Plan (the “Retirement Plan”) to provide retirement benefits for eligible employees. Messrs. Jennings and Hulette participate in a similar plan for First Federal of Frankfort employees. Employees are eligible to participate in the Retirement Plan after the completion of one year of employment and attainment of age 21. The formula for normal retirement benefits payable annually is 2%, under the First Federal of Hazard Retirement Plan, and 1.25%, under the First Federal of Frankfort Retirement Plan, of the average of the participant’s highest five years of compensation multiplied by the participant’s years of service. Participants in the First Federal of Hazard Retirement Plan may also receive a reduced early retirement benefit under the Retirement Plan upon attainment of age 45 and satisfaction of the Retirement Plan’s vesting requirements. Participants generally have no vested interest in Retirement Benefits before their completion of five years of service. Following the completion of five years of vesting service, or upon attainment of age 65, death or termination of employment due to disability, participants automatically become 100% vested in their accrued benefit under the Retirement Plan. The amounts of benefits paid under the Retirement Plan are not reduced for any social security benefit payable to participants. Benefits under the First Federal of Frankfort Retirement Plan may be paid in a lump sum, while the First Federal of Hazard Retirement Plan does not allow for a lump sum payment of accrued benefits; however, Mr. Whitaker may elect to be paid in a lump sum as a result of previous participation in a comparable plan at another financial institution.

The present value of accumulated benefits for the First Federal of Hazard Retirement Plan is calculated using the accrued benefit multiplied by a present value factor based on an assumed age 65 retirement date, the 1994 Group Annuity Mortality table projected five years and an interest rate of 5.00% for 50% of the benefit and 7.75% for 50% of the benefit, discounted to current age at an assumed interest rate of 7.75%.

Supplemental Executive Retirement Plan. First Federal of Hazard has implemented a supplemental executive retirement plan (“SERP”) to provide for supplemental retirement benefits with respect to the employee stock ownership plan (“ESOP”) and retirement plan. The SERP provides participating executives with benefits otherwise limited by certain provisions of the Internal Revenue Code or the terms of the ESOP loan. Specifically, the SERP will provide benefits to designated officers that cannot be provided under the pension plan or the ESOP as a result of limitations imposed by the Internal Revenue Code, but that would have been provided under such plans, but for these Internal Revenue Code limitations. In addition to providing for benefits lost under tax-qualified plans as a result of the Internal Revenue Code limitations, the SERP will also provide supplemental benefits upon a change of control before the scheduled repayment of the ESOP loan. Generally, upon a change in control, the SERP will provide participants with a benefit equal to what they would have received under the ESOP, had they remained employed throughout the term of the loan, less the benefits actually provided under the ESOP on the participant’s behalf. A participant’s benefits generally become payable upon a change in control of Kentucky First or its subsidiaries. The Board has designated Tony D. Whitaker as a participant in the SERP.

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First Federal of Hazard may utilize a grantor trust in connection with the SERP, to set aside funds that ultimately may be used to pay benefits under the SERP. The assets of the grantor trust will remain subject to the claims of general creditors in the event of insolvency, until paid to a participant according to the terms of the SERP. No amounts have been accrued to date under the SERP for Mr. Whitaker.

Transactions with Management. First Federal of Hazard and First Federal of Frankfort both offer loans to their directors and executive officers. These loans were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons not related to the banks and did not involve more than the normal risk of collectability or present other unfavorable features. Under current law, the banks’ loans to directors and executive officers are required to be made on substantially the same terms, including interest rates and collateral, as those prevailing for comparable transactions with other persons who are not related to the lender and must not involve more than the normal risk of repayment or present other unfavorable features. Furthermore, all loans to such persons must be approved in advance by a disinterested majority of Kentucky First Federal Bancorp’s board of directors. At June 30, 2011, loans to directors, executive officers, and the nominee for the board and their affiliates totaled $865,000, or 1.5%, of Kentucky First Federal Bancorp’s stockholders’ equity, at that date. Any transaction with a director, nominee for director, executive officer or 5% stockholder or with a family member of any such person must be approved in advance by the Audit Committee of Kentucky First Federal Bancorp’s board of directors.

INFORMATION ABOUT KENTUCKY FIRST FEDERAL BANCORP

Business

Kentucky First Federal Bancorp was incorporated as a mid-tier holding company under the laws of the United States on March 2, 2005 upon the completion of the reorganization of First Federal Savings and Loan Association of Hazard into a federal mutual holding company form of organization. On that date, Kentucky First Federal Bancorp completed its minority stock offering and completed its acquisition of Frankfort First Bancorp, Inc. and its wholly owned subsidiary First Federal Savings Bank of Frankfort, Frankfort, Kentucky. Following the reorganization and merger, Kentucky First Federal Bancorp retained Frankfort First Bancorp as a wholly owned subsidiary and holds all of the capital stock of First Federal of Hazard and First Federal of Frankfort. Kentucky First Federal Bancorp is operating First Federal of Hazard and First Federal of Frankfort as two independent, community-oriented savings institutions.

First Federal Savings and Loan Association of Hazard. First Federal of Hazard was formed as a federally chartered mutual savings and loan association in 1960. First Federal of Hazard operates from a single office in Hazard, Kentucky as a community-oriented savings and loan association offering traditional financial services to consumers in Perry and surrounding counties in eastern Kentucky. It engages primarily in the business of attracting deposits from the general public and using such funds to originate, when available, loans secured by first mortgages on owner-occupied, residential real estate and occasionally other loans secured by real estate. To the extent there is insufficient loan demand in its market area, and where appropriate under its investment policies, First Federal of Hazard has historically invested in mortgage-backed and investment securities, although since the reorganization, First Federal of Hazard has been purchasing whole loans and participations in loans originated at First Federal of Frankfort.

First Federal Savings Bank of Frankfort. First Federal of Frankfort is a federally chartered savings bank, which is primarily engaged in the business of attracting deposits from the general public and originating primarily adjustable-rate loans secured by first mortgages on owner-occupied and nonowner-occupied one- to four-family residences in Franklin, Anderson, Scott, Shelby, Woodford and other counties in Kentucky. First Federal of Frankfort also originates, to a lesser extent, home equity loans and loans secured by churches, multi-family properties, professional office buildings and other types of property.

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Market Areas

First Federal of Hazard and First Federal of Frankfort operate in two distinct market areas.

First Federal of Hazard’s market area consists of Perry County, where the business office is located, as well as the surrounding counties of Letcher, Knott, Breathitt, Leslie and Clay Counties in eastern Kentucky. The economy in its market area has been distressed in recent years. The local economy depends on the coal industry and other industries, such as health care and manufacturing. Still, the economy in First Federal of Hazard’s market area continues to lag behind the economies of Kentucky and the United States. In the most recent available data, using information from the State of Kentucky Economic Development Information System (www.thinkkentucky.com), per capita personal income in Perry County averaged $30,104 in 2009, compared to personal income of $32,258 in Kentucky and $39,635 in the United States. Total population in Perry County has remained stable over the last five years at approximately 30,000. However, as a regional economic center, Hazard tends to draw consumers and workers who commute from surrounding counties. Employment in the market area, particularly in Perry County, consists primarily of the trade, transportation and utilities industry (18.1%), the mining industry (17.4%), and the services sector, including health care (15.6%). During the last five years, the unemployment rate has been 6.9% or higher, and in June 2011, was 10.1%, compared to 9.5% in Kentucky and 9.5% in the United States.

First Federal of Frankfort’s primary lending area includes the Kentucky counties of Franklin, Anderson, Scott, Shelby and Woodford, with the majority of lending originated on properties located in Franklin County. Franklin County has a population of approximately 49,000, of which approximately 27,000 live within the city of Frankfort, which serves as the capital of Kentucky. The primary employer in the area is the state government, which employs about 38.8% of the work force. In addition, there are several large industrial, financial and government employers in the community. Despite this large, relatively stable source of employment, the unemployment rate was 8.4% in June 2011 after having experienced an unemployment rate which had ranged from 4.7 to 9.0% in prior years.

Competition

Kentucky First Federal Bancorp faces significant competition for the attraction of deposits and origination of loans. Its most direct competition for deposits has historically come from the banks and credit unions operating in its respective market areas and, to a lesser extent, from other financial services companies, such as investment brokerage firms. Kentucky First Federal Bancorp also faces competition for depositors’ funds from money market funds and other corporate and government securities. Several of its competitors are significantly larger than it and, therefore, have significantly greater resources. Kentucky First Federal Bancorp expects competition to increase in the future as a result of legislative, regulatory and technological changes and the continuing trend of consolidation in the financial services industry. Technological advances, for example, have lowered the barriers to enter new market areas, allowed banks to expand their geographic reach by providing services over the Internet and made it possible for non-depository institutions to offer products and services that traditionally have been provided by banks. Changes in federal law permit affiliation among banks, securities firms and insurance companies, which promotes a competitive environment in the financial services industry. Competition for deposits and the origination of loans could limit our growth in the future.

According to the Federal Deposit Insurance Corporation, at June 30, 2011, First Federal of Hazard had a deposit market share of 12.3% in Perry County. Its largest competitors, Peoples Bank & Trust Company of Hazard (approximately $283 million in assets), Community Trust Bank, Inc. (approximately $3.5 billion in assets) and 1st Trust Bank (approximately $131 million in assets), have Perry County deposit market shares of 41.9%, 16.4% and 20.0%, respectively. First Federal of Hazard’s competition for loans comes primarily from financial institutions in its market area and, to a lesser extent, from other financial services providers, such as mortgage companies and mortgage brokers. Competition for loans also comes from the increasing number of non-depository financial services companies entering the mortgage market, such as insurance companies, securities companies and specialty finance companies.

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First Federal of Frankfort’s principal competitors for deposits in its market area are other banking institutions, such as commercial banks and credit unions, as well as mutual funds and other investments. First Federal of Frankfort principally competes for deposits by offering a variety of deposit accounts, convenient business hours and branch locations, customer service and a well-trained staff. According to the FDIC, at June 30, 2011, First Federal of Frankfort had a deposit market share of 9.6%. Its largest competitors for depositors are the Farmers Bank and Capital Trust ($767 million in assets) at a 44.5% market share, Whitaker Bank ($1.5 billion in assets) at 16.9%, Mainsource Bank ($2.8 billion in assets) at 6.9%, Fifth Third Bank ($108.7 billion in assets) at 5.8%, and Republic Bank ($3.0 billion in assets) at 3.2%. First Federal of Frankfort also faces considerable competition from credit unions including the Commonwealth Credit Union ($893.2 million in assets) and the Kentucky Employees Credit Union ($57.9 million in assets). First Federal of Frankfort competes for loans with other depository institutions, as well as specialty mortgage lenders and brokers and consumer finance companies. First Federal of Frankfort principally competes for loans on the basis of interest rates and the loan fees it charges, the types of loans it originates and the convenience and service it provides to borrowers. In addition, First Federal of Frankfort believes it has developed strong relationships with the businesses, real estate agents, builders and general public in its market area. Despite First Federal of Frankfort’s small size relative to the many and various other depository and lending institutions in its market area, First Federal of Frankfort usually ranks first with respect to the origination of single-family purchase mortgages made on properties located in Franklin County. Nevertheless, the level of competition in First Federal of Frankfort’s market area has limited, to a certain extent, the lending opportunities in its market area.

Lending Activities

General. Kentucky First Federal Bancorp’ s loan portfolio consists primarily of one- to four-family residential mortgage loans. As opportunities arise, Kentucky First Federal Bancorp also offers loans secured by churches, commercial real estate, and multi-family real estate. Kentucky First Federal Bancorp also offers loans secured by deposit accounts and, through First Federal of Frankfort, home equity loans. Substantially all of its loans are made within the banks’ respective market areas.

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The following table sets forth the composition of our loan portfolio at the dates indicated.

	At December 31,		At June 30,
	2011		2011		2010		2009		2008		2007
	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollar in thousands)
Real estate loans:
One- to four-family	$155,946	84.4%	$158,821	86.4%	$165,818	86.0%	$163,108	85.8%	$158,007	86.1%	$146,602	86.7%
Construction	217	0.1%	1,062	0.6%	1,916	0.9%	735	0.4%	3,528	1.9%	6,671	3.9%
Multi-family	9,619	5.2%	4,504	2.5%	6,689	3.5%	7,303	3.8%	2,684	1.5%	1,497	0.9%
Nonresidential and other	11,654	6.3%	12,211	6.6%	10,943	5.7%	11,460	6.1%	11,318	6.2%	6,898	4.1%
Consumer:
Consumer and other	5,066	2.7%	4,824	2.6%	4,802	2.5%	4,497	2.4%	4,503	2.5%	4,290	2.5%
Loans on deposits	2,369	1.3%	2,405	1.3%	2,754	1.4%	2,909	1.5%	3,384	1.8%	3,204	1.9%
Total loans	184,871	100%	183,827	100%	192,922	100%	190,012	100%	183,424	100%	169,162	100%

Allowance for loan losses	(842)		(764)		(1,535)		(678)		(666)		(720)
Undisbursed construction loans	(82)		(353)		(631)		(404)		(696)		(2,176)
Deferred loan origination costs (fees)	98		86		(138)		1		(11)		(110)
Loans receivable, net	$184,045		$182,796		$190,618		$188,931		$182,051		$166,156

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The following table sets forth certain information at June 30, 2011 regarding the dollar amount of loans repricing or maturing during the periods indicated. The table does not include any estimate of prepayments which significantly shorten the average life of all loans and may cause our actual repayment experience to differ from that shown below. Demand loans having no stated maturity are reported as due in one year or less.

	Real Estate Loans	Consumer Loans	Total Loans
	(In thousands)
One year or less	$49,500	$7,229	$56,729
More than one year to five years	75,852	—	75,852
More than five years	51,246	—	51,246
Total	$176,598	$7,229	$183,827

As of June 30, 2011, there were $51.0 million fixed-rate and $125.4 million adjustable-rate real estate loans maturing in more than a year.

The following table shows loan origination activity during the periods indicated.

	Year Ended June 30,
	2011	2010	2009
	(In thousands)

Net loans at beginning of period	$190,618	$188,931	$182,051
Loans originated:
Real estate loans:
Residential	29,996	33,643	46,531
Construction	1,324	1,277	1,203
Multi-family	2,264	315	917
Nonresidential and other	2,065	1,077	5,295
Consumer loans	4,349	962	4,326
Total loans originated	39,998	37,274	58,272
Deduct:
Real estate loan principal repayments and other	(43,935)	(33,644)	(51,107)
Decrease (increase) in allowance	771	(857)	(12)
Transfer to real estate acquired through foreclosure	(4,648)	(1,076)	(273)
Other	(8)	(10)	—
Net loan activity	(7,822)	1,687	6,880
Net loans at end of period	$182,796	$190,618	$188,931

Residential Mortgage Loans. Kentucky First Federal Bancorp’s primary lending activity is the origination of mortgage loans to enable borrowers to purchase or refinance existing homes in the banks’ respective market areas. At June 30, 2011, residential mortgage loans totaled $164.4 million, or 89.5% of the total loan portfolio. Kentucky First Federal Bancorp offers a mix of adjustable-rate and fixed-rate mortgage loans with terms up to 40 years. Adjustable-rate loans have an initial fixed term of one, three, five or seven years. After the initial term, the rate adjustments on First Federal of Frankfort’s adjustable-rate loans are indexed to the National Average Contract Interest Rate for Major Lenders on the Purchase of Previously Occupied Homes. The interest rates on these mortgages are adjusted once a year, with limitations on adjustments of one percentage point per adjustment period, and a lifetime cap of five percentage points. Kentucky First Federal Bancorp determines loan fees charged, interest rates and other provisions of mortgage loans on the basis of our own pricing criteria and competitive market conditions. Some loans originated by the banks have an additional advance clause which allows the borrower to obtain additional funds at prevailing interest rates, subject to managements’ approval.

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At June 30, 2011, Kentucky First Federal Bancorp’s loan portfolio included $114.1 million in adjustable-rate one- to four-family residential mortgage loans, or 71.9%, of Kentucky First Federal Bancorp’s one- to four-family residential mortgage loan portfolio.

The retention of adjustable-rate loans in the portfolio helps reduce exposure to increases in prevailing market interest rates. However, there are unquantifiable credit risks resulting from potential increases in costs to borrowers in the event of upward repricing of adjustable-rate loans. It is possible that during periods of rising interest rates, the risk of default on adjustable-rate loans may increase due to increases in interest costs to borrowers. However, despite their popularity in some parts of the country, neither bank has offered adjustable-rate loans that contractually allow for negative amortization. Such loans, under some circumstances, can cause the balance of a closed-end loan to exceed the original balance and perhaps surpass the value of the collateral. Further, although adjustable-rate loans allow First Federal of Hazard and First Federal of Frankfort to increase the sensitivity of interest-earning assets to changes in interest rates, the extent of this interest sensitivity is limited by the initial fixed-rate period before the first adjustment and the periodic and lifetime interest rate adjustment limitations. Accordingly, there can be no assurance that yields on adjustable-rate loans will fully adjust to compensate for increases in the cost of funds. Finally, adjustable-rate loans may decrease at a pace faster than decreases in the cost of funds, resulting in reduced net income.

While one- to four-family residential real estate loans are normally originated with up to 30-year terms, (with terms up to 40 years available for some products) such loans typically remain outstanding for substantially shorter periods because borrowers often prepay their loans in full upon sale of the mortgaged property or upon refinancing the original loan. Therefore, average loan maturity is a function of, among other factors, the level of purchase and sale activity in the real estate market, prevailing interest rates and the interest rates payable on outstanding loans. As interest rates declined and remained low over the past few years, Kentucky First Federal Bancorp has experienced high levels of loan repayments and refinancings.

First Federal of Hazard and First Federal of Frankfort offer various programs for the purchase and refinance of one- to four-family loans. Most of these loans have loan-to-value ratios of 80% or less, based on an appraisal provided by a state licensed or certified appraiser. For owner-occupied properties, the borrower may be able to borrow up to 95% of the value if they secure and pay for private mortgage insurance or they may be able to obtain a second mortgage (at a higher interest rate) in which they borrow up to 90% of the value. On a rare case-by-case basis, the boards of directors of the banks may approve a loan above the 80% loan-to-value ratio without such enhancements.

Construction Loans. Kentucky First Federal Bancorp originates loans to individuals to finance the construction of residential dwellings for personal use or for use as rental property. On limited occasions it has made construction loans to builders for the construction of a single-family residence for subsequent sale. At June 30, 2011, construction loans totaled $1.1 million, or 0.6%, of the total loan portfolio. Construction loans generally provide for the payment of interest only during the construction phase, which is usually less than one year. Loans generally can be made with a maximum loan to value ratio of 80% of the appraised value. Funds are disbursed as progress is made toward completion of the construction based on site inspections by qualified bank staff.

Construction financing is generally considered to involve a higher degree of risk of loss than long-term financing on improved, occupied real estate. Risk of loss on a construction loan depends largely upon the accuracy of the initial estimate of the property’s value at completion of construction or development and the estimated cost (including interest) of construction. During the construction phase, a number of factors could result in delays and cost overruns. If the estimate of construction costs proves to be inaccurate, Kentucky First Federal Bancorp may be required to advance funds beyond the amount originally committed to permit completion of the development. If the estimate of value proves to be inaccurate, Kentucky First Federal Bancorp may be confronted, at or before the maturity of the loan, with a project having a value which is insufficient to assure full repayment. As a result of the foregoing, construction lending often involves the disbursement of substantial funds with repayment dependent, in part, on the success of the ultimate project rather than the ability of the borrower or guarantor to repay principal and interest. If Kentucky First Federal Bancorp is forced to foreclose on a project before or at completion due to a default, there can be no assurance that we will be able to recover the unpaid balance and accrued interest on the loan, as well as related foreclosure and holding costs.

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Multi-Family and Nonresidential Loans. As opportunities arise, Kentucky First Federal Bancorp offers mortgage loans secured by multi-family (residential property comprised of five or more units) or nonresidential real estate, which is generally secured by commercial office buildings, churches, condominiums and properties used for other purposes. At June 30, 2011, multi-family and nonresidential loans totaled $4.5 million and $12.2 million, respectively, or 2.5% and 6.6%, respectively, of the total loan portfolio. Kentucky First Federal Bancorp originates multi-family and nonresidential real estate loans for terms of generally 25 years or less. Loan amounts generally do not exceed 80% of the appraised value and tend to range much lower.

Loans secured by multi-family and commercial real estate generally have larger balances and involve a greater degree of risk than one- to four-family residential mortgage loans. Of primary concern in multi-family and commercial real estate lending is the borrower’s creditworthiness and the feasibility and cash flow potential of the project. Payments on loans secured by income properties often depend on successful operation and management of the properties. As a result, repayment of such loans may be subject to a greater extent than residential real estate loans to adverse conditions in the real estate market or the economy. To monitor cash flows on income properties, we require borrowers and/or loan guarantors to provide annual financial statements on larger multi-family and commercial real estate loans. In reaching a decision on whether to make a multi-family or commercial real estate loan, we consider the net cash flow of the project, the borrower’s expertise, credit history and the value of the underlying property.

Consumer Lending. Consumer loans include home equity lines of credit and loans secured by savings deposits. At June 30, 2011, our consumer loan balance totaled $7.2 million, or 3.9%, of the total loan portfolio. Of the consumer loan balance at June 30, 2011, $4.8 million were home equity loans and $2.4 million were loans secured by savings deposits.

Home equity loans are made at First Federal of Frankfort and are made on the security of residential real estate and have terms of up to 10 years. Most of First Federal of Frankfort’s home equity loans are second mortgages subordinate only to first mortgages also held by the bank and do not exceed 80% of the estimated value of the property, less the outstanding principal of the first mortgage. First Federal of Frankfort does offer home equity loans up to 90% of the value less the balance of the first mortgage at a premium rate to qualified borrowers. These loans are not secured by private mortgage insurance. First Federal of Frankfort’s home equity loans require the monthly payment of 2% of the unpaid principal until maturity, when the remaining unpaid principal, if any, is due. First Federal of Frankfort’s home equity loans bear variable rates of interest indexed to the prime rate for loans with 80% or less loan-to-value ratio, and 2% above the prime rate for loans with a loan-to-value ratio in excess of 80%. Interest rates on these loans can be adjusted monthly. At June 30, 2011, the total outstanding home equity loans amounted to 2.5% of Kentucky First Federal Bancorp’s total loan portfolio.

Loans secured by savings are originated for up to 90% of the depositor’s savings account balance. The interest rate is normally two percentage points above the rate paid on the savings account, and the account must be pledged as collateral to secure the loan. At June 30, 2011, loans on savings accounts totaled 1.3% of Kentucky First Federal Bancorp’s total loan portfolio.

Consumer loans generally entail greater risk than do residential mortgage loans, particularly in the case of consumer loans which are unsecured or secured by rapidly depreciable assets. However, these risks are considerably reduced in our case, since all of our consumer loans are secured loans.

Loan Originations, Purchases and Sales. Loan originations come from a number of sources. The primary source of loan originations are our in-house loan originators, and to a lesser extent, advertising and referrals from customers and real estate agents. We currently do not purchase loans. First Federal of Frankfort sells fixed-rate loans with longer maturities to the Federal Home Loan Bank of Cincinnati. Kentucky First Federal Bancorp earns income on the loans sold through fees it charges on the origination, interest spread premiums earned when it sells the loans, and loan servicing fees on an on-going basis, because servicing rights are retained on such loans. At June 30, 2011, $15.0 million in loans were being serviced by First Federal of Frankfort for the Federal Home Loan Bank of Cincinnati.

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Loan Approval Procedures and Authority. Kentucky First Federal Bancorp’s lending activities follow written, nondiscriminatory, underwriting standards and loan origination procedures established by each bank’s board of directors and management. First Federal of Hazard’s loan committee, consisting of its two senior officers, has authority to approve loans of up to $275,000. Loans above this amount and loans with non-standard terms such as longer repayment terms or high loan-to-value ratios, must be approved by the board of directors. First Federal of Frankfort’s loan approval process allows for various combinations of experienced bank officers to approve or deny loans which are one- to four-family properties totaling $275,000 or less, church loans of under $150,000, home equity lines of credit of $100,000 or less and loans to individuals whose aggregate borrowings with the bank is less than $500,000. Loans that do not conform to these criteria must be submitted to the board of directors or Executive Committee composed of at least three directors, for approval.

It is Kentucky First Federal Bancorp’s practice to record a lien on the real estate securing a loan. Kentucky First Federal Bancorp’s subsidiary banks generally do not require title insurance, although it may be required for loans made in certain programs. The banks do require fire and casualty insurance on all security properties and flood insurance when the collateral property is located in a designated flood hazard area. First Federal of Frankfort also requires an earthquake provision in all policies for new loans.

Loans to One Borrower. The maximum amount either bank may lend to one borrower and the borrower’s related entities is limited, by regulation, to generally 15% of that bank’s stated capital and the allowance for loan losses. At June 30, 2011, the regulatory limit on loans to one borrower was $3.0 million for First Federal of Hazard and $2.8 million for First Federal of Frankfort. Neither of the banks had lending relationships in excess of their respective lending limits. However, loans or participations in loans may be sold among the banks, which may allow a borrower’s total loans with Kentucky First Federal Bancorp to exceed the limit of either individual bank.

Loan Commitments. The banks issue commitments for the funding of mortgage loans. Generally, these commitments exist from the time the underwriting of the loan is completed and the closing of the loan. Generally, these commitments are for a maximum of 30 or 60 days but management routinely extends the commitment if circumstances delay the closing. Management reserves the right to verify or re-evaluate the borrower’s qualifications and to change the rates and terms of the loan at that time.

If conditions exist whereby either bank experiences a significant increase in loans outstanding or commits to originate loans that are riskier than a typical one- to four-family mortgage, management and the boards will consider reflecting the anticipated loss exposure in a separate liability. As residential loans are approved in the normal course of business, and those loans are underwritten to the standards of the banks, management does not believe alteration of the allowance for loan losses is warranted. At June 30, 2011, no commitment losses were reflected in a separate liability.

First Federal of Frankfort offers construction loans in which the borrower obtains the loan for a short term, less than one year, and simultaneously extends a commitment for permanent financing. First Federal of Hazard offers a construction loan that is convertible to permanent financing, thus no additional commitment is made.

Interest Rates and Loan Fees. Interest rates charged on mortgage loans are primarily determined by competitive loan rates offered in each subsidiary bank’s respective market areas and our yield objectives. Mortgage loan rates reflect factors such as prevailing market interest rate levels, the supply of money available to the savings industry and the demand for such loans. These factors are in turn affected by general economic conditions, the monetary policies of the federal government, including the Board of Governors of the Federal Reserve System, the general supply of money in the economy, tax policies and governmental budget matters.

Kentucky First Federal Bancorp receives fees in connection with late payments on our loans. Depending on the type of loan and the competitive environment for mortgage loans, Kentucky First Federal Bancorp may charge an origination fee on all or some of the loans it originates. Kentucky First Federal Bancorp may also offer a menu of loans whereby the borrower may pay a higher fee to receive a lower rate or to pay a smaller or no fee for a higher rate.

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Delinquencies. When a borrower fails to make a required loan payment, we take a number of steps to have the borrower cure the delinquency and restore the loan to current status. Kentucky First Federal Bancorp makes initial contact with the borrower when the loan becomes 15 days past due. Subsequently, bank staff under the direct supervision of senior management and with consultation by the banks’ attorneys, attempt to contact the borrower and determine their status and plans for resolving the delinquency. However, once a delinquency reaches 90 days, management considers foreclosure and, if the borrower has not provided a reasonable plan (such as selling the collateral, a commitment from another lender to refinance the loan or a plan to repay the delinquent principal, interest, escrow, and late charges) the foreclosure suit may be initiated. In some cases, management may delay initiating the foreclosure suit if, in management’s opinion, the banks’ chance of loss is minimal (such as with loans where the estimated value of the property greatly exceeds the amount of the loan) or if the original borrower is deceased or incapacitated. If a foreclosure action is initiated and the loan is not brought current, paid in full, or refinanced with another lender before the foreclosure sale, the real property securing the loan is sold at foreclosure. The banks are represented at the foreclosure sale and in most cases will bid an amount equal to the banks’ investment (including interest, advances for taxes and insurance, foreclosure costs, and attorney’s fees). If another bidder outbids the bank, the bank’s investment is received in full. If another bidder does not outbid the applicable bank, such bank acquires the property and attempts to sell it to recover its investment.

A borrower’s filing for bankruptcy can alter the methods available to the banks to seek collection. In such cases, the banks work closely with legal counsel to resolve the delinquency as quickly as possible.

Kentucky First Federal Bancorp may consider loan workout arrangements with certain borrowers under certain conditions. Management of each bank provides a report to its board of directors on a monthly basis of all loans more than 60 days delinquent, including loans in foreclosure, and all property acquired through foreclosure.

Investment Activities

Kentucky First Federal Bancorp has legal authority to invest in various types of liquid assets, including U.S. Treasury obligations, securities of various federal agencies and state and municipal governments, mortgage-backed securities and certificates of deposit of federally insured institutions. Kentucky First Federal Bancorp also is required to maintain an investment in Federal Hone Loan Bank of Cincinnati stock, the level of which is largely dependent on Kentucky First Federal Bancorp’s level of borrowings from the Federal Home Loan Bank of Cincinnati.

At June 30, 2011, the investment portfolio consisted of mortgage-backed securities issued and guaranteed by Fannie Mae, Freddie Mac and Ginnie Mae with stated final maturities of 30 years or less, as well as a United States Treasury note. Kentucky First Federal Bancorp held no equity position with Fannie Mae or Freddie Mac.

Kentucky First Federal Bancorp’s investment objectives are to provide an alternate source of low-risk investments when loan demand is insufficient, to provide and maintain liquidity, to maintain a balance of high quality, diversified investments to minimize risk, to provide collateral for pledging requirements, to establish an acceptable level of interest rate risk, and to generate a favorable return. Each bank’s board of directors has the overall responsibility for each institution’s investment portfolio, including approval of investment policies. The management of each bank may authorize investments as prescribed in each of the bank’s investment policies.

Securities. Kentucky First Federal Bancorp securities portfolio consists primarily of mortgage-backed securities with maturities of 30 years or less. Investment and mortgage-backed securities totaled $7.0 million at June 30, 2011, a decrease of $2.7 million, or 27.6%, compared to the $9.7 million total at June 30, 2010. The reduction in these securities resulted from maturities, calls and prepayments of investments and mortgage-backed securities.

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The following table sets forth the carrying values and fair values of our securities portfolio at the dates indicated.

	At December 31,		At June 30,
	2011		2011		2010		2009
	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(In thousands)
Available for sale securities:
U.S. Government agency obligations	$12,500	$12,500	$—	$—	$-	$-	$5,000	$5,136
Mortgage-backed securities	190	194	199	203	240	246	314	315
Total	$12,690	$12,694	$199	$203	$240	$246	$5,314	$5,451

Held to maturity securities:
U.S. Government agency obligations	$—	$—	$—	$—	$-	$-	$3,000	$3,002
Mortgage-backed securities	5,760	6,173	6,810	7,257	9,435	10,026	11,999	12,315
Total	$5,760	$6,173	$6,810	$7,257	$9,435	$10,026	$14,999	$15,317

At June 30, 2011, we did not own any securities that had an aggregate book value in excess of 10% of our equity at that date. At December 31, 2011, we owned a U.S. Treasury note with a face amount of $12.5 million.

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The following table sets forth the maturities and weighted average yields of securities at the dates indicated. At June 30, 2011, Kentucky First Federal Bancorp had no U.S. Government agency securities with adjustable rates.

	At June 30, 2011
	One Year or Less		More Than One Year to Five Years		More Than Five Years to Ten Years		More Than Ten Years		Total Investment Portfolio
	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Fair Value	Weighted Average Yield
	(Dollars in thousands)
Available for sale securities:
U.S. Government agency obligations	$—	—%	$—	—%	$—	—%	$—	—%	$—	$—	—%
Mortgage-backed securities	7	2.91	28	2.91	41	2.91	123	2.91	199	203	2.91
Total available for sale securities	$7		$28		$41		$123		$199	$203

Held to maturity securities:
U.S. Government agency obligations	$—	—	$—	—	$—	—	$—	—	$—	$—	—
Mortgage-backed securities	672	4.18	2,989	4.19	2,300	4.25	849	5.33	6,810	7,257	4.35
Total held-to-maturity securities	$672		$2,989		$2,300		$849		$6,810	$7,257

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Deposit Activities and Other Sources of Funds

General. Deposits, loan repayments and maturities, redemptions, sales and repayments of investment and mortgage-backed securities are the major sources of our funds for lending and other investment purposes. Loan repayments are a relatively stable source of funds, while deposit inflows and outflows and loan prepayments are significantly influenced by general interest rates and money market conditions.

Other Assets. Other assets at June 30, 2011 include goodwill and other intangible assets of $14.6 million, which was a sole result of Kentucky First Federal Bancorp’s acquisition of Frankfort First and bank owned life insurance policies with a carrying value of $2.6 million at June 30, 2011, of which First Federal of Frankfort is the owner and beneficiary. Both subsidiary banks are members and stockholders of the Federal Home Loan Bank of Cincinnati. Federal Home Loan Bank stock, at cost, totaled $5.6 million at June 30, 2011.

Deposit Accounts. The vast majority of our depositors are residents of the banks’ respective market areas. Deposits are attracted from within their market areas through the offering of passbook savings and certificate accounts, and, at First Federal of Frankfort, checking accounts and individual retirement accounts (“IRAs”). Kentucky First Federal Bancorp does not utilize brokered funds. Deposit account terms vary according to the minimum balance required, the time periods the funds must remain on deposit and the interest rate, among other factors. In determining the terms of deposit accounts, Kentucky First Federal Bancorp considers the rates offered by our competition, profitability to us, asset liability management and customer preferences and concerns. Kentucky First Federal Bancorp reviews its deposit mix and pricing on an ongoing basis as needed.

Deposits totaled $139.9 million at June 30, 2011, a decrease of $5.0 million, or 3.5%, compared to deposits at June 30, 2010. The decrease in deposits occurred primarily as a result of retail deposit customers seeking yields offered by other institutions. Although management generally strives to maintain a moderate rate of growth in deposits, primarily through marketing and pricing strategies, market conditions and competition may curtail growth opportunities. Rather than striving to offer the highest interest rate on deposit products in each bank’s market area, management of the banks offer deposit products that fit the banks’ funding strategies.

The following table sets forth the balances of our deposit products at the dates indicated.

	June 30,
	2011	2010	2009
	(In thousands)
Certificate of deposit accounts	$93,036	$102,666	$98,518
Demand, transaction and passbook savings accounts	46,904	42,303	41,225
Total	$139,940	$144,969	$139,743

The following table indicates the amount of certificate of deposit accounts with balances equal to or greater than $100,000, by time remaining until maturity at June 30, 2011. The Federal Deposit Insurance Corporation (“FDIC”) currently insures deposits up to $250,000 in most cases, making certificate of deposit accounts with balances equal to or greater than $100,000 less volatile as before the limit was raised.

Maturity Period	Certificates of Deposit
(In thousands)
Three months or less	$5,812
Over three months through six months	7,323
Over six months through twelve months	10,250
Over twelve months	8,572
Total	$31,957

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The following table sets forth our certificate of deposit accounts classified by rates at the dates indicated.

	At June 30,
	2011	2010	2009
	(In thousands)
Rate
0.01 – 0.99%	$7,472	$1,507	$—
1.00 – 1.99	56,141	21,326	4,173
2.00 – 2.99	18,533	51,586	29,168
3.00 – 3.99	2,669	12,337	36,066
4.00 – 4.99	7,272	7,962	14,291
5.00 – 5.99	949	7,948	14,820
Total	$93,036	$102,666	$98,518

The following table sets forth the amount and maturities of certificate accounts at June 30, 2011.

	Amount Due
	Less Than One Year	More Than One Year to Two Years	More Than Two Years to Three Years	More Than Three Years	Total	Percentage of Total Certificate Accounts
	(Dollars in thousands)

0.01 – 0.99%	$7,472	$—	$—	$—	$7,472	8.0%
1.00 – 1.99	40,154	14,153	1,337	497	56,141	60.4
2.00 – 2.99	11,136	2,449	1,743	3,205	18,533	19.9
3.00 – 3.99	2,249	326	57	37	2,669	2.9
4.00 – 4.99	5,598	1,568	91	15	7,272	7.8
5.00 – 5.99	865	84	—	—	949	1.0
Total	$67,474	$18,580	$3,228	$3,754	$93,036	100.0%

The following table sets forth the average balances and rates paid on deposits.

	Year End June 30,
	2011		2010		2009
	(Dollars in thousands)
	Average Balance	Average Rate	Average Balance	Average Rate	Average Balance	Average Rate
Noninterest-bearing demand deposits	$994	0.00%	$1,012	0.00%	$788	0.00%
Interest-bearing demand deposits	14,442	0.10%	11,973	0.87%	10,366	1.52%
Savings	30,941	1.07%	29,433	1.00%	30,125	1.01%
Certificates of deposit	98,574	2.17%	100,723	3.01%	96,807	3.78%

The following table sets forth the deposit activities for the periods indicated.

	Year Ended June 30,
	2011	2010	2009
	(In thousands)
Beginning balance	$144,969	$139,743	$137,634
Increase (decrease) before interest credited	(7,515)	1,793	(2,009)
Interest credited	2,486	3,433	4,118
Net increase (decrease) in deposits	(5,029)	5,226	2,109
Ending balance	$139,940	$144,969	$139,743

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Borrowings

Advances from the Federal Home Loan Bank of Cincinnati amounted to $38.7 million and $25.3 million at December 31, 2011 and June 30, 2011, respectively. First Federal of Hazard and First Federal of Frankfort borrow from the Federal Home Loan Bank of Cincinnati to supplement their supplies of investable funds and to meet deposit withdrawal requirements. The Federal Home Loan Bank of Cincinnati functions as a central reserve bank providing credit for member financial institutions. As members, each bank is required to own capital stock in the Federal Home Loan Bank of Cincinnati and is authorized to apply for advances on the security of such stock and certain of our mortgage loans and other assets (principally securities which are obligations of, or guaranteed by, the United States), provided certain standards related to creditworthiness have been met. Advances are made under several different programs, each having its own interest rate and range of maturities. Depending on the program, limitations on the amount of advances are based either on a fixed percentage of an institution’s net worth or on the Federal Home Loan Bank’s assessment of the institution’s creditworthiness.

The following table presents certain information regarding our Federal Home Loan Bank of Cincinnati advances during the periods and at the dates indicated.

	Year Ended June 30,
	2011	2010	2009
	(Dollars in thousands)
Balance outstanding at end of period	$25,261	$32,009	$40,156
Maximum amount of advances outstanding at any month end during the period	$38,503	$37,564	$46,815
Average advances outstanding during the period	$29,524	$35,325	$43,200
Weighted average interest rate during the period	2.35%	4.38%	4.13%
Weighted average interest rate at end of period	2.50%	3.58%	5.84%

Shareholders’ Equity

Shareholders’ equity totaled $59.0 million and $58.7 million at December 31, 2011 and June 30, 2011, respectively. The increase resulted primarily from earnings exceeding dividends paid in the year and repurchases of Kentucky First Federal Bancorp’s common stock.

First Federal of Hazard and First Federal of Frankfort are required to maintain minimum regulatory capital pursuant to federal regulations. At December 31, 2011, both First Federal of Hazard’s and First Federal of Frankfort’s regulatory capital substantially exceeded all minimum regulatory capital requirements. Management is not aware of any recent event that would cause this classification to change.

Bank Owned Life Insurance

First Federal of Frankfort owns several bank owned life insurance policies totaling $2.6 million at June 30, 2011. The purpose of these policies is to offset future escalation of the costs of non-salary employee benefit plans such as First Federal of Frankfort’s defined benefit retirement plan and First Federal of Frankfort’s health insurance plan. The lives of certain key bank employees are insured, and First Federal of Frankfort is the sole beneficiary and will receive any benefits upon the employee’s death. The policies were purchased from four highly-rated life insurance companies. The design of the plan allows for the cash value of the policy to be designated as an asset of First Federal of Frankfort. The asset’s value will increase by the crediting rate, which is a rate set by each insurance company and is subject to change on an annual basis. The growth of the value of the asset will be recorded as other operating income. Management does not foresee any expense associated with the plan. Because this is a life insurance product, current federal tax laws exempt the income from federal income taxes.

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Bank owned life insurance is not secured by any government agency nor are the policies’ asset values or death benefits secured specifically by tangible property. Great care was taken in selecting the insurance companies, and the bond ratings and financial condition of these companies are monitored on a quarterly basis. The failure of one of these companies could result in a significant loss to First Federal of Frankfort. Other risks include the possibility that the favorable tax treatment of the income could change, that the crediting rate will not be increased in a manner comparable to market interest rates, or that this type of plan will no longer be permitted by First Federal of Frankfort’s regulators. This asset is considered illiquid because, although First Federal of Frankfort may terminate the policies and receive the original premium plus all earnings, such an action would require the payment of federal income taxes on all earnings since the policies’ inception.

Subsidiary Activities

Kentucky First Federal Bancorp has no other wholly owned subsidiaries other than First Federal of Hazard and Frankfort First Bancorp. Frankfort First Bancorp has one subsidiary, First Federal of Frankfort.

As federally chartered savings institutions, First Federal of Hazard and First Federal of Frankfort are permitted to invest an amount equal to 2% of assets in subsidiaries, with an additional investment of 1% of assets where such investment serves primarily community, inner-city and community-development purposes. Under such limitations, as of June 30, 2011, First Federal of Hazard and First Federal of Frankfort were authorized to invest up to $3.1 million and $4.2 million, respectively, in the stock of or loans to subsidiaries, including the additional 1% investment for community, inner-city and community development purposes.

Personnel

At June 30, 2011, Kentucky First Federal Bancorp had 37 full-time employees and one part-time employee, none of whom was represented by a collective bargaining unit. Kentucky First Federal Bancorp believes its relationship with its employees is good.

Properties

Kentucky First Federal Bancorp conducts its business through four offices. The following table sets forth certain information relating to our offices at June 30, 2011.

	Year Opened/Acquired	Owned or Leased	Net Book Value at June 30, 2011	Approximate Square Footage
	(Dollars in thousands)
First Federal of Hazard Main Office:
479 Main Street
Hazard, Kentucky 41701	1960	Owned	$228	15,000

First Federal of Frankfort
Main Office:
216 West Main Street
Frankfort, Kentucky 40601	2005	Owned	$1,208	14,000

East Branch
1980 Versailles Road
Frankfort, Kentucky 40601	2005	Owned	$509	1,800

West Branch
1220 US 127 South
Frankfort, Kentucky 40601	2005	Owned	$497	2,480

The net book value of our investment in premises and equipment was $2.7 million at June 30, 2011. See Note E of Notes to Consolidated Financial Statements.

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Regulation and Supervision

General. First Federal of Hazard and First Federal of Frankfort are subject to extensive regulation, examination and supervision by the Office of the Comptroller of the Currency, as their primary federal regulator, and the Federal Deposit Insurance Corporation, as insurer of deposits. First Federal of Hazard and First Federal of Frankfort are each members of the Federal Home Loan Bank System and their deposit accounts are insured up to applicable limits by the Deposit Insurance Fund managed by the Federal Deposit Insurance Corporation. First Federal of Hazard and First Federal of Frankfort must each file reports with the Office of the Comptroller of the Currency and the Federal Deposit Insurance Corporation concerning their activities and financial condition in addition to obtaining regulatory approvals before entering into certain transactions such as mergers with, or acquisitions of, other financial institutions. There are periodic examinations by the Office of the Comptroller of the Currency and, under certain circumstances, the Federal Deposit Insurance Corporation to evaluate First Federal of Hazard’s and First Federal of Frankfort’s safety and soundness and compliance with various regulatory requirements. This regulatory structure is intended primarily for the protection of the insurance fund and depositors. The Federal Reserve Board, the agency that regulates and supervises bank holding companies, now supervises and regulates Kentucky First Federal MHC. Kentucky First Federal Bancorp and First Federal MHC, as savings and loan holding companies, are required to file certain reports with, and are subject to examination by, and otherwise are required to comply with the rules and regulations of the Federal Reserve Board.

The Dodd-Frank Act makes extensive changes in the regulation of federal savings banks such as First Federal of Hazard and First Federal of Frankfort. Under the Dodd-Frank Act, the Office of Thrift Supervision was eliminated and responsibility for the supervision and regulation of federal savings banks was transferred to the Office of the Comptroller of the Currency, which is the agency that is primarily responsible for the regulation and supervision of national banks on July 21, 2011. The Office of the Comptroller of the Currency assumed responsibility for implementing and enforcing many of the laws and regulations applicable to federal savings banks. Additionally, the Dodd-Frank Act created a new Consumer Financial Protection Bureau as an independent bureau of the Federal Reserve Board. The Consumer Financial Protection Bureau assumed responsibility for the implementation of the federal financial consumer protection and fair lending laws and regulations, a function currently assigned to prudential regulators, and has authority to impose new requirements. However, institutions of less than $10 billion in assets, such as First Federal of Hazard and First Federal of Frankfort, will continue to be examined for compliance with consumer protection and fair lending laws and regulations by, and be subject to the enforcement authority of, their prudential regulator.

In addition, the Dodd-Frank Act, among other things, requires changes in the way that institutions are assessed for deposit insurance, mandates the imposition of consolidated capital requirements on savings and loan holding companies, requires that originators of securitized loans retain a percentage of the risk for the transferred loans, reduces the federal preemption afforded to federal savings associations and contains a number of reforms related to mortgage origination. Many of the provisions of the Dodd-Frank Act require the issuance of regulations before their impact on operations can be assessed by management. However, there is a significant possibility that the Dodd-Frank Act will, at a minimum, result in increased regulatory burden and compliance costs for each bank and for Kentucky First Federal Bancorp.

Certain of the material regulatory requirements that are applicable to First Federal of Hazard, First Federal of Frankfort, Kentucky First Federal Bancorp and First Federal MHC are described below. This discussion does not purport to be a complete description of the laws and regulations involved, and is qualified in its entirety by the actual laws and regulations. Moreover, laws and regulations are subject to changes by the U.S. Congress or the regulatory agencies as applicable.

Regulation of Federal Savings Institutions

Business Activities. Federal law and regulations, primarily the Home Owners’ Loan Act and the regulations of the Office of the Comptroller of the Currency, govern the activities of federal savings institutions, such as First Federal of Hazard and First Federal of Frankfort. These laws and regulations delineate the nature and extent of the activities in which federal savings banks may engage. In particular, certain lending authority for federal savings institutions, e.g., commercial, nonresidential real property loans and consumer loans, is limited to a specified percentage of the institution’s capital or assets.

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Branching. Federal savings institutions are authorized to establish branch offices in any state or states of the United States and its territories, subject to the approval of the Office of the Comptroller of the Currency.

Capital Requirements. The Office of the Comptroller of the Currency’s capital regulations require federal savings institutions to meet three minimum capital standards: a 1.5% tangible capital to total assets ratio, a 4% leverage ratio (3% for institutions receiving the highest examination rating under the CAMELS examination rating system) and an 8% risk-based capital ratio. In addition, the prompt corrective action standards discussed below also establish, in effect, a minimum 2% tangible capital standard, a 4% leverage ratio (3% for institutions receiving the highest examination rating on the CAMELS system) and, together with the risk-based capital standard itself, a 4% Tier 1 risk-based capital standard. The Office of the Comptroller of the Currency regulations also require that, in meeting the tangible, leverage and risk-based capital standards, institutions must generally deduct investments in and loans to subsidiaries engaged in activities as principal that are not permissible for a national bank.

The risk-based capital standard requires federal savings institutions to maintain Tier 1 (core) and total capital (which is defined as core capital and supplementary capital, less certain specified deductions from total capital such as reciprocal holdings of depository institution capital instruments and equity instruments) to risk-weighted assets of at least 4% and 8%, respectively. In determining the amount of risk-weighted assets, all assets, including certain off-balance sheet assets, recourse obligations, residual interests and direct credit substitutes, are multiplied by a risk-weight factor of 0% to 100% assigned by capital regulation based on the risks believed inherent in the type of asset. Core (Tier 1) capital is defined as common stockholders’ equity (including retained earnings), certain noncumulative perpetual preferred stock and related surplus and minority interests in equity accounts of consolidated subsidiaries, less intangibles other than certain mortgage servicing rights and credit card relationships. The components of supplementary capital currently include cumulative preferred stock, long-term perpetual preferred stock, mandatory convertible securities, subordinated debt and intermediate preferred stock, the allowance for loan and lease losses limited to a maximum of 1.25% of risk-weighted assets and up to 45% of unrealized gains on available-for-sale equity securities with readily determinable fair market values. Overall, the amount of supplementary capital included as part of total capital cannot exceed 100% of core capital.

The Office of the Comptroller of the Currency also has authority to establish individual minimum capital requirements in appropriate cases upon a determination that an institution’s capital level is or may become inadequate in light of the particular circumstances. At June 30, 2011, First Federal of Hazard and First Federal of Frankfort each met each of these capital requirements.

Prompt Corrective Regulatory Action. The Office of the Comptroller of the Currency is required to take certain supervisory actions against undercapitalized institutions, the severity of which depends upon the institution’s degree of undercapitalization. Generally, a savings institution that has a ratio of total capital to risk weighted assets of less than 8%, a ratio of Tier 1 (core) capital to risk-weighted assets of less than 4% or a ratio of core capital to total assets of less than 4% (3% or less for institutions with the highest examination rating) is considered to be “under-capitalized.” A savings institution that has a total risk-based capital ratio of less than 6%, a Tier 1 capital ratio of less than 3% or a leverage ratio that is less than 3% is considered to be “significantly undercapitalized” and a savings institution that has a tangible capital to assets ratio equal to or less than 2% is deemed to be “critically undercapitalized.” Subject to a narrow exception, the Office of the Comptroller of the Currency is required to appoint a receiver or conservator within specified time frames for an institution that is “critically undercapitalized.” An institution must file a capital restoration plan with the Office of the Comptroller of the Currency within 45 days of the date it receives notice that it is “undercapitalized,” “significantly undercapitalized,” or “critically undercapitalized.” Compliance with the plan must be guaranteed by any parent holding company up to the lesser of 5% of the savings institution’s total assets when it was deemed to be “undercapitalized” or the amount necessary to achieve compliance with applicable capital requirements. In addition, numerous mandatory supervisory actions become immediately applicable to an undercapitalized institution, including, but not limited to, increased monitoring by regulators and restrictions on growth, capital distributions and expansion. “Significantly undercapitalized” and “critically undercapitalized” institutions are subject to more extensive mandatory regulatory actions. The Office of the Comptroller of the Currency could also take any one of a number of discretionary supervisory actions, including the issuance of a capital directive and the replacement of senior executive officers and directors.

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Loans to One Borrower. Federal law provides that savings institutions are generally subject to the limits on loans to one borrower applicable to national banks. Generally, subject to certain exceptions, a savings institution may not make a loan or extend credit to a single or related group of borrowers in excess of 15% of its unimpaired capital and surplus. An additional amount may be lent, equal to 10% of unimpaired capital and surplus, if secured by specified readily-marketable collateral.

Standards for Safety and Soundness. As required by statute, the federal banking agencies have adopted Interagency Guidelines prescribing Standards for Safety and Soundness. The guidelines set forth the safety and soundness standards that the federal banking agencies use to identify and address problems at insured depository institutions before capital becomes impaired. If the Office of the Comptroller of the Currency determines that a savings institution fails to meet any standard prescribed by the guidelines, the Office of the Comptroller of the Currency may require the institution to submit an acceptable plan to achieve compliance with the standard.

Limitation on Capital Distributions. Office of the Comptroller of the Currency regulations impose limitations upon all capital distributions by a savings institution, including cash dividends, payments to repurchase its shares and payments to shareholders of another institution in a cash-out merger. Under the regulations, an application to and the prior approval of the Office of the Comptroller of the Currency is required before any capital distribution if the institution does not meet the criteria for “expedited treatment” of applications under Office of the Comptroller of the Currency regulations (i.e., generally, examination and Community Reinvestment Act ratings in the two top categories), the total capital distributions for the calendar year exceed net income for that year plus the amount of retained net income for the preceding two years, the institution would be undercapitalized following the distribution or the distribution would otherwise be contrary to a statute, regulation or agreement with the Office of the Comptroller of the Currency. If an application is not required, the institution must still provide prior notice to the Federal Reserve Board of the capital distribution if, like First Federal of Hazard and First Federal of Frankfort, it is a subsidiary of a holding company as well as an informational notice to the Office of the Comptroller of the Currency. If First Federal of Hazard’s or First Federal of Frankfort’s capital were ever to fall below its regulatory requirements or the Office of the Comptroller of the Currency notified it that it was in need of increased supervision, its ability to make capital distributions could be restricted. In addition, the Office of the Comptroller of the Currency could prohibit a proposed capital distribution that would otherwise be permitted by the regulation, if the agency determines that such distribution would constitute an unsafe or unsound practice.

Qualified Thrift Lender Test. Federal law requires savings institutions to meet a qualified thrift lender test. Under the test, a savings institution is required to either qualify as a “domestic building and loan association” under the Internal Revenue Code or maintain at least 65% of its “portfolio assets” (total assets less: (i) specified liquid assets up to 20% of total assets; (ii) intangibles, including goodwill; and (iii) the value of property used to conduct business) in certain “qualified thrift investments” (primarily residential mortgages and related investments, including certain mortgage-backed securities) in at least 9 months out of each 12-month period.

A savings institution that fails the qualified thrift lender test is subject to certain operating restrictions. The Dodd-Frank Act also specifies that failing the qualified thrift lender test is a violation of law that could result in an enforcement action and dividend limitations. At June 30, 2011, First Federal of Hazard and First Federal of Frankfort each met the qualified thrift lender test.

Transactions with Related Parties. Federal law limits the authority of First Federal of Hazard and First Federal of Frankfort to lend to, and engage in certain other transactions with (collectively, “covered transactions”), “affiliates” (e.g., any company that controls or is under common control with an institution, including Kentucky First, First Federal MHC and their non-savings institution subsidiaries). The aggregate amount of covered transactions with any individual affiliate is limited to 10% of the capital and surplus of the savings institution. The aggregate amount of covered transactions with all affiliates is limited to 20% of the savings institution’s capital and surplus. Loans and other specified transactions with affiliates are required to be secured by collateral in an amount and of a type described in federal law. The purchase of low quality assets from affiliates is generally prohibited. Transactions with affiliates must be on terms and under circumstances that are at least as favorable to the institution as those prevailing at the time for comparable transactions with non-affiliated companies. In addition, savings institutions are prohibited from lending to any affiliate that is engaged in activities that are not permissible for bank holding companies and no savings institution may purchase the securities of any affiliate other than a subsidiary. Transactions between sister depository institutions that are 80% or more owned by the same holding company are exempt from the quantitative limits and collateral requirements.

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The Sarbanes-Oxley Act of 2002 generally prohibits a company from making loans to its executive officers and directors. However, that law contains a specific exception for loans by a depository institution to its executive officers and directors in compliance with federal banking laws. Under such laws, First Federal of Hazard’s and First Federal of Frankfort’s authority to extend credit to executive officers, directors and 10% shareholders (“insiders”), as well as entities such persons control, is limited. The law restricts both the individual and aggregate amount of loans First Federal of Hazard and First Federal of Frankfort may make to insiders based, in part, on First Federal of Hazard’s and First Federal of Frankfort’s respective capital positions and requires certain board approval procedures to be followed. Such loans must be made on terms, including rates and collateral, substantially the same as those offered to unaffiliated individuals prevailing at the time for comparable loans with persons not related to the lender and not involve more than the normal risk of repayment. There are additional restrictions applicable to loans to executive officers.

Enforcement. The Office of The Comptroller of the Currency has primary enforcement responsibility over federal savings institutions and has the authority to bring actions against the institution and all institution-affiliated parties, including stockholders, and any attorneys, appraisers and accountants who knowingly or recklessly participate in wrongful action likely to have an adverse effect on an insured institution. Formal enforcement action may range from the issuance of a capital directive or cease and desist order to removal of officers and/or directors to appointment of a receiver or conservator or termination of deposit insurance. Civil penalties cover a wide range of violations and can amount to $25,000 per day, or even $1 million per day in especially egregious cases. The Federal Deposit Insurance Corporation has authority to recommend to the Director of the Office of the Comptroller of the Currency that enforcement action to be taken with respect to a particular savings institution. If action is not taken by the Director, the Federal Deposit Insurance Corporation has authority to take such action under certain circumstances. Federal law also establishes criminal penalties for certain violations.

Assessments. Federal savings banks were previously required to pay assessments to the Office of Thrift Supervision to fund its operations. The general assessments, paid on a semi-annual basis, are based upon the savings institution’s total assets, including consolidated subsidiaries, its financial condition and the complexity of its portfolio. The Office of the Comptroller of the Currency similarly assesses its regulated institutions to fund its operations.

Insurance of Deposit Accounts. The deposits of both First Federal of Hazard and First Federal of Frankfort are insured up to applicable limits by the Deposit Insurance Fund administered by the Federal Deposit Insurance Corporation. Under the Federal Deposit Insurance Corporation’s existing risk-based assessment system, insured institutions are assigned to one of four risk categories based on supervisory evaluations, regulatory capital levels and certain other factors, with less risky institutions paying lower assessments. An institution’s assessment rate depends upon the category to which it is assigned. Effective April 1, 2009, assessment rates ranged from seven to 77.5 basis points. On February 7, 2011, the Federal Deposit Insurance Corporation issued final rules, effective April 1, 2011, implementing changes to the assessment rules resulting from the Dodd-Frank Act. Initially, the base assessment rates will range from two and one half to 45 basis points. The rate schedules will automatically adjust in the future when the Deposit Insurance Fund reaches certain milestones. No institution may pay a dividend if in default of the federal deposit insurance assessment.

The FDIC imposed on all insured institutions a special emergency assessment of five basis points of total assets minus Tier 1 capital, as of June 30, 2009 (capped at ten basis points of an institution’s deposit assessment base), in order to cover losses to the Deposit Insurance Fund. That special assessment was collected on September 30, 2009. The FDIC provided for similar assessments during the final two quarters of calendar year 2009, if deemed necessary. However, in lieu of further special assessments, the Federal Deposit Insurance Corporation required insured institutions to prepay estimated quarterly risk-based assessments for the fourth quarter of 2009 through the fourth quarter of 2012. The estimated assessments, which include an assumed annual assessment base increase of 5%, were recorded as a prepaid expense asset as of December 30, 2009. As of December 31, 2009, and each quarter thereafter, a charge to earnings will be recorded for each regular assessment with an offsetting credit to the prepaid asset.

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Due to difficult economic conditions, deposit insurance per account owner has been raised to $250,000 for all types of accounts. That coverage was made permanent by the Dodd-Frank Act. In addition, the Federal Deposit Insurance Corporation adopted an optional Temporary Liquidity Guarantee Program by which, for a fee, noninterest- bearing transaction accounts would receive unlimited insurance coverage until June 30, 2010, subsequently extended to December 31, 2010, and certain senior unsecured debt issued by institutions and their holding companies between October 13, 2008 and December 31, 2009 would be guaranteed by the Federal Deposit Insurance Corporation through June 30, 2012, or in some cases, December 31, 2012. First Federal of Hazard and First Federal of Frankfort made the business decision to decline participation in both programs. The Dodd-Frank Act adopted unlimited coverage for certain noninterest-bearing transactions accounts for January 1, 2011 through December 31, 2012, with no apparent opt out option.

In addition to the assessment for deposit insurance, institutions are required to make payments on bonds issued in the late 1980s by the Financing Corporation to recapitalize a predecessor deposit insurance fund. That payment is established quarterly and during the four quarters ended June 30, 2011 averaged 1.04 basis points of assessable deposits.

The Dodd-Frank Act increased the minimum target Deposit Insurance Fund ratio from 1.15% of estimated insured deposits to 1.35% of estimated insured deposits. The FDIC must seek to achieve the 1.35% ratio by September 30, 2020. Insured institutions with assets of $10 billion or more are supposed to fund the increase. The Dodd-Frank Act eliminated the 1.5% maximum fund ratio, instead leaving it to the discretion of the FDIC.

The FDIC has authority to increase insurance assessments. A significant increase in insurance premiums would likely have an adverse effect on the operating expenses and results of operations of the Banks. Management cannot predict what insurance assessment rates will be in the future.

Insurance of deposits may be terminated by the Federal Deposit Insurance Corporation upon a finding that the institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by the Federal Deposit Insurance Corporation or the Office of the Comptroller of the Currency. Management does not know of any practice, condition or violation that might lead to termination of deposit insurance.

Federal Home Loan Bank System. First Federal of Hazard and First Federal of Frankfort are members of the Federal Home Loan Bank System, which consists of 12 regional Federal Home Loan Banks. The Federal Home Loan Bank provides a central credit facility primarily for member institutions. As members of the Federal Home Loan Bank of Cincinnati, First Federal of Hazard and First Federal of Frankfort are each required to acquire and hold shares of capital stock in that Federal Home Loan Bank. First Federal of Hazard and First Federal of Frankfort were in compliance with this requirement with investments in Federal Home Loan Bank of Cincinnati stock at June 30, 2011, of $2.1 million and $3.5 million, respectively.

Community Reinvestment Act. All federal savings institutions have a continuing and affirmative obligation consistent with its safe and sound operation to help meet the credit needs of its entire community, including low and moderate income neighborhoods. The Community Reinvestment Act does not establish specific lending requirements or programs for financial institutions nor does it limit an institution’s discretion to develop the types of products and services that it believes are best suited to its particular community, consistent with the Community Reinvestment Act. The Community Reinvestment Act requires the Office of the Comptroller of the Currency, in connection with its examination of a savings institution, to assess the institution’s record of meeting the credit needs of its community and to take such record into account in its evaluation of certain applications by such institution.

The Community Reinvestment Act requires public disclosure of an institution’s rating and requires the Office of the Comptroller of the Currency to provide a written evaluation of an institution’s Community Reinvestment Act performance utilizing a four-tiered descriptive rating system. First Federal of Hazard and First Federal of Frankfort each received a “Satisfactory” rating as a result of their most recent Community Reinvestment Act assessments.

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Holding Company Regulation

General. Kentucky First Federal Bancorp and First Federal MHC are savings and loan holding companies within the meaning of federal law. As such, they are registered with the Federal Reserve Board and are subject to Federal Reserve Board regulations, examinations, supervision, reporting requirements and regulations concerning corporate governance and activities. In addition, the Federal Reserve Board has enforcement authority over Kentucky First Federal Bancorp and First Federal MHC and their non-savings institution subsidiaries. Among other things, this authority permits the Federal Reserve Board to restrict or prohibit activities that are determined to be a serious risk to First Federal of Hazard and/or First Federal of Frankfort.

Restrictions Applicable to Mutual Holding Companies. According to federal law and Federal Reserve Board regulations, a mutual holding company, such as First Federal MHC, may generally engage in the following activities: (1) investing in the stock of insured depository institutions and acquiring them by means of a merger or acquisition; (2) investing in a corporation the capital stock of which may be lawfully purchased by a savings association under federal law; (3) furnishing or performing management services for a savings association subsidiary of a savings and loan holding company; (4) conducting an insurance agency or escrow business; (5) holding, managing or liquidating assets owned or acquired from a savings association subsidiary of the savings and loan holding company; (6) holding or managing properties used or occupied by a savings association subsidiary of the savings and loan holding company; (7) acting as trustee under deed or trust; (8) any activity permitted for multiple savings and loan holding companies by Federal Reserve Board regulations; (9) any activity permitted by the Board of Governors of the Federal Reserve System for bank holding companies and financial holding companies; and (10) any activity permissible for service corporations. Legislation, which authorized mutual holding companies to engage in activities permitted for financial holding companies, expanded the authorized activities. Financial holding companies may engage in a broad array of financial services activities, including insurance and securities.

Federal law prohibits a savings and loan holding company, including a federal mutual holding company, from directly or indirectly, or through one or more subsidiaries, acquiring more than 5% of the voting stock of another savings institution, or its holding company, without prior written approval of the Federal Reserve Board. Federal law also prohibits a savings and loan holding company from acquiring or retaining control of a depository institution that is not insured by the Federal Deposit Insurance Corporation. In evaluating applications by holding companies to acquire savings institutions, the Federal Reserve Board must consider the financial and managerial resources and future prospects of the company and institution involved, the effect of the acquisition on the risk to the insurance funds, the convenience and needs of the community and competitive factors.

The Federal Reserve Board is prohibited from approving any acquisition that would result in a multiple savings and loan holding company controlling savings institutions in more than one state, except: (1) the approval of interstate supervisory acquisitions by savings and loan holding companies, and (2) the acquisition of a savings institution in another state if the laws of the state of the target savings institution specifically permit such acquisitions. The states vary in the extent to which they permit interstate savings and loan holding company acquisitions.

Capital Requirements. Savings and loan holding companies are not currently subject to specific regulatory capital requirements. The Dodd-Frank Act, however, requires the Federal Reserve Board to promulgate consolidated capital requirements for depository institution holding companies that are no less stringent, both quantitatively and in terms of components of capital, than those applicable to institutions themselves. This will eliminate the inclusion of certain instruments, such as trust preferred securities, from Tier 1 capital. Instruments issued prior to May 19, 2010 will be grandfathered for companies with consolidated assets of $15 billion or less. There is a five year transition period from the July 21, 2010 date of enactment of the Dodd-Frank Act before the capital requirements will apply to savings and loan holding companies.

Source of Strength. The Dodd-Frank Act also extends the “source of strength” doctrine to savings and loan holding companies. The regulatory agencies must promulgate regulations implementing the “source of strength” policy that holding companies act as a source of strength to their subsidiary depository institutions by providing capital, liquidity and other support in times of financial stress.

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Federal savings institutions must notify the Federal Reserve Board prior to paying a dividend to Kentucky First Federal Bancorp. The Federal Reserve Board may disapprove a dividend if, among other things, the Federal Reserve Board determines that the federal savings institution would be undercapitalized on a pro forma basis or the dividend is determined to raise safety or soundness concerns.

Stock Holding Company Subsidiary Regulation. Federal Reserve Board regulations govern the two-tier mutual holding company form of organization and subsidiary stock holding companies that are controlled by mutual holding companies. Kentucky First Federal Bancorp is the stock holding company subsidiary of First Federal MHC. Kentucky First Federal Bancorp is only permitted to engage in activities that are permitted for First Federal MHC subject to the same restrictions and conditions.

Waivers of Dividends by First Federal MHC. Federal Reserve Board regulations require First Federal MHC to notify the Federal Reserve Board if it proposes to waive receipt of dividends from Kentucky First Federal Bancorp. The Dodd-Frank Act addresses the issue of dividend waivers in the context of the transfer of the supervision of savings and loan holding companies to the Federal Reserve Board. The Dodd-Frank Act specified that dividends may be waived if certain conditions are met, including that the Federal Reserve Board does not object after being given written notice of the dividend and proposed waiver. The Dodd-Frank Act indicates that the Federal Reserve Board may not object to such a waiver (1) if the mutual holding company involved has, before December 1, 2009, reorganized into a mutual holding company structure, engaged in a minority stock offering and waived dividends; (2) the board of directors of the mutual holding company expressly determines that a waiver of the dividend is consistent with its fiduciary duties to members and (3) the waiver would not be detrimental to the safe and sound operation of the savings association subsidiaries of the holding company.  The Federal Reserve has not previously permitted dividend waivers by mutual bank holding companies and may object to dividend waivers involving mutual savings and loan holding companies, notwithstanding the referenced language in the Dodd-Frank Act.  The Federal Reserve Board will not consider the amount of dividends waived by the mutual holding company in determining an appropriate exchange ratio in the event of a full conversion to stock form.  Kentucky First Federal Bancorp has been granted such a waiver, and dividends paid to Kentucky First Federal Bancorp’s shareholders on May 17, 2011, August 16, 2011, November 22, 2011 and February 21, 2012 were waived by First Federal MHC. The Federal Reserve Board has adopted an interim final rule which requires First Federal MHC to notify the Federal Reserve Board if it proposes to waive receipt of dividends from Kentucky First Federal Bancorp. The interim final rule also requires that First Federal MHC obtain the approval of a majority of the eligible votes of members of First Federal MHC (generally First Federal of Hazard depositors) before it can waive dividends. Kentucky First Federal Bancorp cannot predict whether the Federal Reserve Board will grant dividend waiver requests in the future and, if it were to grant such waiver requests, Kentucky First Federal Bancorp cannot predict the nature of conditions, if any, the Federal Reserve Board may place on future dividend waiver requests.  The denial of a dividend waiver request or the imposition of burdensome conditions on an approval of a waiver request may significantly limit the amount of dividends Kentucky First Federal Bancorp pays in the future. Moreover, the Federal Reserve Board has indicated that its current position is that the dividend waiver would not be granted for ensuing quarters unless certain requirements are met which include solicitation of a positive vote among the members of First Federal MHC, a group primarily comprised of the depositors of First Federal of Hazard. While it will remain First Federal MHC’s strong preference to continue to waive future dividends, except to the extent dividends are needed to fund First Federal MHC’s continuing operations, it may become necessary to pay dividends to First Federal MHC until such time as the shareholder vote and other requirements can be met or until there is a regulatory change. In the long term, the inability to waive dividends to First Federal MHC will likely result in a reduction in dividends paid to Kentucky First Federal Bancorp shareholders. For more information, see “Risk Factors - The amount of dividends Kentucky First Federal Bancorp pays on its common stock, if any, may be limited by the ability of First Federal MHC to waive receipt of dividends.”

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Conversion of First Federal MHC to Stock Form. Office of Thrift Supervision regulations permit First Federal MHC to convert from the mutual form of organization to the capital stock form of organization. In a conversion transaction, a new holding company would be formed as successor to First Federal MHC, its corporate existence would end, and certain depositors would receive the right to subscribe for additional shares of the new holding company. In a conversion transaction, each share of common stock held by stockholders other than First Federal MHC would be automatically converted into a number of shares of common stock of the new holding company based on an exchange ratio determined at the time of conversion that ensures that stockholders other than First Federal MHC own the same percentage of common stock in the new holding company as they owned in us immediately before conversion. Under Federal Reserve Board regulations, stockholders other than First Federal MHC would not be diluted because of any dividends waived by First Federal MHC (and waived dividends would not be considered in determining an appropriate exchange ratio, provided that the mutual holding company involved was formed, engaged in a minority offering and waived dividends prior to December 1, 2009), in the event First Federal MHC converts to stock form. First Federal MHC was formed, engaged in a minority stock offering and waived dividends prior to December 1, 2009. The total number of shares held by stockholders other than First Federal MHC after a conversion transaction also would be increased by any purchases by stockholders other than First Federal MHC in the stock offering conducted as part of the conversion transaction.

Acquisition of Control. Under the federal Change in Bank Control Act, a notice must be submitted to the Office of Thrift Supervision if any person (including a company), or group acting in concert, seeks to acquire “control” of a savings and loan holding company or savings association. An acquisition of “control” can occur upon the acquisition of 10% or more of the voting stock of a savings and loan holding company or savings institution or as otherwise defined by the Office of the Comptroller of the Company. Under the Change in Bank Control Act, the Office of the Comptroller of the Currency has 60 days from the filing of a complete notice to act, taking into consideration certain factors, including the financial and managerial resources of the acquirer and the anti-trust effects of the acquisition. Any company that so acquires control would then be subject to regulation as a savings and loan holding company.

Federal and State Taxation

General. Kentucky First Federal Bancorp reports its income on a fiscal year basis using the accrual method of accounting.

Federal Taxation. The federal income tax laws apply to Kentucky First Federal Bancorp in the same manner as to other corporations with some exceptions, including particularly the reserve for bad debts discussed below. The following discussion of tax matters is intended only as a summary and does not purport to be a comprehensive description of the tax rules applicable to us. Kentucky First Federal Bancorp’s federal income tax returns are being examined for the tax year ended June 30, 2007 (tax year 2005) and are subject to examination for years 2005 and later. For the 2011 fiscal year, First Federal of Hazard’s and Frankfort First’s maximum federal income tax rate was 34.0%.

For fiscal years beginning before June 30, 1996, thrift institutions that qualified under certain definitional tests and other conditions of the Internal Revenue Code were permitted to use certain favorable provisions to calculate their deductions from taxable income for annual additions to their bad debt reserve. A reserve could be established for bad debts on qualifying real property loans, generally secured by interests in real property improved or to be improved, under the percentage of taxable income method or the experience method. The reserve for nonqualifying loans was computed using the experience method. Federal legislation enacted in 1996 repealed the reserve method of accounting for bad debts and the percentage of taxable income method for tax years beginning after 1995 and require savings institutions to recapture or take into income certain portions of their accumulated bad debt reserves. First Federal of Hazard did not qualify for such favorable tax treatment for any years through 1996. Approximately $5.2 million of First Federal of Frankfort First’s accumulated bad debt reserves would not be recaptured into taxable income unless Frankfort First makes a “non-dividend distribution” to Kentucky First as described below.

If First Federal of Hazard or First Federal of Frankfort makes “non-dividend distributions” to Kentucky First Federal Bancorp, the distributions will be considered to have been made from First Federal of Hazard’s and First Federal of Frankfort’s unrecaptured tax bad debt reserves, including the balance of their reserves as of December 31, 1987, to the extent of the “non-dividend distributions,” and then from First Federal of Frankfort’s supplemental reserve for losses on loans, to the extent of those reserves, and an amount based on the amount distributed, but not more than the amount of those reserves, will be included in First Federal of Frankfort’s taxable income. Non-dividend distributions include distributions in excess of First Federal of Frankfort’s current and accumulated earnings and profits, as calculated for federal income tax purposes, distributions in redemption of stock, and distributions in partial or complete liquidation. Dividends paid out of First Federal of Frankfort’s current or accumulated earnings and profits will not be so included in First Federal of Frankfort’s taxable income.

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The amount of additional taxable income triggered by a non-dividend distribution is an amount that, when reduced by the tax attributable to the income, is equal to the amount of the distribution. Therefore, if First Federal of Frankfort makes a non-dividend distribution to Kentucky First Federal Bancorp, approximately one and one-half times the amount of the distribution not in excess of the amount of the reserves would be includable in income for federal income tax purposes, assuming a 34% federal corporate income tax rate. First Federal of Frankfort inadvertently made such a distribution in fiscal 2009, but does not intend to pay dividends in the future that would result in a recapture of any portion of its bad debt reserves.

State Taxation. Although First Federal MHC and Kentucky First Federal Bancorp are subject to the Kentucky corporation income tax and state corporation license tax (franchise tax), the corporation license tax is repealed effective for tax periods ending on or after December 31, 2005. Gross income of corporations subject to Kentucky income tax is similar to income reported for federal income tax purposes except that dividend income, among other income items, is exempt from taxation. For First Federal MHC and Kentucky First Federal Bancorp tax years beginning July 1, 2005, the corporations are subject to an alternative minimum income tax. Corporations must pay the greater of the income tax, the alternative tax or $175. The corporations can choose between two methods to calculate the alternative minimum; 9.5 cents per $100 of the corporation’s gross receipts, or 75 cents per $100 of the corporation’s Kentucky gross profits. Kentucky gross profits means Kentucky gross receipts reduced by returns and allowances attributable to Kentucky gross receipts, less Kentucky cost of goods sold. The corporations, in their capacity as holding companies for financial institutions, do not have a material amount of cost of good sold. Although the corporate license tax rate is 0.21% of total capital employed in Kentucky, a bank holding company, as defined in Kentucky Revised Statutes 287.900, is allowed to deduct from its taxable capital, the book value of its investment in the stock or securities of subsidiaries that are subject to the bank franchise tax.

First Federal of Hazard and First Federal of Frankfort are exempt from both the Kentucky corporation income tax and corporation license tax. However, both institutions are instead subject to the bank franchise tax, an annual tax imposed on federally or state chartered savings and loan associations, savings banks and other similar institutions operating in Kentucky. The tax is 0.1% of taxable capital stock held as of January 1 each year. Taxable capital stock includes an institution’s undivided profits, surplus and general reserves plus savings accounts and paid-up stock less deductible items. Deductible items include certain exempt federal obligations and Kentucky municipal bonds. Financial institutions which are subject to tax both within and without Kentucky must apportion their net capital.

Management’s Discussion and Analysis and Results of Operations

General. Kentucky First Federal Bancorp was incorporated as a mid-tier holding company under the laws of the United States. First Federal of Hazard and First Federal of Frankfort are operated as two independent savings institutions with separate charters. Each bank retains its own management and boards of directors. The members of management of Kentucky First Federal Bancorp also serve in a management capacity at one of the two subsidiary banks, and the directors of Kentucky First Federal Bancorp also serve on the board of one of the two subsidiary banks. Results of operations are dependent primarily on net interest income, which is the difference between the income earned on our loans and securities and our cost of funds, consisting of the interest paid on deposits and borrowings. Results of operations are also affected by the provision for losses on loans and service charges and fees collected on our deposit accounts. General, administrative and other expense primarily consists of employee compensation and benefits expense, occupancy and equipment expense, data processing expense, other operating expenses and state franchise and federal income taxes. Results of operations are also significantly affected by general economic and competitive conditions, particularly changes in interest rates, government policies and actions of regulatory authorities.

Income. Kentucky First Federal Bancorp has two primary sources of pre-tax income. The first is net interest income, which is the difference between interest income, the income that it earns on loans and investments, and interest expense, the interest that it pays on deposits and borrowings.

To a much lesser extent, Kentucky First Federal Bancorp also recognizes pre-tax income from fee and service charges, which is the compensation received from providing financial products and services.

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Expenses. The expenses Kentucky First Federal Bancorp incurs in operating our business consist of compensation, taxes and benefits, office occupancy, data processing fees, taxes and other expenses.

Compensation, taxes and benefits consist primarily of the salaries and wages paid to our employees and directors, payroll taxes and expenses for retirement and other employee benefits.

Office occupancy expenses, which are the fixed and variable costs of buildings and equipment, consist primarily of taxes, depreciation charges, maintenance and costs of utilities.

Data processing fees primarily includes fees paid to our third-party data processing providers.

Taxes consist of the current and deferred portion of federal income taxes as well as franchise taxes paid to the Commonwealth of Kentucky by First Federal of Hazard and First Federal of Frankfort.

Other expenses include expenses for attorneys, accountants and consultants, advertising, telephone, employee training and education, charitable contributions, insurance, office supplies, postage and other miscellaneous operating activities.

Critical Accounting Policies

Kentucky First Federal Bancorp’s accounting and reporting policies comply with U.S. GAAP and conform to general practices within the banking industry. Kentucky First Federal Bancorp believes that of its significant accounting policies, the following may involve a higher degree of management assumptions and judgments that could result in materially different amounts to be reported if conditions or underlying circumstances were to change.

Allowance for Loan Losses. The allowance for loan losses is the estimated amount considered necessary to cover probably incurred credit losses in the loan portfolio at the balance sheet date. The allowance is established through the provision for losses on loans, which is charged against income.

The management and the boards of Kentucky First Federal Bancorp and of First Federal of Hazard and First Federal of Frankfort review the allowance for loan losses on a quarterly basis. Consideration is given to a variety of factors in establishing this estimate including, but not limited to, current economic conditions, delinquency statistics, geographic and industry concentrations, the adequacy of the underlying collateral, the financial strength of the borrower, results of internal loan reviews, volume and mix of the loan portfolio and other relevant factors. This evaluation is inherently subjective, as it requires material estimates that may be susceptible to change. Management considers the economic climate in the banks’ respective lending areas to be among the factors most likely to have an impact on the level of the required allowance for loan losses.

Management continues to monitor and evaluate factors which could have an impact on the required level of the allowance. Management watches for national issues that may negatively affect a significant percentage of homeowners in the banks’ lending areas. These may include significant increases in unemployment or significant depreciation in home prices. Management reviews employment statistics periodically when determining the allowance for loan losses and generally finds the unemployment rates in both lending areas to be high in relation to historical trends. Management has no current plans to alter the type of lending or collateral currently offered, but if such plans change or market conditions result in large concentrations of certain types of loans, such as commercial real estate or high loan-to-value ratio residential loans, management would respond with an increase in the overall allowance for loan losses.

The analysis has two components, specific and general allocations. Loans are classified as either homogenous or other. Homogenous loans are analyzed in the aggregate according to various criteria. Non-homogenous loans receive additional scrutiny and are classified as impaired or unimpaired. Specific allocations are made for loans that are determined to be impaired. Impairment is measured by determining the present value of expected future cash flows or, for collateral-dependent loans, the fair value of the collateral adjusted for market conditions and selling expenses. A loan is considered to be collateral-dependent when the circumstances of the borrower indicate that we can no longer rely upon the overall financial strength of that borrower to comply with the terms of the loan and that the loan will likely be repaid in whole or in part by proceeds from the sale of the collateral. Updated independent appraisals are ordered in most situations where management has determined to evaluate a loan for impairment. The general allocation is determined by segregating the remaining loans by type of loan, risk weighting (if applicable) and payment history. Kentucky First Federal Bancorp also analyzes historical loss experience, delinquency trends, general economic conditions and geographic and industry concentrations. This analysis establishes factors that are applied to the loan groups to determine the amount of the general reserve. Actual loan losses may be significantly more than the allowances we have established and, if so, this could have a material negative effect on financial results.

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Goodwill. Kentucky First Federal Bancorp tests goodwill for impairment at least annually and more frequently, if circumstances indicate its value may not be recoverable. Kentucky First Federal Bancorp tests goodwill for impairment by comparing the fair value of the reporting unit to the book value of the reporting unit. If the fair value, net of goodwill, exceeds book value, then goodwill is not considered to be impaired. Based on the annual goodwill impairment test as of March 31, 2011, management does not believe any of the goodwill is impaired as of that date. While management believes no impairment existed at December 31, 2011, under accounting standards applicable at that date, different conditions or assumptions, or changes in cash flows or profitability, if significantly negative or unfavorable, could have a material adverse effect on the outcome of the impairment evaluation and financial condition or future results of operations.

Deferred Tax Asset. Kentucky First Federal Bancorp evaluates deferred tax assets quarterly. Kentucky First Federal Bancorp will realize this asset to the extent it is profitable or carry back tax losses to periods in which it paid income taxes. Kentucky First Federal Bancorp’s determination of the realization of the deferred tax asset will be based upon management’s judgment of various future events and uncertainties, including the timing and amount of future income it will earn and the implementation of various tax plans to maximize realization of the deferred tax assets. Management believes Kentucky First Federal Bancorp will generate sufficient operating earnings to realize the deferred tax benefits. Examinations of its income tax returns or changes in tax law may impact the tax liabilities and resulting provisions for income taxes.

Operating Strategy

Kentucky First Federal Bancorp’s mission is to operate and grow profitable, community-oriented financial institutions serving primarily retail customers in our market areas. Kentucky First Federal Bancorp plans to pursue a strategy of:

•	operating two community-oriented savings institutions, First Federal of Hazard, which serves customers in Perry and surrounding counties in eastern Kentucky, and First Federal of Frankfort, which serves customers primarily in Franklin County and surrounding counties in central Kentucky. Each Bank emphasizes traditional thrift activities of accepting deposits and originating residential mortgage loans for portfolio;

•	continuing its historic heavy reliance on its deposit base to fund its lending and investment activities and to supplement deposits with Federal Home Loan Bank of Cincinnati advances when advantageous or necessary. Kentucky First Federal Bancorp expects its projected deposit mix to generally retain its existing composition of passbook, transaction and certificate of deposit accounts;

•	gradually pursuing opportunities to increase and diversify lending in our market areas;

•	applying conservative underwriting practices to maintain the high quality of our loan portfolios;

•	managing our net interest margin and interest rate risk; and

•	entertaining possibilities of expansion into other markets through branching or acquisition, if such possibilities are beneficial to Kentucky First Federal Bancorp’s stockholders, provide a good fit within Kentucky First Federal Bancorp’s mutual holding company framework and can be accomplished without undue encumbrance of Kentucky First Federal Bancorp’s other operational areas.

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Changes in Financial Condition Changes from June 30, 2011 to December 31, 2011

Assets. At December 31, 2011, Kentucky First Federal Bancorp’s assets totaled $236.4 million, an increase of $10.3 million, or 4.6%, from total assets at June 30, 2011. This increase was attributed primarily to an increase in securities available-for-sale.

Cash and cash equivalents. Cash and cash equivalents decreased by $891,000 to $4.2 million at December 31, 2011. It is management’s preference to deploy excess liquidity into mortgage loans and investment securities to the extent possible, while maintaining adequate liquidity at all times.

Loans. Loans receivable, net, increased by $1.2 million to $184.0 million at December 31, 2011, primarily as a result of loans made on sale of real estate acquired through foreclosure. Management continues to look for high-quality loans to add to its portfolio and will continue to emphasize loan originations to the extent that it is profitable and prudent. However, loan demand has weakened as a result of the downturn in the economy and we expect to see a continued decrease in demand for home loans until the housing market regains a strong footing.

Non-Performing Loans.  At December 31, 2011, Kentucky First Federal Bancorp had non-performing loans (loans 90 or more days past due) of approximately $1.8 million, or 1.0% of total loans, compared to $876,000 or 0.5%, of total loans at June 30, 2011.  Kentucky First Federal Bancorp’s allowance for loan losses totaled $842,000 and $764,000 at December 31, and June 30, 2011, respectively. The allowance for loan losses at December 31, 2011, represented 45.7% of nonperforming loans and 0.46% of total loans, while at June 30, 2011, the allowance represented 87.2% of nonperforming loans and 0.4% of total loans.

Kentucky First Federal Bancorp had $7.4 million in assets classified as substandard for regulatory purposes at December 31, 2011, including loans ($4.7 million) and OREO ($2.6 million). Classified loans as a percentage of net loans was 2.6% and 3.7% at December 31, 2011 and June 30, 2011, respectively. All substandard loans were secured by residential property on which the banks have priority lien position. The table below summarizes substandard loans and negative escrows on those loans at December 31, 2011:

	Number
	of	Carrying
	Loans	Value

One- to four-family	47	$2,561
Multi-family	2	2,184
Total substandard loans	49	$4,745

At December 31 2011, and June 30, 2011, Kentucky First Federal Bancorp had $336,000 and $335,000 of loans classified as special mention, respectively. This category includes assets which do not currently expose us to a sufficient degree of risk to warrant classification, but do possess credit deficiencies or potential weaknesses deserving our close attention. At December 31, 2011, no loans were classified as doubtful or loss for regulatory purposes. For further information on non-performing loans see “Note 6. Loans Receivable” of the Notes to Consolidated Financial Statements set forth in Item 1, above.

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The following table presents the aggregate carrying value of REO at December 31, 2011:

	Number	Aggregate
	of	Carrying
	Properties	Value

Single-family homes	8	$774
2-4 family properties	13	1,607
Multi-family	1	234
Building lot	1	15
Total other real estate owned	23	$2,630

Mortgage-Backed and other Securities. At December 31, 2011, Kentucky First Federal Bancorp’s investment securities had increased $11.4 million or 163.1% to $18.5 million, due primarily to the purchase of a U.S. Treasury note during the quarter just ended. Shortly after the quarter-ended December 31, 2011, Kentucky First Federal Bancorp’s $12.5 million short-term investment in the U.S. Treasury note matured and the short-term FHLB advance used to finance the investment was repaid.

Liabilities. At December 31, 2011, Kentucky First Federal Bancorp’s liabilities totaled $177.5 million, an increase of $10.0 million, or 6.0%, from total liabilities at June 30, 2011. The increase in liabilities was attributed primarily to an $13.5 million, or 53.3%, increase in Federal Home Loan Bank advances. Advances increased to $38.7 million at December 31, 2011. Kentucky First Federal Bancorp plans to repay a significant portion of short-term advances with proceeds from its U.S. Treasury note, which matures in February, 2012.

Shareholders’ Equity. At December 31, 2011, Kentucky First Federal Bancorp’s shareholders’ equity totaled $59.0 million, an increase of $284,000 or 0.5% from the June 30, 2011 total.

Kentucky First Federal Bancorp paid dividends of $567,000 or 70.0% of net income for the six-month period just ended. First Federal MHC has waived its right to dividends on its common shares of Kentucky First Federal Bancorp. Kentucky First Federal Bancorp believes that a strong dividend is appropriate in light of the high level of capital that both banks now have. At December 31, 2011, capital on a consolidated basis and at each of the banks exceeded the level necessary to be considered “well capitalized” and was sufficient, in management’s opinion, to support foreseeable growth. Management cannot speculate on future dividend levels. Various factors, including capital levels, income levels, liquidity levels, regulatory requirements and overall financial condition of Kentucky First Federal Bancorp are considered before dividends are declared. However, management continues to believe that a strong dividend is consistent with Kentucky First Federal Bancorp’s long-term capital management strategy. An interim final rule adopted by the Board of Governors of the Federal Reserve System could have the effect of limiting the ability of First Federal MHC to waive the receipt of dividends declared by Kentucky First Federal Bancorp. Kentucky First Federal Bancorp cannot predict whether the Federal Reserve Board will grant dividend waiver requests in the future and, if it were to grant such waiver requests, Kentucky First Federal Bancorp cannot predict the nature of conditions, if any, the Federal Reserve Board may place on future dividend waiver requests.  The denial of a dividend waiver request or the imposition of burdensome conditions on an approval of a waiver request may significantly limit the amount of dividends Kentucky First Federal Bancorp pays in the future, if any. For more information, see “Risk Factors - The amount of dividends Kentucky First Federal Bancorp pays on its common stock, if any, may be limited by the ability of First Federal MHC to waive receipt of dividends.”

Results of Operations for the Six-Month Periods Ended December 31, 2011 and 2010

General. Net income totaled $809,000 for the six months ended December 31, 2011, an increase of $52,000 from net income of $757,000 for the same period in 2010. The increase was primarily attributable to higher net interest income.

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Net Interest Income. Net interest income after provision for loan losses increased $328,000 or 9.2% to $3.9 million for the six-month period ended December 31, 2011, from $3.6 million for the 2010 period, due to interest expense decreasing at a faster pace than interest income. Interest income decreased by $284,000, or 5.2%, to $5.2 million, while interest expense decreased $626,000 or 34.3% to $1.2 million for the six months ended December 31, 2011. Net interest margin increased from 3.40% for the six months ended December 31, 2010 to 3.94% for the recently ended period. Net interest margin also increased from 3.51% for the prior year quarterly period to 4.03% for the quarter ended December 31, 2011.

Interest income on loans decreased $223,000 or 4.3% to $4.9 million, due primarily to a decrease in the average outstanding balance of the loan portfolio. The average balance of loans outstanding for the six-month period ended December 31, 2011, decreased $6.2 million or 3.2% to an average of $184.7 million for the six months just ended, while the average rate earned decreased 6 basis points to 5.34% for the period just ended. Interest income on mortgage-backed residential securities decreased $54,000 or 28.0% to $139,000 for the six months ended December 31, 2011. The decrease in the income from securities was related to reduced volume, as securities matured and principal from mortgage-backed securities flowed back to Kentucky First Federal Bancorp. There were no sales of investments during the six-month period just ended.

Interest expense on deposits and borrowings both declined period to period. Interest expense on deposits decreased $533,000 or 37.5% to $887,000 for the six-month period ended December 31, 2011, while interest expense on borrowings declined $93,000 or 23.0% to $311,000 for the same period. The decline in interest expense on deposits was attributed primarily to a reduction in the average rate paid on the deposits. The average rate paid on deposits decreased 70 basis points to 1.27% for the most recent period, while the average balance of deposits decreased $4.9 million or 3.4% to $139.4 million. The decline in interest expense on borrowings was attributed primarily to a lower amount of borrowings outstanding, which declined $7.3 million to $25.2 million for the most recent period, while the average rate paid on borrowings decreased 2 basis points to 2.47% for the recently ended six-month period. If the general level of interest rates remains steady, we expect to see our time deposits continue to reprice to lower levels, although the rate of repricing will decline over time. Our adjustable rate loans have rate floors, which are set at 50 basis points lower than the origination interest rate. At December 31, 2011, adjustable rate loans made up approximately 68% of our real estate loan portfolio. The decline in deposit repricing will likely cause the increase in our net interest margin to plateau.

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Average Balance Sheets. The following table represents the average balance sheets for the six month periods ended December 31, 2011 and 2010, along with the related calculations of tax-equivalent net interest income, net interest margin and net interest spread for the related periods.

	Six Months Ended December 31,
	2011			2010
	Average Balance	Interest And Dividends	Yield/ Cost	Average Balance	Interest And Dividends	Yield/ Cost
	(Dollars in thousands)
Interest-earning assets:
Loans	$184,741	$4,936	5.34%	$190,924	$5,159	5.40%
Mortgage-backed securities	6,583	139	4.22	9,102	193	4.24
Other securities	372	1	0.54	1,535	1	0.13
Other interest-earning assets	11,056	112	2.03	13,168	119	1.81
Total interest-earning assets	202,752	5,188	5.12	214,729	5,472	5.10

Less: Allowance for loan losses	(764)			(1,526)
Non-interest-earning assets	24,810			24,405
Total assets	$226,798			$237,608

Interest-bearing liabilities:
Demand deposits	$12,758	$16	0.25%	$13,712	$49	0.71%
Savings	35,656	150	0.84	29,626	150	1.01
Certificates of deposit	90,992	721	1.58	100,973	1,221	2.42
Total deposits	139,406	887	1.27	144,311	1,420	1.97
Borrowings	25,212	311	2.47	32,506	404	2.49
Total interest-bearing liabilities	164,618	1,198	1.46	176,817	1,824	2.06

Noninterest-Bearing demand deposits	1,129			972
Noninterest-bearing liabilities	2,363			2,303
Total liabilities	168,110			180,092

Shareholders’ equity	58,688			57,516
Total liabilities and shareholders’ equity	$226,798			$237,608
Net interest income/average yield		$3,990	3.66%		$3,648	3.04%
Net interest margin			3.94%			3.40%
Average interest-earning assets to average interest-bearing liabilities			123.17%			121.44%

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Provision for Losses on Loans. Kentucky First Federal Bancorp charges a provision for losses on loans to earnings to bring the total allowance for loan losses to a level considered appropriate by management based on historical experience, the volume and type of lending conducted by the banks, the status of past due principal and interest payments, general economic conditions, particularly as such conditions relate to the banks’ market areas and other factors related to the collectability of the banks’ loan portfolio. Kentucky First Federal Bancorp recorded a provision of $82,000 for losses on loans during the six months ended December 31, 2011, compared to a provision of $68,000 for the six months ended December 31, 2010. There can be no assurance that the loan loss allowance will be adequate to absorb unidentified losses on loans in the portfolio, which could adversely affect Kentucky First Federal Bancorp’s results of operations.

Non-interest Income. Non-interest income totaled $57,000 for the six months ended December 31, 2011, a decrease of $97,000 from the same period in 2010, primarily as a result of a decrease of $69,000 in net gains on sales of loans. Also contributing to the decline in non-interest income were losses recognized on the sale of OREO and a charge on the decline in value of OREO property held at December 31, 2011. A loss of $13,000 was recognized on the sale of OREO during the current period, while impairment charges totaled $48,000 for OREO.

Non-interest Expense. Non-interest expense totaled $2.8 million for the six months ended December 31, 2011, an increase of $152,000, or 5.8%, compared to the same period in 2010. The increase was due primarily to an increase in legal and other outside service expense, which increased chiefly because of Kentucky First Federal Bancorp’s agreement of merger with CKF Bancorp, Inc., which was announced on November 3, 2011. Outside service fees totaled $189,000 for the recently-ended period compared to $67,000 for the prior year period, a $122,000 or 182.1% increase. Legal fees totaled $192,000 for the six months ended December 31, 2011, an increase of $123,000 or 178.3% over the prior year.

Federal Income Tax Expense (Benefit). Federal income taxes expense totaled $396,000 for the six months ended December 31, 2011, an increase of $27,000, compared to federal income tax expense recognized in the prior year period. The effective tax rates were 32.9% and 32.8% for the six-month periods ended December 31, 2011 and 2010, respectively.

Results of Operations for the Years Ended June 30, 2011 and 2010

General. Net earnings totaled $1.8 million for the fiscal year ended June 30, 2011, an increase of $1.4 million, or 337.9%, from the net earnings recorded for the fiscal year ended June 30, 2010. The increase in earnings year over year was due primarily to a higher net interest income and lower provisions for loan losses. Also contributing to the increase was a $403,000 tax refund that was recognized during the year. In addition to the federal tax refund, Kentucky First Federal Bancorp received $61,000 in interest income pursuant to resolution of a tax matter with the Internal Revenue Service.

Interest Income. Total interest income for the fiscal year ended June 30, 2011 was $10.7 million, a decrease of $629,000, or 5.5%, compared to the fiscal year ended June 30, 2010. The decrease in interest income was due primarily to a decrease in interest income on loans, which decreased by $329,000, or 3.1% to $10.1 million for the fiscal year ended June 30, 2011, compared to fiscal 2010. Also contributing to the reduction in interest income were decreases in interest income from investment securities and mortgage-backed securities. Compared to fiscal 2010, interest income on mortgage-backed securities decreased $119,000 or 25.1% to $355,000 for the year just ended, while interest income on other securities decreased $167,000 or 98.8% to $2,000 for the year just ended.

Interest income from loans decreased chiefly due to a reduction in the average rate earned on the loan portfolio, while the average balance of loans also decreased year to year. The average rate earned on loans decreased by 11 basis points to 5.39% for the 2011 year, as the average balance of loans outstanding decreased by $2.1 million or 1.1% to $188.2 million. The decrease in the average rate earned on loans for fiscal 2011 occurred primarily as a result of borrowers refinancing to lower rates and to a lesser degree by loans repricing as scheduled. Many loans repricing during the past year experienced a rate reduction, as the index we utilize for adjustable rate loans declined as a result of the low interest rate environment for home loans. The decrease in interest income from other securities was attributable primarily to a $4.0 million, or 80.4%, decrease in the average balance of other securities outstanding, in addition to a decrease of 320 basis points in the average yield on investment securities to 0.21% for fiscal 2011. Other securities either matured or were called during the period, as there were no sales of those securities during fiscal 2010. The average balance of mortgage-backed securities decreased $2.8 million or 25.1% to $8.3 million, while the average yield remained steady at 4.26% for fiscal 2011. The average balance of other interest-earning assets increased $3.0 million or 32.1% to $12.4 million, while the average yield declined by 79 basis points to 1.99% for fiscal 2011.

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Interest Expense. Interest expense totaled $3.2 million for the fiscal year ended June 30, 2011, a decrease of $1.8 million, or 36.1%, from fiscal 2010. The decrease in interest expense resulted from lower costs of deposits and borrowings. Interest expense on deposits decreased $947,000 or 27.6% to $2.5 million for the 2011 fiscal year, while the cost of borrowings decreased $852,000 or 55.1% to $695,000 for the 2011 fiscal year. Decreased costs on deposits and borrowings were attributable primarily to a decrease in rate paid on those deposits and borrowings during the year. The average rate paid on deposits decreased 69 basis points to 1.73% for the year just ended, while the average deposits outstanding increased $1.8 million or 1.29% from year to year. Average borrowings decreased by $5.8 million to $29.5 million for the year ended June 30, 2011, while the average rate paid on borrowings decreased 203 basis points to 2.35% for fiscal 2011.

Net Interest Income. As a result of the aforementioned changes in interest income and interest expense, net interest income increased by $1.2 million, or 18.3%, during the fiscal year ended June 30, 2011, compared to fiscal 2010. The average interest rate spread increased from 2.46% for the fiscal year ended June 30, 2010 to 3.29% for fiscal 2011. The net interest margin increased from 2.96% for the fiscal year ended June 30, 2010 to 3.61% for fiscal 2011.

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Average Balances and Yields. The following table presents information regarding average balances of assets and liabilities, the total dollar amounts of interest income and dividends, the total dollar amount of interest expense and the resulting average yields and costs. The yields and costs for the periods indicated are derived by dividing income or expense by the average balances of assets or liabilities, respectively, for the periods presented. For purposes of this table, average balances have been calculated using the average of daily balances and nonaccrual loans are included in average balances only. Kentucky First Federal Bancorp did not hold any non-taxable securities during any of the periods presented in the table.

	Year Ended June 30,
	2011			2010			2009
		Interest			Interest			Interest
	Average	And	Yield/	Average	And	Yield/	Average	And	Yield/
	Balance	Dividends	Cost	Balance	Dividends	Cost	Balance	Dividends	Cost
	(Dollars In thousands)
Interest-earning assets:
Loans	$188,237	$10,146	5.39%	$190,372	$10,475	5.50%	$188,163	$11,057	5.88%
Mortgage-backed securities	8,341	355	4.26	11,139	474	4.26	13,381	567	4.24
Other securities	974	2	0.21	4,961	169	3.41	8,187	269	3.29
Other interest-earning assets	12,359	246	1.99	9,354	260	2.78	10,588	333	3.15
Total interest-earning assets	209,911	10,749	5.12	215,826	11,378	5.27	220,319	12,226	5.55
Noninterest-earning assets	23,617			22,952			22,668
Total assets	$233,528			$238,778			$242,987

Interest-bearing liabilities:
Demand deposits	$14,442	$14	0.10	$11,973	$104	0.87	$10,366	$158	1.52
Savings	30,941	330	1.07	29,433	294	1.00	30,125	303	1.01
Certificates of deposit	98,574	2,142	2.17	100,723	3,035	3.01	96,807	3,657	3.78
Total deposits	143,957	2,486	1.73	142,129	3,433	2.42	137,298	4,118	3.00
Borrowings	29,524	695	2.35	35,325	1,547	4.38	43,200	1,784	4.13
Total interest-bearing liabilities	173,481	3,181	1.83	177,454	4,980	2.81	180,498	5,902	3.27
Noninterest-bearing demand deposits	994			1,012			788
Noninterest-bearing liabilities	1,227			2,353			2,423
Total liabilities	175,702			180,819			183,709

Shareholders’ equity	57,826			57,959			59,278
Total liabilities and shareholders’ equity	$233,528			$238,778			$242,987
Net interest income/average yield		$7,568	3.29%		$6,398	2.46%		$6,324	2.28%
Net interest margin			3.61%			2.96%			2.87%
Average interest-earning assets to Average interest-bearing liabilities			121.00%			121.62%			121.00%

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Rate/Volume Analysis. The following table sets forth the effects of changing rates and volumes on our net interest income. The rate column shows the effects attributable to changes in rate (changes in rate multiplied by prior volume). The volume column shows the effects attributable to changes in volume (changes in volume multiplied by prior rate). For purposes of this table, changes attributable to changes in both rate and volume that cannot be segregated have been allocated proportionately based on the changes due to rate and the changes due to volume. The net column represents the sum of the prior columns.

	Year Ended June 30, 2011 to June 30, 2010 Increase (Decrease) Due to Changes In			Year Ended June 30, 2010 to June 30, 2009 Increase (Decrease) Due to Changes In
	Volume	Rate	Total	Volume	Rate	Total
	(In thousands)
Interest-earning assets:
Loans receivable	$(117)	$(212)	$(329)	$134	$(716)	$(582)
Mortgage-backed securities	(119)	—	(119)	(95)	2	(93)
Investment securities	(77)	(90)	(167)	(110)	10	(100)
Other interest-earning assets	(121)	107	(14)	(36)	(37)	(73)
Total interest-earning assets	(434)	(195)	(629)	(107)	(741)	(848)

Interest-bearing liabilities:
Checking accounts	27	(117)	(90)	31	(85)	(54)
Savings accounts	15	21	36	(6)	(3)	(9)
Certificates of deposit	(63)	(830)	(893)	155	(777)	(622)
FHLB Advances	(223)	(629)	(852)	(354)	117	(237)
Total interest-bearing liabilities	(244)	(1,555)	(1,799)	(174)	(748)	(922)
Increase in net interest income	$(190)	$1,360	$1,170	$67	$7	$74

Provision for Losses on Loans. A provision for losses on loans is charged to earnings to maintain the total allowance for loan losses at a level calculated by management based on historical experience, the volume and type of lending conducted by the banks, the status of past due principal and interest payments and other factors related to the collectability of the loan portfolio. Based upon an analysis of these factors, management recorded a provision of $668,000 for losses on loans for the fiscal year ended June 30, 2011, a decrease of $376,000 compared to a provision of $1.0 million for fiscal 2010. The provision recorded during the fiscal year ended June 30, 2011 generally reflects continued deterioration in real estate values. Management believes all nonperforming loans are adequately collateralized or have been written down to their realizable value; however, there can be no assurance that the loan loss allowance will be adequate to absorb losses on known nonperforming assets or that the allowance will be adequate to cover losses on nonperforming assets in the future. See “— Allowance Loan Losses and Asset Quality.”

Non-interest Income. Other operating income decreased $47,000, to $242,000 for the fiscal year ended June 30, 2011, due primarily to a $71,000 other-than-temporary impairment charge taken on other real estate owned. The charges were taken as updated appraisals continue to reflect continued weakness in the real estate market. Somewhat offsetting the impairment charges was an increase in gains on loans sold, which increased $31,000 or 25% to $155,000 for the year just ended. The popularity of long-term fixed rate loans, which Kentucky First Federal Bancorp sells into the secondary market, was responsible for this increase.

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Non-interest Expense. Non-interest expense increased $243,000 or 4.8% to $5.3 million for the fiscal year ended June 30, 2011 compared to fiscal 2010. The increase in non-interest expense is primarily attributed to an increase in real estate owned and foreclosure costs, which totaled $159,000 for the year just ended, compared to $32,000 for fiscal 2010. Other non-interest expenses also increased year over year primarily due to legal fees. Legal fees were incurred in resolving the issue with the Internal Revenue Service over the deductibility of certain costs incurred in the formation of Kentucky First Federal Bancorp.

The increase in real estate owned expense and foreclosure costs was attributed primarily to residential rental real estate, which Kentucky First Federal Bancorp was able to oversee before final foreclosure. Although rental income was received on some of these properties, repairs and deferred maintenance exceeded income generated on these properties during fiscal 2011.

Federal Income Taxes. The provision for federal income tax decreased $99,000 or 48.8% from $203,000 for the fiscal year ended June 30, 2010 to $104,000 for the fiscal year ended June 30, 2011, primarily due to a $403,000 tax refund recognized pursuant to the resolution of a tax matter during the year. The recognition of the tax refund resulted in a lower effective tax rate for the fiscal year. The effective tax rates for the years ended June 30, 2011 and 2010 were 5.6% and 33.6%, respectively.

Allowance for Loan Losses and Asset Quality

The allowance for loan losses is a valuation allowance for the probable incurred losses in the loan portfolio. We evaluate the allowance for loan losses no less than quarterly. When additional allowances are needed a provision for losses on loans is charged against earnings. The recommendations for increases or decreases to the allowance are presented by management to the banks’ boards of directors. Kentucky First Federal Bancorp’s board of directors oversees the overall allowance level for Kentucky First Federal Bancorp and may propose increases or decreases for allowance levels at the banks.

The allowance for loan losses is established to recognize the probable incurred losses associated with lending activities. Loss and risk factors are based on our historical loss experience and industry averages and are adjusted for significant factors that in management’s judgment affect the collectability of the portfolio as of the evaluation date. These significant factors may include changes in lending policies and procedures, changes in existing general economic and business conditions affecting our primary lending area, credit quality trends, collateral value, loan volumes and concentrations, seasoning of the loan portfolio, recent loss experience, duration of the current business cycle and bank regulatory examination results.

At June 30, 2011, the allowance for loan loss was $764,000, or 0.42% of total loans, compared to $1.5 million, or 0.80% of total loans at June 30, 2010. The allowance at June 30, 2011 included $55,000 designated as specific reserves compared to $883,000 designated as specific reserves at June 30, 2010. Such reserves are calculated when a non-homogenous loan is considered impaired. An impaired loan is one in which it is likely that we will be unable to collect all amounts due according to the contractual terms of the loan agreement. All of Kentucky First Federal Bancorp’s loans are collateral-based, and in case of impairment, the loans are carried at the lower of cost or fair value less disposal costs. The increase in the allowance for loan losses from June 30, 2010 to June 30, 2011, was due primarily to a change in the portfolio composition and management’s loan impairment analysis. Higher levels of multi-family loans in the portfolio at June 30, 2011, accounted for approximately half of the period’s provision, while deterioration in loans individually evaluated for impairment was responsible for the balance of the provision for the period. The reduction in the allowance for loan losses from June 30, 2010 to June 30, 2011, was due primarily to resolution of one particularly large credit relationship. See “—Nonperforming and Classified Assets,” below.

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Nonperforming loans, which consist of all loans 90 days or more past due and nonaccrual loans, totaled $1.8 million at December 31, 2011 and $876,000 at June 30, 2011, an increase of $967,000. The allowance for loans losses totaled 45.7% and 87.2% of nonperforming loans at December 31, 2011 and June 30, 2011, respectively. In determining the allowance for loan losses at any point in time, management and the boards of directors of the subsidiary banks apply a systematic process focusing on the risk of loss in the portfolio. First, the loan portfolio is segregated by loan types to be evaluated collectively and loan types to be evaluated individually. Delinquent multi-family and nonresidential loans are evaluated individually for potential impairment. Second, the allowance for loan losses is evaluated using historic loss experience adjusted for significant factors by applying these loss percentages to the loan types to be evaluated collectively in the portfolio. To the best of management’s knowledge, all known and probable incurred losses that can be reasonably estimated have been recorded at December 31, 2011. Although management believes that its allowance for loan losses conforms with generally accepted accounting principles based upon the available facts and circumstances, there can be no assurance that additions to the allowance will not be necessary in future periods, which would adversely affect our results of operations.

Our banking regulators, as an integral part of their examination process, periodically review our allowance for loan losses. The examinations may require us to make additional provisions for loan losses based on judgments different from ours. In addition, because further events affecting borrowers and collateral cannot be predicted with certainty, there can be no assurance that the existing allowance for loan losses is adequate or that increases will not be necessary should the quality of any loans deteriorate as a result of the factors discussed above. Any material increase in the allowance for loan losses may adversely affect our financial condition and results of operations.

Summary of Loan Loss Experience. The following table sets forth an analysis of the allowance for loan losses for the periods indicated. Where specific loan loss allowances have been established, any difference between the loss allowance and the amount of loss realized has been charged or credited to the allowance.

	Year Ended June 30,
	2011	2010	2009	2008	2007
	(In thousands)
Allowance at beginning of period	$1,535	$678	$666	$720	$724

Provision for loan losses	668	1,044	46	12	—

Charge-offs:
Real estate loans	(1,439)	(187)	(34)	(66)	(4)
Consumer loans	—	—	—	—	—
Total charge-offs	(1,439)	(187)	(34)	(66)	(4)

Recoveries:
Real estate loans	—	—	—	—	—
Consumer loans	—	—	—	—	—
Total recoveries	—	—	—	—	—

Net charge-offs	($1,439)	($187)	($34)	($66)	($4)
Allowance at end of period	$764	$1,535	$678	$666	$720

Allowance to nonperforming loans	87.21%	19.72%	17.51%	52.15%	74.38%
Allowance to total loans outstanding at end of period	0.42%	0.80%	0.36%	0.36%	0.43%
Net charge-offs to average loans outstanding during the period	0.76%	0.10%	0.02%	0.04%	—%

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The following table sets forth the breakdown of the allowance for loan losses by loan category, which management believes can be allocated on an approximate basis, at the dates indicated.

	At June 30,
	2011			2010
	Amount	% of Allowance to Total Allowance	% of Loans in Category To Total Loans	Amount	% of Allowance to Total Allowance	% of Loans in Category To Total Loans
	(Dollars in thousands)
Loans category:
Residential	$494	64.7%	86.4%	$1,200	78.2%	86.0%
Construction	3	0.4	0.6	6	0.4	0.9
Multi-family	13	1.7	2.5	277	18.1	3.5
Nonresidential & other	34	4.4	6.6	36	2.3	5.7
Consumer and other	13	1.7	2.6	16	1.0	2.5
Loans secured by deposits	7	0.9	1.3	—	—	—
Unallocated	200	26.2	—	—	—	1.4
Total allowance for loan losses	$764	100%	100%	$1,535	100%	100%

	At June 30,
	2009			2008			2007
	Amount	% of Allowance to Total Allowance	% of Loans in Category To Total Loans	Amount	% of Allowance to Total Allowance	% of Loans in Category To Total Loans	Amount	% of Allowance to Total Allowance	% of Loans in Category To Total Loans
	(Dollars in thousands)
Loans category:
Residential	$542	80.0%	85.8%	$584	87.7%	86.1%	$636	88.3%	86.7%
Construction	2	0.3	0.4	13	2.0	1.9	29	4.0	3.9
Multi-family	81	11.9	3.8	10	1.4	1.5	7	1.0	0.9
Nonresidential & other	38	5.6	6.1	42	6.3	6.2	30	4.2	4.1
Consumer and other	15	2.2	2.4	17	2.6	2.5	18	2.5	2.5
Loans secured by deposits	—	—	—	—	—	—	—	—	—
Unallocated	—	—	1.5	—	—	1.8	—	—	1.9
Total allowance for loan losses	$678	100.0%	100.0%	$666	100.0%	100.0%	$720	100.0%	100.0%

Nonperforming and Classified Assets. When a loan becomes 90 days delinquent, the loan may be placed on nonaccrual status at which time the accrual of interest ceases, the interest previously accrued to income is reversed and interest income is thereafter recognized on a cash basis. Payments on a nonaccrual loan are applied to the outstanding principal and interest as determined at the time of collection of the loan. In situations where management believes collection of interest due is likely even if the loan is more than 90 days delinquent, then management may decide not to place the loan on non-accrual status.

Kentucky First Federal Bancorp considers repossessed assets and loans that are 90 days or more past due to be nonperforming assets. Real estate that we acquire as a result of foreclosure or by deed-in-lieu of foreclosure is classified as real estate owned until it is sold. When property is acquired it is recorded at fair market value less estimated selling costs at the date of foreclosure. Holding costs and declines in fair value after acquisition of the property are charged against income.

Under current accounting guidelines, a loan is defined as impaired when, based on current information and events, it is probable that the creditor will be unable to collect all amounts due under the contractual terms of the loan agreement. We consider one- to four-family mortgage loans and deposit loans to be homogeneous and collectively evaluate them for impairment. Other loans are evaluated for impairment on an individual basis. At June 30, 2011, six loans were considered impaired with valuations.

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The following table provides information with respect to our nonperforming assets at the dates indicated. Kentucky First Federal Bancorp did not have any troubled debt restructurings at any of the dates presented.

	At December	At June 30,
	31, 2011	2011	2010	2009	2008	2007
	(Dollars in thousands)
Nonaccrual loans:
Real estate loans	$1,740	$876	$7,671	$435	$666	$713
Consumer loans	—	—	—	—	—	—
Total	1,740	876	7,671	435	666	713

Accruing loans past due 90 days or more:
Real estate loans	103	—	112	3,437	611	255
Consumer loans	—	—	—	—	—	—
Total of accruing loans past due 90 days or more	103	—	112	3,437	611	255
Total nonperforming loans	1,843	876	7,783	3,872	1,277	968
Real estate acquired through foreclosure	2,630	4,304	748	109	21	8
Total nonperforming assets	$4,473	$5,180	$8,531	$3,981	$1,298	$976

Total nonperforming loans to total loans	1.00%	0.48%	4.05%	2.05%	0.70%	0.58%

Total nonperforming loans to total assets	0.78%	0.39%	3.29%	1.61%	0.52%	0.36%

Total nonperforming assets to total assets	1.89%	2.29%	3.60%	1.65%	0.52%	0.36%

Interest income that would have been recorded for the six months ended December 31, 2011 and for the year ended June 30, 2011 had nonaccrual loans been current according to their original terms amounted to $40,000 and $350,000, respectively. Income related to nonaccrual loans included in interest income for the year ended June 30, 2011 amounted $137,000.

Federal regulations require Kentucky First Federal Bancorp to regularly review and classify its assets. In addition, our regulators have the authority to identify problem assets and, if appropriate, require them to be classified. There are three classifications for problem assets: substandard, doubtful and loss. “Substandard assets” must have one or more defined weaknesses and are characterized by the distinct possibility that we will sustain some loss if the deficiencies are not corrected. “Doubtful assets” have the weaknesses of substandard assets with the additional characteristic that the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions and values questionable, and there is a high possibility of loss. An asset classified “loss” is considered uncollectible and of such little value that continuance as an asset of the institution is not warranted. The regulations also provide for a “special mention” category, described as assets which do not currently expose us to a sufficient degree of risk to warrant classification but do possess credit deficiencies or potential weaknesses deserving our close attention. Special mention assets totaled $336,000 and $335,000 at December 31, 2011 and June 30, 2011, respectively.

The following table shows the aggregate amounts of our assets classified for regulatory purposes at the dates indicated.

	At December 31,	At June 30,
	2011	2011	2010	2009
	(In thousands)
Substandard assets	$7,379	$6,484	$7,840	$7,905
Doubtful assets	–	–	–	–
Loss assets	–	–	–	–
Total classified assets	$7,379	$6,484	$7,840	$7,905

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Substandard assets at December 31, 2011, consisted of 28 loans totaling $4.7 million and 23 parcels of real estate owned with an aggregate carrying value of $2.6 million. Substandard assets decreased $1.4 million or 17.3% from year to year. At December 31, 2011, 35.7% of Kentucky First Federal Bancorp’s substandard assets were represented by real estate acquired through foreclosure. In August 2011, Kentucky First Federal Bancorp sold property with a carrying value of $1.55 million for $2.2 million. Kentucky First Federal Bancorp made the loan to the purchaser of the property and, as such, will defer recognition of the gain until the proper time in the future.

The table below summarizes other real estate owned at the dates indicated:

	At December 31, 2011		At June 30, 2011
	Number of Properties	Net Carrying Value	Number of Properties	Net Carrying Value
	(Dollars in thousands)
Single family, non-owner occupied	8	$774	43	$2,448
2-4 family, owner occupied	13	1,607	13	1,607
5 or more family, non-owner occupied	1	234	1	234
Building lot	1	15	1	15
Total other real estate owned in substandard assets	23	$2,630	58	$4,304

All substandard loans were secured by residential property on which the banks have priority lien position. The table below summarizes substandard loans at the dates indicated:

As of December 31, 2011, and based on the most recent analysis performed, the risk category of loans by class of loans is as follows:

	Pass	Special Mention	Substandard	Doubtful	Not rated
	(Dollars in thousands)
Residential real estate:
One- to four-family	$–	$64	$2,561	$–	$153,321
Multi-family	7,434	–	2,184	–	–
Construction	217	–	–	–	–
Nonresidential real estate and land	11,382	272	–	–	–
Loans on deposits	–	–	–	–	2,369
Consumer and other	–	–	–	–	5,066

At June 30, 2011, the risk category of loans by class of loans was as follows:

	Pass	Special Mention	Substandard	Doubtful	Not rated
	(Dollars in thousands)
Residential real estate:
One- to four-family	$—	$67	$2,180	$–	$156,574
Multi-family	4,504	–	–	–	–
Construction	1,062	–	–	–	–
Nonresidential real estate and land	11,943	268	–	–	–
Loans on deposits	–	–	–	–	2,405
Consumer and other	–	–	–	–	4,824

Other than disclosed above, there are no other loans at December 31, 2011 and at June 30, 2011 that we have serious doubts about the ability of the borrowers to comply with the present loan repayment terms.

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Delinquencies. The following table provides information about delinquencies in our loan portfolios at the dates indicated.

	At December 31, 2011		At June 30, 2011		At June 30, 2010
	30-59 Days Past Due	60-89 Days Past Due	30-59 Days Past Due	60-89 Days Past Due	30-59 Days Past Due	60-89 Days Past Due
	(In thousands)
Real estate loans	$3,085	$715	$1,861	$1,320	$1,026	$1,467
Consumer loans	–	–	–	–	–	–
Total	$3,085	$715	$1,861	$1,320	$1,026	$1,467

Market Risk Analysis

Qualitative Aspects of Market Risk. Our most significant form of market risk is interest rate risk. Kentucky First Federal Bancorp manages the interest rate sensitivity of its interest-bearing liabilities and interest-earning assets in an effort to minimize the adverse effects of changes in the interest rate environment. Deposit accounts typically react quickly to changes in market interest rates than mortgage loans because of the shorter maturities of deposits. As a result, a sharp increase of 300 points and a decrease in interest rates may adversely affect our net portfolio value, while increases in interest rates up to 200 basis points may beneficially affect our net portfolio value. To reduce the potential volatility of our earnings, we have sought to improve the match between asset and liability maturities (or rate adjustment periods), while maintaining an acceptable interest rate spread. Still, when market rates increase rapidly, increases in the cost of deposits and borrowings outpace the increases in the return on assets. Kentucky First Federal Bancorp’s assets are primarily comprised of adjustable rate mortgages (all of which have some contractual limits in their ability to react to market changes) and short-term securities. Those assets will, over time, re-price to counteract the increased costs of deposits and borrowings.

Asset/Liability Management. Management and the boards of the two subsidiary banks are responsible for the asset/liability management issues that affect the individual banks. Either bank may work with its sister bank to mitigate potential asset/liability risks to the banks and to Kentucky First Federal Bancorp as a whole. Interest rate risk is monitored using Office of Comptroller of the Currency Net Portfolio Value (“NPV”) calculations. NPV represents the fair value of portfolio equity and is equal to the fair value of assets minus the fair value of liabilities, with adjustments made for off-balance sheet items. Management monitors and considers methods of managing the rate sensitivity and repricing characteristics of balance sheet components in an effort to maintain acceptable levels of change in NPV in the event of changes in prevailing market interest rates. Interest rate sensitivity analysis is used to measure interest rate risk by computing estimated changes in NPV that are a result of changes in the net present value of its cash flows from assets, liabilities, and off-balance sheet items. These changes in cash flow are estimated based on hypothetical instantaneous and permanent increases and decreases in market interest rates.

As part of Kentucky First Federal Bancorp’s interest rate risk policy, the boards of directors of the subsidiary banks establish maximum decreases in NPV given these assumed instantaneous changes in interest rates. Kentucky First Federal Bancorp’s exposure to interest rate risk is reviewed on a quarterly basis by the boards of directors. If estimated changes to NPV would cause either bank to fall below the “well-capitalized” level, the board will direct management to adjust its asset and liability mix to bring interest rate risk to a level which reflects the board’s goals.

The following table sets forth the interest rate sensitivity of the individual banks’ NPV as of June 30, 2011 in the event of instantaneous and permanent increases and decreases in market interest rates, respectively. Due to the abnormally low prevailing interest rate environment at June 30, 2011, NPV estimates are not made for decreases in interest rates greater than 100 basis points. All market risk-sensitive instruments presented in this table at June 30, 2011, are held to maturity or available-for-sale. At June 30, 2011, Kentucky First Federal Bancorp had no trading securities.

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	June 30, 2011
	Net Portfolio Value (1)				NPV as % of Portfolio Value of Assets (2)
	Change in Rates	Amount	$ Change	% Change	NPV Ratio (3)	Basis Point Changes
	(Dollars in thousands)

First Federal of Hazard	+300 bp	$22,107	-1,059	-5%	21.25%	-38bp
	+200 bp	22,671	-495	-2%	21.54%	-9bp
	+100 bp	23,079	-87	0%	21.71%	8bp
	0 bp	23,166			21.63%
	-100 bp	22,969	-197	-1%	21.39%	-24bp

First Federal of Frankfort	+300 bp	$25,478	799	3%	20.16%	117bp
	+200 bp	25,557	878	4%	20.00%	101bp
	+100 bp	25,293	614	2%	19.61%	62bp
	0 bp	24,679			18.99%
	-100 bp	23,669	-1,010	-4%	18.14%	-84bp

Consolidated	+300 bp	$47,585	-260	-1%	20.65%	47bp
	+200 bp	48,228	383	1%	20.69%	51bp
	+100 bp	48,372	527	1%	20.56%	38bp
	0 bp	47,845			20.18%
	-100 bp	46,638	-1,207	-3%	19.61%	-57bp

(1)	Net portfolio value represents the discounted present value of the difference between incoming cash flows on interest-earning and other assets and outgoing cash flows on interest-bearing liabilities.
(2)	Present value of assets represents the discounted present value of incoming cash flows on interest-earning assets.
(3)	NPV Ratio represents the net portfolio value divided by the present value of assets.

The preceding table indicates that at June 30, 2011, in the event of a sudden and sustained increase in prevailing market interest rates, the NPV would be expected to increase up to the 200 basis point level and to decrease at the 300 basis point level. In the event of a sudden and sustained decrease in prevailing interest rates, the NPV would be expected to decrease. The projected decrease in NPV in the event of a sudden and sustained 300 basis point increase or decrease in prevailing interest rates is within the parameters established by each subsidiary bank’s board of directors. At all levels represented in the table, the subsidiary banks’ NPVs after the rate increase or decrease would be above the “well-capitalized” level based on the current level of assets.

NPV is calculated by the Office of Comptroller of the Currency using information provided by Kentucky First Federal Bancorp. The calculation is based on the net present value of discounted cash flows utilizing market prepayment assumptions and market rates of interest. Computations or prospective effects of hypothetical interest rate changes are based on numerous assumptions, including relative levels of market interest rates, loan prepayments, and deposit run-offs. These computations should not be relied upon as indicative of actual results. Further, the computations do not contemplate any actions the banks may undertake in response to changes in interest rates. Certain shortcomings are inherent in this method of computing NPV. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in differing degrees to changes in market interest rates. The interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates.

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Liquidity and Capital Resources

Liquidity is the ability to meet current and future short-term financial obligations. Kentucky Fist Federal Bancorp primary sources of funds consist of cash and deposits at other banks, deposit inflows, loan repayments and maturities, calls and sales of investment and mortgage-backed securities and advances from the Federal Home Loan Bank of Cincinnati. While maturities and scheduled amortization of loans and securities are predictable sources of funds, deposit flows and mortgage prepayments are greatly influenced by general interest rates, economic conditions and competition.

Kentucky First Federal Bancorp periodically assesses its available liquidity and projected upcoming liquidity demands. Kentucky First Federal Bancorp regularly adjusts its investments in liquid assets based upon its assessment of (1) expected loan demand, (2) expected deposit flows, (3) yields available on interest-earning deposits and securities, and (4) the objectives of its asset/liability management program. Excess liquid assets are invested generally in interest-earning deposits, federal funds and short- and intermediate-term U.S. Government agency obligations.

Kentucky First Federal Bancorp’s most liquid assets are cash, federal funds sold and interest-bearing deposits. The levels of these assets depend on our operating, financing, lending and investing activities during any given period. At June 30, 2011, cash and cash equivalents totaled $5.0 million. Securities classified as available-for-sale, which provide additional sources of liquidity, totaled $203,000 at June 30, 2011. At June 30, 2011, Kentucky First Federal Bancorp had the ability to borrow a total of $68.6 million from the Federal Home Loan Bank of Cincinnati, of which $25.2 million (before premium) was outstanding. In addition, at June 30, 2011, First Federal of Hazard and First Federal of Frankfort the ability to borrow up to $4.6 million from the Federal Reserve Bank Discount Window based on pledged collateral.

Kentucky First Federal Bancorp is not aware of any trends and/or demands, commitments, events or uncertainties that could result in a material protracted decrease in liquidity. Kentucky First Federal Bancorp expects that all of its liquidity needs, including the contractual commitments set forth in the table below can be met by its currently available liquid assets and cash flows. In the event any unforeseen demand or commitments were to occur, Kentucky First Federal Bancorp would access our borrowing capacity with the Federal Home Loan Bank of Cincinnati. Kentucky First Federal Bancorp expects that its currently available liquid assets and its ability to borrow from the Federal Home Loan Bank of Cincinnati would be sufficient to satisfy its liquidity needs without any material adverse effect on its liquidity.

Kentucky First Federal Bancorp’s primary investing activities are the origination of loans and the purchase of investment securities. In the years ended June 30, 2011 and 2010, Kentucky First Federal Bancorp originated $3.2 million and $(3.8) million of loans, net of principal collected, respectively. During fiscal 2011, these activities were funded primarily by proceeds from principal repayments on loans of $44.0 million and maturities of securities of $13.7 million.

Financing activities consist primarily of activity in deposit accounts and in Federal Home Loan Bank of Cincinnati (“FHLB”) advances. Kentucky First Federal Bancorp experienced a net decrease in total deposits of $5.0 million for the year ended June 30, 2011. Deposit flows are affected by the overall level of interest rates, the interest rates and products offered by Kentucky First Federal Bancorp and its local competitors and other factors. Kentucky First Federal Bancorp generally manages the pricing of its deposits to be competitive and to increase core deposit relationships. For the year ended June 30, 2011, borrowings from the FHLB totaled $25.3 million. For the year ended June 30, 2011, the net decrease in Federal Home Loan Bank of Cincinnati advances totaled $6.7 million, as short-term funds with additional liquidity available to Kentucky First Federal Bancorp were repaid.

Commitments and Contractual Obligations

At June 30, 2011, Kentucky First Federal Bancorp had $1.7 million in mortgage commitments. Certificates of deposit due within one year of June 30, 2011 totaled $67.5 million, or 48.2% of total deposits. If these deposits do not remain with us, we might be required to seek other sources of funds, including Federal Home Loan Bank of Cincinnati advances or other certificates of deposit. Depending on market conditions, we may be required to pay higher rates on such deposits or other borrowings than we currently pay on the certificates of deposit due on or before June 30, 2012. Kentucky First Federal Bancorp believes, however, based on past experience, that a significant portion of its certificates of deposit will remain with it. Kentucky First Federal Bancorp has the ability to attract and retain deposits by adjusting the interest rates offered.

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The following table sets forth our contractual obligations and loan commitments as of June 30, 2011.

	Total Amounts Committed	Less Than One Year	One to Three Years	Four to Five Years	More than Five Years
	(Dollars in thousands)
Certificates of deposit	$93,036	$67,474	$21,809	$2,769	$984
Federal Home Loan Bank advances (1)	25,249	3,184	15,365	2,366	4,334
One to four family residential real estate	1,263	1,263	—	—	—
Multi-family residential real estate	400	400	—	—	—
Unused lines of credit	8,914	8,914	—	—	—
Undisbursed loans	353	353	—	—	—
Total commitments	$129,215	$81,588	$37,174	$5,135	$5,318

 (1) Net of premium on Federal Home Loan Bank of Cincinnati borrowings.

For the six months ended December 31, 2011 and the year ended June 30, 2011, other than loan commitments, we engaged in no off-balance-sheet transactions reasonably likely to have a material effect on our financial condition, results of operations or cash flows.

Impact of Inflation and Changing Prices

Kentucky First Federal Bancorp’s consolidated financial statements and accompanying notes have been prepared in accordance with U.S. generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time due to inflation. The primary impact of inflation on operations is reflected in increased operating costs. Unlike most industrial companies, virtually all of Kentucky First Federal Bancorp’s assets and liabilities are monetary in nature. As a result, interest rates generally have a more significant impact on Kentucky First Federal Bancorp’s performance than do general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

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Stock Ownership

The following table sets forth information regarding the shares of Common Stock beneficially owned as of the February 1, 2012 by persons who beneficially own more than 5% of Kentucky First Federal Bancorp common stock, each of Kentucky First Federal Bancorp’s directors, executive officers and all of the directors and executive officers as a group.

	Shares of Common Stock
	Beneficially Owned		Percent of
	as of the Record Date (1)		Class (2)
Persons Owning Greater than 5%:

First Federal MHC	4,727,938		61.1%
479 Main Street
P.O. Box 1069
Hazard, Kentucky 41702

Directors:

Tony D. Whitaker	209,767	(3)	2.7%
Don D. Jennings	112,925		1.4%
Stephen G. Barker	49,731		*
Walter G. Ecton, Jr.	44,202	(4)	*
David R. Harrod	30,495		*
Herman D. Regan, Jr.	69,775		*
William D. Gorman, Jr.	11,666		*

Executive Officer who is not a Director:

R. Clay Hulette	72,688		*

All directors and executive officers as a group (8 persons)	596,249	(5)	7.6%

*	Represents less than 1% of the shares outstanding.
(1)	In accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, a person is deemed to be the beneficial owner, for purposes of this table, of any shares of Kentucky First Federal Bancorp common stock if he has or shares voting or investment power with respect to such common stock or has a right to acquire beneficial ownership at any time within 60 days from February 1, 2012. As used herein, “voting power” is the power to vote or direct the voting of shares and “investment power” is the power to dispose or direct the disposition of shares. Amounts shown include 105,000, 52,000, 21,000, 21,000, 21,000, 21,000, 0, 52,000 and 293,000 shares which may be acquired by Messrs. Whitaker, Jennings, Barker, Ecton, Harrod, Regan, Gorman, and Hulette and by all directors and executive officers as a group, respectively, upon the exercise of options exercisable within 60 days of February 1, 2012.
(2)	Based on a total of 7,735,703 shares of Kentucky First Federal Bancorp common stock outstanding as of February 1, 2012.
(3)	Includes 15,000 controlled by Mr. Whitaker’s spouse and 32,767 held in the First Federal Savings and Loan Association of Hazard Employee Stock Ownership Plan (the “First Federal ESOP”) and allocated to the account of Mr. Whitaker.
(4)	Includes 600 shares in Mr. Ecton’s spouse’s IRA.
(5)	Includes 15,600 shares controlled by spouses of insiders and 32,767 shares in the First Federal ESOP.

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INFORMATION ABOUT CKF BANCORP

General

CKF Bancorp, Inc., a Delaware corporation, was organized in 1994 to be a savings and loan holding company whose only subsidiaries are Central Kentucky Federal Savings Bank and its subsidiary. The primary activity of CKF Bancorp is holding the stock of Central Kentucky Federal and operating the Central Kentucky Federal.

Central Kentucky Federal was formed in 1886 and operates through its main office in Danville, Kentucky and two full-service branch locations, located in Danville and Lancaster, Kentucky. Central Kentucky Federal’s interest-earning assets are concentrated in real estate-collateralized instruments, principally one- to four-family loans and, to a lesser extent, loans secured by multi-family residential and non-residential properties, construction loans, home equity lines of credit, second mortgages on single-family residences, and commercial and consumer loans, both secured and unsecured, including loans secured by savings deposits. Central Kentucky Federal also invests in investment securities, primarily U.S. government agency securities and mortgage-backed securities, and in interest-bearing deposits, primarily with the Federal Home Loan Bank of Cincinnati. Its source of funding for these investments has principally been deposits placed with Central Kentucky Federal both by consumers in the market area it serves, and to a lesser extent, consumers outside the of its market area.

Management’s Discussion and Analysis of Results of Operations

Central Kentucky Federal has functioned as a financial intermediary, attracting deposits from the general public and using such deposits, to make mortgage loans and, to a lesser extent, commercial and consumer loans and to purchase investment securities. As such, its earnings depend primarily on its net interest income, or “spread,” which is the difference between the amount it receives from interest earned on loans and investments (“interest-earning assets”) and the amount it pays in interest on its deposits and borrowings (“interest-bearing liabilities”). Results of operations are also dependent upon the level of Central Kentucky Federal noninterest income, including fee income and service charges, and by the level of noninterest expense, the most significant component of which is salaries and employee benefits.

The operations of Central Kentucky Federal are significantly affected by prevailing economic conditions and the monetary, fiscal and regulatory policies of governmental agencies. Lending activities are influenced by the demand for and supply of housing, competition among lenders, the level of interest rates and the availability of funds. Deposit flows and costs of funds are likewise heavily influenced by prevailing market rates of interest on competing investment alternatives, account maturities, and the levels of personal income and savings in Central Kentucky Federal’s market area.

Changes in Financial Condition from December 31, 2010 to December 31, 2011

At December 31, 2011, total assets were $127.0 million, a decrease of $3.5 million, or 2.7%, from $130.5 million at December 31, 2010. The decrease in assets included a $237,000 increase in loans receivable, a $2.8 million decrease in cash and interest-bearing deposits, and a $489,000 increase in investment securities. The decrease in total assets during the year was primarily due to a $482,000 decrease in deposits, a $2.0 million decrease in advances from the Federal Home Loan Bank of Cincinnati and a decrease in stockholders’ equity of $973,000.

Investment securities increased by $489,000, or 4.5%, to $11.4 million, during the year ended December 31, 2011 compared to $10.9 million at December 31, 2010. Securities classified as available-for-sale and recorded at market value decreased $3,000 due solely to the decrease in the market value of such securities. Securities classified as held-to-maturity increased by $492,000 primarily due to an increase in mortgage-backed securities related to purchases of $2.0 million and principal repayments of $1.0 and by a decrease in government agency bonds related to purchases of $1.6 million and maturities of $2.0 million.

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Loans receivable increased by $273,000, or .3%, to $108.8 million at December 31, 2011 compared to $108.5 million at December 31, 2010. The increase was due to loan originations of $12.3 million and loan purchases of $1.2 million offset by loan principal repayments of $11.3 million, loans transferred to real estate owned of $1.4 million, and loan charge-offs of $577,000. The allowance for loan losses was $1.8 million at December 31, 2011 compared to $1.7 million at December 31, 2010. The allowance as a percentage of loans receivable was 1.70% and 1.57% at December 31, 2011 and December 31, 2010, respectively. Loan charge-offs, net of recoveries amounted to $577,000 during the year ended December 31, 2011. The determination of the allowance for loan losses is based on management’s analysis, done no less frequently than on a quarterly basis, of various factors, including market value of the underlying collateral, growth and composition of the loan portfolio, the relationship of the allowance for loan losses to outstanding loans, historical loss experience, delinquency trends and prevailing economic conditions. Although management believes its allowance for loan losses is estimated in accordance with U.S. generally accepted accounting principles and reflects current regulatory and economic considerations, there can be no assurance that additional provisions will not be incurred in the near term, or that Central Kentucky Federal’s regulators or changes in Central Kentucky Federal’s economic environment will not require further increases in the allowance.

Deposits decreased by $482,000, or .5%, to $100.6 million, at December 31, 2011 compared to $101.1 million at December 31, 2010. The decrease was due to a decrease in certificates of deposit of $2.7 million, which was offset by an increase in non-interest demand deposit accounts of $355,000, NOW accounts of $140,000, savings accounts of $845,000, and money market deposit accounts of $900,000. Advances from the Federal Home Loan Bank of Cincinnati decreased by $2.0 million, or 13.3%, to $13.0 million, during the year ended December 31, 2011 due to repayments.

Stockholders’ equity decreased by $973,000, or 7.0%, to $13.0 million, at December 31, 2011 compared to $14.0 million at December 31, 2010. The decrease during the period was due to a net loss of $896,000, payments of dividends to stockholders of $74,000, by the purchase of treasury shares of $2,000 and by a decrease in the net unrealized gain on available-for-sale securities, net of tax of $2,000.

Loan Portfolio Composition. The following table sets forth selected data relating to the composition of Central Kentucky Federal’s loan portfolio by type of loan at the dates indicated. Central Kentucky Federal had no concentrations of loans exceeding 10% of total loans that are not otherwise disclosed below.

	At December 31,
	2011		2010
	Amount	%	Amount	%
	(Dollars in thousands)
Real estate mortgage loans:
One- to four-family residential:
Owner occupied	$42,388	38.9%	$42,641	39.3%
Non-owner occupied	37,048	34.0	39,293	36.2
Multi-family residential, non-residential, and land	22,512	20.7	20,539	18.9
Construction	1,136	1.0	1,131	1.0

Commercial non-mortgage loans	3,673	3.4	2,821	2.6
Consumer loans	2,134	2.0	2,182	2.0

Subtotal	108,891	100.0%	108,607	100.0%

Less:
Net deferred loan origination fees	(128)		(117)

Loans receivable	$108,763		$108,490

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Loan Maturity Schedule. The following table sets forth certain information at December 31, 2011 regarding the dollar amount of loans maturing in Central Kentucky Federal’s portfolio based on their contractual terms to maturity, including scheduled repayments of principal. Demand loans, loans having no stated schedule of repayments and no stated maturity, and overdrafts are reported as due in one year or less. The table below does not include any estimate of prepayments, which significantly shorten the average life of all mortgage loans and may cause Central Kentucky Federal’s actual repayment experience to differ from that shown below. The tables below exclude deferred loan origination fees and the allowance for loan losses, which are netted against outstanding loan balances at December 31, 2011 in the loan portfolio composition table above.

	Due Within One Year After December 31, 2011	Due After 1 Through 5 Years After December 31, 2011	Due After 5 Years After December 31, 2011	Total
	(In thousands)
Real estate mortgage:
One- to four-family residential	$7,570	$14,251	$57,185	$79,006
Multi-family residential,
non-residential and land	4,524	5,639	12,349	22,512
Construction	193	98	1,275	1,566
Commercial non-mortgage	2,703	406	564	3,673
Consumer	973	257	904	2,134
Total	$15,963	$20,651	$72,277	$108,891

The following table sets forth at December 31, 2011, the dollar amount of all loans due one year or more after December 31, 2011 which have predetermined interest rates or have floating or adjustable interest rates.

	Predetermined Rate	Floating or Adjustable Rates	Total
	(In thousands)
Real estate mortgage:
One- to four-family residential	$22,436	$49,000	$71,436
Multi-family residential, non-residential and land	4,579	13,409	17,988
Construction	681	692	1,373
Commercial non-mortgage	260	710	970
Consumer	182	979	1,161
Total	$28,138	$64,790	$92,928

Investment Securities. The following table sets forth the carrying value of Central Kentucky Federal’s investment securities portfolio at the dates indicated.

	At December 31,
	2011	2010
	(In thousands)
Investment securities available for sale:
Common stock	$6	$9
Total investment securities available for sale	$6	$9

Investment securities held to maturity:
U.S. government agency bonds	$7,737	$8,255
Mortgage-backed securities	3,658	2,648
Total investment securities held to maturity	$11,395	$10,903

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The following table sets forth the scheduled maturities, carrying values, market values and average yields for Central Kentucky Federal’s investment portfolio at December 31, 2011.

	At December 31, 2011
	One Year or Less		One to Five Years		Five to Ten Years		More than Ten Years		Total Investment Portfolio
	Carrying	Average	Carrying	Average	Carrying	Average	Carrying	Average	Carrying	Market	Average
	Value	Yield	Value	Yield	Value	Yield	Value	Yield	Value	Value	Yield
	(Dollars in thousands)
Investment securities available for sale:
Common stock	$6	-%	$-	-%	$-	-%	$-	-%	$6	$6	-%

Investment securities held-to-maturity:
U.S government agency bonds	1,507	3.03%	6,230	1.89%	-	-%	-	-%	7,737	7,938	2.11%
Mortgage backed securities	136	4.28	606	4.31	922	4.37	1,994	4.17	3,658	3,870	4.25
Total	1,643	3.13	6,836	2.10	922	4.37	1,994	4.17	11,395	11,808	2.81
Total investment securities	$1,649		$6,836		$922		$1,994		$11,401	$11,814

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Deposit Activity and Other Sources of Funds. Deposits are attracted principally from within Central Kentucky Federal’s primary market area through the offering of a variety of deposit instruments, including passbook and statement savings accounts and certificates of deposit ranging in term from three months to five years. Deposit account terms vary, principally on the basis of the minimum balance required, the time periods the funds must remain on deposit and the interest rate. Central Kentucky Federal also offers individual retirement accounts (“IRAs”).

The following table sets forth information regarding deposits in the various types of accounts offered by Central Kentucky Federal on the dates indicated.

	At December 31,
	2011			2010
	Balance	Rate	% of Deposits	Balance	Rate	% of Deposits
	(Dollars in thousands)

Certificates of deposit	$80,323	1.72%	79.84%	$83,043	2.11%	82.15%
Demand deposit accounts	1,387	-	1.38	1,032	-	1.02
NOW accounts	5,751	.12	5.72	5,612	.12	5.55
Passbook and statement savings	5,951	.15	5.91	5,106	.15	5.05
Money market deposit accounts	7,193	.46	7.15	6,294	.55	6.23
	$100,605	1.42%	100.00%	$101,087	1.78%	100.00%

The following tables set forth, for the periods indicated, the average balances and interest rates based on month-end balances for interest-bearing demand deposits and time deposits.

	At December 31,
	2011		2010
	Interest- Bearing Demand Deposits	Time Deposits	Interest- Bearing Demand Deposits	Time Deposits
	(Dollars in thousands)

Average balance	$19,082	$82,638	$15,576	$79,519
Average rate	.31%	1.83%	.38%	2.37%

The following table sets forth the time deposits in Central Kentucky Federal classified by nominal rates at the dates indicated.

	At December 31,
	2011	2010
	(In thousands)

0.01 – 1.00%	$26,394	$4,911
1.01 – 2.00%	26,860	41,212
2.01 – 3.00%	15,682	23,343
3.01 – 4.00%	8,780	10,299
4.01 – 5.00%	2,607	3,278
	$80,323	$83,043

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The following table sets forth the amount and maturities of time deposits at December 31, 2011.

	Amount Due
Rate	Less Than One Year	1-2 Years	2-3 Years	After 3 Years	Total
	(In thousands)

0.01 – 1.00%	$24,955	$1,439	$-	$-	$26,394
1.01 – 2.00%	17,365	7,072	1,850	573	26,860
2.01 – 3.00%	6,067	2,548	165	6,902	15,682
3.01 – 4.00%	671	1,179	3,264	3,666	8,780
4.01 – 5.00%	747	1,860	-	-	2,607
	$49,805	$14,098	$5,279	$11,141	$80,323

The following table indicates the amount of Central Kentucky Federal’s certificates of deposit of $100,000 or more by time remaining until maturity as of December 31, 2011.

Certificates
Maturity Period	of Deposits
(In Thousands)
At December 31, 2011
Three months or less	$6,086
Over three through twelve months	15,731
Over twelve months	13,125
Total	$34,942

The following table sets forth the deposit activities of Central Kentucky Federal for the periods indicated.

	Years Ended December 31,
	2011	2010
	(In thousands)

Increase (decrease) before interest credited	$(1,659)	$4,141
Interest credited	1,177	1,397
Net increase (decrease) in deposits	$(482)	$5,538

Borrowings. Savings deposits historically have been the primary source of funds for Central Kentucky Federal’s lending and investment activities and for its general business activities. Central Kentucky Federal is authorized, however, to use advances from the Federal Home Loan Bank of Cincinnati to supplement its supply of lendable funds and to meet deposit withdrawal requirements. Advances from the Federal Home Loan Bank of Cincinnati are secured by Central Kentucky Federal’s stock in the Federal Home Loan Bank of Cincinnati and a portion of Central Kentucky Federal’s mortgage loans.

The following table sets forth certain information regarding borrowings by Central Kentucky Federal at the dates and for the periods indicated.

	At or For the Year Ended December 31,
	2011	2010
	(Dollars in thousands)
Amounts outstanding at end of period:
FHLB advances	$13,000	$15,000
Weighted average rate paid	2.00%	2.54%

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	At or For the Year Ended December 31,
	2011	2010
	(Dollars in thousands)
Maximum amount of borrowings outstanding at any month end:
FHLB advances	$13,000	$21,000

	At or For the Year Ended December 31,
	2011	2010
	(Dollars in thousands)
Approximate average borrowings outstanding with respect to
FHLB advances	$12,980	$18,907
Approximate weighted average rate paid	2.82%	2.37%

Results of Operations for the Years Ended December 31, 2011 and 2010

Net Income (loss).  Net loss of CKF Bancorp for the year ended December 31, 2011 was $896,000 compared to net income of $256,000 for the year ended December 31, 2010, a decrease of $1.2 million. The decrease resulted from a decrease in net interest income of $8,000 and an increase in noninterest expense of $1.4 million, which were offset by a decrease in the provision for loan losses of $55,000, an increase in noninterest income of $187,000, and a decrease in income tax expense of $26,000. Noninterest expense in the year ended December 31, 2011 included a goodwill impairment charge of $1.1 million.

Interest and Dividend Income.  Interest and dividend income decreased by $419,000, or 6.2%, to $6.3 million, for the year ended December 31, 2011 compared to the previous year. The decrease in interest and dividend income was primarily due to a 26 basis point decrease in the average yield of interest-earning assets, from 5.31% in 2010 to 5.05% in 2011, and to a lesser extent due to a $1.8 million, or 1.5%, decrease from 2010 to 2011 in the weighted-average balance of interest-earning assets.

Average Balances, Interest and Average Yields. Net interest income is affected by (i) the difference (“interest rate spread”) between rates of interest earned on interest-earning assets and rates of interest paid on interest-bearing liabilities and (ii) the relative amounts of interest-earning assets and interest-bearing liabilities. When interest-earning assets approximate or exceed interest-bearing liabilities, any positive interest rate spread will generate net interest income. Savings institutions have traditionally used interest rate spreads as a measure of net interest income. Another indication of an institution’s net interest income is its “net yield on interest-earning assets” which is net interest income divided by average interest-earning assets. The table below sets forth certain information relating to CKF Bancorp’s average interest-earning assets and interest-bearing liabilities and reflects the average yield on assets and average cost of liabilities for the periods indicated. Such yields and costs are derived by dividing income or expense by the average daily balance of interest-earning assets or interest-costing liabilities, respectively, for the periods presented. During the periods indicated, non-accruing loans are included in the net loan category.

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	Year Ended December 31,
	2011			2010
	Average Balance	Interest	Average Yield/Cost	Average Balance	Interest	Average Yield/Cost
	(Dollars in thousands)
Interest-earning assets:
Loans receivable	$109,138	$5,883	5.39%	$109,847	$6,284	5.72%
Investment securities (1)	13,948	431	3.09	12,803	449	3.50
Other interest-earning assets	2,011	1	.02	4,295	1	.03
Total interest-earning assets	125,097	6,315	5.05	126,945	6,734	5.31
Noninterest-earning assets	5,617			5,398
Total assets	$130,714			$132,343
Interest-bearing liabilities:
Deposits	$102,934	$1,621	1.57	$98,718	$1,950	1.98
Advances from FHLB	12,980	366	2.82	18,907	448	2.37
Total interest-bearing liabilities	115,914	1,987	1.72	117,625	2,398	2.04
Noninterest-bearing liabilities	800			825
Total liabilities	116,714			118,450
Stockholders’ equity	14,000			13,893
Total liabilities and stockholders’ equity	$130,714			$132,343
Net interest income		$4,328			$4,336
Interest rate spread (2)			3.33%			3.27%
Net yield on interest-earnings assets (3)			3.46%			3.42%
Ratio of average interest-earning assets to average interest-bearing liabilities			107.9%			107.9%

(1)	Includes Federal Home Loan Bank stock and related dividends earned.
(2)	Represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(3)	Represents net interest income as a percentage of the average balance of interest-earning assets for the same period and is, also, referred to as the net interest margin.

As illustrated in the previous table, the net yield on interest-earning assets was 3.46% for the year ended December 31, 2011 compared to 3.42% for the year ended December 31, 2010. Net interest income decreased by $8,000 during the year ended December 31, 2011 compared to the same period in 2010. This decrease was due primarily to the fact that the weighted average yield on interest-bearing liabilities decreased at a greater amount than did the weighted average yield on interest-earning assets. The yield on interest-bearing liabilities decreased 32 basis points from 2.04% in 2010 to 1.72% in 2011 while the yield on interest-earning assets decreased by 26 basis points from 5.31% in 2010 to 5.05% in 2011.

Rate/Volume Analysis. The table below sets forth certain information regarding changes in interest income and interest expense of CKF Bancorp for the periods indicated. For each category of interest-earning asset and interest-bearing liability, information is provided on changes attributable to (i) changes in volume (changes in volume multiplied by old rate); (ii) changes in rate (changes in rate multiplied by old volume), and (iii) changes in rate-volume (changes in rate multiplied by the change in average volume).

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	Year Ended December 31,
	2011 vs. 2010
	Increase (Decrease) Due to
	Volume	Rate	Rate/ Volume	Total
	(In thousands)
Interest income :
Loans	$(41)	$(362)	$2	$(401)
Investment securities	40	(53)	(5)	(18)
Other interest-earning assets	-	-	-	-
Total interest-earning assets	(1)	(415)	(3)	(419)

Interest expense:
Deposits	83	(395)	(17)	(329)
Advances from FHLB	(141)	86	(27)	(82)
Total interest-bearing liabilities	(58)	(309)	(44)	(411)
Change in net interest income	$57	$(106)	$41	$(8)

Interest Expense.  Interest expense decreased by $411,000, or 17.1%, to $2.0 million, for the year ended December 31, 2011 compared to the previous year. The decrease in interest expense was due primarily to a 32 basis point decrease in the average yield of interest-bearing liabilities, from 2.04% in 2010 to 1.72% in 2011, and to a lesser extent due to a $1.7 million, or 1.5%, decrease from 2010 to 2011 in the weighted-average balance of interest-bearing liabilities.

Provision for Loan Losses.  Provision for loan losses decreased by $55,000, or 7.1%, to $725,000 for the year ended December 31, 2011 compared to the previous year. Management considers many factors in determining the necessary levels of the allowance for loan losses, including an analysis of specific loans in the portfolio, estimated value of the underlying collateral, assessment of general trends in the real estate market, delinquency trends, prospective economic and regulatory conditions, inherent loss in the loan portfolio, and the relationship of the allowance for loan losses to outstanding loans. In the determination process, loans in the portfolio are categorized according to their perceived inherent level of risk. The categories include 1- to 4- dwelling unit mortgage loans, other mortgage loans, non-mortgage commercial loans, and consumer loans. An estimate of the appropriate level of allowance for loan losses is calculated by applying risk-weighting factors to the aggregate balances of these loan categories. Within a given category, loans classified as non-performing are assigned a higher risk weighting than performing loans. Management reviews the level of each risk factor periodically and makes appropriate adjustments based on changes in conditions that may impact the portfolio. Provisions for loan losses are booked so as to maintain the allowance within a reasonable range of the estimate.

Noninterest Income.  Noninterest income increased by $187,000, to $139,000, for the year ended December 31, 2011 compared to the previous year. The increase in non-interest income was related to a decrease of $175,000 in net losses on the sale of real estate owned offset by a decrease in loan and other service fees of $7,000.

Noninterest Expense.  Noninterest expense increased by $1.4 million, or 45.3%, to $4.5 million for the year ended December 31, 2011 compared to the previous year, and such expense amounted to 3.47% and 2.36% of average assets for the years ended December 31, 2011, and 2010, respectively. The increase in noninterest expense was primarily due to a goodwill impairment charge of $1.1 million in the year ended December 31, 2011. The increase was also due to increases in compensation and benefits of $73,000, in occupancy expenses of $5,000, in legal and other professional fees of $249,000, in state franchise tax of $3,000, and in foreclosed related expense of $17,000, which were offset by a decrease in data processing expenses of $3,000 and in federal deposit insurance premiums of $31,000.

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Income Taxes.  The provision for income taxes for the years ended December 31, 2011 and 2010 was $107,000 and $133,000, respectively, which as a percentage of income before income taxes was 34.5% and 34.2% for years 2011 and 2010, respectively. The calculation of the percentage in the year 2011 excludes a nontax-benefited goodwill impairment charge.

Asset Classification and Allowance for Loan Losses. Federal regulations require savings institutions to review their assets on a regular basis and to classify them as “substandard,” “doubtful” or “loss,” if warranted. Assets classified as substandard or doubtful require the institution to establish general allowances for loan losses. If an asset or portion thereof is classified loss, the insured institution must either establish specified allowances for loan losses in the amount of 100% of the portion of the asset classified loss, or charge off such amount. An asset which does not currently warrant classification, but which possesses weaknesses or deficiencies deserving close attention is required to be designated as “special mention.” Currently, general loss allowances established to cover possible losses related to assets classified substandard or doubtful may be included in determining an institution’s regulatory capital, while specific valuation allowances for loan losses do not qualify as regulatory capital. Regulatory examiners may disagree with the insured institution’s classifications and amounts reserved. If an institution does not agree with an examiner’s classification of an asset, it may appeal this determination. Management of Central Kentucky Federal reviews assets on a monthly basis, and at the end of each quarter prepares an asset classification listing in conformity with regulations, which is reviewed by the board of directors. At December 31, 2011, management had $3.6 million of assets classified as special mention, $5.5 million of assets classified as substandard, and no assets classified as doubtful or as loss. For additional information, see “— Non-Performing Loans and Other Problem Assets.”

In originating loans, Central Kentucky Federal recognizes that credit losses will be experienced and that the risk of loss will vary with, among other things, the type of loan being made, the creditworthiness of the borrower over the term of the loan, general economic conditions and, in the case of a secured loan, the quality of the security for the loan. It is management’s policy to maintain an adequate allowance for loan losses based on, among other things, Central Kentucky Federal’s and the industry’s historical loan loss experience, evaluation of economic conditions and regular reviews of delinquencies and loan portfolio quality. Central Kentucky Federal increases its allowance for loan losses by charging provisions for loan losses against Central Kentucky Federal’s income.

Accounting standards require that impaired loans be measured based upon the present value of expected future cash flows discounted at the loan’s effective interest rate, or as an alternative, at the loan’s observable market price or fair value of the collateral. Central Kentucky Federal’s current procedures for evaluating impaired loans result in carrying such loans at the lower of cost or fair value. See Note 4 of Notes to Consolidated Financial Statements. At December 31, 2011, Central Kentucky Federal had identified $2.8 million as impaired loans, as defined by ASU 310-10-35-16.

General allowances are made pursuant to management’s assessment of risk in Central Kentucky Federal’s loan portfolio as a whole. Specific allowances are provided for individual loans when ultimate collection is considered questionable by management after reviewing the current status of loans which are contractually past due and considering the net realizable value of the security for the loan. Management also reviews individual loans for which full collectability may not be reasonably assured and evaluates among other things the net realizable value of the underlying collateral. General allowances are included in calculating Central Kentucky Federal’s risk-based capital, while specific allowances are not so included. Management continues to actively monitor Central Kentucky Federal’s asset quality and to charge off loans against the allowance for loan losses when appropriate or to provide specific loss reserves when necessary. Although management believes it uses the best information available to make determinations with respect to the allowance for loan losses, future adjustments may be necessary if economic conditions differ substantially from the economic conditions in the assumptions used in making the initial determinations.

While Central Kentucky Federal believes it has established its existing allowances for loan losses in accordance with generally accepted accounting principles, there can be no assurance that regulators, in reviewing Central Kentucky Federal’s loan portfolio during future examinations, will not request Central Kentucky Federal to increase its allowance for loan losses, thereby negatively effecting Central Kentucky Federal’s financial condition and earnings.

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The following table sets forth an analysis of Central Kentucky Federal’s allowance for loan losses for the periods indicated.

	Year Ended December 31.
	2011	2010
	(Dollars in thousands)

Balance at beginning of period	$1,699	$1,355
Loans charged-off	583	485
Recoveries	6	49
Net loans charged-off	577	436
Provision for loan losses	725	780
Balance at end of period	$1,847	$1,699
Ratio of net charge-offs to average loans outstanding during the period	.53%	.40%
Ratio of allowance for loan losses to non-performing loans	42.42%	39.39%

The following table sets forth the breakdown of the allowance for loan losses by loan category at the dates indicated. Management believes that the allowance can be allocated by category only on an approximate basis. The allocation of the allowance to each category is not necessarily indicative of future losses and does not restrict the use of the allowance to absorb losses in any category.

	At December 31,
	2011		2010
	Amount	Percent of Loans in Category to Total Loans	Amount	Percent of Loans in Category to Total Loans
	(Dollars in thousands)
Real estate mortgage:
One- to four-family residential:
Owner occupied	$123	38.9%	$116	39.3%
Nonowner occupied	1,328	34.0	1,002	36.2
Multifamily residential, non-residential and land	186	20.7	258	18.9
Construction	12	1.0	39	1.0
Commercial non-mortgage loans	173	3.4	255	2.6
Consumer loans	25	2.0	29	2.0
Total allowance for loan losses	$1,847	100.0%	$1,699	100.0%

Non-Performing Loans and Other Problem Assets. Management reviews Central Kentucky Federal’s loans on a regular basis. The policy of Central Kentucky Federal is to classify in a non-accrual status any mortgage loan which is past due 90 days or more, and whose loan balance plus accrued interest exceeds 90% of the estimated loan collateral value. Consumer and commercial non-mortgage loans are charged off, or any expected loss is reserved, after they become more than 90 days past due unless substantial collateral exists and the likelihood of any loss is very low.

Central Kentucky Federal’s collection procedures provide that late payment notices are mailed on the 10th, 20th and last day of the month. After a loan becomes 60 days delinquent, the customer will be contacted by the lending officer with an attempt to collect the delinquent payments or establish a work out plan to remove the loan from the delinquent status. After a loan becomes 90 days or more past due, management will generally initiate legal proceedings, unless a work out plan has been developed with the borrower.

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Real estate acquired by Central Kentucky Federal as a result of foreclosure is classified as real estate owned until such time as it is sold. When such property is acquired, it is recorded at the lower of the unpaid principal balance or its fair market value, net of any selling costs. Any required write-down of the loan to its appraised fair market value upon foreclosure is charged against the allowance for loan losses. Subsequent to foreclosure, in accordance with generally accepted accounting principles, a valuation allowance is established if the carrying value of the property exceeds its fair value net of related selling expenses.

The following table sets forth information with respect to Central Kentucky Federal’s nonperforming assets at the dates indicated.

	At December 31,
	2011	2010
	(Dollars in thousands)
Loans accounted for on a nonaccrual basis (1):
Real estate mortgage:
One- to four-family residential:
Owner occupied	$628	$114
Nonowner occupied	1,741	1,862
Multi-family residential, non-residential, and land	277	464
Commercial non-mortgage	19	120
Consumer	1	-
Total	$2,666	$2,560
Accruing loans which are contractually past due 90 days or more:
Real estate mortgage:
One- to four-family residential:
Owner occupied	670	579
Nonowner occupied	85	280
Multi-family residential and non-residential	37	-
Commercial non-mortgage	-	-
Consumer	10	20
Total	$802	$879
Total of non-accrual and 90 days past due loans	$4,356	$4,314
Percentage of loans receivable	4.01%	3.98%
Other non-performing assets (2)	$1,076	$1,205
Restructured loans not accounted for on a nonaccrual basis	$888	$875

(1)	Nonaccrual status denotes any mortgage loan past due 90 days or more and whose loan balance, plus accrued interest exceeds 90% of the estimated loan collateral value, and any consumer or commercial loan more than 90 days past due, whose principal and accrued interest exceeds 90% of the fair value of the collateral. Payments received on a non-accrual loan are either applied to the outstanding principal balance or recorded as interest income, or both, depending on assessment of the collectability of the loan.

(2)	Other nonperforming assets represents property acquired by Central Kentucky Federal through foreclosure or repossession. This property is carried at the fair market value, net of any selling expenses.

During the year ended December 31, 2011, the amount of interest income that would have been recorded on loans in non-accrual status had such loans performed in accordance with their terms would have been $213,685. Interest on such loans actually included in interest income during the year totaled $112,350.

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At December 31, 2011, there were no loans identified by management, which were not reflected in the preceding table, but as to which known information about possible credit problems of borrowers caused management to have serious doubts as to the ability of the borrowers to comply with present loan repayment terms.

Asset/Liability Management. Net interest income, the primary component of net income, is determined by the difference or “spread” between the yield earned on interest-earning assets and the rates paid on its interest-bearing liabilities and the relative amounts of such assets and liabilities. Key components of a successful asset/liability strategy are the monitoring and managing of interest rate sensitivity of both the interest-earning asset and interest-bearing liability portfolios. CKF Bancorp has employed various strategies intended to minimize the adverse effect of interest rate risk on future operations by providing a better match between the interest rate sensitivity between its assets and liabilities. In particular, strategies are intended to stabilize net interest income for the long-term by protecting its interest rate spread against increases in interest rates. Such strategies include the origination for portfolio of adjustable-rate mortgage loans secured by one- to four-family residential real estate, and, to a lesser extent, multi-family and non-residential real estate loans and the origination of other loans with greater interest rate sensitivities than long-term, fixed-rate residential mortgage loans. For the year ended December 31, 2011, approximately $8.3 million of one-to-four family residential loans were originated plus $1.9 million of multi-family and non-residential real estate loans were originated. An additional $1.2 million of multi-family and non-residential real estate loans were purchased in 2011. Adjustable rate loans and short-term (one year or less) fixed rate loans comprised $7.0 million, or 61.3%, of the total real estate loans originated or purchased during 2011. The adjustable rate loans generally have an initial set rate for a period from one to five years. Additionally, $2.0 million in non-mortgage loans were originated, all of which were adjustable rate loans or were fixed rate loans with terms of less than five years. Investment securities purchased during the year were U.S. government agency bonds with maturities of less than five years and a total book value of $1.6 million.

Asset/liability management in the form of structuring cash instruments provides greater flexibility to adjust exposure to interest rates. During periods of high interest rates, management believes it is prudent to offer competitive rates on short-term deposits and less competitive rates for long-term liabilities. This posture allows CKF Bancorp to benefit quickly from declines in interest rates. Likewise, offering more competitive rates on long-term deposits during the low interest rate periods allows CKF Bancorp to extend the re-pricing and/or maturity of its liabilities thus reducing its exposure to rising interest rates. At December 31, 2011, the interest-bearing deposit base was comprised of $18.9 million in interest-bearing deposit accounts with a weighted average rate of .26% and of $80.3 million in time deposits with a weighted average rate of 1.72%. Time deposits with maturities of one year or less, at December 31, 2011, totaled $49.8 million, or 62.0% of total time deposits at such date. In addition to its focus on the re-pricing period of its deposit liabilities, management also seeks to lengthen the re-pricing period of its interest-bearing liabilities through borrowings from the Federal Home Loan Bank of Cincinnati. Such borrowings totaled $13.0 million at December 31, 2011, of which $7.0 million in borrowings had fixed rates and had a remaining time to maturity of greater than one year.

Interest Rate Sensitivity Analysis. Central Kentucky Federal’s future financial performance depends to a large extent on how successful it is in limiting the sensitivity of earnings and net asset value to changes in interest rates. Such sensitivity may be analyzed by examining the amount by which the market value of Central Kentucky Federal’s portfolio equity changes given an immediate and sustained change in interest rates. Based on financial information provided by savings institutions, the Office of the Comptroller of the Currency provided a quarterly report which shows the amounts by which the net present value of an institution’s cash flows from assets, liabilities, and off balance sheet items (the institution’s net portfolio value, or “NPV”) would change in the event of a range of assumed changes in market interest rates. An institution’s interest rate risk is measured as the change to its NPV as a result of hypothetical changes in market interest rates.

The following table sets forth the interest rate sensitivity of Central Kentucky Federal’s net portfolio value per the quarterly Interest Rate Risk Exposure Report as of December 31, 2011 in the event of 1%, 2%, and 3% instantaneous and permanent increases and of a 1% instantaneous and permanent decrease in market interest rates, respectively. These changes are set forth below as basis points, where 100 basis points (bp) equals one percentage point.

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	December 31, 2011
Change in Rates	Net Portfolio Value			NPV as % of Portfolio Value of Assets
	$ Amount	$ Change	% Change	NPV Ratio	Basis Point Change
	(Dollars in thousands)
+300 bp	16,200	$18	0%	12.48%	33 bp
+200 bp	16,271	89	1%	12.43%	28 bp
+100 bp	16,400	218	1%	12.41%	26 bp
+ 0 bp	16,182	n/a	n/a	12.15%	n/a
-100 bp	15,287	(895)	(6)%	11.51%	(64) bp

Computations of prospective effects of hypothetical interest rate changes are based on numerous assumptions, including relative levels of market interest rates, loan prepayments, and deposit run-offs, and should not be relied upon as indicative of actual results. Further, the computations do not contemplate any actions Central Kentucky Federal may undertake in response to changes in interest rates.

Certain shortcomings are inherent in the method of analysis presented in the computation of NPV. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in differing degrees to changes in market interest rates. The interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets, such as adjustable rate loans, which represent Central Kentucky Federal’s primary loan product, have features that restrict changes in interest rates on a short-term basis and over the life of the asset. In addition, the proportion of adjustable rate loans in Central Kentucky Federal’s portfolios could decrease in future periods if market interest rates decrease below current levels and refinance activity continues. Further, in the event of a change in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed in the tables. Finally, the ability of many borrowers to service their adjustable-rate debt may decrease in the event of an interest rate increase.

As of December 31, 2011, Central Kentucky Federal’s net portfolio values as indicated by the Office of the Comptroller of the Currency interest rate sensitivity report was within acceptable parameters that had been established by Central Kentucky Federal’s board of directors and are contained in Central Kentucky Federal’s Interest Rate Risk Policy.

Liquidity. The liquidity of CKF Bancorp depends primarily on the dividends paid to it as the sole shareholder of Central Kentucky Federal. Central Kentucky Federal is subject to certain regulatory limitations with respect to the payment of dividends to CKF Bancorp. See note 10 of notes to consolidated financial statements of CKF Bancorp, Inc.

The primary activities of the CKF Bancorp are accepting deposits from the general public and the origination of residential mortgage and other loans. Cash flow from operating activities is generally derived from net income, as increased or decreased in part by the income attributable to Federal home Loan Bank of Cincinnati stock dividends, depreciation expense, interest accruals, deferred income taxes, and the change in prepaid expenses as amounts paid in prior periods are applied to subsequently incurred expenses. The operating activities produced positive cash flows of $1.3 million and $1.7 million for the years ended December 31, 2011 and 2010, respectively. Primary investing activities are the origination and purchase of loans and the purchase of investment securities. Investing activities were a use of cash of $1.5 million and provided cash of $1.9 million for the years ended December 31, 2011 and 2010, respectively. Financing activities primarily arise from certificates of deposit and from other deposit accounts, net advances borrowed from the Federal Home Loan Bank, and from the issuance and repurchase of CKF Bancorp’s common stock. During the years ended December 31, 2011 and 2010, CKF Bancorp had net cash used by financing activities of $2.6 million and $487,000, respectively.

Capital Management. Central Kentucky Federal is subject to various regulatory capital requirements administered by the Office of the Comptroller of the Currency, including a risk-based capital measure. The risk-based capital guidelines include both a definition of capital and a framework for calculating risk-weighted assets by assigning balance sheet assets and off-balance sheet items to broad risk categories. Central Kentucky Federal’s capital ratios are substantially in excess of current regulatory capital requirements. At December 31, 2011, Central Kentucky Federal’s core capital amounted to 9.99% of adjusted total assets and its risk-weighted assets ratio was 17.71%.

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Off-Balance Sheet Arrangements. In the normal course of operations, CKF Bancorp engages in a variety of financial transactions that, in accordance with U.S. generally accepted accounting principles, are not recorded in our financial statements. These transactions involve, to varying degrees, elements of credit, interest rate and liquidity risk. Such transactions are used primarily to manage customers’ requests for funding and take the form of loan commitments, letters of credit and lines of credit. For information about our loan commitments and unused lines of credit, see Note 19 of the notes to the consolidated financial statements of CKF Bancorp. CKF Bancorp currently has no plans to engage in hedging activities in the future.

For the years ended December 31, 2011 and 2010, CKF Bancorp engaged in no off-balance sheet transactions reasonably likely to have a material effect on its financial condition, results of operations or cash flows.

Impact of Inflation and Changing Prices. The consolidated financial statements, and notes thereto, presented herein have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering the changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of CKF Bancorp’s operations. Unlike most industrial companies, nearly all the assets and liabilities of Central Kentucky Federal are monetary in nature. As a result, interest rates have a greater impact on CKF Bancorp’s performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the price of goods and services.

Stock Ownership

The following table sets forth, as of March 12, 2012, certain information as to CKF Bancorp common stock beneficially owned by any person or group of persons who is known to CKF Bancorp to be the beneficial owner of more than 5% of its common stock. Other than as disclosed below, management knows of no person who beneficially owned more than 5% of CFK Bancorp common stock at March 12, 2012.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Percent of Shares of Common Stock Outstanding (2)

First Southern Bancorp	197,284	(3)	16.09%
99 Lancaster Street
Stanford, Kentucky 40484

CKF Bancorp, Inc.	89,668	(4)	7.32
Employee Stock Ownership Plan and Trust
340 West Main Street
Danville, Kentucky 40422

Richard P. Thompson	66,675	(5)	5.44
417 Jewell Lane
Morehead, Kentucky 40351

(1)	For purposes of this table, a person is deemed to be the beneficial owner of any shares of the common stock if he or she has or shares voting or investment power with respect to such security, or has a right to acquire beneficial ownership at any time within 60 days after March 12, 2012. As used herein, “voting power” is the power to vote or direct the voting of shares and “investment power” is the power to dispose or direct the disposition of shares. Except as otherwise noted, ownership is direct and the named individuals and group exercise sole voting and investment power over the shares of CKF Bancorp common stock.
(2)	Based on 1,225,802 shares outstanding as of March 12, 2012.

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(3)	Based on information provided by First Southern Bancorp, Inc. Includes shares owned by the controlling shareholder of First Southern Bancorp, Inc.
(4)	These shares are held in a suspense account for the benefit of participating employees. The Employee Stock Ownership Plan (“ESOP”) trustees, currently CFK Bancorp director Yvonne York Morley and CKF Bancorp director, President and Chief Executive Officer, William H. Johnson, vote all allocated shares in accordance with instructions of the participants. As of March 12, 2012, all shares had been allocated. Shares for which no instructions have been received are voted by the ESOP trustees in the same ratio as participants direct the voting of allocated shares or, in the absence of such direction, in the ESOP trustees’ best judgment. The ESOP trustees share dispositive power over all shares held by the ESOP trust.
(5)	Based on information provided by Mr. Thompson. Includes shares owned by Mr. Thompson’s wife.

The following table provides information about the shares of CKF Bancorp common stock beneficially owned by each director of CKF Bancorp and by all directors and executive officers as a group as of March 12, 2012. A person may be considered to beneficially own any shares of common stock over which he or she has, directly or indirectly, sole or shared voting or investment power.

Name and Position	Number of Shares Owned (Excluding Options)	Number of Shares That May Be Acquired Within 60 Days by Exercising Options (1)	Percent of Total Common Stock Outstanding (2)

W. Banks Hudson, Chairman of the Board	41,500	-	3.39%
Russell M. Brooks, Executive Vice President and Chief Financial Officer and Director	24,493	8,000	2.64	(3)
J. Mark Goggans, Director	47,800	4,000	4.22	(4)
William H. Johnson, President and Chief Executive Officer and Director	38,379	-	3.13
Yvonne York Morley, Director	7,200	-	0.59
Jerry M. Purcell, Director	1,248	4,000	0.43	(5)
Virginia R.S. Stump, Senior Vice President and Secretary and Director	16,998	4,000	1.71	(6)
All directors and executive officers as a group (7 persons)	177,618	20,000	15.88	(7)

(1)	For purposes of this table, a person is deemed to be the beneficial owner of any shares of the common stock if he or she has or shares voting or investment power with respect to such security, or has a right to acquire beneficial ownership at any time within 60 days after March 12, 2012. As used herein, “voting power” is the power to vote or direct the voting of shares and “investment power” is the power to dispose or direct the disposition of shares. Except as otherwise noted, ownership is direct and the named individuals and group exercise sole voting and investment power over the shares of CKF Bancorp common stock. Includes certain shares of CKF Bancorp common stock owned by businesses in which the executive officer or director is an executive officer or major stockholder, or by spouses, by immediate family members or as a custodian or trustee, or by spouses as a custodian or trustee, over which shares such executive officer or director effectively exercises sole or shared voting and/or investment power. All shares held by the ESOP trust have been allocated. ESOP participants vote the shares allocated to their ESOP accounts or, in the absence of such direction, allocated shares are voted as directed by the CKF Bancorp board of directors. Does not include 1,200 shares held by the CFK Bancorp, Inc. Incentive Plan Trust, over which shares Directors Morley and Johnson share dispositive power and over which shares all directors share voting power.
(2)	Based on 1,225,802 shares outstanding as of March 12, 2012.
(3)	Assumes 1,200 shares are transferred to Mr. Brooks upon the exercise of options from outstanding shares held by the CKF Bancorp, Inc. Incentive Plan Trust and that the remaining 6,800 shares are issued from treasury.
(4)	Assumes 1,200 shares are transferred to Mr. Goggans upon the exercise of options from outstanding shares held by the CKF Bancorp, Inc. Incentive Plan Trust and that the remaining 2,800 shares are issued from treasury.
(5)	Assumes 1,200 shares are transferred to Mr. Purcell upon the exercise of options from outstanding shares held by the CKF Bancorp, Inc. Incentive Plan Trust and that the remaining 2,800 shares are issued from treasury.

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(6)	Assumes 1,200 shares are transferred to Ms. Stump upon the exercise of options from outstanding shares held by the CKF Bancorp, Inc. Incentive Plan Trust and that the remaining 2,800 shares are issued from treasury.
(7)	Assumes 1,200 shares are transferred to the directors and executive officers upon the exercise of options from outstanding shares held by the CKF Bancorp, Inc. Incentive Plan Trust and that the remaining 18,800 shares are issued from treasury.

ADJOURNMENT OF THE SPECIAL MEETING

If there are not sufficient votes to constitute a quorum or to approve and adopt the agreement of merger at the time of the special meeting, the agreement of merger cannot be approved and adopted unless the annual meeting is adjourned to a later date or dates to permit further solicitation of proxies. To allow proxies that have been received by CKF Bancorp at the time of the special meeting to be voted for an adjournment, if deemed necessary, CKF Bancorp has submitted the question of adjournment to its stockholders as a separate matter for their consideration. The board of directors of CKF Bancorp unanimously recommends that stockholders vote “FOR” the adjournment proposal. If it is deemed necessary to adjourn the special meeting, no notice of the adjourned meeting is required to be given to stockholders, other than an announcement at the meeting of the time and place to which the meeting is adjourned, unless the special meeting is adjourned for 30 days or more, in which case notice shall be given as in the case of the original special meeting.

LEGAL MATTERS

The validity of the Kentucky First Federal Bancorp common stock to be issued in the proposed merger and the material tax consequences of the proposed merger have been passed upon for Kentucky First Federal Bancorp by Kilpatrick Townsend & Stockton LLP, Washington, DC.

EXPERTS

The consolidated financial statements of Kentucky First Federal Bancorp as of June 30, 2011 and 2010 and for each of the years in the two-year period ended June 30, 2011 have been included in this proxy statement/prospectus in reliance upon the report of Crowe Horwath LLP, independent registered public accounting firm, as stated in their report appearing herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of CKF Bancorp as of December 31, 2011 and 2010 and for each of the years in the two-year period ended December 31, 2011 have been included in this proxy statement/prospectus in reliance upon the report of BKD LLP, independent public accounting firm, as stated in their report appearing herein, and upon the authority of said firm as experts in accounting and auditing.

STOCKHOLDER PROPOSALS

CKF Bancorp will hold an annual meeting for the year ended December 31, 2011 only if the merger is not completed. CKF Bancorp’s certificate of incorporation provide that in order for a stockholder to make nominations for the election of directors or proposals for business to be brought before the annual meeting, a stockholder must deliver notice of such nominations and/or proposals in writing to the Secretary of CKF Bancorp no less than 30 days nor more than 60 days before the date of the annual meeting, provided, however, if less than 40 days’ notice of the meeting is given to stockholders, such written notice must be delivered or mailed , as prescribed, to the Secretary of CKF Bancorp not later than the close of business on the 10th day following the day on which notice of the meeting was mailed to stockholders.

WHERE YOU CAN FIND MORE INFORMATION

Kentucky First Federal Bancorp files annual, quarterly and current reports, proxy statements and other information with the SEC. These filings are available to the public over the Internet at the SEC’s website at www.sec.gov. You may also read and copy any document Kentucky First Federal Bancorp files with the SEC at its public reference room located at 100 F Street, NE, Room 1580, Washington DC 20549. Copies of these documents also can be obtained at prescribed rates by writing to the Public Reference Section of the SEC, at 100 F Street, NE, Room 1580, Washington DC 20549 or by calling 1-800-SEC-0330 for additional information on the operation of the public reference facilities.

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Kentucky First Federal Bancorp filed with the SEC a registration statement on Form S-4 under the Securities Act to register the shares of Kentucky First Federal Bancorp common stock to be issued to CKF Bancorp stockholders in the merger. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of Kentucky First Federal Bancorp in addition to being a proxy statement of CKF Bancorp for its special meeting. As permitted by the SEC rules, this proxy statement/prospectus does not contain all of the information that you can find in the registration statement or in the exhibits to the registration statement. The additional information may be inspected and copied as set forth above.

All information concerning Kentucky First Federal Bancorp and its subsidiaries has been furnished by Kentucky First Federal Bancorp and all information concerning CKF Bancorp and its subsidiaries has been furnished by CKF Bancorp.

You should rely only on the information contained in this proxy statement/prospectus when evaluating the agreement of merger and the proposed merger. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement/prospectus. This proxy statement/prospectus is dated ________, 2012. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than such date, and neither the mailing of this proxy statement/prospectus to stockholders of CKF Bancorp nor the issuance of shares of Kentucky First Federal Bancorp common stock as contemplated by the agreement of merger shall create any implication to the contrary.

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INDEX TO FINANCIAL STATEMENTS

Page
Consolidated Financial Statements of Kentucky First Federal Bancorp
Report of Independent Registered Public Accounting Firm	F-1
Consolidated Balance Sheets as of December 31, 2011 (unaudited) and June 30, 2011 and 2010	F-2
Consolidated Statements of Income for the Six Months Ended December 31, 2011 and 2010 (unaudited) and the Years Ended June 30, 2011 and 2010	F-3
Unaudited Condensed Statements of Stockholders’ Equity for the Six Months Ended December 31, 2011 and 2010 (unaudited) and the Years Ended June 30, 2011 and 2010	F-5
Unaudited Condensed Statements of Cash Flows for the Six Months Ended December 31, 2011 and 2010 and (unaudited) and the Years Ended June 30, 2011 and 2010	F-6
Notes to Unaudited Condensed Consolidated Financial Statements	F-8
Consolidated Financial Statements of CKF Bancorp, Inc.
Report of Independent Auditors	F-47
Consolidated Balance Sheets as of December 31, 2011 and 2010	F-48
Consolidated Statements of Income for the Years Ended December 31, 2011 and 2010	F-49
Unaudited Statements of Cash Flows for the Year Ended December 31, 2011 and 2010	F-51
Notes to Consolidated Financial Statements	F-53

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Crowe Horwath LLP Independent Member Crowe Horwath International

Report of Independent Registered Public Accounting Firm

Kentucky First Federal Bancorp

Frankfort, Kentucky

We have audited the accompanying consolidated balance sheets of Kentucky First Federal Bancorp as of June 30, 2011 and 2010, and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity, and cash flows for each of the two years in the period ended June 30, 2011. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of June 30, 2011 and 2010, and the results of its operations and its cash flows for each of the years in the period ended June 30, 2011, in conformity with U.S. generally accepted accounting principles.

Crowe Horwath LLP

Louisville, Kentucky

September 28, 2011

F-1

KENTUCKY FIRST FEDERAL BANCORP

CONSOLIDATED BALANCE SHEETS

(In thousands)

	December 31,	June 30,
	2011	2011	2010
	(Unaudited)
ASSETS
Cash and due from financial institutions	$1,265	$1,002	$1,118
Interest-bearing demand deposits	2,893	4,047	7,244
Cash and cash equivalents	4,158	5,049	8,362
Interest-bearing deposits in other financial institutions	100	100	100
Securities available for sale	12,694	203	246
Investment securities held to maturity, at amortized cost-approximate fair value of $6,173, $7,257 and $10,026 at December 31, 2011, June 30, 2011 and 2010, respectively	5,760	6,810	9,435
Loans available for sale	—	—	370
Loans, net of allowance of $842, $764, and $1,535 at December 31, 2011, June 30, 2011, and June 30, 2010, respectively	184,045	182,796	190,618
Real estate owned – net	2,630	4,304	748
Premises and equipment, net	2,696	2,667	2,731
Federal Home Loan Bank stock, at cost	5,641	5,641	5,641
Accrued interest receivable	504	538	518
Bank-owned life insurance	2,651	2,607	2,518
Goodwill	14,507	14,507	14,507
Other intangible assets	22	87	218
Prepaid FDIC assessments	306	361	542
Prepaid federal income taxes	—	22	—
Prepaid expenses and other assets	724	443	385
Total assets	$236,438	$226,135	$236,939

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits	$136,595	$139,940	$144,969
Federal Home Loan Bank advances	38,715	25,261	32,009
Advances by borrowers for taxes and insurance	141	471	335
Accrued interest payable	82	91	145
Accrued federal income taxes	94	—	166
Deferred federal income taxes	566	1,021	831
Deferred revenue	665	—	—
Other liabilities	599	654	676
Total liabilities	$177,457	$167,438	$179,131

Commitments and contingencies	—	—	—

Shareholders’ equity
Preferred stock, 500,000 shares authorized, $.01 par value; no shares issued and outstanding
Common stock, 20,000,000 shares authorized, $.01 par value; 8,596,064 shares issued	86	86	86
Additional paid-in capital	36,882	36,907	36,623
Retained earnings	32,102	31,860	31,216
Unearned employee stock ownership plan (ESOP)	(1,877)	(1,989)	(2,169)
Treasury shares at cost, 816,375, 811,375, 745,530 shares at December 31, 2011, June 30, 2011 and 2010, respectively	(8,215)	(8,170)	(7,952)
Accumulated other comprehensive income	3	3	4
Total shareholders’ equity	58,981	58,697	57,808
Total liabilities and shareholders’ equity	$236,438	$226,135	$236,939

The accompanying notes are an integral part of these statements.

F-2

KENTUCKY FIRST FEDERAL BANCORP

CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except per share data)

	For the six months ended December 31,		For the years ended June 30,
	2011	2010	2011	2010
	(Unaudited)			Revised
Interest income
Loans	$4,936	$5,159	$10,146	$10,475
Mortgage-backed securities	139	193	355	474
Other securities	1	1	2	169
Interest-bearing deposits and other	112	119	246	260
Total interest income	5,188	5,472	10,749	11,378
Interest expense
Deposits	887	1,420	2,486	3,433
Borrowings	311	404	695	1,547
Total interest expense	1,198	1,824	3,181	4,980
Net interest income	3,990	3,648	7,568	6,398
Provision for loan losses	82	68	668	1,044
Net interest income after provision for loan losses	3,908	3,580	6,900	5,354
Non-interest income
Gains on sales of loans	23	92	155	124
Earnings on bank-owned life insurance	44	45	90	90
Net gains (losses) on sale of real estate owned	(13)	(36)	(36)	(27)
Unrealized loss-other real estate	(48)	—	(71)	—
Other	51	53	104	102
Total non-interest income	57	154	242	289
Non-interest expense
Salaries and employee benefits	1,520	1,521	3,057	3,131
Occupancy and equipment	168	166	355	329
Legal fees	192	69	135	95
Outside service fees	189	67	100	59
Data processing	111	126	246	242
Audit and accounting	78	87	205	166
Federal deposit insurance	76	103	197	196
Franchise and other taxes	93	98	191	190
Amortization of intangible assets	65	65	131	131
Foreclosure and real estate owned expense, net	32	49	159	32
Other operating	236	257	506	468
Total non-interest expense	2,760	2,608	5,282	5,039
Income before income taxes	1,205	1,126	1,860	604

Federal income taxes
Current	851	334	(43)	443
Deferred	(455)	35	147	(240)
Total federal income taxes	396	369	104	203

NET INCOME	$809	$757	$1,756	$401
EARNINGS PER SHARE
Basic and diluted	$0.11	$0.10	$0.23	$0.05

The accompanying notes are an integral part of these statements.

F-3

KENTUCKY FIRST FEDERAL BANCORP

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(Dollar amounts in thousands)

	For the six months ended December 31,		For the years ended June 30,
	2011	2010	2011	2010
	(Unaudited)			Revised

Net income	$809	$757	$1,756	$401
Other comprehensive income (loss), net of tax-related effects:
Unrealized holding gains (losses) on securities available for sale, net of tax (benefit) of $0, $0, $0 and $(45) for the six months ended December 31, 2011 and 2010 and the years ended June 30, 2011 and 2010, respectively	—	(1)	(1)	(87)

Comprehensive income	$809	$756	$1,755	$314

The accompanying notes are an integral part of these statements.

F-4

KENTUCKY FIRST FEDERAL BANCORP

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

For the six months ended December 31, 2011

and the years ended June 30, 2011 and 2010

(Dollar amounts in thousands, except per share data)

	Common stock	Additional paid-in capital	Retained earnings	Unearned employee stock ownership plan (ESOP)	Treasury shares	Accumulated other comprehensive income	Total

Balance at July 1, 2009	$86	$36,223	$32,074	$(2,557)	$(7,379)	$91	$58,538

SAB108 adjustment for additional ESOP compensation		26	(123)	197	-	-	100
Net income (revised)	-	-	401	-	-	-	401
Allocation of ESOP shares	-	185	-	-	-	-	185
Amortization expense of stock benefit plans	-	74	-	191	-	-	265
Compensation expense related to vesting stock options	-	115	-	-	-	-	115
Acquisition of shares for Treasury	-	-	-	-	(573)	-	(573)
Unrealized gains on securities designated as available for sale, net of related tax effects	-	-	-	-	-	(87)	(87)
Cash dividends of $0.40 per common share	-	-	(1,136)	-	-	-	(1,136)

Balance at June 30, 2010	86	36,623	31,216	(2,169)	(7,952)	4	57,808

Net income	-	-	1,756	-	-	-	1,756
Allocation of ESOP shares	-	(15)	-	180	-	-	165
Amortization expense of stock benefit plans	-	242	-	-	-	-	242
Compensation expense related to vesting stock options	-	57	-	-	-	-	57
Acquisition of shares for Treasury	-	-	-	-	(218)	-	(218)
Unrealized losses on securities available for sale, net of related tax effects	-	-	-	-	-	(1)	(1)
Cash dividends of $0.40 per common share	-	-	(1,112)	-	-	-	(1,112)

Balance at June 30, 2011	$86	$36,907	$31,860	$(1,989)	$(8,170)	$3	$58,697

The accompanying notes are an integral part of these statements.

F-5

KENTUCKY FIRST FEDERAL BANCORP

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollar amounts in thousands)

	For the six months ended December 31,		For the years ended June 30,
	2011	2010	2011	2010
	(Unaudited)			Revised

Cash flows from operating activities:
Net income	$809	$757	$1,756	$401
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	98	90	185	172
Amortization of deferred loan origination (fees) costs	2	(19)	(8)	(10)
Amortization of premiums on FHLB advances	(9)	(76)	(108)	(352)
Amortization of core deposit intangibles	65	65	131	131
Net gain on sale of loans	(23)	(92)	(155)	(124)
Net loss (gain) on sale of real estate owned	48	36	107	27
ESOP compensation expense	87	91	180	388
Amortization of stock benefit plans and stock options expense	—	228	284	277
Earnings on bank-owned life insurance	(44)	(45)	(90)	(90)
Provision for loan losses	82	68	668	1,044
Origination of loans held for sale	(394)	(2,250)	(3,881)	(4,250)
Proceeds from loans held for sale	417	2,510	4,406	4,235
Increase (decrease) in cash, due to changes in:
Accrued interest receivable	34	(82)	(20)	232
Prepaid expenses and other assets	(226)	(131)	123	(582)
Accrued interest payable	(9)	(15)	(54)	(44)
Accounts payable and other liabilities	(55)	(160)	(22)	(47)
Federal income taxes:
Current	116	(16)	(143)	19
Deferred	(455)	34	147	(239)
Net cash provided by operating activities	543	993	3,506	1,188

Cash flows from investing activities:
Purchase of available for sale securities	(12,500)	(11,000)	(11,000)	—
Securities maturities, prepayments and calls:
Held to maturity	1,050	1,555	13,625	5,564
Available for sale	9	20	41	5,073
Loans originated for investment, net of principal collected	1,612	1,415	3,205	(3,798)
Proceeds from sale of real estate owned	(654)	885	294	410
Additions to premises and equipment, net	(127)	(69)	(121)	(59)
Net cash provided by (used in) investing activities	(10,610)	(7,194)	6,044	7,190

Cash flows from financing activities:
Net change in deposits	(3,345)	(1,699)	(5,029)	5,226
Payments by borrowers for taxes and insurance, net	(330)	(181)	136	45
Proceeds from Federal Home Loan Bank advances, net	13,463	6,263	(6,640)	(7,795)
Dividends paid on common stock	(567)	(555)	(1,112)	(1,136)
Treasury stock repurchases	(45)	(171)	(218)	(573)
Net cash provided by (used in) financing activities	9,176	3,657	(12,863)	(4,233)
Net increase (decrease) in cash and cash equivalents	(891)	(2,544)	(3,313)	4,145
Beginning cash and cash equivalents	5,049	8,362	8,362	4,217

Ending cash and cash equivalents	$4,158	$5,818	$5,049	$8,362

The accompanying notes are an integral part of these statements.

F-6

KENTUCKY FIRST FEDERAL BANCORP

CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

(Dollar amounts in thousands)

	For the six months ended December 31,		For the years ended June 30,
	2011	2010	2011	2010
	(Unaudited)			Revised

Supplemental disclosure of cash flow information:
Cash paid for:
Federal income taxes	$650	$350	$97	$360
Interest on deposits and borrowings	$1,216	$1,915	$3,343	$5,376
Supplemental disclosure of noncash investing activities:
Transfers from loans to real estate owned, net	$(2,280)	$523	$4,643	$1,076
Loans made on sales of real estate owned	$2,375	$593	$686	$410
Deferred gain on sale of real estate owned	$665	$—	$—	$—
Capitalization of mortgage servicing rights	$3	$20	$31	$34

The accompanying notes are an integral part of these statements.

F-7

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Six months ended December 31, 2011 (unaudited) and years ended June 30, 2011 and 2010

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Kentucky First Federal Bancorp (the “Company”) is a savings and loan holding company whose activities are primarily limited to holding the stock and managing the operations of First Federal Savings and Loan Association of Hazard, Kentucky (“First Federal of Hazard”) and Frankfort First Bancorp, Inc., (“Frankfort First”) the holding company for First Federal Savings Bank of Frankfort (“First Federal of Frankfort”). First Federal of Hazard and First Federal of Frankfort are collectively referred to herein as “the Banks.” First Federal of Hazard is a community-oriented savings and loan association dedicated to serving consumers in Perry and surrounding counties in eastern Kentucky, while First Federal of Frankfort operates through three banking offices located in Frankfort, Kentucky. Both institutions engage primarily in the business of attracting deposits from the general public and applying those funds to the origination of loans for residential and consumer purposes. First Federal of Frankfort also originates, to a lesser extent, church loans, home equity and other loans. There are no significant concentrations of loans to any one industry or customer. However, the customers’ ability to repay their loans is dependent on the real estate and general economic conditions in the Banks’ specific operating areas. The Banks’ profitability is significantly dependent on net interest income, which is the difference between interest income generated from interest-earning assets (i.e. loans and investments) and the interest expense paid on interest-bearing liabilities (i.e. customer deposits and borrowed funds). Net interest income is affected by the relative amount of interest-earning assets and interest-bearing liabilities and the interest received or paid on these balances. The level of interest rates paid or received by the Banks can be significantly influenced by a number of environmental factors, such as governmental monetary policy, that are outside of management’s control.

The consolidated financial information presented herein has been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”). In preparing consolidated financial statements in accordance with U. S. GAAP, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from such estimates.

The following is a summary of the Company’s significant accounting policies which have been consistently applied in the preparation of the accompanying consolidated financial statements.

1. Principles of Consolidation: The consolidated financial statements include the accounts of the Company, First Federal of Hazard, Frankfort First and First Federal of Frankfort. All significant intercompany accounts and transactions have been eliminated in consolidation.

2. Use of Estimates: To prepare financial statements in conformity with U.S. GAAP, management makes estimates and assumptions based on available information. These estimates and assumptions affect the amounts reported in the financial statements and the disclosures provided, and actual results could differ. The allowance for loan losses, goodwill, loan servicing rights, deferred tax assets and fair values of financial instruments are particularly subject to change.

F-8

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Six months ended December 31, 2011 (unaudited) and years ended June 30, 2011 and 2010

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

3. Securities: Debt securities are classified as held to maturity or available for sale. Securities classified as held to maturity are to be carried at cost only if the Company has the positive intent and ability to hold these securities to maturity. Securities designated as available for sale are carried at fair value with resulting unrealized gains or losses recorded to shareholders’ equity, net of tax. Realized gains and losses on sales of securities are recognized using the specific identification method.

Interest income includes amortization of purchase premium or discount. Premiums and discounts on securities are amortized on the level-yield method without anticipating prepayments, except for mortgage backed securities where prepayments are anticipated. Gains and losses on sales are recorded on the trade date and determined using the specific identification method.

Management evaluates securities for other-than-temporary impairment (“OTTI”) at least on a quarterly basis, and more frequently when economic or market conditions warrant such an evaluation. For securities in an unrealized loss position, management considers the extent and duration of the unrealized loss, and the financial condition and near-term prospects of the issuer. Management also assesses whether it intends to sell, or it is more likely than not that it will be required to sell, a security in an unrealized loss position before recovery of its amortized cost basis. If either of the criteria regarding intent or requirement to sell is met, the entire difference between amortized cost and fair value is recognized as impairment through earnings. For debt securities that do not meet the aforementioned criteria, the amount of impairment is split into two components as follows: 1) OTTI related to credit loss, which must be recognized in the income statement and 2) OTTI related to other factors, which is recognized in other comprehensive income. The credit loss is defined as the difference between the present value of the cash flows expected to be collected and the amortized cost basis. For equity securities, the entire amount of impairment is recognized through earnings.

4. Loans: Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at the principal amount outstanding, adjusted for deferred loan origination fees and the allowance for loan losses. Interest income is accrued on the unpaid principal balance unless the collectibility of the loan is in doubt. Loan origination fees, net of certain direct origination costs, are deferred and recognized in interest income using the level-yield method without anticipating prepayments. Interest income on loans is generally discontinued at the time a loan is 90 days delinquent unless the loan is well-secured and in process of collection. Past due status is based on the contractual terms of the loan. In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful. Nonaccrual loans and loans past due 90 days still on accrual include both smaller balance homogeneous loans that are collectively evaluated for impairment and individually classified impaired loans. A loan is moved to non-accrual status in accordance with the Company’s policy, typically 90 days after the loan becomes delinquent.

All interest accrued but not received for loans placed on nonaccrual is reversed against interest income. Interest received on such loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

5. Loans held for sale: Loans held for sale are carried at the lower of cost (less principal payments received) or fair value, calculated on an aggregate basis. The Company had $370,000 in loans held for sale at June 30, 2010, while no loans were held for sale on December 31, 2011 or June 30, 2011.

F-9

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Six months ended December 31, 2011 (unaudited) and years ended June 30, 2011 and 2010

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

5. Loans held for sale: (continued)

In selling loans, the Company utilizes a program with the Federal Home Loan Bank, retaining servicing on loans sold. Mortgage servicing rights on originated loans that have been sold are initially recorded at fair value. Capitalized servicing rights are amortized in proportion to and over the period of estimated servicing revenues. The Company recorded amortization related to mortgage servicing rights totaling $13,000 and $15,000 during the years ended June 30, 2011 and 2010, respectively. The carrying value of the Company’s mortgage servicing rights, which approximated fair value, totaled approximately $120,000 and $102,000 at June 30, 2011 and 2010, respectively.

The Company was servicing mortgage loans of approximately $15.0 million and $12.8 million that had been sold to the Federal Home Loan Bank at June 30, 2011, and 2010, respectively. During the fiscal year ended June 30, 2011, we sold $4.0 million in loans under the FHLB program and the average balance of loans serviced was $13.8 million.

Servicing rights are evaluated for impairment based upon the fair value of the rights as compared to carrying amount. Impairment is recognized through a valuation allowance for an individual grouping, to the extent that fair value is less than the carrying amount. If the Company later determines that all or a portion of the impairment no longer exists for a particular grouping, a reduction of the allowance may be recorded as an increase to income. Changes in valuation allowances are reported with other non-interest income on the income statement. The fair values of servicing rights are subject to significant fluctuations as a result of changes in estimated and actual prepayment speeds and default rates and losses.

Servicing fee income which is reported on the income statement as other non-interest income is recorded for fees earned for servicing loans. The fees are based on a contractual percentage of the outstanding principal and are recorded as income when earned. The amortization of mortgage servicing rights is netted against loan servicing fee income. Servicing fees totaled $36,000 and $28,000 for the years ended June 30, 2011 and 2010, respectively. Late fees and ancillary fees related to loan servicing are not material.

6. Allowance for Loan Losses: The allowance for loan losses is a valuation allowance for probable incurred credit losses. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance. Management estimates the allowance balance required using past loss experience, the nature and volume of the portfolio, trends in the level of delinquent and problem loans, adverse situations that may affect the borrower’s ability to repay, the estimated value of any underlying collateral and current and anticipated economic conditions in the primary lending area. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management’s judgment, should be charged off.

F-10

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Six months ended December 31, 2011 (unaudited) and years ended June 30, 2011 and 2010

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

6. Allowance for loan losses: (continued)

The allowance consists of specific and general components. The specific component relates to loans that are individually classified as impaired or loans otherwise classified as substandard or doubtful. The general component covers non-classified loans and is based on historical loss experience adjusted for current factors. The historical loss experience is determined by portfolio segment and is based on the actual loss history experienced by the Company over the most recent four quarters. This actual loss experience is supplemented with other economic factors based on the risks present for each portfolio segment.

These economic factors include consideration of the following: levels of and trends in delinquencies and impaired loans; levels of and trends in charge-offs and recoveries; trends in volume and terms of loans; changes in lending policies, procedures and practices; experience, ability and depth of lending management and other relevant staff; economic trends and conditions; industry conditions; and effects of changes in credit concentrations. Our portfolio segments include residential real estate, nonresidential real estate and land, loans on deposits and consumer and other loans. Risk factors associated with our portfolio segments are as follows:

Residential Real Estate

Our primary lending activity is the origination of mortgage loans, which enable a borrower to purchase or refinance existing homes in the Banks’ respective market areas. We further classify our residential real estate loans as one- to four-family, multi-family or construction. We believe that our first mortgage position on loans secured by residential real estate presents lower risk than our other loans, with the exception of loans on deposits.

We offer a mix of adjustable-rate and fixed-rate mortgage loans with terms up to 40 years for owner-occupied properties. For these properties a borrower may be able to borrow up to 95% of the value with private mortgage insurance. Alternatively, the borrower may be able to borrow up to 90% of the value with a traditional first mortgage and a second mortgage (bearing a higher rate of interest) on the additional 10% of the value. After initial fixed-rate periods of one, three, five or seven years, the interest rates on the adjustable-rate loans adjust once a year with annual limitation of one percentage point per adjustment period and a lifetime cap of five percentage points.

We also originate loans to individuals to finance the construction of residential dwellings for personal use or for use as rental property. We do not generally lend to builders for construction of speculative or custom residential properties for resale. Construction loans are generally less than one year in length, do not exceed 80% of the appraised value, and provide for the payment of interest only during the construction phase. Funds are disbursed as progress is made toward completion of the construction based on site inspections by qualified bank staff.

F-11

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Six months ended December 31, 2011 (unaudited) and years ended June 30, 2011 and 2010

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

6. Allowance for loan losses: (continued)

Multi-family and Nonresidential Loans

We offer mortgage loans secured by residential non-owner-occupied one- to four-family, residential multi-family (five or more units), and nonresidential real estate. Nonresidential real estate loans are comprised generally of commercial office buildings, churches, condominiums and properties used for other purposes. Generally, these loans are originated for 25 years or less and do not exceed 75% of the appraised value. Loans secured by multi-family and commercial real estate generally have larger balances and involve a greater degree of risk than one- to four-family residential mortgage loans. These loans depend on the borrower’s creditworthiness and the feasibility and cash flow potential of the project. Payments on loans secured by income properties often depend on successful operation and management of the properties. As a result, repayment on such loans may be subject to a greater extent to adverse conditions in the real estate market or economy than owner-occupied residential loans.

Consumer lending

Our consumer loans include home equity lines of credit and loans secured by savings deposits. Home equity loans are generally second mortgage loans subordinate only to first mortgages also held by the bank and do not exceed 80% of the estimated value of the property. We do offer home equity loans up to 90% of the estimated value to qualified borrowers and these loans carry a premium rate. Loans secured by savings are originated up to 90% of the depositor’s savings account balance and normally bear interest at two percentage points above the rate paid on the deposit account. Because the deposit account must be pledged as collateral to secure the loan, the inherent risk of this type of loan is minimal.

In years prior to the year ended June 30, 2011, the loss history of the most recent 12 quarterly periods was used in the calculation of the Company’s general component of allowance for losses on loans. During the 2011 year the loss history lookback was shortened to the most recent four quarters. We performed a retrospective analysis of our June 30, 2010 allowance for loan losses and concluded that the new lookback method did not cause a material change in our calculation.

The Banks account for impaired loans by determining the present value of expected future cash flows discounted at the loan’s effective interest rate or, as an alternative, at the loan’s observable market price or fair value of the collateral, reduced by estimated selling costs.

A loan is considered impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. Although all of our loans are secured by collateral, we rely heavily on the capacity of our borrowers to generate sufficient cash flow to service their debt. As a result, our loans do not become collateral-dependent until there is deterioration in the borrower’s cash flow and financial condition, which makes it necessary for us to look to the collateral for our sole source of repayment. Collateral-dependent loans which are more than ninety days delinquent are considered to constitute more than a minimum delay in repayment and are evaluated for impairment under the policy at that time.

F-12

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Six months ended December 31, 2011 (unaudited) and years ended June 30, 2011 and 2010

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

6. Allowance for loan losses: (continued)

In applying the policy, the Banks consider investments in one- to four-family residential loans and consumer installment loans to be homogeneous and therefore excluded from separate identification for evaluation of impairment. In the calculation of our general valuation allowance we consider the potential for outdated appraisal values to be of minimal risk and, therefore, do not attribute a specific factor to it.

With respect to the Banks’ investment in troubled debt restructurings, multi-family and nonresidential loans, and the evaluation of impairment thereof, such loans are nonhomogenous and, as such, may be deemed to be collateral-dependent when they become more than ninety days delinquent. We obtain updated independent appraisals in these situations or when we suspect that the previous appraisal may no longer be reflective of the property’s current fair value. This process varies from loan to loan, borrower to borrower, and also varies based on the nature of the collateral.

We utilize updated independent appraisals to determine fair value for collateral-dependent loans, adjusted for estimated selling costs, in determining our specific reserve. In some situations management does not secure an updated independent appraisal. These situations may involve small loan amounts or loans that, in management’s opinion, have an abnormally low loan-to-value ratio.

7. Federal Home Loan Bank Stock: The banks are members of the FHLB system. Members are required to own a certain amount of stock based on the level of borrowings and other factors, and may invest in additional amounts. FHLB stock is carried at cost, classified as a restricted security, and periodically evaluated for impairment based on ultimate recovery of par value. Both cash and stock dividends are reported as income.

8. Real Estate Owned: Real estate acquired through or instead of foreclosure is initially recorded at fair value less estimated selling expenses at the date of acquisition, establishing a new cost basis. These assets are subsequently accounted for at lower of cost or fair value less estimated costs to sell. If fair value declines subsequently, the carrying value is adjusted through a valuation allowance and the amount is recorded through expense. Costs relating to holding real estate owned, net of rental income, are charged against earnings as incurred.

9. Premises and Equipment: Land is carried at cost. Premises and equipment are carried at cost less accumulated depreciation. The cost of premises and equipment includes expenditures which extend the useful lives of existing assets. Maintenance, repairs and minor renewals are expensed as incurred. For financial reporting, depreciation is provided on the straight-line method over the useful lives of the assets, estimated to be forty years for buildings, ten to forty years for building improvements, and five to ten years for furniture and equipment.

F-13

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Six months ended December 31, 2011 (unaudited) and years ended June 30, 2011 and 2010

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

10. Income Taxes: Income tax expense is the total of the current year income tax due or refundable and the change in deferred tax assets and liabilities. Deferred tax assets and liabilities are the expected future tax amounts for the temporary differences between carrying amounts and tax bases of assets and liabilities, computed using enacted tax rates. Deferred tax assets are recorded only to the extent that the amount of net deductible temporary differences or carryforward attributes may be utilized against current period earnings, carried back against prior years earnings, offset against taxable temporary differences reversing in future periods, or utilized to the extent of management’s estimate of future taxable income. A valuation allowance, if needed, reduces deferred tax assets to the amount expected to be realized. Deferred tax liabilities are provided on the total amount of net temporary differences taxable in the future.

A tax provision is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. The Company recognizes interest and/or penalties related to income tax matters as income tax expense.

Kentucky First Federal Bancorp and Frankfort First Bancorp, Inc., each are subject to state income taxes in the Commonwealth of Kentucky. Neither of the Banks are subject to state income tax in the Commonwealth. With few exceptions, the Company is no longer subject to U.S. federal, state and local tax examinations by tax authorities for years before 2007.

11. Retirement and Employee Benefit Plans: The Banks each participate in a noncontributory, multi-employer defined benefit pension fund covering all employees who qualify as to length of service. Benefits are based on years of service and the average of the highest five consecutive annual salaries before retirement. Specific plan asset and accumulated benefit information for the Company’s portion of the fund is not available. Under ERISA, a contributor to a multi-employer pension plan may be liable in the event of complete or partial withdrawal for the benefit payments guaranteed under ERISA, but there is no intention to withdraw. Pension expense is the net contributions, which are based upon covered employees’ ages and salaries and are dependent upon the ultimate prescribed benefits of the participants and the funded status of the plan. The Company recognized expense related to the plans totaling approximately $564,000 and $407,000 for the years ended June 30, 2011 and 2010, respectively.

The Company also maintains a nonqualified deferred compensation plan for the benefit of certain directors, which is closed to any future deferrals. Under the plan, the Company pays each participant, or their beneficiary, the amount of fees deferred plus interest under terms selected by the individual participants prior to compensation deferral. Payments are made to participants either in a lump sum or in monthly installments not to exceed 10 years. Payments may commence upon the director’s attainment of a certain age or upon the individual’s termination of service. The expense incurred for the deferred compensation was $7,000 for each of the fiscal years ended June 30, 2011 and 2010.

F-14

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Six months ended December 31, 2011 (unaudited) and years ended June 30, 2011 and 2010

NOTE A – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

11. Retirement and Employee Benefit Plans: (continued)

First Federal of Hazard has an Employee Stock Ownership Plan (“ESOP”) which provides retirement benefits for substantially all full-time employees who have completed one year of service and have attained the age of 21. Annual contributions are made to the ESOP equal to the ESOP’s debt service less dividends received by the ESOP on unallocated shares. Shares in the ESOP were acquired using funds provided by a loan from the Company and, accordingly, the cost of those shares is shown as a reduction of stockholders’ equity. Shares are released to participants proportionately as the loan is repaid. Dividends on allocated shares are recorded as dividends and charged to retained earnings. Dividends on unallocated shares are used to repay the loan and are treated as accrued interest. Compensation expense is recorded equal to the fair value of shares committed to be released during a given fiscal year. Allocation of shares to the ESOP participants is contingent upon the repayment of a loan to Kentucky First Federal Bancorp totaling $2.3 million and $2.5 million at June 30, 2011 and 2010, respectively. The Company recorded expense for the ESOP of approximately $171,000 and $221,000 for the years ended June 30, 2011 and 2010, respectively. Shares may be surrendered from the plan as employees leave employment. Total shares surrendered from the plan were 26,682 at June 30, 2011 and 18,746 at June 30, 2010.

	For the fiscal year ended June 30,
	2011	2010
Allocated shares	100,961	70,762
Shares committed to be released	10,445	28,688
Unearned shares	198,885	218,777
Total ESOP shares	310,291	318,227

Fair value of unearned shares at
End of period (dollars in thousands)	$1,790	$1,973

F-15

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Six months ended December 31, 2011 (unaudited) and years ended June 30, 2011 and 2010

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

12.	Retirement and Employee Benefit Plans: (continued)

Based on findings communicated by the U.S. Department of Labor during fiscal 2011, the Company released an additional 19,669 shares in its ESOP plan and paid an additional $329,000 in dividends on unallocated ESOP shares. As the additional shares were deemed to be attributed to prior periods, we restated prior period statements.

The applicable effect on the prior year balance sheet and statements of operations related to additional ESOP compensation expense is as follows:

(in thousands)	June 30, 2010

Balance Sheet:
Other liabilities as previously reported	$1,749
Income tax adjustment	(76)
Other liabilities as adjusted	$1,673

Additional paid-in capital as previously reported	$36,597
ESOP compensation expense adjustment	26
Additional paid-in capital as adjusted	$36,623

Retained earnings as previously reported	$31,363
ESOP compensation expense adjustment (net of tax)	(147)
Retained earnings as adjusted	$31,216

Unearned employee stock ownership plan (ESOP) as previously reported	$(2,366)
ESOP compensation expense adjustment	197
Unearned employee stock ownership plan (ESOP) as adjusted	$(2,169)

For the year ended	June 30, 2010
Statements of Operations:
Employee compensation and benefits as previously reported	$3,131
ESOP expense adjustment	36
Employee compensation and benefits as adjusted	$3,095

Total federal income tax expense (benefit) as previously reported	$215
Tax impact of ESOP expense adjustment	(12)
Total federal income tax expense (benefit) as adjusted	$203

Net income (loss) as previously reported	$425
ESOP expense adjustment (net of tax)	(24)
Net income (loss) as adjusted	$401

Earnings (loss) per share-basic and diluted as previously reported	$0.06
ESOP expense adjustment	(0.01)
Earnings (loss) per share-basic and diluted as adjusted	$0.05

First Federal of Frankfort maintains a 401(k) plan for the benefit of all full-time employees. No employer contributions have been made to the 401(k) plan.

F-16

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Six months ended December 31, 2011 (unaudited) and years ended June 30, 2011 and 2010

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

12. Share-Based Compensation Plans: Compensation cost is recognized for stock options and restricted stock awards issued to employees, based on the fair value of these awards at the date of the grant. A Black-Scholes model is utilized to estimate the fair value of stock options, while the market price of the Company’s common stock at the date of the grant is used for restricted stock awards. Compensation cost is recognized over the required service period, generally defined as the vesting period. In fiscal 2006, the Company initiated the 2005 Equity Incentive Plan (“EIP” or the “Plan”) which provides for two share-based compensation plans, which are described below.

The compensation cost that has been charged against income for those share-based plans was $160,000, and $377,000 for the fiscal years ended June 30, 2011 and 2010, respectively. The total income tax benefit recognized in the statement of income for share-based compensation arrangements was $54,000 and $128,000 for the fiscal years ended June 30, 2011 and 2010, respectively.

The EIP provides for grants of up to 421,216 stock options. It also provides that one-fifth of the options granted become vested and exercisable on the first five anniversaries of the date of grant. The contractual term of the options is ten years. All option awards are granted with an exercise price equal to the market price of the Company’s stock at the date of grant.

At June 30, 2011, the only options outstanding were related to those granted in the fiscal year 2006.

A summary of the status of the Company’s stock option plan as of June 30, 2011, and changes during the year then ended is presented below:

	Shares	Weighted- average exercise price	Aggregate Intrinsic Value ($000)

Outstanding at beginning of period	325,800	$10.10
Granted	-	-
Exercised	-	-
Forfeited	-	-

Outstanding at end of period	325,800	$10.10	$-

Options exercisable at end of period	325,800	$10.10	$-

Weighted average fair value of options granted			$1.75

Weighted average remaining contractual term of options outstanding and exercisable			4.5 years

F-17

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Six months ended December 31, 2011 (unaudited) and years ended June 30, 2011 and 2010

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

12.  Share-Based Compensation Plans: (continued)

Information related to the stock option plan follows:

	For the fiscal year ended June 30,
	2011	2010
(in thousands)
Intrinsic value of options exercised	$—	$76
Cash received from option exercises	—	67
Tax benefit realized from option exercises	—	9

As of June 30, 2011, there was no unrecognized compensation cost related to nonvested stock options granted under the Plan.

The EIP also provides for the purchase of 168,486 shares of common stock and the issuance of such shares in the form of restricted stock awards to members of the board of directors, management and certain employees. Common shares awarded under the restricted stock plan vest over a five year period, commencing with the date of the grant and are expensed based on their fair value at the grant date.

The following table summarizes the activity with regard to restricted stock awards during fiscal 2011:

	Shares	Weighted-average grant date fair value
Nonvested at July 1, 2010	24,900	$10.10
Vested	(24,900)	10.10
Forfeited	—	—

Nonvested at June 30, 2011	—	$10.10

As of June 30, 2011, there was no unrecognized compensation cost related to the restricted stock awards. The total fair value of shares vested during the years June 30, 2011 and 2010 was $237,000 and $306,000, respectively.

F-18

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Six months ended December 31, 2011 (unaudited) and years ended June 30, 2011 and 2010

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

13. Earnings Per Share: Diluted earnings per share is computed taking into consideration common shares outstanding and dilutive potential common shares to be issued or released under the Company’s share-based compensation plans. There is no adjustment to net earnings for the calculation of diluted earnings per share. The factors used in the basic and diluted earnings per share computations follow:

	For the six months ended December 31,		For the fiscal year ended June 30,
	2011	2010	2011	2010
(in thousands)
Net income	$809	$757	$1,756	$401
Less earnings allocated to unvested shares	—	7	7	17
Net income allocated to common shareholders, basic and diluted	$809	$750	$1,749	$384

Basic
Weighted-average common shares including unvested common shares outstanding	7,544,432	7,499,750	7,530,603	7,561,705
Less: Weighted-average unvested common shares	—	24,629	11,256	37,512
Weighted-average common shares outstanding	7,544,432	7,475,121	7,519,347	7,524,193

Diluted
Add: Dilutive effect of assumed exercise of stock options	—	—	—	27,764
Weighted-average common shares outstanding (diluted)	7,544,432	7,475,121	7,519,347	7,551,957

Basic earnings per share is computed based upon the weighted-average shares outstanding during the year less shares in the ESOP that are unallocated and not committed to be released and unearned restricted stock. All options were antidilutive for the six months ended December 31, 2011 and fiscal year 2011, while for fiscal year 2010 all options were dilutive, as the exercise price was less than the average market price of the common stock.

14. Fair Value of Assets and Liabilities: Fair value is the exchange price that would be received for an asset or paid to transfer a liability (exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. There are three levels of inputs that may be used to measure fair values:

Level 1 - Quoted prices in active markets for identical assets or liabilities that the entity has the ability to access as of the measurement date.

Level 2 - Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 – Significant unobservable inputs that reflect a company’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.

F-19

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Six months ended December 31, 2011 (unaudited) and years ended June 30, 2011 and 2010

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

14. Fair Value of Assets and Liabilities (continued)

Following is a description of the valuation methodologies used for assets measured at fair value on a recurring basis and recognized in the accompanying statement of condition, as well as the general classification of such instruments pursuant to the valuation hierarchy.

Securities

Where quoted market prices are available in an active market, securities are classified within Level 1 of the valuation hierarchy. If quoted market prices are not available, then fair values are estimated by using matrix pricing, which is a mathematical technique widely used in the industry to value debt securities without relying exclusively on quoted prices for the specific securities bur rather by relying on the securities’ relationship to other benchmark quoted securities (Level 2 inputs).

The following table presents the fair value measurements of assets and liabilities measured at fair value on a recurring basis at December 31, 2011, June 30, 2011 and 2010. The securities represented are only those classified as available-for sale.

		Fair Value Measurements Using
(in thousands)	Fair Value	Quotes Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

December 31, 2011
Agency mortgage-backed: residential	$194	$-	$194	$-
U.S. Treasury Note	12,500	12,500	-	-

June 30, 2011
Agency mortgage-backed: residential	$203	$-	$203	$-

June 30, 2010
Agency mortgage-backed: residential	$246	-	246	-

Impaired Loans

The fair value of impaired loans with specific allocations of the allowance for loan losses is generally based on recent independent real estate appraisals. These appraisals may utilize a single valuation approach or a combination of approaches including comparable sales and the income approach. Adjustments are routinely made in the appraisal process by the appraisers to adjust for differences between the comparable sales and income data available. Such adjustments are usually significant and typically result in a Level 3 classification of the inputs for determining fair value. Independent appraisals for collateral-dependent loans are updated periodically (usually every 9-12 months).

F-20

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Six months ended December 31, 2011 (unaudited) and years ended June 30, 2011 and 2010

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

14. Fair Value of Assets and Liabilities (continued)

Other Real Estate

Nonrecurring adjustments to real estate properties classified as other real estate owned (“OREO”) are measured at fair value, less costs to sell. Fair values are based on recent real estate appraisals. These appraisals may use a single valuation approach or a combination of approaches including comparable sales and the income approach. Adjustments are routinely made in the appraisal process by the independent appraisers to adjust for differences between the comparable sales and income data available. Such adjustments are usually significant and typically result in a Level 3 classification of the inputs for determining fair value.

The following table presents the fair value measurements of assets and liabilities measured at fair value on a nonrecurring basis at December 31, 2011, June 30, 2011 and 2010.

		Fair Value Measurements Using
(in thousands)	Fair Value	Quotes Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

December 31, 2011
Impaired loans
One- to four-family	$1,064	$-	$-	$1,064
Other real estate owned, net
One- to four-family	475	-	-	475

June 30, 2011
Impaired loans
One- to four-family	$1,033	$-	$-	$1,033
Other real estate owned, net
One- to four-family	126	-	-	126
Multi-family	186	-	-	186

June 30, 2010
Impaired loans
One- to four-family	$4,466	$-	$-	$4,466

Impaired loans, which are measured for impairment using the fair value of the collateral for collateral dependent loans, had a principal balance of $1.157 million, with a specific valuation allowance of $93,000 at December 31, 2011. A specific allowance provision of $41,000 was made for the six month period ended December 31, 2011. Other real estate owned measured at fair value less cost to sell, had a carrying amount of $475,000, after a write-down of $48,000 for the six months ended December 31, 2011. At June 30, 2011, impaired loans had a principal balance of $1.1 million, with a valuation allowance of $55,000. At June 30, 2010, impaired loans had a principal balance of $5.4 million, with a valuation allowance of $904,000, resulting in an additional provision for loan losses of $187,000 for the year ended June 30, 2010.

Other real estate owned measured at fair value less costs to sell, had a carrying amount of $475,000, after a write-down of $48,000 for the six months ended December 31, 2011.

F-21

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Six months ended December 31, 2011 (unaudited) and years ended June 30, 2011 and 2010

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

14. Fair Value of Assets and Liabilities (continued)

The following disclosure of the fair value of financial instruments, both assets and liabilities, whether or not recognized in the consolidated statement of financial condition, for which it is practicable to estimate that value. For financial instruments where quoted market prices are not available, fair values are based on estimates using present value and other valuation methods.

The methods used are greatly affected by the assumptions applied, including the discount rate and estimates of future cash flows. Therefore, the fair values presented may not represent amounts that could be realized in an exchange for certain financial instruments.

The following methods were used to estimate the fair value of all other financial instruments recognized in the accompanying statements of financial condition at amounts other than fair value at six months ended December 31, 2011 and years ended June 30, 2011 and 2010:

Cash and cash equivalents: The carrying amounts presented in the consolidated statements of financial condition for cash and cash equivalents are deemed to approximate fair value.

Held-to-maturity securities: For held-to-maturity securities, fair value methods for securities were previously described.

Loans held for sale: Loans originated and intended for sale in the secondary market are carried at the lower of cost or fair value determined by FHLB pricing schedules.

Loans: The loan portfolio has been segregated into categories with similar characteristics, such as one- to four-family residential, multi-family residential and nonresidential real estate. These loan categories were further delineated into fixed-rate and adjustable-rate loans. The fair values for the resultant loan categories were computed via discounted cash flow analysis, using current interest rates offered for loans with similar terms to borrowers of similar credit quality. For loans on deposit accounts and consumer and other loans, fair values were deemed to equal the historic carrying values.

Federal Home Loan Bank stock: It was not practicable to determine the fair value of FHLB stock due to restrictions placed on its transferability.

Accrued interest receivable: The carrying amount is the estimated fair value.

Deposits: The fair value of NOW accounts, passbook accounts, and money market deposits are deemed to approximate the amount payable on demand. Fair values for fixed-rate certificates of deposit have been estimated using a discounted cash flow calculation using the interest rates currently offered for deposits of similar remaining maturities. The historical carrying amount of accrued interest payable on deposits is deemed to approximate fair value.

Advances from the Federal Home Loan Bank: The fair value of these advances is estimated using the rates currently offered for similar advances of similar remaining maturities or, when available, quoted market prices.

F-22

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Six months ended December 31, 2011 (unaudited) and years ended June 30, 2011 and 2010

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

14. Fair Value of Assets and Liabilities (continued)

Advances by borrowers for taxes and insurance and accrued interest payable: The carrying amount presented in the consolidated statement of financial condition is deemed to approximate fair value.

Commitments to extend credit: For fixed-rate and adjustable-rate loan commitments, the fair value estimate considers the difference between current levels of interest rates and committed rates. The fair value of outstanding loan commitments at December 31, 2011 (unaudited) and years ended June 30, 2011 and 2010, was not material.

Based on the foregoing methods and assumptions, the carrying value and fair value of the Company’s financial instruments at December 31, 2011 and June 30, 2011 and 2010 are as follows:

	For the six months ended December 31,		For the fiscal years ended June 30,
	2011		2011		2010
	Carrying Value	Fair Value	Carrying Value	Fair Value	Carrying Value	Fair Value
(in thousands)
Financial assets
Cash and cash equivalents	$4,158	$4,158	$5,049	$5,049	$8,362	$8,362
Interest-earning deposits	100	100	100	100	100	100
Available-for-sale securities	12,694	12,694	203	203	246	246
Held-to-maturity securities	5,760	6,173	6,810	7,257	9,435	10,026
Loans held for sale	—	—	—	—	370	383
Loans receivable-net	184,045	191,666	182,796	190,183	190,618	198,203
Federal Home Loan Bank stock	5,641	n/a	5,641	n/a	5,641	n/a
Accrued interest receivable	504	504	538	538	518	518

Financial liabilities
Deposits	$136,595	$138,071	$139,940	$141,408	$144,969	$147,280
Advances from the Federal Home Loan Bank	38,715	37,925	25,261	23,797	32,009	30,590
Advances by borrowers for taxes and insurance	141	141	471	471	335	335
Accrued interest payable	82	82	91	91	145	145

15. Cash and Cash Equivalents: For purposes of reporting cash flows, cash and cash equivalents include cash and due from banks and interest-bearing deposits in other financial institutions with original maturities of less than ninety days.

F-23

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Six months ended December 31, 2011 (unaudited) and years ended June 30, 2011 and 2010

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

16. Goodwill and Other Intangible Assets: Goodwill resulting from business combinations prior to January 1, 2009 represents the excess of the purchase price over the fair value of the net assets of businesses acquired. Goodwill resulting from business combinations after January 1, 2009, is generally determined as the excess of the fair value of the consideration transferred, plus the fair value of any noncontrolling interests in the acquiree, over the fair value of the net assets acquired and liabilities assumed as of the acquisition date. Goodwill and intangible assets acquired in a purchase business combination and determined to have an indefinite useful life are not amortized, but tested for impairment at least annually. The Company has selected March 31 as the date to perform the annual impairment test. Intangible assets with definite useful lives are amortized over their estimated useful lives to their estimated residual values. Goodwill is the only intangible asset with an indefinite life on our balance sheet.

The Company’s core deposit intangible is being amortized on a straight-line basis over an original period of seven years. The carrying basis and accumulated amortization of recognized intangible assets at December 31, 2011 (unaudited) and June 30, 2011 and 2010 is as follows:

	June 30,
	2011	2010
(in thousands)
Core deposits
Gross Carrying Amount	$918	$918
Accumulated Amortization	831	700
	$87	$218

Amortization expense for each of the years ended June 30, 2011 and 2010 was $131,000. The Company expects to amortize the $87,000 remaining balance of its core deposit intangible in the fiscal year ending June 30, 2012.

17. Cash Surrender Value of Life Insurance: First Federal of Frankfort has purchased life insurance policies on certain key executives. Bank-owned life insurance is recorded at the amount that can be realized under the insurance contract at the balance sheet date, which is the cash surrender value adjusted for other charges or other amounts due that are probable at settlement.

18. Treasury Stock: Treasury stock is stated at cost. Cost is determined by the first-in, first-out method.

F-24

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Six months ended December 31, 2011 (unaudited) and years ended June 30, 2011 and 2010

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

19. Related Party Transactions: Loans outstanding to executive officers, directors, significant shareholders and their affiliates (related parties) at and for the six months ended December 31, 2011 and years ended June 30, 2011 and 2010 are summarized as follows:

	For the fiscal years ended June 30,
	2011	2010
(in thousands)

Outstanding principal, beginning of period	$593	$387
Changes in composition of related parties	157	214
Principal disbursed during the period	156	31
Principal repaid and refinanced during the period	(41)	(39)
Outstanding principal, end of period	$865	$593

Deposits from related parties held by the Company at June 30, 2011 and 2010 totaled $1.1 million and $1.3 million, respectively.

20. Comprehensive Income: Comprehensive income consists of net income and other comprehensive income. Other comprehensive income includes unrealized gains and losses on securities available for sale which are also recognized as separate components of equity.

21. Loss Contingencies: Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. Management does not believe there now are such matters that will have a material effect on the financial statements.

F-25

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Six months ended December 31, 2011 (unaudited) and years ended June 30, 2011 and 2010

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

22. Equity: Stock dividends in excess of 20% are reported by transferring the par value of the stock issued from retained earnings to common stock. Stock dividends for 20% or less are reported by transferring the fair value, as of the ex-dividend date, of the stock issued from retained earnings to common stock and additional paid-in capital. Fractional share amounts are paid in cash with a reduction in retained earnings.

23. Dividend Restriction: Banking regulations require maintaining certain capital levels and may limit the dividends paid by the bank to the holding company or by the holding company to shareholders.

24. Operating Segments: While the chief decision-makers monitor the revenue streams of the various products and services, operations are managed and financial performance is evaluated on a Company-wide basis. Operating segments are aggregated into one as operating results for all segments are similar. Accordingly, all of the financial service operations are considered by management to be aggregated in one reportable operating segment.

25. Reclassifications: Some items in the prior year financial statements were reclassified to conform to the current presentation.

26. Subsequent Events: The Company has evaluated subsequent events for recognition and disclosure.

On November 3, 2011, the Company announced that it had signed a definitive merger agreement with CKF Bancorp, Inc., (“CKF Bancorp”) the holding company for Central Kentucky Federal Savings Bank. At September 30, 2011, CKF Bancorp had assets of $131.1 million, including loans of $109.0 million (net of $1.7 million in allowance for loan losses) and deposits of $103.5 million. The consideration to be given includes both cash and the Company’s common stock. The completion of the merger is subject to approval of the shareholders of CKF Bancorp and receipt of regulatory approvals. The transaction is expected to be closed in the third quarter of 2012.

F-26

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Six months ended December 31, 2011 (unaudited) and years ended June 30, 2011 and 2010

NOTE B - SECURITIES

The following table summarizes the amortized cost and fair value of the available for sale securities and held to maturity investment securities portfolio at December 31, 2011, June 30, 2011 and 2010 and the corresponding amounts of gross unrealized or unrecognized gains and losses. Unrealized gains or losses apply to available-for-sale securities and are recognized in accumulated other comprehensive income, while unrealized gains or losses on held-to-maturity securities are not recognized in the financial statements. The gains and losses are as follows:

	December 31, 2011
(in thousands)	Amortized cost	Gross unrealized/ unrecognized gains	Gross unrealized/ unrecognized losses	Estimated fair value

Available-for-sale Securities
Agency mortgage-backed:residential	$190	$4	$-	$194
U.S. Treasury note	12,500	-	-	12,500
	12,690	4	-	12,694

Held-to-maturity Securities
Agency mortgage-backed:residential	$5,760	$413	$-	$6,173

	June 30, 2011
(in thousands)	Amortized cost	Gross unrealized/ unrecognized gains	Gross unrealized/ unrecognized losses	Estimated fair value

Available-for-sale Securities
Agency mortgage-backed:residential	$199	$4	$-	$203

Held-to-maturity Securities
Agency mortgage-backed:residential	$6,810	$447	$-	$7,257

	June 30, 2010
(in thousands)	Amortized cost	Gross unrealized/ unrecognized gains	Gross unrealized/ unrecognized losses	Estimated fair value

Available-for-sale Securities
Agency mortgage-backed:residential	$240	$7	$(1)	$246

Held-to maturity Securities
Agency mortgage-backed:residential	$9,435	$591	$-	$10,026

F-27

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Six months ended December 31, 2011 (unaudited) and years ended June 30, 2011 and 2010

NOTE B – SECURITIES (continued)

The amortized cost and estimated fair value of securities as of June 30, 2011 and 2010, by contractual maturity, are shown below. Actual maturities may differ from contractual maturities, because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Securities without a single maturity, primarily mortgage-backed, are shown separately.

	June 30,
	2011		2010
	Estimated fair value	Amortized Cost	Estimated fair value	Amortized Cost
(in thousands)
Available-for-sale Securities
Agency mortgage-backed: residential	$203	$199	$246	$240

Held-to-maturity Securities
Agency mortgage-backed: residential	$7,257	$6,810	$10,026	$9,435

There were no sales of securities during the six months ended December 31, 2011 or the fiscal years ended June 30, 2011 or 2010.

The following table summarizes the securities with unrealized losses at June 30, 2010 aggregated by major security type and length of time in a continuous unrealized loss position. At June 30, 2011, the Company had no securities with unrealized losses.

	June 30, 2010
	Less than 12 months		12 months or longer		Total
Description of securities	Fair value	Unrealized Losses	Fair value	Unrealized losses	Fair value	Unrealized losses
			(Dollars in thousands)

Agency mortgage-backed: residential	$-	$-	$45	$(1)	$45	$(1)

Management does not intend to sell nor does it believe that we will be required to sell these securities before maturity. The decline in the fair value is primarily due to changes in market interest rates. The fair values are expected to recover as securities approach maturity dates.

F-28

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Six months ended December 31, 2011 (unaudited) and years ended June 30, 2011 and 2010

NOTE C - LOANS

The composition of the loan portfolio was as follows:

(in thousands)	December 31, 2011	June 30, 2011	June 30, 2010

Residential real estate
One- to four-family	$155,946	$158,821	$165,818
Multi-family	9,619	4,504	6,689
Construction	217	1,062	1,916
Nonresidential real estate and land	11,654	12,211	10,943
Loans on deposits	2,369	2,405	2,754
Consumer and other	5,066	4,824	4,802
	184,871	183,827	192,922
Less:
Undisbursed portion of loans in process	82	353	631
Deferred loan origination fees (cost)	(98)	(86)	138
Allowance for loan losses	842	764	1,535
	$184,045	$182,796	$190,618

The activity in the allowance for loan losses is summarized as follows:

	Six months ended December 31, 2011	Year ended June 30, 2011	Year ended June 30, 2010
(in thousands)

Beginning balance	$764	$1,535	$678
Provision for losses on loans	82	668	1,044
Charge-offs	(4)	(1,439)	(192)
Recoveries	—	—	5
Ending balance	$842	$764	$1,535

F-29

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Six months ended December 31, 2011 (unaudited) and years ended June 30, 2011 and 2010

NOTE C – LOANS (continued)

The following table presents the activity in the allowance for loan losses by portfolio segment for the six months ended December 31, 2011:

(in thousands)	Beginning balance	Provision for loan losses	Loans charged off	Recoveries	Ending balance

Residential real estate:
One- to four-family	$490	$69	$4	$—	$555
Multi-family	11	18	—	—	29
Construction	5	(4)	—	—	1
Nonresidential real estate and land	36	(1)	—	—	35
Loans on deposits	8	(1)	—	—	7
Consumer and other	14	1	—	—	15
Unallocated	200	—	—	—	200
Totals	$764	$82	$4	$—	$842

Nonperforming and restructured loans were as follows:

(in thousands)	December 31, 2011	June 30, 2011	June 30, 2010

Nonaccrual loans	$1,740	$876	$7,671
Loans past due 90 days or more and still accruing	103	—	112
Nonperforming loans	1,843	876	7,783
Troubled debt restructurings	919	729	—
	$2,762	$1,605	$7,783

The following table presents the activity in the allowance for loan losses by portfolio segment for the year ended June 30, 2011:

(in thousands)	Beginning balance	Provision for loan losses	Loans charged off	Recoveries	Ending balance

Residential real estate:
One- to four-family	$1,261	$668	$(1,439)	$—	$490
Multi-family	11	—	—	—	11
Construction	5	—	—	—	5
Nonresidential real estate and land	36	—	—	—	36
Loans on deposits	8	—	—	—	8
Consumer and other	14	—	—	—	14
Unallocated	200	—	—	—	200
Totals	$1,535	$668	$(1,439)	$—	$764

F-30

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Six months ended December 31, 2011 (unaudited) and years ended June 30, 2011 and 2010

NOTE C - LOANS (continued)

Impaired loans as of and for the periods ended were as follows:

(in thousands)	Six months ended December 31, 2011	Year ended June 30, 2011	Year ended June 30, 2010

Period-end loans with no allocated allowance for loan losses	$1,120	$1,136	$1,348
Period-end loans with allocated allowance for loan losses	1,157	1,088	5,370
Balance at end of period	$2,277	$2,224	$6,718

Amount of the allowance for loan losses allocated	$93	$55	$904

Average of individually impaired loans during period	$2,351	$2,509	$6,961
Interest income recognized during impairment	$33	$78	$31
Cash-basis interest income recognized	$33	$78	$31

The following table presents the balance in the allowance for loan losses and the recorded investment in loans by portfolio class and based on impairment method as of December 31, 2011. There were no loans acquired with deteriorated credit quality at December 31, 2011.

(in thousands)	Recorded investment in loans	Ending allowance attributed to loans	Unallocated allowance	Total allowance
Loans individually evaluated for impairment:
Residential real estate:
One- to four-family	$2,277	$93	$—	$93
Multi-family	—	—	—	—
Construction	—	—	—	—
Nonresidential real estate and land	—	—	—	—
Loans on deposits	—	—	—	—
Consumer and other	—	—	—	—
	$2,277	$93	$—	$93

Loans collectively evaluated for impairment:
Residential real estate:
One- to four-family	$153,669	$462	$—	$462
Multi-family	9,619	29	—	29
Construction	217	1	—	1
Nonresidential real estate and land	11,654	35	—	35
Loans on deposits	2,369	7	—	7
Consumer and other	5,066	15	—	15
Unallocated	—	—	200	200
	$182,594	$549	$200	$749

F-31

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Six months ended December 31, 2011 (unaudited) and years ended June 30, 2011 and 2010

NOTE C - LOANS (continued)

The following table presents the balance in the allowance for loan losses and the recorded investment in loans by portfolio class and based on impairment method as of June 30, 2011. There were no loans acquired with deteriorated credit quality at June 30, 2011.

(in thousands)	Recorded investment in loans	Ending allowance attributed to loans	Unallocated allowance	Total allowance
Loans individually evaluated for impairment:
Residential real estate:
One- to four-family	$2,224	$55	$—	$55
Multi-family	—	—	—	—
Construction	—	—	—	—
Nonresidential real estate and land	—	—	—	—
Loans on deposits	—	—	—	—
Consumer and other	—	—	—	—
	$2,224	$55	$—	$55

Loans collectively evaluated for impairment:
Residential real estate:
One- to four-family	$156,597	$439	$—	$439
Multi-family	4,504	13	—	13
Construction	1,062	3	—	3
Nonresidential real estate and land	12,211	34	—	34
Loans on deposits	2,405	7	—	7
Consumer and other	4,824	13	—	13
Unallocated	—	—	200	200
	$181,603	$509	$200	$709

Troubled Debt Restructurings:

A Troubled Debt Restructuring (“TDR”) is the situation where the Bank grants a concession to the borrower that the Bank would not otherwise have considered due to the borrower’s financial difficulties. All TDRs are considered “impaired.” The substantial majority of the Bank’s residential real estate TDRs involve conceding to refinance a loan to then-current market interest rates despite poor credit history or a high loan-to-value ratio.

F-32

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Six months ended December 31, 2011 (unaudited) and years ended June 30, 2011 and 2010

NOTE C - LOANS (continued)

The following table presents the recorded investment in nonaccrual loans, loans past due over 90 days still on accrual and TDRs by class of loans as of December 31, 2011:

(in thousands)	Nonaccrual	Loans Past Due Over 90 Days Still Accruing	TDRs on Accrual Status

One- to four-family residential real estate	$1,740	$103	$919

The following table presents the recorded investment in nonaccrual loans, loans past due over 90 days still on accrual and TDRs by class of loans as of June 30, 2011:

(in thousands)	Nonaccrual	Loans Past Due Over 90 Days Still Accruing	TDRs on Accrual Status

One- to four-family residential real estate	$876	$-	$729

The Company granted one TDR loan modification totaling $192,000 during the six-month period ended December 31, 2011. The pre-modification outstanding recorded investment equaled the post-modification outstanding recorded investment. The TDRs described above did not increase the allowance for loan losses and did not result in charge offs during the six months ended December 31, 2011. There were no TDRs that defaulted during the six-month period ended December 31, 2011 or over the previous twelve months. There are no outstanding commitments to lend on loans classified as TDRs. A summary of the types of TDR loan modifications that occurred during the first six months of fiscal 2012 were as follows:

(in thousands)	Number of Loans	TDRs Performing to Modified Terms	TDRs Not Performing to Modified Terms	Total TDRs
Residential real estate:
One- to four-family	1	$192	$—	$192

The Company had allocated $6,000 of specific reserves to customers whose loan terms have been modified in troubled debt restructurings as of June 30, 2011. There were no such restructurings as June 30, 2010. The Company has no commitments to lend additional amounts as of June 30, 2011, to customers with outstanding loans that are classified as troubled debt restructurings.

F-33

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Six months ended December 31, 2011 (unaudited) and years ended June 30, 2011 and 2010

NOTE C - LOANS (continued)

The following table presents the aging of the principal balance outstanding in past due loans as of December 31, 2011, by class of loans:

(in thousands)	30-89 Days Past Due	Greater than 90 Days Past Due	Total Past Due	Loans Not Past Due	Total

Residential real estate:
One-to four-family	$3,800	$1,843	$5,643	$150,303	$155,946
Multi-family	—	—	—	9,619	9,619
Construction	—	—	—	217	217
Nonresidential real estate and land	—	—	—	11,654	11,654
Loans on deposits	—	—	—	2,369	2,369
Consumer and other	—	—	—	5,066	5,066
Total	$3,800	$1,843	$5,643	$179,228	$184,871

The following table presents the aging of the principal balance outstanding in past due loans as of June 30, 2011, by class of loans:

(in thousands)	30-89 Days Past Due	Greater than 90 Days Past Due	Total Past Due	Loans Not Past Due	Total

Residential real estate:
One-to four-family	$3,181	$876	$4,057	$154,764	$158,821
Multi-family	—	—	—	4,504	4,504
Construction	—	—	—	1,062	1,062
Nonresidential real estate and land	—	—	—	12,211	12,211
Loans on deposits	—	—	—	2,405	2,405
Consumer and other	—	—	—	4,824	4,824
Total	$3,181	$876	$4,057	$179,770	$183,827

Credit Quality Indicators:

The Company categorizes loans into risk categories based on relevant information about the ability of borrowers to service their debt such as: current financial information, historical payment experience, credit documentation, public information, and current economic trends, among other factors. The Company analyzes loans individually by classifying the loans as to credit risk. This analysis is performed on an annual basis. The Company uses the following definitions for risk ratings:

Special Mention. Loans classified as special mention have a potential weakness that deserves management’s close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loan or of the institution’s credit position at some future date.

F-34

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Six months ended December 31, 2011 (unaudited) and years ended June 30, 2011 and 2010

NOTE C - LOANS (continued)

Substandard. Loans classified as substandard are inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Loans so classified have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the institution will sustain some loss if the deficiencies are not corrected.

Doubtful. Loans classified as doubtful have all the weaknesses inherent in those classified as substandard, with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions and values, highly questionable and improbable.

Loans not meeting the criteria above that are analyzed individually as part of the above-described process are considered to be pass rated loans. Loans listed that are not rated are included in groups of homogeneous loans and are evaluated for credit quality based on performing status. See the aging of past due loan table above. As of December 31, 2011, and based on the most recent analysis performed, the risk category of loans by class of loans is as follows:

(in thousands)	Pass	Special Mention	Substandard	Doubtful	Not rated

Residential real estate:
One- to four-family	$—	$64	$2,561	$—	$153,321
Multi-family	7,434	—	2,184	—	—
Construction	217	—	—	—	—
Nonresidential real estate and land	11,382	272	—	—	—
Loans on deposits	—	—	—	—	2,369
Consumer and other	—	—	—	—	5,066

At June 30, 2011, the risk category of loans by class of loans was as follows:

(in thousands)	Pass	Special Mention	Substandard	Doubtful	Not rated

Residential real estate:
One- to four-family	$—	$67	$2,180	$—	$156,574
Multi-family	4,504	—	—	—	—
Construction	1,062	—	—	—	—
Nonresidential real estate and land	11,943	268	—	—	—
Loans on deposits	—	—	—	—	2,405
Consumer and other	—	—	—	—	4,824

F-35

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Six months ended December 31, 2011 (unaudited) and years ended June 30, 2011 and 2010

NOTE D – REAL ESTATE OWNED

Activity in real estate owned for the periods indicated was as follows:

	Year ended	Year ended
	June 30,	June 30,
(in thousands)	2011	2010

Balance at beginning of period	$748	$109
Additions	4,643	1,076
Other-than-temporary impairment charges	(71)	—
Disposals	(1,016)	(437)
Balance at end of period	$4,304	$748

NOTE E - PREMISES AND EQUIPMENT

Premises and equipment are comprised of the following:

	June 30,	June 30,
(in thousands)	2011	2010

Land	$860	$860
Buildings and improvements	3,747	3,695
Furniture and equipment	1,126	1,347
Automobiles	29	32
	5,762	5,934
Less: accumulated depreciation	3,095	3,203
Balance at end of year	$2,667	$2,731

F-36

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Six months ended December 31, 2011 (unaudited) and years ended June 30, 2011 and 2010

NOTE F - DEPOSITS

Deposits consist of the following major classifications:

	June 30,	June 30,
(in thousands)	2011	2010

Non-interest bearing checking accounts	$996	$754
Checking accounts	6,965	7,440
Savings accounts	34,147	29,506
Money market demand deposits	4,796	4,603
Total demand, transaction and passbook deposits	46,904	41,303
Certificates of deposit:
Original maturities of:
Less than 12 months	5,019	4,487
12 months to 36 months	81,075	87,471
More than 36 months	6,942	10,708
Total certificates of deposit	93,036	102,666
Total deposits	$139,940	$144,969

At June 30, 2011 and 2010, the Banks had certificate of deposit accounts with balances equal to or in excess of $100,000 totaling approximately $32.0 million and $34.3 million, respectively.

Maturities of outstanding certificates of deposit at June 30, 2011 are summarized as follows:

(in thousands)
2012	$67,474
2013	18,581
2014	3,228
2015	2,769
2016 and thereafter	984
$93,036

F-37

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Six months ended December 31, 2011 (unaudited) and years ended June 30, 2011 and 2010

NOTE G - ADVANCES FROM THE FEDERAL HOME LOAN BANK

Advances from the Federal Home Loan Bank, collateralized at June 30, 2011 and 2010 by pledges of certain residential mortgage loans totaling $37.6 million and $46.4 million, respectively, and the Banks’ investment in Federal Home Loan Bank stock, are summarized as follows:

Maturing year ended June 30, 2011
(in thousands)
2012	$3,184
2013	7,810
2014	7,555
2015	2,366
2016	623
2017	431
2018	2,328
2019-2030	952
$25,249
Premium assigned to borrowings in Frankfort First acquisition, net of amortization	12
$25,261

At June 30, 2011 interest rates for advances were fixed ranging from 1.11% to 6.95%, with a weighted-average interest rate of 2.50%.

Maturing year ended June 30, 2010
(in thousands)
2011	$11,640
2012	3,184
2013	7,810
2014	2,555
2015	2,366
2016	623
2017	431
2018-2030	3,280
$31,889
Premium assigned to borrowings in Frankfort First acquisition, net of amortization	120
$32,009

At June 30, 2010 interest rates for advances were fixed ranging from 3.95% to 6.95%, with a weighted-average interest rate of 5.84%.

Each advance is payable at its maturity date, with a prepayment penalty for fixed rate advances.

F-38

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Six months ended December 31, 2011 (unaudited) and years ended June 30, 2011 and 2010

NOTE H - FEDERAL INCOME TAXES

Federal income taxes on earnings differs from that computed at the statutory corporate tax rate as follows:

	Year ended	Year ended
	June 30,	June 30,
(in thousands)	2011	2010

Federal income taxes at the statutory rate	$632	$205
Increase (decrease) resulting primarily from:
Cash surrender value of life insurance	(30)	(30)
Compensation expense	4	28
Allowed deduction claimed on amended return for $1.3 million paid to option holders in acquisition of Frankfort First Bancorp,
Inc. and other IRS audit adjustments	(502)	—
	$104	$203

The composition of the Company’s net deferred tax liability was as follows:

	June 30,	June 30,
(in thousands)	2011	2010

Taxes (payable) refundable on temporary differences at estimated corporate tax rate:
Deferred tax assets:
General loan loss allowance	$260	$522
Deferred loan origination fees	—	5
Deferred compensation and benefits	258	224
Charitable contributions	3	3
Purchase accounting adjustments	4	41
Nonaccrued interest on loans	8	22
Other real estate owned adjustments	80	—
Total deferred tax assets	613	817

Deferred tax liabilities:
Federal Home Loan Bank stock dividends	(1,074)	(1,074)
Deferred loan origination costs	(39)	(37)
Loan servicing rights	(11)	—
Other	(2)	—
Purchase accounting adjustments	(248)	(527)
Depreciation	(260)	(53)
Total deferred tax liabilities	(1,632	(1,691
Net deferred tax liability	$(1,021)	$(874)

F-39

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Six months ended December 31, 2011 (unaudited) and years ended June 30, 2011 and 2010

NOTE H - FEDERAL INCOME TAXES (continued)

The fiscal 2011 provision for federal income taxes included a credit of $502,000, which related to a refund provided by the Internal Revenue Service and a reversal of an uncertain tax position. This credit is not expected to reoccur.

Prior to 1997, the Banks were allowed a special bad debt deduction, generally limited to 8% of otherwise taxable income, and subject to certain limitations based on aggregate loans and deposit account balances at the end of the year. If the amounts that qualified as deductions for federal income taxes are later used for purposes other than bad debt losses, including distributions in excess of accumulated earnings and profits, such distributions will be subject to federal income taxes at the then current corporate income tax rate. Retained earnings at June 30, 2011, include approximately $5.2 million for which federal income taxes have not been provided. The amount of unrecognized deferred tax liability relating to the cumulative bad debt deduction was approximately $1.8 million at June 30, 2011.

Unrecognized Tax Benefits

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

	Year ended	Year ended
	June 30,	June 30,
(in thousands)	2011	2010

Balance at beginning of period	$253	$253
Additions/(reductions) based on tax positions for the current period	(173)	—
Balance at end of period	$80	$253

Cash settlements occurred during the period July 1, 2010 through June 30, 2011.  As a result of a completed IRS examination, the Company received a refund check and has reversed the corresponding reserve.    The Company expects its unrecognized tax benefits will change in the next twelve months.  The Company has amended its June 30, 2009 federal return to report the additional tax liability of $80,000 and will settle the liability during fiscal year 2012.

F-40

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Six months ended December 31, 2011 (unaudited) and years ended June 30, 2011 and 2010

NOTE I - LOAN COMMITMENTS

The Banks are a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of their customers, including commitments to extend credit. Such commitments involve, to varying degrees, elements of credit and interest-rate risk in excess of the amount recognized in the consolidated statements of financial condition. The contract or notional amounts of the commitments reflect the extent of the Banks’ involvement in such financial instruments.

The Banks’ exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual notional amount of those instruments. The Banks use the same credit policies in making commitments and conditional obligations as those utilized for on-balance-sheet instruments.

At December 31, 2011, June 30, 2011 and 2010, the Banks had outstanding commitments of approximately $432,000, $1.7 million and $878,000, respectively, to originate mortgage loans. Additionally, First Federal of Frankfort was obligated under unused lines of credit for equity loans totaling $8.3 million, $8.9 million and $9.2 million at December 31, 2011 and the end of fiscal years 2011 and 2010, respectively. Commitments to make loans are generally made for periods of 60 days or less. The fixed rate loan commitments at December 31, 2011 totaled $85,000 and had interest rates ranging from 4.90% to 8.0% and maturities ranging from 10 years to 15 years.

NOTE J - REGULATORY CAPITAL

As of July 21, 2011, the Banks are subject to minimum regulatory capital standards promulgated by the Office of the Controller of the Currency (the “OCC”), the successor to the Office of Thrift Supervision (the “OTS”). Failure to meet minimum capital requirements can initiate certain mandatory — and possibly additional discretionary — actions by regulators that, if undertaken, could have a direct material effect on the consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Banks must meet specific capital guidelines that involve quantitative measures of the Banks’ assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Banks’ capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

The minimum capital standards of the OCC generally require the maintenance of regulatory capital sufficient to meet each of three tests, hereinafter described as the tangible capital requirement, the core capital requirement and the risk-based capital requirement. The tangible capital requirement provides for minimum tangible capital (defined as shareholders’ equity less all intangible assets) equal to 1.5% of adjusted total assets. The core capital requirement provides for minimum core capital (tangible capital plus certain forms of supervisory goodwill and other qualifying intangible assets) generally equal to 4.0% of adjusted total assets, except for those associations with the highest examination rating and acceptable levels of risk. The risk-based capital requirement provides for the maintenance of core capital plus general loss allowances equal to 8.0% of risk-weighted assets. In computing risk-weighted assets, the Banks multiply the value of each asset on their respective statements of financial condition by a defined risk-weighting factor, e.g., one- to four-family residential loans carry a risk-weighted factor of 50%.

F-41

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Six months ended December 31, 2011 (unaudited) and years ended June 30, 2011 and 2010

NOTE J - REGULATORY CAPITAL (continued)

During fiscal 2011, the Banks were notified by the OTS that each was categorized as “well-capitalized” under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes has changed the Banks’ categories. To be categorized as “well-capitalized” the Banks must maintain minimum capital ratios as set forth in the following tables:

	As of June 30, 2011
						To be “well-
						capitalized” under
			For capital			prompt corrective
	Actual		adequacy purposes			action provisions
	Amount	Ratio	Amount		Ratio	Amount		Ratio
	(Dollars in thousands)
Tangible capital
First Federal of Hazard	$19,629	19.3%	$	≥1,525	≥1.5%		N/A	N/A
First Federal of Frankfort	$18,151	14.6%	$	≥1,868	≥1.5%		N/A	N/A
Consolidated	$44,100	20.8%	$	≥3,175	≥1.5%		N/A	N/A

Tier 1 core capital
First Federal of Hazard	$19,629	19.3%	$	≥4,067	≥4.0%	$	≥5,084	≥ 5.0%
First Federal of Frankfort	$18,151	14.6%	$	≥4,980	≥4.0%	$	≥6,225	≥ 5.0%
Consolidated	$44,100	20.8%	$	≥9,048	≥4.0%		N/A	N/A

Total risk-based capital
First Federal of Hazard	$19,939	40.5%	$	≥3,941	≥8.0%	$	≥4,927	≥10.0%
First Federal of Frankfort	$18,564	27.0%	$	≥5,505	≥8.0%	$	≥6,881	≥10.0%
Consolidated	$44,864	39.0%	$	≥9,201	≥8.0%		N/A	N/A

Tier 1 risk-based capital
First Federal of Hazard	$19,629	39.8%		N/A	N/A	$	≥2,956	≥ 6.0%
First Federal of Frankfort	$18,151	26.4%		N/A	N/A	$	≥4,129	≥ 6.0%
Consolidated	$44,100	38.3%		N/A	N/A		N/A	N/A

F-42

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Six months ended December 31, 2011 (unaudited) and years ended June 30, 2011 and 2010

NOTE J - REGULATORY CAPITAL (continued)

	As of June 30, 2010
						To be “well-
						capitalized” under
			For capital			prompt corrective
	Actual		adequacy purposes			action provisions
	Amount	Ratio	Amount		Ratio	Amount		Ratio
	(Dollars in thousands)
Tangible capital
First Federal of Hazard	$18,615	17.6%		≥1,589	≥1.5%		N/A	N/A
First Federal of Frankfort	$17,570	14.2%	$	≥1,859	≥1.5%		N/A	N/A
Consolidated	$43,079	19.4%	$	≥3,333	≥1.5%		N/A	N/A

Tier 1 core capital
First Federal of Hazard	$18,615	17.6%	$	≥4,237	≥4.0%	$	≥5,297	≥5.0%
First Federal of Frankfort	$17,570	14.2%	$	≥4,957	≥4.0%	$	≥6,196	≥5.0%
Consolidated	$43,079	19.4%	$	≥9,194	≥4.0%		N/A	N/A

Total risk-based capital
First Federal of Hazard	$19,090	36.6%	$	≥4,175	≥8.0%	$	≥5,219	≥10.0%
First Federal of Frankfort	$17,726	26.1%	$	≥5,427	≥8.0%	$	≥6,783	≥10.0%
Consolidated	$44,614	37.4%	$	≥9,557	≥8.0%		N/A	N/A

Tier 1 risk-based capital
First Federal of Hazard	$18,615	35.7%		N/A	N/A	$	≥3,132	≥6.0%
First Federal of Frankfort	$17,570	25.9%		N/A	N/A	$	≥4,070	≥6.0%
Consolidated	$43,079	36.1%		N/A	N/A		N/A	N/A

For the years ended June 30, 2011 and 2010, management believes that First Federal of Hazard and First Federal of Frankfort met all capital adequacy requirements to which the Banks were subject.

The Banks’ management believes that, under the current regulatory capital regulations, both Banks will continue to meet their minimum capital requirements in the foreseeable future. However, events beyond the control of the Banks, such as increased interest rates or a downturn in the economy in the Banks’ market area, could adversely affect future earnings and, consequently, the ability to meet future minimum regulatory capital requirements.

Regulations of the OTS governing mutual holding companies permit First Federal MHC to waive the receipt by it of any common stock dividend declared by Kentucky First Federal Bancorp, provided the OTS does not object to such waiver. Pursuant to these provisions, First Federal MHC waived $1.9 million in dividends during the fiscal year ended June 30, 2011, and $946,000 for the six months ended December 31, 2011.

F-43

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Six months ended December 31, 2011 (unaudited) and years ended June 30, 2011 and 2010

NOTE K - CONDENSED FINANCIAL STATEMENTS OF KENTUCKY FIRST FEDERAL BANCORP

The following condensed financial statements summarize the financial position of Kentucky First Federal Bancorp as of June 30, 2011 and 2010, and the results of its operations and its cash flows for the fiscal years ended June 30, 2011 and 2010.

KENTUCKY FIRST FEDERAL BANCORP

BALANCE SHEETS

(In thousands)

	June 30,	June 30,
	2011	2010
		(Revised)
ASSETS

Interest-bearing deposits in First Federal of Hazard	$604	$353
Interest-bearing deposits in First Federal of Frankfort	2,513	3,813
Other interest-bearing deposits	37	35
Investment in First Federal of Hazard	21,708	20,964
Investment in Frankfort First	33,671	32,707
Prepaid expenses and other assets	521	286
Total assets	$59,054	$58,158

LIABILITIES AND SHAREHOLDERS’ EQUITY

Accounts payable and other liabilities	357	350
Total liabilities	357	350

Shareholders’ equity
Common stock	$86	$86
Additional paid-in capital	36,907	36,623
Retained earnings	31,860	31,216
Shares acquired by stock benefit plans	(1,989)	(2,169)
Shares acquired for treasury-at cost	(8,170)	(7,952)
Accumulated other comprehensive income	3	4
Total shareholders’ equity	58,697	57,808
Total liabilities and shareholders’ equity	$59,054	$58,158

F-44

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Six months ended December 31, 2011 (unaudited) and years ended June 30, 2011 and 2010

NOTE K - CONDENSED FINANCIAL STATEMENTS OF KENTUCKY FIRST FEDERAL BANCORP (continued)

KENTUCKY FIRST FEDERAL BANCORP

STATEMENTS OF INCOME

(Dollar amounts in thousands)

	Year	Year
	ended	ended
	June 30,	June 30,
	2011	2010

Revenue
Interest income	$164	$172
Dividends from First Federal of Hazard	—	5,000
Equity in undistributed (excess distributed) earnings of
First Federal of Hazard	644	(4,483)
Dividends from Frankfort First	378	190
Equity in undistributed (excess distributed) earnings of
First Federal of Frankfort	964	80
Total revenue	2,150	959
Non-interest expenses	547	707
Earnings before income taxes	1,603	252
Federal income tax expense (credits)	(153)	(149)
NET INCOME	$1,756	$401

F-45

KENTUCKY FIRST FEDERAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Six months ended December 31, 2011 (unaudited) and years ended June 30, 2011 and 2010

NOTE K - CONDENSED FINANCIAL STATEMENTS OF KENTUCKY FIRST FEDERAL BANCORP (continued)

KENTUCKY FIRST FEDERAL BANCORP

STATEMENTS OF CASH FLOWS

(Dollar amounts in thousands)

	Year	Year
	ended	ended
	June 30,	June 30,
	2011	2010

Cash flows from operating activities:
Net earnings for the period	$1,756	$401
Adjustments to reconcile net earnings to net cash provided by operating activities:
Excess (deficit) distributions over earnings (undistributed earnings) from consolidated subsidiaries	(1,709)	4,283
Noncash compensation expense	464	665
Increase (decrease) in cash due to changes in:
Prepaid expenses and other assets	(235)	363
Other liabilities	7	102
Net cash provided by operating activities	283	5,814

Cash flows from financing activities:
Dividends paid on common stock	(1,112)	(1,136)
Repurchase of treasury shares	(218)	(573)
Net cash used in financing activities	(1,330)	(1,709)

Net increase (decrease) in cash and cash equivalents	(1,047)	4,105
Cash and cash equivalents at beginning of period	4,201	96
Cash and cash equivalents at end of period	$3,154	$4,201

Prior to July 21, 2011, the Banks were subject to regulations imposed by the OTS regarding the amount of capital distributions payable to the Company. Generally, the Banks’ payments of dividends were limited, without prior OTS approval, to net earnings for the current calendar year plus the two preceding calendar years, less capital distributions paid over the comparable time period.

F-46

Independent Accountants’ Report

Audit Committee and Board of Directors

CKF Bancorp, Inc.

Danville, Kentucky

We have audited the accompanying consolidated balance sheets of CKF Bancorp, Inc. (Company) as of December 31, 2011 and 2010, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2011 and 2010, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

March 22, 2012

Louisville, Kentucky

F-47

CKF BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

	December 31,
	2011	2010

Assets

Cash and due from banks	$1,020,544	$1,080,552
Interest bearing deposits	1,349,896	4,087,443
Cash and cash equivalents	2,370,440	5,167,995

Investment securities
Securities available-for-sale	6,079	8,745
Securities held-to-maturity (market values of $11,808,296 and $11,188,701 at December 31, 2011 and 2010, respectively)	11,395,025	10,902,878
Federal Home Loan Bank stock, at cost	2,091,000	2,091,000
Loans receivable	108,763,181	108,489,854
Allowance for loan losses	(1,847,723)	(1,699,292)
Accrued interest receivable	555,990	543,172
Real estate owned	1,075,526	1,205,084
Office property and equipment, net	1,735,734	1,777,539
Deferred federal income tax	281,031	197,910
Goodwill	-	1,099,588
Other assets	549,422	690,295

Total assets	$126,975,705	$130,474,768

Liabilities and Stockholders’ Equity

Deposits	$100,604,944	$101,086,844
Advances from Federal Home Loan Bank	13,000,000	15,000,000
Other liabilities	385,917	430,058

Total liabilities	113,990,861	116,516,902

Preferred stock, 100,000 shares, authorized and unissued	-	-
Common stock, $.005 par value, 4,000,000 shares authorized; 2,000,000 shares, issued	10,000	10,000
Additional paid-in capital	10,002,831	10,002,831
Retained earnings, substantially restricted	10,748,038	11,717,731
Accumulated other comprehensive loss	(26,418)	(24,658)
Treasury stock, 774,198 and 773,947 shares, respectively, at cost	(7,737,901)	(7,736,332)
Incentive Plan Trust, 1,200 shares, at cost	(11,706)	(11,706)

Total stockholders’ equity	12,984,844	13,957,866

Total liabilities and stockholders’ equity	$126,975,705	$130,474,768

See Notes to Consolidated Financial Statements

F-48

CKF BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended December 31,
	2011	2010

Interest and dividend income
Interest on loans	$5,883,505	$6,284,095
Interest and dividends on investments	431,261	448,335
Other interest income	318	1,109
Total interest and dividend income	6,315,084	6,733,539

Interest expense
Interest on deposits	1,620,686	1,949,934
Interest on advances from the Federal Home Loan Bank	366,514	447,976
Total interest expense	1,987,200	2,397,910

Net interest income	4,327,884	4,335,629

Provision for loan losses	725,000	780,000

Net interest income after provision for loan losses	3,602,884	3,555,629

Noninterest income
Loan and other service fees	243,542	251,056
Loss, net on foreclosed real estate	(133,927)	(309,006)
Other noninterest income, net	29,716	10,284
Total noninterest income (loss)	139,331	(47,666)

Noninterest expense
Compensation and employee benefits	1,828,440	1,755,686
Occupancy and equipment expense, net	265,079	259,784
Data processing	304,353	307,156
Legal and other professional fees	346,966	98,331
State franchise tax	115,409	112,470
Federal deposit insurance premiums	189,737	221,057
Foreclosure related expense	70,924	53,689
Impairment of goodwill	1,099,588	-
Other noninterest expense	310,933	310,585
Total noninterest expense	4,531,429	3,118,758

Net income (loss) before income taxes	(789,214)	389,205

Provision for income taxes	106,927	133,229

Net income (loss)	$(896,141)	$255,976

Basic earnings (loss) per common share	$(.73)	$.21
Diluted earnings (loss) per common share	$(.73)	$.21
Dividends declared per common share	$.06	$.02

Weighted average shares outstanding during the period	1,224,786	1,225,406
Weighted average shares outstanding after dilutive effect during the period	1,224,786	1,225,406

See Notes to Consolidated Financial Statements

F-49

CKF BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

For the Years Ended December 31, 2011 and 2010

				Accumulated
		Additional		Other		Incentive	Total
	Common	Paid-In	Retained	Comprehensive	Treasury	Plan	Stockholders'
	Stock	Capital	Earnings	Loss	Stock	Trust	Equity

Balance, December 31, 2009	$10,000	$10,001,947	$11,486,271	$(2,612)	$(7,730,752)	$(11,706)	$13,753,148

Comprehensive income
Net income			255,976				255,976

Other comprehensive loss, net of tax, increase in unrealized losses on securities				(22,046)			(22,046)

Total comprehensive income							233,930

Dividends declared			(24,516)				(24,516)
Stock option plan expense		884					884
Purchase of common stock					(5,580)		(5,580)

Balance, December 31, 2010	10,000	10,002,831	11,717,731	(24,658)	(7,736,332)	(11,706)	13,957,866

Comprehensive income
Net loss			(896,141)				(896,141)

Other comprehensive loss, net of tax, increase in unrealized losses on securities				(1,760)			(1,760)

Total comprehensive loss							(897,901)

Dividends declared			(73,552)				(73,552)
Purchase of common stock					(1,569)		(1,569)

Balance, December 31, 2011	$10,000	$10,002,831	$10,748,038	$(26,418)	$(7,737,901)	$(11,706)	$12,984,844

See Notes to Consolidated Financial Statements

F-50

CKF BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2011	2010

Cash flows from operating activities
Net income (loss)	$(896,141)	$255,976
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of premiums on securities, net	81,040	63,940
Amortization (accretion) of premiums (discounts) on loans, net	1,510	(47,661)
Accretion of deferred loan origination fees	(18,707)	(20,648)
Provision for losses on loans	725,000	780,000
Stock option plan expense	-	884
Impairment of goodwill	1,099,588	-
Depreciation expense	128,324	134,097
Loss, net on foreclosed real estate	133,927	309,006
Deferred income tax benefit	(82,215)	(134,664)
Increase (decrease) in cash due to changes in
Accrued interest receivable	(12,818)	134,536
Other assets	149,997	174,767
Accrued interest payable	(15,907)	(15,735)
Other liabilities	(27,031)	(8,450)
Current income taxes	(9,124)	47,350
Net cash provided by operating activities	1,257,443	1,673,398

Cash flows from investing activities
Proceeds from maturity of government agency bonds held-to-maturity	2,000,000	1,500,000
Purchase of government agency bonds held-to-maturity	(1,568,740)	(2,674,920)
Repayments on mortgage-backed securities held-to-maturity	1,010,068	1,553,712
Purchase of mortgage backed securities held-to-maturity	(2,014,515)	-
Net decrease (increase) in loans	(1,729,282)	1,687,038
Purchase of office property and equipment	(86,519)	(91,186)
Proceeds from sale of real estate owned	964,925	93,025
Improvements to real estate owned	(72,711)	(143,511)
Net cash provided by (used) in by investing activities	(1,496,774)	1,924,158

Cash flows from financing activities
Net increase in deposit accounts	2,238,362	214,763
Net increase (decrease) in certificates of deposit	(2,720,262)	5,322,780
Proceeds from Federal Home Loan Bank advances	2,000,000	1,000,000
Repayment of Federal Home Loan Bank advances	(4,000,000)	(7,000,000)
Net increase (decrease) in custodial accounts	(1,203)	5,083
Purchase of treasury stock	(1,569)	(5,580)
Payment of dividends to stockholders	(73,552)	(24,516)
Net cash used in financing activities	(2,558,224)	(487,470)

Net increase (decrease) in cash and cash equivalents	(2,797,555)	3,110,086
Cash and cash equivalents, beginning of year	5,167,995	2,057,909
Cash and cash equivalents, end of year	$2,370,440	$5,167,995

See Notes to Consolidated Financial Statements

F-51

CKF BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

(continued)

	Years Ended December 31,
	2011	2010

Supplemental disclosures of cash flow Information
Cash paid for federal income taxes	$198,266	$247,360
Cash received from federal income tax refunds	$-	$26,817
Cash paid for interest on deposits and FHLB advances	$2,003,107	$2,413,645

Supplemental disclosures of noncash activities
Real estate owned acquired by foreclosure	$1,398,158	$1,655,360
Loans originated to finance the sale of foreclosed real estate	$501,575	$1,737,802
Decrease in unrealized gains on available-for-sale securities	$(2,667)	$(33,403)

See Notes to Consolidated Financial Statements

F-52

CKF BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Summary of Significant Accounting Policies

Nature of Operations.  CKF Bancorp, Inc. (Company) is a thrift holding company whose principal activity is the ownership and management of its wholly owned subsidiary, Central Kentucky Federal Savings Bank (Bank). The Bank is primarily engaged in providing a full range of banking and financial services to individual and corporate customers in Danville and Lancaster, Kentucky. The Bank is subject to competition from other financial institutions. The Bank is also subject to the regulation of certain federal and state agencies and undergoes periodic examinations by those regulatory authorities.

Principles of Consolidation.  The consolidated financial statements include the accounts of CKF Bancorp, Inc. and its subsidiary, Central Kentucky Federal Savings Bank. All significant intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates.  The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses, valuation of real estate acquired in connection with foreclosures or in satisfaction of loans, valuation of deferred tax assets, valuation of goodwill and fair values of financial instruments.

Cash and Cash Equivalents.  For purposes of reporting consolidated cash flows, the Company considers cash, balances with banks and interest-bearing deposits in other financial institutions with original maturities of three months or less to be cash equivalents. Pursuant to legislation enacted in 2010, the Federal Deposit Insurance Corporation (FDIC) will fully insure all noninterest-bearing transaction accounts beginning December 31, 2010, through December 31, 2012, at all FDIC-insured institutions. Effective July 21, 2010, the FDIC’s insurance limits were permanently increased to $250,000. At December 31, 2011, the Company’s cash accounts exceeded federally insured limits by approximately $1,161,768.

Securities.  Available-for-sale securities, which include any security for which the Company has no immediate plan to sell but which may be sold in the future, are carried at fair value. Unrealized gains and losses are recorded, net of related income tax effects, in other comprehensive income. Held-to-maturity securities, which include any security for which the Company has the positive intent and ability to hold until maturity, are carried at historical cost adjusted for amortization of premiums and accretion of discounts. Amortization of premiums and accretion of discounts are recorded as interest income from securities. Gains and losses on sales of securities are recorded on the trade date and are determined on the specific-identification method.

For debt securities with fair value below amortized cost when the Company does not intend to sell a debt security, and it is more likely than not the Company will not have to sell the security before recovery of its cost basis, it recognizes the credit component of an other-than-temporary impairment of a debt security in earnings and the remaining portion in other comprehensive income. For held-to-maturity debt securities, the amount of an other-than-temporary impairment recorded in other comprehensive income for the noncredit portion of a previous other-than-temporary impairment is amortized prospectively over the remaining life of the security on the basis of the timing of future estimated cash flows of the security.

(Continued)

F-53

CKF BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For equity securities, when the Company has decided to sell an impaired available-for-sale security and the entity does not expect the fair value of the security to fully recover before the expected time of sale, the security is deemed other-than-temporarily impaired in the period in which the decision to sell is made. The Company recognizes an impairment loss when the impairment is deemed other than temporary even if a decision to sell has not been made.

Loans.  Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoffs are reported at their outstanding principal balances adjusted for any charge offs, the allowance for loan losses, any unamortized deferred fees or costs on originated loans and unamortized premiums or discounts on purchased loans. Interest income is reported on the interest method and includes amortization of net deferred loan fees and costs over the loan term.

Generally, loans are placed on nonaccrual status at 90 days past due and interest is considered a loss, unless the loan is well-secured and in the process of collection. Past due status is based on the contractual terms of the loan. For all loan classes, the entire balance of the loan is considered past due if the minimum payment contractually required to be paid is not received by the contractual due date. For all loan classes, loans are placed on nonaccrual or charged off at an earlier date if collection of principal or interest is considered doubtful.

Management’s general practice is to proactively charge down loans individually evaluated for impairment to the fair value of the underlying collateral. Consistent with regulatory guidance, charge offs on all loan segments are taken when specific loans, or portions thereof, are considered uncollectible. The Company’s policy is to promptly charge these loans off in the period the uncollectible loss is reasonably determined.

For all loan portfolio segments except owner occupied residential and consumer loans, the Company promptly charges off loans, or portions thereof, when available information confirms that specific loans are uncollectible based on information that includes, but is not limited to, (1) the deteriorating financial condition of the borrower, (2) declining collateral values, and/or (3) legal action, including bankruptcy, that impairs the borrower’s ability to adequately meet its obligations. For impaired loans that are considered to be solely collateral dependent, a partial charge off is recorded when a loss has been confirmed by an updated appraisal or other appropriate valuation of the collateral.

The Company charges off owner occupied residential and consumer loans, or portions thereof, when the Company reasonably determines the amount of the loss. The Company adheres to timeframes established by applicable regulatory guidance. When a loan is 120 days past due, the Company provides for the charge-down of 1-4 family first and junior lien mortgages to the net realizable value less costs to sell, the charge off of unsecured open-end loans and the charge down to the net realizable value of other secured loans. Loans at these respective delinquency thresholds for which the Company can clearly document that the loan is both well-secured and in the process of collection, such that collection will occur regardless of delinquency status, need not be charged off.

(Continued)

F-54

CKF BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For all classes of loans, all interest accrued but not collected for loans that are placed on nonaccrual or charge off are reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

When cash payments are received on impaired loans in each loan class, the Company records the payment as interest income unless collection of the remaining recorded principal amount is doubtful, at which time payments are used to reduce the principal balance of the loan. Troubled debt restructured loans recognize interest income on an accrual basis at the renegotiated rate if the loan is in compliance with the modified terms, no principal reduction has been granted and the loan has demonstrated the ability to perform in accordance with the renegotiated terms for a period of at least six months.

Allowance for Loan Losses.  The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to income. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective, as it requires estimates that are susceptible to significant revision as more information becomes available.

The allowance consists of allocated and general components. The allocated component relates to loans that are classified as impaired. For those loans that are classified as impaired, an allowance is established when the discounted cash flows or collateral value of the impaired loan is lower than the carrying value of that loan. Impaired loans include loans that have been renegotiated in a troubled debt restructuring. At each quarter-end, impaired loans are reviewed individually, with adjustments made to the allocated component for each loan as deemed necessary. Specific adjustments are made depending on expected cash flow and/or the value of the collateral securing each loan. Generally, the Company obtains a current external appraisal on real estate related impaired loans. Other valuation techniques are used as well, including internal valuations, comparable property analyses and contractual sales information.

The general component covers nonimpaired loans and is based on historical charge off experience by segment. The loss experience is determined by portfolio segment and is based on the actual loss history experienced by the Company, which includes actual charge offs, specific reserves placed on impaired loans and losses on real estate owned over the prior four quarters. Management believes the four quarter historical loss experience methodology is appropriate in the current economic environment. Other adjustments (qualitative/environmental considerations) for each segment may be added to the allowance for each loan segment after an assessment of internal or external influences on credit quality that are not fully reflected in the historical loss or risk rating data. Those influences analyzed include changes in lending policies, economic conditions, changes in lending portfolio, lending staff, trends in delinquency, loan review system, value of underlying collateral and concentration of credits.

(Continued)

F-55

CKF BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due based on the loan’s current payment status and the borrower’s financial condition including available sources of cash flows. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis for non-homogenous type loans such as multi-family residential, nonresidential, land, commercial, nonowner occupied residential loan and construction loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price or the fair value of the collateral if the loan is collateral dependent.

The fair values of collateral dependent impaired loans are based on independent appraisals of the collateral. In general, the Company acquires an updated appraisal upon identification of impairment and annually thereafter for commercial, commercial real estate and multi-family loans. If the most recent appraisal is over a year old, and a new appraisal is not performed, due to lack of comparable values or other reasons, the existing appraisal is utilized and discounted based on the age of the appraisal, condition of the subject property and overall economic conditions. After determining the collateral value as described, the fair value is calculated based on the determined collateral value less selling expenses. The potential for outdated appraisal values is considered in our determination of the allowance for loan losses through our analysis of various trends and conditions including the local economy, trends in charge offs and delinquencies, etc. and the related qualitative adjustments assigned by the Company.

Segments of loans with similar risk characteristics are collectively evaluated for impairment based on the segment’s historical loss experience adjusted for changes in trends, conditions and other relevant factors that affect repayment of the loans. Accordingly, the Company does not separately identify individual consumer and owner occupied residential loans for impairment measurements, unless such loans are the subject of a restructuring agreement due to financial difficulties of the borrower.

In the course of working with borrowers, the Company may choose to restructure the contractual terms of certain loans. In this scenario, the Company attempts to work out an alternative payment schedule with the borrower in order to optimize collectability of the loan. Any loans that are modified are reviewed by the Company to identify if a troubled debt restructuring (TDR) has occurred, which is when, for economic or legal reasons related to a borrower’s financial difficulties, the Company grants a concession to the borrower that it would not otherwise consider. Terms may be modified to fit the ability of the borrower to repay in line with its current financial status and the restructuring of the loan may include the transfer of assets from the borrower to satisfy the debt, a modification of loan terms or a combination of the two. If such efforts by the Company do not result in a satisfactory arrangement, the loan is referred to legal counsel, at which time foreclosure proceedings are initiated. At any time prior to a sale of the property at foreclosure, the Company may terminate foreclosure proceedings if the borrower is able to work out a satisfactory payment plan.

(Continued)

F-56

CKF BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

It is the Company’s policy to have any restructured loans which are on nonaccrual status prior to being restructured remain on nonaccrual status until six months of satisfactory borrower performance at which time management would consider its return to accrual status. If a loan was accruing at the time of restructuring, the Company reviews the loan to determine if it is appropriate to continue the accrual of interest on the restructured loan.

With regard to the determination of the amount of the allowance for credit losses, TDR loans are considered to be impaired. As a result, the determination of the amount of impaired loans for each portfolio segment within TDRs is the same as detailed previously.

Federal Home Loan Bank Stock.  Federal Home Loan Bank (FHLB) stock is a required investment for institutions that are members of the FHLB system. The required investment in the common stock is based on a predetermined formula, carried at cost and evaluated for impairment.

Premises and Equipment.  Depreciable assets are stated at cost less accumulated depreciation. Depreciation is charged to expense using the straight-line method over the estimated useful lives of the assets. The estimated useful lives used to compute depreciation are: office buildings and improvements, 10 to 50 years and furniture and equipment, three to 10 years. The gain or loss on the sale of property and equipment is recorded in the year of disposition.

Foreclosed Assets Held for Sale.  Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at fair value less cost to sell at the date of foreclosure, establishing a new cost basis. Subsequent to foreclosure, management periodically performs valuations and the assets are carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in net income or expense from foreclosed assets.

Goodwill.  Goodwill is tested annually for impairment. If the implied fair value of goodwill is lower than its carrying amount, goodwill impairment is indicated, and goodwill is written down to its implied fair value. Subsequent increases in goodwill value are not recognized in the financial statements.

Treasury Stock.  Treasury stock is stated at cost. Cost is determined by the first-in, first-out method.

Transfers of Financial Assets.  Transfers of financial assets are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company-put presumptively beyond the reach of the transferor and its creditors, even in bankruptcy or other receivership, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity or the ability to unilaterally cause the holder to return specific assets.

Earnings Per Share.  Earnings per share have been computed based upon the weighted-average common shares outstanding during each year. Treasury shares and shares held in the Incentive Plan Trust have been excluded from the computation of average shares outstanding.

(Continued)

F-57

CKF BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Stock Options.  At December 31, 2011, the Company has a stock-based employee compensation plan, which is described more fully in Note 13.

Income Taxes.  The Company accounts for income taxes in accordance with income tax accounting guidance (ASC 740, Income Taxes). The income tax accounting guidance results in two components of income tax expense: current and deferred. Current income tax expense reflects taxes to be paid or refunded for the current period by applying the provisions of the enacted tax law to the taxable income or excess of deductions over revenues. The Company determines deferred income taxes using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is based on the tax effects of the differences between the book and tax bases of assets and liabilities, and enacted changes in tax rates are recognized in the period in which they occur. Deferred income tax expense results from changes in deferred tax assets and liabilities between periods. Deferred tax assets are reduced by a valuation allowance if, based on the weight of evidence available, it is more likely than not that some portion or all of a deferred tax asset will not be realized.

Uncertain tax positions are recognized if it is more likely than not, based on technical merits, that the tax position will be realized or sustained upon examination. The term more likely than not means a likelihood of more than 50 percent; the terms examined and upon examination also include resolution of the related appeals or litigation processes, if any. A tax position that meets the more-likely-than-not recognition threshold is initially and subsequently measured as the largest amount of tax benefit that has a greater than 50 percent likelihood of being realized upon settlement with a taxing authority that has full knowledge of all relevant information. The determination of whether or not a tax position has met the more-likely-than-not recognition threshold considers the facts, circumstances and information available at the reporting date and is subject to the management’s judgment.

The Company recognizes interest and penalties on income taxes as a component of income tax expense. The Company files consolidated income tax returns with its subsidiary. With a few exceptions, the Company is no longer subject to U.S. federal, state and local income tax examinations by tax authorities for years before 2008.

Reclassifications.  Certain reclassifications have been made to the 2010 financial statements to conform to the 2011 financial statement presentation. These reclassifications had no effect on net income.

Subsequent Event.  Subsequent events have been evaluated through the date of the Independent Accountant’s Report, which is the date the financial statements were available to be issued.

2.	Restriction on Cash and Due From Banks

The Bank is required to maintain reserve funds in cash and/or on deposits for certain correspondent relationships. The reserve required at December 31, 2011, was $282,000.

(Continued)

F-58

CKF BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3.	Investment Securities

The amortized cost and approximate fair value of investment securities, together with gross unrealized gains and losses, at the dates indicated, are presented in the following table.

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
Available-for-sale Securities	Cost	Gains	Losses	Value

December 31, 2011
Federal Home Loan Mortgage
Corporation (FHLMC) common stock	$46,105	$-	$(40,026)	$6,079

December 31, 2010
Federal Home Loan Mortgage
Corporation (FHLMC) common stock	$46,105	$-	$(37,360)	$8,745

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
Held-to-maturity Securities	Cost	Gains	Losses	Value

December 31, 2011
U.S. government agency bonds	$7,737,241	$201,294	$-	$7,938,535
Mortgage backed securities	3,657,784	212,083	(106)	3,869,761
Total	$11,395,025	$413,377	$(106)	$11,808,296

December 31, 2010
U.S. government agency bonds	$8,254,825	$154,552	$(11,837)	$8,397,540
Mortgage backed securities	2,648,053	143,108	-	2,791,161
Total	$10,902,878	$297,660	$(11,837)	$11,188,701

The amortized cost and fair value of held-to-maturity investment securities at December 31, 2011, by contractual maturity, are shown in the table below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties. The FHLMC common stock has no stated maturity and is excluded from the following table.

	Amortized	Fair
	Cost	Value

Due in one year or less	$1,506,794	$1,524,745
Due after one year through five years	6,230,447	6,413,790
Mortgage backed securities	3,657,784	3,869,761
Total	$11,395,025	$11,808,296

(Continued)

F-59

CKF BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Certain investments in debt and marketable equity securities are reported in the financial statements at an amount less than their historical cost. The total fair value of these investments at December 31, 2011 and 2010, was $33,003 and $1,541,870, respectively, which approximates .3 percent and 13.8 percent, respectively, of the fair value of the Company’s total available-for-sale and held-to-maturity investment portfolio. These declines primarily resulted from recent changes in market rates and changes in the credit markets. Based on evaluation of available evidence, including recent changes in market interest rates, credit rating information and information obtained from regulatory filings, management believes that the declines in fair value for these securities are temporary. Should the impairment of any of these securities become other than temporary, the cost basis of the investment will be reduced and the resulting loss recognized in net income in the period the other-than-temporary impairment is identified. The Company does not intend to sell the investments, and it is more likely than not, the Company will not have to sell the investments before recovery of their cost basis, therefore, the Company does not consider these investments to be other-than-temporarily impaired.

The following table shows the fair value and gross unrealized losses, as of the dates indicated, aggregated by investment category, of individual securities that have been in a continuous unrealized loss position for the indicated length of time.

	December 31, 2011
	Less than 12 months		12 months or more		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses

FHLMC common stock	$-	$-	$6,079	$40,026	$6,079	$40,026
U.S. government agency bonds	-	-	-	-	-	-
Mortgage-backed securities	26,924	106	-	-	26,924	106
Total	$26,924	$106	$6,079	$40,026	$33,003	$40,132

	December 31, 2010
	Less than 12 months		12 months or more		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses

FHLMC common stock	$-	$-	$8,745	$37,360	$8,745	$37,360
U.S. government agency bonds	1,533,125	11,837	-	-	1,533,125	11,837
Mortgage-backed securities	-	-	-	-	-	-
Total	$1,533,125	$11,837	$8,745	$37,360	$1,541,870	$49,197

Investment securities with a carrying value of $2,944,168 and $2,990,689 at December 31, 2011 and 2010, respectively, were pledged as collateral for certain customer deposits.

(Continued)

F-60

CKF BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

4.	Loans and Allowance for Loan Losses

Loans receivable are summarized by class of loan, as of the dates indicated, in the following table.

	December 31,
	2011	2010

Real estate mortgage loans
1-to-4 family residential
Owner occupied	$42,387,427	$42,640,951
Nonowner occupied	37,047,742	39,293,434
Multi-family residential, nonresidential and land	22,512,360	20,539,216
Construction	1,136,420	1,130,880
Commercial loans	3,673,162	2,820,508
Consumer loans	2,134,377	2,182,346
Subtotal	108,891,488	108,607,335
Less: Net deferred loan origination fees	(128,307)	(117,481)
Loans receivable	$108,763,181	$108,489,854

The risk characteristics of each loan portfolio class are as follows:

Real Estate Lending. The primary lending activity of the Company is the origination of 1-4 family residential real estate first mortgage loans for the purpose of purchasing residences, refinancing existing residential loans or the construction of new residences. Repayment of owner occupied residential loans and to a lesser extent of nonowner occupied residential loans to smaller borrowers is primarily dependent on the personal income of the borrowers, which can be impacted by economic conditions in their market areas, such as unemployment levels. Repayment can also be impacted by changes in property values on residential properties. Risk is mitigated by the fact that the loans are of smaller individual amounts and spread over a large number of borrowers. Loans of this type are generally limited to loan-to-values ratios of 85 percent with a maximum of
89.9 percent for owner occupied loans.

A secondary lending activity is the origination of loans secured by multi-family residential, nonresidential real estate and land. Real estate loans that are commercial in nature are viewed primarily as cash flow loans and secondarily as loans secured by real estate. Commercial real estate lending, including nonowner occupied 1-4 family residential to larger borrowers, typically involves higher loan principal amounts and the repayment of these loans is generally dependent on the successful operation of the property securing the loan or the business conducted on the property securing the loan. Commercial real estate loans may be more adversely affected by conditions in the real estate markets or in the general economy. The characteristics of properties securing the Company’s commercial real estate portfolio are diverse, but with geographic location almost entirely in the Company’s market area. Management monitors and evaluates commercial real estate loans based on the financial condition of the borrower, collateral, geography and risk grade criteria. Loans of this type are generally limited to loan-to-values ratios of 80 percent.

(Continued)

F-61

CKF BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Commercial Lending. The Company originates on a limited basis commercial nonreal estate loans. Such loans are primarily based on the identified cash flows of the borrower and secondarily on the underlying collateral provided by the borrower. The cash flows of borrowers, however, may not be as expected and the collateral securing these loans may fluctuate in value. Most commercial loans are secured by the assets being financed or other business assets, such as accounts receivable or inventory, and may include a personal guarantee. Short-term loans may be made on an unsecured basis. In the case of loans secured by accounts receivable, the availability of funds for the repayment of these loans may be substantially dependent on the ability of the borrower to collect amounts due from its customers.

Consumer Lending. Consumer personal loans, which are originated by the Company primarily to its existing customer base, are secured by consumer personal assets, such as automobiles or recreational vehicles. Some consumer personal loans are unsecured, such as small installment loans and certain lines of credit. Repayment of these loans is primarily dependent on the personal income of the borrowers, which can be impacted by economic conditions in their market areas, such as unemployment levels. Repayment can also be impacted by changes in property values on residential properties. Risk is mitigated by the fact that the loans are of smaller individual amounts and spread over a large number of borrowers.

Nonaccrual and other nonperforming loans are summarized by class of loan, as of the dates indicated, in the following table. Nonperforming loans include loans on nonaccrual and loans greater than 90 days past due and still accruing interest.

	December 31,
	2011	2010

Loans accounted for on a nonaccrual basis
Real estate mortgage loans
1-to-4 family residential
Owner occupied	$628,520	$113,676
Non-owner occupied	2,628,688	2,737,298
Multi-family residential, nonresidential and land	276,813	463,764
Construction	-	-
Commercial loans	18,875	119,806
Consumer loans	1,463	-
Subtotal	3,554,359	3,434,544

Accruing loans which are contractually past due 90 days or more
Real estate mortgage loans
1-to-4 family residential
Owner occupied	669,516	579,010
Non-owner occupied	85,166	279,817
Multi-family residential, non-residential and land	36,873	-
Construction	-	-
Commercial loans	-	-
Consumer loans	9,925	20,403
Subtotal	801,480	879,230
Total nonperforming loans	$4,355,839	$4,313,774

(Continued)

F-62

CKF BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

A loan portfolio aging analysis segregated by class, as of the date indicated, is presented in the following table.

	December 31, 2011
							Total
	30-59	60-89	Greater	Total			Loans >
	Days	Days	than	Past		Total	90 days &
	Past Due	Past Due	90 Days	Due	Current	Loans	Accruing

Real estate loans
1-4 family residential
Owner occupied	$922,341	$350,675	$1,298,035	$2,571,051	$39,816,376	$42,387,427	$669,516
Non-owner occupied	573,357	1,448,732	2,108,482	4,130,571	32,917,171	37,047,742	85,166
Multi-family residential
nonresidential and land	253,822	-	313,687	567,509	21,944,851	22,512,36	36,873
Construction	-	-	-	-	1,136,420	1,136,420	-
Commercial loans	-	9,647	-	9,647	3,663,515	3,673,162	-
Consumer loans	28,575	2,542	11,388	42,505	2,091,872	2,134,377	9,925
Total	$1,778,095	$1,811,596	$3,731,592	$7,321,283	$101,570,205	$108,891,488	$801,480

	December 31, 2010
							Total
	30-59	60-89	Greater	Total			Loans >
	Days	Days	than	Past		Total	90 days &
	Past Due	Past Due	90 Days	Due	Current	Loans	Accruing

Real estate loans
1-4 family residential
Owner occupied	$803,831	$454,080	$692,686	$1,950,597	$40,690,354	$42,640,951	$579,010
Non-owner occupied	1,301,478	354,671	2,178,341	3,834,490	35,458,944	39,293,434	279,817
Multi-family residential
nonresidential and land	-	480,115	263,764	743,879	19,795,337	20,539,21	-
Construction	-	-	-	-	1,130,880	1,130,880	-
Commercial loans	99,806	-	-	99,806	2,720,702	2,820,508	-
Consumer loans	121,078	14,733	20,403	156,214	2,026,132	2,182,346	20,403
Total	$2,326,193	$1,303,599	$3,155,194	$6,784,986	$101,822,349	$108,607,335	$879,230

Internal Risk Categories. As part of the on-going monitoring of the credit quality of the Company’s loan portfolio, management tracks certain credit quality indicators. The Company utilizes a risk matrix to assign a rating to each of its loans and risk grades are evaluated on a quarterly basis or as new information becomes available. A description of the general characteristics of the rating grades is as follows:

Pass: A loan graded as pass is a loan whose collateral fully complies with the Company’s loan-to-value guidelines to a borrower that has sufficient cash flow for debt service, that has other sources of repayment from liquid assets, that has a solid payment history and that is of strong character. The loan could have some minor deviations that do not adversely affect the credit quality of the loan or could exhibit certain trends and conditions with possible concerns which could need some attention.

(Continued)

F-63

CKF BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Special Mention: A loan graded special mention has potential weaknesses that deserve management’s close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loan or in the institutions’ credit position at some future date. Special mention loans do not expose the Company to sufficient risk to warrant substandard classification.

Substandard: A loan graded substandard is inadequately protected by current sound worth and paying capacity of the obligor or by the collateral pledged, if any. Loans so classified have a well-defined weakness or weaknesses that jeopardize the repayment or liquidation of the debt. They are characterized by the distinct possibility that the institution will sustain some loss if the deficiencies are not corrected.

Doubtful: A loan graded doubtful has all the weaknesses inherent in one classified substandard with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently known facts, condition and values, highly questionable and improbable.

Loss: A loan graded loss is considered uncollectible, and are of such little value that its continuance on the books is not warranted. This classification does not mean that the assets has absolutely no recovery or salvage value, but rather it is not practical or desirable to defer writing off this basically worthless loan even though partial recovery may be affected in the future.

The credit risk profile of the loan portfolio based on rating grades is summarized by type of loan, as of the date indicated, in the following table.

	December 31, 2011
		1-to-4	1-to-4	Multi—
		Family	Family	Family,
		Owner	Nonowner	Nonresidential
	Total	Occupied	Occupied	Land	Constr’n	Comm’l	Consumer
	Loans	Loans	Loans	Loans	Loans	Loans	Loans

Rating
Pass	$99,797,032	$39,766,200	$31,499,580	$21,781,076	$1,136,420	$3,534,988	$2,078,768
Special Mention	3,586,892	1,429,804	1,529,173	454,470	-	119,299	54,146
Substandard	5,507,564	1,191,423	4,018,989	276,814	-	18,875	1,463
Doubtful	-	-	-	-	-	-	-
Total	$108,891,488	$42,387,427	$37,047,742	$22,512,360	$1,136,420	$3,673,162	$2,134,377

	December 31, 2010
		1-to-4	1-to-4	Multi—
		Family	Family	Family,
		Owner	Nonowner	Nonresidential
	Total	Occupied	Occupied	Land	Constr’n	Comm’l	Consumer
	Loans	Loans	Loans	Loans	Loans	Loans	Loans

Rating
Pass	$97,540,353	$40,108,798	$32,631,506	$18,947,425	$1,130,880	$2,575,295	$2,146,449
Special Mention	2,380,541	935,095	867,512	443,171	-	125,407	9,356
Substandard	8,386,635	1,597,058	5,794,416	948,620	-	20,000	26,541
Doubtful	299,806	-	-	200,000	-	99,806	-
Total	$108,607,335	$42,640,951	$39,293,434	$20,539,216	$1,130,880	$2,820,508	$2,182,346

(Continued)

F-64

CKF BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The balance in the allowance for loan losses and the recorded investment in loans based on portfolio segment and impairment method, as of the date indicated, is presented in the following table.

	December 31, 2011
		1-to-4	1-to-4	Multi-
		Family	Family	Family,
		Owner	Nonowner	Nonresidential
		Occupied	Occupied	Land	Constr’n	Comm’l	Consumer
	Total	Loans	Loans	Loans	Loans	Loans	Loans

Allowance for loan losses

Balance, beginning of year	$1,699,292	$116,498	$1,002,272	$258,421	$38,768	$254,600	$28,733
Provision charged to expense	725,000	6,235	658,707	136,779	(26,721)	(63,818)	13,818
Losses charged off	583,148	-	332,500	209,400	-	20,700	20,548
Recoveries	6,579	-	251	-	-	2,737	3,591
Balance, end of year	$1,847,723	$122,733	$1,328,730	$185,800	$12,047	$172,819	$25,594

Ending balance individually evaluated for impairment	$545,000	$-	$533,000	$-	$-	$12,000	$-
Ending balance collectively evaluated for impairment	$1,302,723	$122,733	$795,730	$185,800	$12,047	$160,819	$25,594

Loans

Balance, end of year	$108,891,488	$42,387,427	$37,047,742	$22,512,360	$1,136,420	$3,673,162	$2,134,377

Ending balance individually evaluated for impairment	$2,794,365	$-	$2,498,676	$276,814	$-	$18,875	$-
Ending balance collectively evaluated for impairment	$106,097,123	$42,387,427	$34,549,066	$22,235,546	$1,136,420	$3,654,287	$2,134,377

(Continued)

F-65

CKF BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	December 31, 2010
		1-to-4	1-to-4	Multi-
		Family	Family	Family,
		Owner	Nonowner	Nonresidential
		Occupied	Occupied	Land	Constr’n	Comm’l	Consumer
	Total	Loans	Loans	Loans	Loans	Loans	Loans

Allowance for loan losses

Balance, beginning of year	$1,354,740	$59,123	$816,695	$185,139	$13,745	$246,653	$33,385
Provision charged to expense	780,000	125,540	554,091	75,346	25,023	-	-
Losses charged off	484,480	73,165	368,848	2,064	-	29,567	10,836
Recoveries	49,032	5,000	334	-	-	37,514	6,184
Balance, end of year	$1,699,292	$116,498	$1,002,272	$258,421	$38,768	$254,600	$28,733

Ending balance individually evaluated for impairment	$466,300	$-	$253,500	$140,800	$-	$72,000	$-
Ending balance collectively evaluated for impairment	$1,232,992	$116,498	$748,772	$117,621	$38,768	$182,600	$28,733

Loans

Balance, end of year	$108,607,335	$42,640,951	$39,293,434	$20,539,216	$1,130,880	$2,820,508	$2,182,346

Ending balance individually evaluated for impairment	$3,192,219	$-	$2,645,708	$426,705	$-	$119,806	$-
Ending balance collectively evaluated for impairment	$105,415,116	$42,640,951	$36,647,726	$20,112.511	$1,130,880	$2,700,702	$2,182,346

A loan is considered impaired, in accordance with the impairment accounting guidance (ASC 310-10-35-16), when based on current information and events, it is probable the Bank will be unable to collect all amounts due from the borrower in accordance with the contractual terms of the loan. Impaired loans include nonperforming commercial and 1-4 family residential nonowner occupied loans but also include loans modified in troubled debt restructurings where concessions have been granted to borrowers experiencing financial difficulties.

(Continued)

F-66

CKF BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Impaired loans, segregated by class, are presented for the date indicated in the following table.

	December 31, 2011
				Average
		Unpaid		Investment	Interest
	Recorded	Principal	Specific	in Impaired	Income
	Balance	Balance	Allowance	Loans	Recognized

Loans without a specific valuation allowance
1-4 family residential nonowner occupied	$469,711	$469,711	$-	$856,026	$18,760
Multi-family residential, nonresidential and land	$276,814	$276,814	$-	$124,143	$-
Commercial nonmortgage	$-	$-	$-	$-	$-

Loans with a specific valuation allowance
1-4 family residential nonowner occupied	$2,028,965	$2,028,965	$533,000	$1,840,482	$106,882
Multi-family residential, nonresidential and land	$-	$-	$-	$133,000	$5,000
Commercial non-mortgage	$18,875	$18,875	$12,000	$81,563	$1,749

Total loans
1-4 family residential nonowner occupied	$2,498,676	$2,498,676	$533,000	$2,696,508	$125,642
Multi-family residential, nonresidential and land	$276,814	$276,814	$-	$257,143	$5,000
Commercial nonmortgage	$18,875	$18,875	$12,000	$81,563	$1,749

	December 31, 2010
				Average
		Unpaid		Investment	Interest
	Recorded	Principal	Specific	in Impaired	Income
	Balance	Balance	Allowance	Loans	Recognized

Loans without a specific valuation allowance
1-4 family residential nonowner occupied	$1,347,942	$1,347,942	$-	$1,772,226	$61,590
Multi-family residential, nonresidential and land	$162,705	$162,705	$-	$231,849	$-
Commercial non-mortgage	$-	$-	$-	$-	$-

Loans with a specific valuation allowance
1-4 family residential nonowner occupied	$1,297,765	$1,297,765	$253,500	$466,807	$22,184
Multi-family residential, nonresidential and land	$264,000	$264,000	$140,800	$151,400	$10,079
Commercial non-mortgage	$119,806	$119,806	$72,000	$57,766	$7,945

Total loans
1-4 family residential non-owner occupied	$2,645,707	$2,645,707	$253,500	$2,239,033	$83,774
Multi-family residential, nonresidential and land	$426,705	$426,705	$140,800	$383,249	$10,079
Commercial nonmortgage	$119,806	$119,806	$72,000	$57,766	$7,945

(Continued)

F-67

CKF BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Cash basis interest is substantially the same as interest income recognized for the years ended December 31, 2011 and 2010.

Included in certain loan categories of impaired loans are troubled debt restructurings that were classified as impaired. The modification of terms of such loans included one or a combination of the following: an extension of maturity, a reduction of the stated interest rate or a permanent reduction of the recorded investment in the loan. A summary of troubled debt restructurings, as of the dates indicated, is presented in the following table:

	December 31,
	2011	2010

1-to-4 family residential real estate, nonowner occupied	$887,568	$875,401

No troubled debt restructurings occurred during the year ended December 31, 2011.

5.	Foreclosed Real Estate Held for Sale

Activity in foreclosed real estate held for sale, for the periods indicated, is presented in the following table.

	Years Ended December 31,
	2011	2010
Balance, beginning of year	$1,205,084	$1,546,046
Real estate acquired by foreclosure	1,398,158	1,655,360
Improvements to properties	72,711	143,511
Sales of foreclosed assets	(1,466,500)	(1,830,827)
Net loss charged to expense	(133,927)	(309,006)
Balance, end of year	$1,075,526	$1,205,084

Expenses applicable to foreclosed assets, for the periods indicated, are presented in the following table.

	Years Ended December 31,
	2011	2010
Net loss on real estate	$133,927	$309,006
Foreclosure costs	70,924	53,689
Operating expenses, net of rental income	(10,099)	3,301
Total	$194,752	$365,996

(Continued)

F-68

CKF BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

6.	Office Property and Equipment

Major classifications of premises and equipment, stated at cost, as of the dates indicated, are presented in the following table:

	December 31,
	2011	2010
Land	$633,248	$633,248
Buildings and improvements	2,126,992	2,129,658
Furniture, fixtures and equipment	779,461	747,216
	3,539,701	3,510,122
Less accumulated depreciation	(1,803,967)	(1,732,583)
Total	$1,735,734	$1,777,539

7.	Goodwill

The changes in the carrying amount of goodwill, for the periods indicated, are presented in the following table:

	Years Ended December 31,
	2011	2010
Balance at beginning of period	$1,099,588	$1,099,588
Impairment losses	1,099,588	-
Balance at end of period	$-	$1,099,588
Accumulated impairment losses	$1,099,588	$-

Because of increased competition in the Company’s primary markets, operating profits and cash flows were lower than expected in 2011.  On November 3, 2011, the Company entered into an Agreement of Merger, to be acquired by another savings and loan holding company.  The purchase price specified in the agreement was significantly lower than the tangible book value of the Company.  The agreed upon purchase price was used in calculating the fair value of the Company.  Based on the analysis, a goodwill impairment loss of $1,099,588 was recorded.

(Continued)

F-69

CKF BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8.	Deposits

Deposits are summarized, as of the dates indicated, in the following table:

	December 31,
	2011	2010

Noninterest bearing demand deposit accounts	$1,386,558	$1,032,305
NOW accounts	5,750,737	5,611,390
Savings accounts	5,951,109	5,106,283
Money market deposit accounts	7,193,418	6,293,482
	20,281,822	18,043,460
Certificates of deposit	80,323,122	83,043,384
Total deposits	$100,604,944	$101,086,844

Certificates of deposit with balances $100,000 or more	$34,942,246	$34,110,492

Certificates of deposit by remaining time until maturity, as of the dates indicated, are presented in the following table:

	December 31,
	2011	2010
Within 1 year	$49,805,565	$54,409,003
1 to 2 years	14,097,680	12,840,089
2 to 3 years	5,278,930	5,862,993
3 to 4 years	6,630,855	3,401,808
4 to 5 years	4,510,092	6,529,491
Total	$80,323,122	$83,043,384

Interest expense on deposits, for the periods indicated, is presented in the following table:

	Years Ended December 31,
	2011	2010
Money market, NOW and savings accounts	$59,610	$67,475
Certificates of deposit	1,561,076	1,882,459
Total	$1,620,686	$1,949,934

(Continued)

F-70

CKF BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

9.	Advances from Federal Home Loan Bank

Borrowed funds consist entirely of advances from the Federal Home Loan Bank, and those are presented by remaining time until maturity, as of the dates indicated, in the following table.

	December 31,
	2011	2010

Advances with fixed rates
Within 1 year	$2,000,000	$4,000,000
1 to 2 years	7,000,000	2,000,000
2 to 3 years	-	7,000,000
	9,000,000	13,000,000

Advances with variable rates
Within 1 year	4,000,000	2,000,000

Total advances	$13,000,000	$15,000,000

The advances are collateralized by a blanket lien on qualified real estate first mortgages and FHLB stock held by the Bank. Based on the minimum collateral requirement for outstanding advances of $18,173,000, the Bank has excess borrowing capacity with the FHLB of $36,595,000 at December 31, 2011. Advances with fixed rates are subject to restrictions or penalties in the event of prepayment. At December 31, 2011, advances with fixed rates have rates from 2.70 percent to 3.28 percent and advances with variables rates have a rate of .14 percent.

10.	Income Taxes

A summary of the components of the provision (benefits) for federal income taxes, for the periods indicated, is presented in the following table.

	Years Ended December 31,
	2011	2010
Current federal income taxes	$189,142	$267,893
Deferred federal income benefit	(82,215)	(134,664)
Total federal income tax expense	$106,927	$133,229

A reconciliation of income tax expense at the statutory rate to the Company’s actual income tax expense, for the periods indicated, is presented in the following table.

	Years Ended December 31,
	2011	2010

Computed at the statutory rate (34%)	$(268,333)	$132,330
Increase resulting from
Goodwill impairment charge	373,860	-
Other	1,400	899
Actual tax expense	$106,927	$133,229

(Continued)

F-71

CKF BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Deferred tax assets and liabilities, as of the dates indicated, are summarized in the following table:

	December 31,
	2011	2010
Deferred tax assets
Deferred loan origination fees	$43,624	$39,944
Directors retirement plan expense	89,550	94,250
Allowance for loan losses	628,226	577,759
Provision for nonaccrual of interest	73,537	62,745
Stock option plan expense	4,088	4,088
Real estate owned expense	48,936	23,274
Unrealized loss on available for sale securities	13,609	12,702
	901,570	814,762
Deferred tax liabilities
Federal Home Loan Bank stock dividend	(467,431)	(467,431)
Depreciation expense	(145,391)	(141,191)
Purchase accounting adjustments, net	(7,717)	(8,230)
	(620,539)	(616,852)

Net deferred tax assets	$281,031	$197,910

Retained earnings at December 31, 2011 and 2010, include approximately $2,287,000 for which no deferred income tax liability has been recognized due to the fact that it is more likely than not that the difference will remain permanent. This amount represents an allocation of income to bad debt deductions for tax purposes only. Reductions of amounts allocated for purposes other than tax bad debt losses or adjustments arising from carryback of net operating losses would create income for tax purposes only, which income would be subject to the then-current corporate income tax rate. The unrecorded deferred income tax liability on the above amount was approximately $777,580.

11.	Regulatory Matters

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios as set forth in the table below. Management believes, as of December 31, 2011 and 2010, that the Bank meets all capital adequacy requirements to which it is subject.

(Continued)

F-72

CKF BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of December 31, 2011, the most recent notification from office of the comptroller of the currency (OCC) categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank’s category.

The Bank’s actual capital amounts and ratios, as of the dates indicated, are presented in the following table (dollars in thousands):

	December 31, 2011
					To be Well
					Capitalized Under
			For Capital		Prompt Corrective
			Adequacy Purposes		Action Provisions
	Actual		Required		Required
	Amount	%	Amount	%	Amount	%

Tier 1 core capital	$12,678	9.99%	$5,078	4.00%	$7,617	6.00%
Tangible equity capital	$12,678	9.99%	$5,078	4.00%	n/a	n/a
Total risk based capital	$13,646	17.71%	$6,166	8.00%	$7,707	10.00%
Tier 1 risk based capital	$12,678	16.45%	n/a	n/a	$3,854	5.00%

	December 31, 2010
					To be Well
					Capitalized Under
			For Capital		Prompt Corrective
			Adequacy Purposes		Action Provisions
	Actual		Required		Required
	Amount	%	Amount	%	Amount	%

Tier 1 core capital	$12,276	9.49%	$5,174	4.00%	$7,762	6.00%
Tangible equity capital	$12,276	9.49%	$5,174	4.00%	n/a	n/a
Total risk based capital	$13,238	17.25%	$6,138	8.00%	$7,673	10.00%
Tier 1 risk based capital	$12,276	16.00%	n/a	n/a	$3,837	5.00%

Liquidation Account.  Upon conversion to a capital stock savings bank, eligible account holders who continued to maintain their deposit accounts in the Bank were granted priority in the event of the future liquidation of the Bank through the establishment of a special “Liquidation Account” in an amount equal to the consolidated net worth of the Bank at June 30, 1994. The June 30, 1994 Liquidation Account balance of $6,337,924 is reduced annually in proportion to decreases in the accounts of the eligible account holders. The Liquidation Account does not restrict the use or application of net worth, except with respect to the cash payment of dividends. The Bank may not declare or pay a cash dividend on or repurchase any of its common stock if the effect would cause its regulatory capital to be reduced below the amount required for the Liquidation Account.

(Continued)

F-73

CKF BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Dividend Restrictions.  The Bank is subject to certain restrictions on the amount of dividends that it may declare without prior regulatory approval. At December 31, 2011, no retained earnings were available for dividend declaration without prior regulatory approval. The Bank requested permission from the Federal Reserve of St. Louis to pay a $.05 dividend subsequent to December 31, 2011, however, no accrual for this dividend was made at December 31, 2011, as approval for payment had not been received.

Regulatory Agreement. The Bank and the Company entered into agreements with their regulators on August 29, 2008, and November 9, 2009, respectively. These agreements required strengthening of loan policies and procedures, placed restrictions on nonowner occupied lending, required enhanced management oversight of lending operations and placed restrictions on dividend payments.

12.	Other Comprehensive loss

A summary of the components of other comprehensive loss and related taxes, for the periods indicated, are presented in the following table:

	Years Ended December 31,
	2011	2010

Unrealized loss on available-for-sale securities	$(2,666)	$(33,403)
Less reclassification adjustment for losses included in income	-	-
Other comprehensive loss, before tax effect	(2,666)	(33,403)
Tax benefit	(906)	(11,357)
Other comprehensive loss	$(1,760)	$(22,046)

Accumulated other comprehensive income consists of unrealized gains and losses on available-for-sale securities.

13.	Employee Benefits

Employee Retirement Thrift Plan.  Effective January 1, 1994, the Bank became a participant in the Financial Institutions Thrift Plan. The Plan allows participating employees to make contributions by salary reduction pursuant to Section 401(k) of the Internal Revenue Code for all employees who meet certain requirements as to age and length of service. Employees may contribute up to 15 percent of their compensation with the Bank matching 25 percent of the employee’s contribution up to six percent of the participant’s compensation. The Bank’s contributions to the Plan amounted to $11,423 and $10,149 for the years ended December 31, 2011 and 2010, respectively. Employees vest immediately in their contributions and 100 percent in the Bank’s contributions after completing five years of service.

Employee Defined Benefit Retirement Plan.  The Bank is a participant in the Pentegra Definded Benefit Plan for Financial Institutions (Pentegra Plan), a noncontributory multi-employer pension plan covering all qualified employees. The trustees of the Financial Institutions Retirement Fund administer the Pentegra Plan, employer identification number 13-5645888 and plan number 333. The Pentegra Plan operates as a multi-employer plan for accounting purposes and as a multiple-employer plan under the Employee Retirement Income Security Act of 1974 and the Internal Revenue Code (IRC). There are no collective bargaining agreements in place that require contributions to the Pentegra Plan.

(Continued)

F-74

CKF BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Pentegra Plan is a single plan under IRC Section 413(c) and, as a result, all of the assets stand behind all of the liabilities. Accordingly, under the Pentegra Plan contributions made by a participating employer may be used to provide benefits to participants of other participating employers. There is no separate valuation of the Pentegra Plan benefits or segregation of the Pentegra Plan assets specifically for the Company, because the Pentegra Plan is a multi-employer plan and separate actuarial valuations are not made with respect to each employer. If the Company chooses to stop participating in the multi-employer plan, they may be required to pay an amount based on the underfunded status of the plan referred to as a withdrawal liability. The funded status of the Pentegra Plan, market value of plan assets divided by the funding target, as of July 2, 2011 and 2010 was 74.72 percent and 73.54 percent, respectively.

The Company had expenses of $210,985 and $147,589 for the years ended December 31, 2011 and 2010, respectively. Company cash contributions to the Pentegra Plan for these same periods were $232,515 and $189,455, respectively. Total contributions made to the Pentegra Plan were $203,582,159 and $133,929,741 for the years ended June 30, 2010 and June 30, 2009, respectively. The Company’s contributions to the Pentegra Plan were not more than five percent of the total contributions to the plan.

Directors Retirement Plan.  On July 5, 1995, the stockholders of the Company approved the establishment of a Director Retirement Plan. The Director Retirement Plan, which was effective January 1, 1994, covers each member of the Company’s and the Bank’s board of directors who at any time serves as a nonemployee director. Under the Director Retirement Plan, each participating director will receive on a monthly basis for 10 years following his or her retirement from the board, an amount equal to the product of his or her “Benefit Percentage,” his or her “Vested Percentage” and 75 percent of the amount of the monthly fee he or she received for service on the board during the calendar year preceding his or her retirement from the board. All benefits vest immediately in the case of retirement after age 70 with 15 years of service, upon death or disability, or upon a change in control of the Company. The Director Retirement Plan is a nonqualified benefit plan and will be funded by the general assets of the Company, and the Company will recognize the expense of providing these benefits as they become vested. The Company has accrued a liability for the present value of future payments to be made under this plan of $263,383 and $277,205, at December 31, 2011 and 2010, respectively. The Company recognized expense of $17,884 and $23,082, in connection with this plan for the years ended December 31, 2011 and 2010, respectively.

The Plan contains a provision for acceleration of payment in the event of a change in control of the Company. Participants in the Plan shall become automatically 100 percent vested in the Plan, and the present value of their benefits shall be due and payable in one lump-sum payment within 10 days following such change in control.

Employee Recognition Plan.  On July 5, 1995, the stockholders of the Company approved the establishment of the Employee Recognition Plan (ERP). The objective of the ERP is to enable the Bank to attract and retain personnel of experience and ability in key positions of responsibility. Those eligible to receive benefits under the ERP will be such employees as selected by members of a committee appointed by the Company’s board of directors. The ERP is a nonqualified plan that is managed through a separate trust. The Bank is authorized to contribute sufficient funds to the Incentive Plan Trust for the purchase of up to 80,000 shares of common stock.

(Continued)

F-75

CKF BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Awards made to employees will vest 20 percent on each anniversary date of the award. Shares will be held by the trustee and are voted by the ERP trustee in the same proportion as the trustee of the Company’s ESOP plan votes shares held therein. Any assets of the trust are subject to the general creditors of the Company. All shares awarded vest immediately in the case of a participant’s retirement after age 65, death or disability or upon a change in control of the Company. The Company intends to expense ERP awards over the years during which the shares are payable, based on the fair market value of the common stock at the date of the grant to the employee. As of December 31, 2011, no awards had been made under the ERP.

Stock Option Plan.  The Company’s Stock Option Plan (Plan), which is shareholder approved, permits the grant of share options and shares to its employees for up 200,000 shares of common stock. The Company believes that such awards better align the interest of its employees with those of its shareholders. Option awards are generally granted with an exercise price equal to the market price of the Company’s stock at the date of grant; those option awards generally vest based on five years of continuous service and have 10-year contractual terms. Certain option and share awards provide accelerated vesting if there is a change in control (as defined in the Plan).

No stock options were granted or exercised during the years ended December 31, 2011 and 2010.

A summary of stock option activity under the Plan as of December 31, 2011, and changes during the year then ended is presented in the following table:

		Weighted-
		Average	Weighted-Average
	Number	Exercise	Remaining
	of Shares	Price	Contractual Term

Outstanding, beginning of year	30,000	$11.28	2.1 yrs
Granted	-	-	-
Exercised	-	-	-
Expired	10,000	8.34	-
Outstanding, end of year	20,000	$12.75	1.9 yrs
Exercisable, end of year	20,000	$12.75	1.9 yrs

A summary of the outstanding stock options under the Plan as of December 31, 2011, is presented in the following table:

		Options Outstanding		Options Exercisable
		Weighted-Average	Weighted-Average		Weighted-Average
Exercise	Number	Remaining	Exercise	Number	Exercise
Prices	Outstanding	Contractual Life	Price	Exercisable	Price

$9.37	8,000	0.3	$9.37	8,000	$9.37
13.52	4,000	1.8	13.52	4,000	13.52
15.75	8,000	3.2	15.75	8,000	15.75

(Continued)

F-76

CKF BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of December 31, 2011, there was no unrecognized compensation cost related to nonvested share-based compensation arrangements granted under the Plan. No stock option expense was recorded in the year ended December 31, 2011. Stock option expense was $884 for the year ended December 31, 2010. The recognized tax benefit related thereto was $150 for the year ended December 31, 2010.

The Company executed a merger agreement, which is more fully described in Note 20. A provision of that agreement calls for the board of directors of the Company to adopt such resolutions or take such other actions as are required to provide for the cancellation of all outstanding options to acquire shares of CKF Bancorp Common Stock (each, a “CKF Bancorp Option”), whether or not vested, as of the effective time of the merger in exchange for a cash payment by the Company in cash an amount equal to the product of (i) the number of shares of CKF Bancorp Common Stock subject to such option at the effective Time of the merger and (ii) the amount by which the cash consideration exceeds the exercise price per share of such option, net of any cash which must be withheld under federal and state income and employment tax requirements. In the event that the exercise price of a CKF Bancorp Option is greater than the cash consideration, which is specified in the merger agreement, then at the effective time of the merger such CKF Bancorp Option shall be canceled without any payment made in exchange therefor. The Company shall cause the termination, effective as of the effective time of the merger, of all Company sponsored equity-based compensation plans and related trust arrangements, including the CKF Bancorp, Inc. Incentive Plan Trust.

Employee Stock Ownership Plan.  The Company sponsors an employee stock ownership plan (ESOP) which covers substantially all full time employees. No ESOP compensation expense was recorded for the years ended December 31, 2011 and 2010, as all ESO- related debt was fully paid as of December 31, 2009.

A summary of the number of total shares held by the ESOP to the original shares purchased by the Plan, as of the dates indicated, are presented in the following table.

	December 31,
	2011	2010
Total shares
Shares purchased initially by the plan	$160,000	$160,000
Shares distributed during the life of the plan	70,332	70,081
Balance, end of period	$89,668	$89,919

The Company is obligated at the option of each beneficiary to repurchase shares of the ESOP upon the beneficiary’s termination or after retirement. At December 31, 2011, no shares were held by former employees and are subject to an ESOP-related repurchase option. At December 31, 2010, 251 shares, valued at $1,569, were held by former employees and were subject to an ESOP-related repurchase option. During the year ended December 31, 2011, the number of distributed shares that were purchased by the Company as treasury stock was 251.

(Continued)

F-77

CKF BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

14.	Disclosures About Fair Value of Financial Instruments

ASC Topic 820, Fair Value Measurements, defines fair value as the price that would be received to sell as asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Topic 820 also specifies a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value:

Level 1	Quoted prices in active markets for identical assets or liabilities

Level 2	Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities

Level 3	Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities

Following is a description of the valuation methodologies used for assets and liabilities measured at fair value on a recurring basis and recognized in the accompanying balance sheets, as well as the general classification of such assets pursuant to the valuation hierarchy.

Available-for-sale Securities. Where quoted market prices are available in an active market, securities are classified within Level 1 of the valuation hierarchy. Level 1 securities include all equity securities owned by the Company. If quoted market prices are not available, then fair values are estimated by using pricing models, quoted prices of securities with similar characteristics or discounted cash flows and are classified within Level 2 of the valuation hierarchy. In certain cases where Level 1 or Level 2 inputs are not available, securities are classified within Level 3 of the hierarchy. The FHLMC equity securities are classified as Level 1 inputs.

(Continued)

F-78

CKF BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table presents the fair value measurements of assets recognized in the accompanying balance sheets measured at fair value on a recurring basis and the level within the ASC Topic 820 fair value hierarchy in which the fair value measurements fall as of the dates indicated.

December 31, 2011
Fair Value Measurements Using
Quoted Prices
		in Active	Significant
		Markets for	Other	Significant
		Identical	Observable	Unobservable
		Assets	Inputs	Inputs
	Fair Value	(Level 1)	(Level 2)	(Level 3)

FHLMC common stock	$6,079	$6,079	$-	$-

December 31, 2010
Fair Value Measurements Using
Quoted Prices
		in Active	Significant
		Markets for	Other	Significant
		Identical	Observable	Unobservable
		Assets	Inputs	Inputs
	Fair Value	(Level 1)	(Level 2)	(Level 3)

FHLMC common stock	$8,745	$8,745	$-	$-

Following is a description of the valuation methodologies used for assets measured at fair value on a nonrecurring basis and recognized in the accompanying balance, as well as the general classification of such assets and liabilities pursuant to the valuation hierarchy.

Impaired Loans. Loans for which it is probable that the Company will not collect all principal and interest due according to contractual terms are measured for impairment. Allowable methods for estimating fair value include using the fair value of the collateral for collateral dependent loans.

If the impaired loan is identified as collateral dependent, then the fair value method of measuring the amount of impairment is utilized. This method requires obtaining a current independent appraisal of the collateral and applying a discount factor to the value. Impaired loans are classified within Level 3 of the fair value hierarchy.

Real Estate Owned. Real estate owned are nonfinancial assets subject to nonrecurring fair value adjustments to reflect partial write-downs that are based on the observable market price or current appraised value of the collateral less costs to sell. Real estate owned is classified within Level 3 of the fair value hierarchy.

(Continued)

F-79

CKF BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table presents the fair value measurement of assets measured at fair value on a nonrecurring basis and the level with the ASC Topic 820 fair value hierarchy in which the fair value measurements fall as of the dates indicated.

December 31, 2011
Fair Value Measurements Using
Quoted Prices
		in Active	Significant
		Markets for	Other	Significant
		Identical	Observable	Unobservable
		Assets	Inputs	Inputs
	Fair Value	(Level 1)	(Level 2)	(Level 3)

Impaired loans	$1,436,033	$-	$-	$1,436,033
Real estate owned	$666,898	$-	$-	$666,898

December 31, 2010
Fair Value Measurements Using
Quoted Prices
		in Active	Significant
		Markets for	Other	Significant
		Identical	Observable	Unobservable
		Assets	Inputs	Inputs
	Fair Value	(Level 1)	(Level 2)	(Level 3)

Impaired loans	$999,515	$-	$-	$999,515
Real estate owned	$109,400	$-	$-	$109,400

The following methods were used to estimate the fair value of all other financial instruments recognized in the accompanying balance sheets at amounts other than fair value.

Cash and Cash Equivalents, Interest-bearing Deposits and FHLB Stock.  The carrying amounts reported on the balance sheet for cash and short-term instruments approximate those assets’ fair values.

Held-to-Maturity Securities.  Fair values for investment securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

Loans Receivable.  The fair value of loans is estimated by discounting the future cash flows using the market rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. Loans with similar characteristics are aggregated for purposes of the calculation.

Accrued Interest Receivable.  The carrying amount approximates its fair value.

(Continued)

F-80

CKF BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Deposits.  Deposits include demand deposits, savings accounts, NOW accounts and certain money market deposits. The carrying amount approximates fair value. The fair value of fixed-maturity time deposits is estimated using a discounted cash flow calculation that applies the rates currently offered for deposits of similar remaining maturities.

Federal Home Loan Bank Advances.  Rates currently available to the Bank for debt with similar terms and remaining maturities are used to estimate the fair value of existing debt.

Interest Payable and Advances From Borrowers for Taxes and Insurance.  The carrying amounts reported on the balance sheet for short-term liabilities approximate those liabilities’ fair values.

Off-Balance Sheet Instruments.  The fair value of off-balance sheet, credit-related financial instruments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties’ credit standing.

The estimated fair values of the Company’s financial instruments, as of the dates indicated, are presented in the following table.

	December 31
	2011		2010
	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value
	(In thousands)
Assets
Cash and interest bearing deposits	$2,370	$2,370	$5,168	$5,168
Securities available-for-sale	$6	6	9	9
Securities held-to-maturity	$11,395	$11,808	$10,903	$11,189
Loans receivable, net	$106,915	$106,998	$106,791	$111,437
Federal Home Loan Bank stock	$2,091	$2,091	$2,091	$2,091
Accrued interest receivable	$556	$556	$543	$543

Liabilities
Deposits	$100,605	$102,974	$101,087	$103,161
Federal Home Loan Bank advances	$13,000	$13,309	$15,000	$15,540
Accrued interest payable	$24	$24	$39	$39
Advance payments by borrowers for taxes and insurance	$26	$26	$27	$27

Unrecognized Financial Instruments
Loan commitments	-	-	-	-
Unused lines of credit	-	-	-	-
Letters of credit	-	-	-	-

(Continued)

F-81

CKF BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

15.	Related-Party Transactions

Loans to executive officers and directors, including loans to affiliated companies of which executive officers and directors are principal owners, and loans to members of the immediate family of such persons, at December 31, 2011 and 2010, totaled $371,592 and $456,075, respectively. In management’s opinion, such loans and other extensions of credit and deposits were made in the ordinary course of business and were made on substantially the same terms (including interest rates and collateral) as those prevailing at the time for comparable transactions with other persons. Further, in management’s opinion, these loans did not involve more than the normal risk of collectibility or present other favorable features.

A director of the Bank and Company performs legal services on behalf of the Company. A substantial portion of these fees is passed on to customers of the Company in the origination of mortgage loans. Legal fees paid to the related parties amounted to $27,336 and $18,323 for the years ended December 31, 2011 and 2010, respectively. The Company leases office space to a director. Rental income received by the Company from the director amounted to $8,400 for each of the years ended December 31, 2011 and 2010. Deposits from related parties held by the Company at December 31, 2011 and 2010, totaled $853,441 and $1,294,726, respectively.

16.	Earnings Per Share

The table below summarizes the computation of basic earnings per share and diluted earnings per share for the periods indicated.

	Years Ended December 31,
	2011	2010

Basic Earnings Per Share
Numerator
Income (loss) available to shareholders	$(896,141)	$255,976
Denominator
Weighted average of shares outstanding	1,224,786	1,225,406
Basic earnings per share	$(.73)	$.21

Diluted Earnings Per Share
Numerator
Income (loss) available to shareholders	$(896,141)	$255,976
Denominator
Weighted average of shares outstanding	1,224,786	1,225,406
Effect of outstanding stock options	-	-
Weighted average of shares outstanding assuming dilution	1,224,786	1,225,406
Diluted earnings per share	$(.73)	$.21

Options to purchase 20,000 shares of common stock at a weighted average price of $12.75 per share were outstanding at December 31, 2011, but were not included in the computation of diluted earnings per share because the options’ exercise price was greater than the average market price of the common shares. Options to purchase 30,000 shares of common stock at a weighted average price of $11.28 per share were outstanding at December 31, 2010, but were not included in the computation of diluted earnings per share because the options’ exercise price was greater than the average market price of the common shares.

(Continued)

F-82

CKF BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

17.	Stock Transactions

For the years ended December 31, 2011 and 2010, the Company repurchased 251 and 930 shares, respectively, of its common stock. For the years ended December 31, 2011 and 2010, no stock options were exercised.

18.	Significant Estimates

Accounting principles generally accepted in the United States of America require disclosure of certain significant estimates and current vulnerabilities due to certain concentrations. Estimates related to the allowance for loan losses are reflected in the note regarding loans. Current vulnerabilities due to certain concentrations of credit risk are discussed in the note on commitments and credit risk. Other significant estimates and concentrations not discussed in those notes include:

Investments. The Company invests in various investment securities. Investment securities are exposed to various risks such as interest rate, market and credit risks. Due to the level of risk associated with certain investment securities, it is at least reasonably possible that changes in the values of investment securities will occur in the near term and that such change could materially affect the amounts reported in the accompanying balance sheet.

Current Economic Conditions. The current protracted economic decline continues to present financial institutions with circumstances and challenges which in some cases have resulted in large and unanticipated declines in the fair values of investments and other assets, constraints on liquidity and significant credit quality problems, including severe volatility in the valuation of real estate and other collateral supporting loans. The financial statements have been prepared using values and information currently available to the Company. Given the volatility of current economic conditions, the values of assets and liabilities recorded in the financial statements could changed rapidly, resulting in material future adjustments in asset values, the allowance for loan losses, capital that could negatively impact the Company’s ability to meet regulatory capital requirements and maintain sufficient liquidity.

19.	Commitments and Credit Risk

The Company grants real estate loans, commercial loans and consumer loans to customers throughout the state, but the lending is concentrated in the central Kentucky area. At December 31, 2011, real estate loans were $102,955,643, or 94.7 percent of the Company’s loans receivable. At December 31, 2010, real estate loans were $103,487,000, or 95.4 percent of the Company’s loans receivable. The predominant portion of the Company’s loans is collateralized by either owner occupied or nonowner occupied one-to-four dwelling unit residential properties. At December 31, 2011, 1 – 4 dwelling unit residential loans were $79,435,169, of which 46.6 percent was collateralized by nonowner occupied properties. At December 31, 2010, 1 – 4 dwelling unit residential loans were $81,934,385, of which 48.0 percent was collateralized by nonowner occupied properties.

F-83

CKF BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Commitments to Originate Loans.  Commitments to originate loans are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since a portion of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Each customer’s creditworthiness is evaluated on a case-by-case basis. The amount of collateral obtained, if deemed necessary, is based on management’s credit evaluation of the counterparty. Collateral held varies, but may include accounts receivable, inventory, equipment, personal property, commercial real estate and residential real estate. At December 31, 2011 and 2010, the Company had $367,200 and $126,000, respectively, in outstanding commitments to originate loans. Commitments of $429,255 and $1,027,120, which are related to the undisbursed balance of construction loans, existed at December 31, 2011 and 2010, respectively.

Standby Letters of Credit.  Standby letters of credit are irrevocable conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Financial standby letters of credit are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing and similar transactions. Performance standby letters of credit are issued to guarantee performance of certain customers under nonfinancial contractual obligations. The credit risk involved in issuing standby letters of credit is essentially the same as that involved in extending loans to customers. Should the Company be obligated to perform under the standby letters of credit, it may seek recourse from the customer for reimbursement of amounts paid. The total outstanding standby letters of credit amounted to $305,939 and $304,369 at December 31, 2011 and 2010, respectively, with all having commitment terms of one year or less.

Lines of Credit.  Lines of credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Lines of credit generally have fixed expiration dates. Since a portion of the line may expire without being drawn upon, the total unused lines do not necessarily represent future cash requirements. Each customer’s creditworthiness is evaluated on a case-by-case basis. The amount of collateral obtained, if deemed necessary, is based on management’s credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, equipment, personal property, commercial real estate and residential real estate. Management uses the same credit policies in granting lines of credit as it does for on-balance-sheet instruments. At December 31, 2011, unused home equity lines of credit to borrowers aggregated to $1,038,088 and other open lines of credit totaled $1,193,829. At December 31, 2010, unused home equity lines of credit to borrowers aggregated to $1,362,702 and other open lines of credit totaled $1,362,918.

20.	Merger Agreement With Kentucky First Federal Bancorp

On November 3, 2011, the Company executed an Agreement of Merger (Agreement) with Kentucky First Federal Bancorp (Kentucky First). Upon the terms and subject to the conditions set forth in this Agreement, the Company will merge with and into Kentucky First (Merger) at the effective time (the future date and time the Merger becomes effective). At the effective time, the separate corporate existence of the Company shall cease. Kentucky First shall be surviving corporation in the Merger and its name and separate corporate existence, with all of its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger. Kentucky First is a registrant which files with the Securities and Exchange Commission (SEC).

F-84

CKF BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Subject to the provisions of the Agreement, by virtue of the Merger, automatically and without any action on the part of the holder thereof, with respect to the holder’s shares of CKF Bancorp Common Stock issued and outstanding at the effective time, other than excluded shares, as provided in and subject to the limitations set forth is this Agreement, the holder may elect to receive in exchange for 100 percent of his or her shares (i) $9.50 in cash without interest for each share of CKF Bancorp Common Stock held by such holder (Cash Consideration), (ii) the number of shares of Kentucky First Common Stock, par value $.01 per share (Kentucky First Common Stock), equal to the exchange ratio, as defined below, for each share of CKF Bancorp Common Stock held by such holder (the Stock Consideration) or (iii) a combination of the Cash Consideration for 40 percent of the shares held by such holder and the Stock Consideration for 60 percent of the shares held by such holder. The Cash Consideration and Stock Consideration are sometimes referred to herein collectively as the “Merger Consideration.”

The Exchange Ratio shall be 1.0556 if the Kentucky First price, as defined below, is at or above $9.00. If the Kentucky First price is at or below $7.50, then the exchange ratio shall be 1.2667. If the Kentucky First price is below $9.00 but above $7.50, then the exchange ratio shall be equal to $9.50 divided by a number equal to the Kentucky First price (rounded to the nearest ten-thousandth). Kentucky First price means the average of the daily sales price (the average of the high and low sales price, rounded up to the nearest cent) of Kentucky First Common Stock, as reported on the Nasdaq Global Market, for the 10 latest trading days, as defined below, preceding the date that is four business days prior to the closing date (Measurement Period). Trading day means any day on which at least 100 shares of Kentucky First Common Stock are traded as reported on the Nasdaq Global Market.

The Company has certain compensation, retirement, employment and other agreements and benefit plans that contain provisions for acceleration of payment of benefits in the event of a change in control and the Merger Agreement contains certain provisions that accelerate certain payments. Refer to Notes 13 and 21 for further information pertaining to these agreements. This Merger Agreement contains provisions that could trigger the accrual of certain liabilities upon approval by the shareholders of the merger in 2012.

Approval of this agreement is subject to approval of the shareholders of the Company and Kentucky First and the primary federal and state regulators of both companies.

21.	Contingencies

The Company is the defendant in litigation. On November 3, 2011, the Company announced that it had entered into a definitive Merger Agreement with Kentucky First Federal Bancorp. On December 7, 2011, two stockholders’ of the Company filed separate class action lawsuits against the Company, related to the Merger Agreement claiming breach of fiduciary duty and seeking to block the merger. The two suits were later combined as one class action lawsuit in the Commonwealth of Kentucky Boyle Circuit Court. The suit alleges breach of fiduciary duty and seeks to enjoin the proposed acquisition. The Company believes the suit is without merit.

The Company has two employment agreements for two members of executive management of the Bank. The agreements contain provisions whereby the employees are paid two times the employee’s highest base salary in effect at any time of employment with the Bank, in the event of termination within twelve months of a change in control.

F-85

CKF BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

22.	Condensed Financial Information (Parent Company Only)

Presented below is condensed financial information as to financial position, results of operations and cash flows of the Company.

CONDENSED BALANCE SHEETS

	December 31,
	2011	2010

Assets
Cash and due from banks	$199,135	$553,853
Investment in common stock of subsidiaries	12,678,489	13,376,192
Other assets	107,220	27,821

Total assets	$12,984,844	$13,957,866

Liabilities	$-	$-

Stockholders’ Equity	12,984,844	13,957,866

Total liabilities and stockholders’ equity	$12,984,844	$13,957,866

CONDENSED STATEMENTS OF OPERATIONS

	Years Ended December 31,
	2011	2010

Income	$-	$-

Expenses
Legal and other professional fees	256,950	13,365
Other expenses	46,380	57,320

Total expenses	303,330	70,685

Loss before income tax and equity in undistributed net income (loss) of subsidiaries	(303,330)	(70,685)

Income tax benefit	(103,132)	(23,883)

Loss before equity in undistributed net income (loss) of subsidiaries	(200,198)	(46,802)

Equity in undistributed net income (loss) of subsidiaries	(695,943)	302,778

Net income (loss)	$(896,141)	$255,976

F-86

CKF BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CONDENSED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2011	2010

Operating Activities
Net income (loss)	$(896,141)	$255,976
Equity in undistributed net income (loss) of subsidiaries	695,943	(302,778)
Adjustments to reconcile net income to net cash provided by operating activities
Amortization of expense related to stock option plan	-	884
Deferred federal income tax benefit	-	(150)
Change in other assets	(79,400)	(10,884)

Net cash used by operating activities	(279,598)	(56,952)

Investing Activities	-	-

Financing Activities
Purchase of treasury stock	(1,569)	(5,580)
Payments of dividends to stockholders	(73,551)	(24,516)

Net cash used by financing activities	(75,120)	(30,096)

Net decrease in cash and cash equivalents	(354,718)	(87,048)

Cash and cash equivalents, beginning of year	553,853	640,901

Cash and cash equivalents, end of year	$199,135	$553,853

F-87

ANNEX A

AGREEMENT OF MERGER

DATED AS OF NOVEMBER 3, 2011

BY AND AMONG

KENTUCKY FIRST FEDERAL BANCORP

AND

CKF BANCORP, INC.

AND

CENTRAL KENTUCKY FEDERAL SAVINGS BANK

A-i

ARTICLE VI Conditions to Consummation		A-57
6.1	Conditions to Each Party’s Obligations	A-57
6.2	Conditions to the Obligations of the Kentucky First	A-58
6.3	Conditions to the Obligations of the CKF Parties	A-60
ARTICLE VII Termination		A-61
7.1	Termination	A-61
7.2	Termination Fee	A-62
7.3	Effect of Termination	A-63
ARTICLE VIII Certain Other Matters		A-63
8.1	Interpretation	A-63
8.2	Survival	A-64
8.3	Waiver; Amendment	A-64
8.4	Counterparts	A-64
8.5	Governing Law	A-64
8.6	Expenses	A-64
8.7	Notices	A-64
8.8	Entire Agreement; etc.	A-65
8.9	Successors and Assigns; Assignment	A-65
8.10	Specific Performance	A-65

EXHIBITS

Exhibit A	Form of Voting Agreement
Exhibit B	Plan of Bank Merger
Exhibit C	Form of Employment Agreements

A-ii

This is an Agreement of Merger, dated as of the 3rd day of November, 2011 (“Agreement”), by and among Kentucky First Federal Bancorp, a Federal corporation (“Kentucky First”), and CKF Bancorp, Inc., a Delaware corporation (“CKF Bancorp”), and Central Kentucky Federal Savings Bank, a Federal savings bank (“Central Kentucky Federal” and together with CKF Bancorp, collectively referred to as the “CKF Parties”).

Introductory Statement

The Board of Directors of Kentucky First and each of the CKF Parties has determined that this Agreement and the business combinations and related transactions contemplated hereby are advisable and in the respective best interests of Kentucky First or the CKF Parties, as the case may be, and in the best long-term interests of the stockholders of each of Kentucky First or the CKF Parties, as the case may be.

The parties hereto intend that the Merger as defined herein shall qualify as a reorganization under the provisions of Section 368(a) of the IRC for federal income tax purposes and that this Agreement be and hereby is adopted as a “plan of reorganization” within the meaning of Sections 354 and 361 of the IRC.

Kentucky First and the CKF Parties desire to make certain representations, warranties and agreements in connection with the business combinations and related transactions provided for herein and to prescribe various conditions to such transactions.

As a condition and inducement to Kentucky First’s willingness to enter into this Agreement, each of the members of the Board of Directors of CKF Bancorp has entered into an agreement dated as of the date hereof in the form of Exhibit A pursuant to which he or she will vote his or her shares of CKF Bancorp Common Stock in favor of this Agreement and the transactions contemplated hereby.

In consideration of their mutual promises and obligations hereunder, the parties hereto adopt and make this Agreement and prescribe the terms and conditions hereof and the manner and basis of carrying it into effect, which shall be as follows:

A-1

ARTICLE I

Definitions

The following terms are defined in this Agreement in the Section indicated:

Defined Term	Location of Definition
Bank Merger	Section 2.13
Cash Consideration	Section 2.5(a)
Cash Election	Section 2.6(b)
Cash Election Shares	Section 2.6(b)
Central Kentucky Federal	preamble
Certificate of Merger	Section 2.3
Certificate(s)	Section 2.6(c)
Change of Recommendation	Section 5.8(b)
CKF Bancorp	preamble
CKF Bancorp Employee Plans	Section 3.2(r)(i)
CKF Bancorp Option	Section 2.11
CKF Parties	preamble
CKF Bancorp Pension Plan	Section 3.2(r)(iii)
CKF Bancorp Property	Section 5.15
CKF Bancorp Qualified Plan	Section 3.2(r)(iv)
CKF Reports	Section 3.2(g)
Closing	Section 2.2
Closing Date	Section 2.2
Continuing Employee	Section 5.11(a)
Disclosure Letter	Section 3.1
Dissenters’ Shares	Section 2.12
Effective Time	Section 2.3
Election Deadline	Section 2.6(c)
Election Form	Section 2.6(a)
Environmental Consultant	Section 5.15
Exchange Agent	Section 2.6(c)
Exchange Ratio	Section 2.5(a)
Fee	Section 7.2(a)
Indemnified Party	Section 5.12(a)
Intellectual Property	Section 3.2(p)
Kentucky First	preamble
Kentucky First Common Stock	Section 2.5(a)
Kentucky First Employee Plans	Section 3.3(p)(i)
Kentucky First Price	Section 2.5(a)
Kentucky First’s Reports	Section 3.3(g)
Kentucky First Pension Plan	Section 3.3(p)(iii)
Kentucky First Qualified Plan	Section 3.3(p)(iv)
Letter of Transmittal	Section 2.7(a)
Mailing Date	Section 2.6(a)
Maximum Insurance Amount	Section 5.12(c)

A-2

Measurement Period	Section 2.5(a)
Merger	Section 2.1
Merger Consideration	Section 2.5(a)
Mixed Election	Section 2.6(b)
Non-Election	Section 2.6(b)
Non-Election Shares	Section 2.6(b)
Proxy Statement-Prospectus	Section 5.9(a)
Registration Statement	Section 5.9(a)
Representative	Section 2.6(b)
Shortfall Number	Section 2.6(e)(ii)
Stock Consideration	Section 2.5(a)
Stock Conversion Number	Section 2.6(d)
Stock Election	Section 2.6(b)
Stock Election Number	Section 2.6(b)
Stock Election Shares	Section 2.6(b)
Stockholder Meeting	Section 5.8
Subsequent Bank Merger	Section 5.11(b)
Surviving Corporation	Section 2.1
Trading Day	Section 2.5(a)

In addition, for purposes of this Agreement:

“Acquisition Proposal” means any proposal or offer with respect to any of the following (other than the transactions contemplated hereunder): (i) any merger, consolidation, share exchange, business combination, or other similar transaction involving CKF Bancorp or Central Kentucky Federal; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 50% or more of CKF Bancorp’s consolidated assets in a single transaction or series of transactions; (iii) any tender offer or exchange offer for 20% or more of the outstanding shares of CKF Bancorp’s capital stock or the filing of a registration statement under the Securities Act of 1933, as amended, in connection therewith; or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in an any of the foregoing.

“Agreement” means this Agreement, as amended, modified or amended and restated from time to time in accordance with its terms.

“Banks” means First Federal of Hazard and First Federal of Frankfort.

“Business Day” means any day other than a Saturday, Sunday or Federal holiday.

“CKF Bancorp Common Stock” means the common stock, par value $.01 per share, of CKF Bancorp.

“CRA” means the Community Reinvestment Act.

“DGCL” means the Delaware General Corporation Law, as from time to time amended, and any successor thereto.

A-3

“Environmental Law” means any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, directive, executive or administrative order, judgment, decree, injunction, or agreement with any Governmental Entity relating to (i) the protection, preservation or restoration of the environment (which includes, without limitation, air, water vapor, surface water, groundwater, drinking water supply, soil, surface land, subsurface land, plant and animal life or any other natural resource), or to human health or safety as it relates to Hazardous Materials, or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of, Hazardous Materials, in each case as amended and as now in effect. The term Environmental Law includes, without limitation, the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Federal Water Pollution Control Act of 1972, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976, the Federal Solid Waste Disposal and the Federal Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, the Federal Occupational Safety and Health Act of 1970 as it relates to Hazardous Materials, the Federal Hazardous Substances Transportation Act, the Emergency Planning and Community Right-To-Know Act, the Safe Drinking Water Act, the Endangered Species Act, the National Environmental Policy Act, the Rivers and Harbors Appropriation Act or any so-called “Superfund” or “Superlien” law, each as amended and as now in effect.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity that is considered one employer with CKF Bancorp under Section 4001(b)(1) of ERISA or Section 414 of the IRC.

“ESOP” means an employee stock ownership plan.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Shares” shall consist of (i) Dissenters’ Shares and (ii) shares of CKF Bancorp Common Stock held directly or indirectly by Kentucky First (other than shares held in a fiduciary capacity or in satisfaction of a debt previously contracted).

“FDIC” means the Federal Deposit Insurance Corporation.

“Federal Reserve” means the Board of Governors of the Federal Reserve System.

“First Federal of Frankfort” means First Federal Savings Bank of Frankfort, a Federal savings association.

“First Federal of Hazard” means First Federal Savings and Loan Association of Hazard, a Federal savings association.

A-4

“Frankfort First” means Frankfort First Bancorp, Inc., a Delaware corporation and wholly owned subsidiary of Kentucky First.

“GAAP” means generally accepted accounting principles.

“Governmental Entity” means the OTS, the OCC as the successor to the OTS with respect to regulation of savings associations and the Board of Governors of the Federal Reserve System as the successor to the OTS with respect to regulation of savings and loan holding companies, any court, regulatory or administrative agency, authority or commission or other governmental authority or instrumentality, or any self-regulatory authority.

“Hazardous Material” means any substance (whether solid, liquid or gas) which is or could be detrimental to human health or safety or to the environment, currently or hereafter listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or by quantity, including any substance containing any such substance as a component. Hazardous Material includes, without limitation, any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance, oil or petroleum, or any derivative or by-product thereof, radon, radioactive material, asbestos, asbestos-containing material, urea formaldehyde foam insulation, lead and polychlorinated biphenyl.

“HOLA” means the Home Owners’ Loan Act, as amended.

“IRC” means the Internal Revenue Code of 1986, as amended.

“knowledge” means, with respect to a party hereto, actual knowledge of the members of the Board of Directors of that party or any officer of that party with the title ranking not less than vice president.

“Lien” means any charge, mortgage, pledge, security interest, claim, lien or encumbrance.

“Loan” means a loan, lease, advance, credit enhancement, guarantee or other extension of credit.

“Loan Property” means any property in which the applicable party (or a subsidiary of it) holds a security interest and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

A-5

“Material Adverse Effect” means an effect, circumstance, occurrence or change which is material and adverse to the business, financial condition or results of operations of CKF Bancorp or Kentucky First, as the context may dictate, and its Subsidiaries taken as a whole; provided, however, that any such effect, circumstance, occurrence or change resulting from any (i) changes in laws, rules or regulations or generally accepted accounting principles or regulatory accounting requirements or interpretations thereof that apply to financial and/or depository institutions generally, (ii) changes in economic conditions affecting financial institutions generally, including but not limited to, changes in the general level of market interest rates, (iii) actions and omissions of Kentucky First or CKF Bancorp taken with the prior written consent of the other, (iv) direct effects of compliance with this Agreement on the operating performance of the parties, including expenses incurred by the parties in consummating the transactions contemplated by this Agreement, or (v) changes in national or international political or social conditions including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, shall not be considered in determining if a Material Adverse Effect has occurred.

“OCC” means the Office of the Comptroller of the Currency.

“OTS” means the Office of Thrift Supervision, or the OCC as the successor to the OTS with respect to regulation of savings associations or the Board of Governors of the Federal Reserve System as the successor to the OTS with respect to regulation of savings and loan holding companies.

“Participation Facility” means any facility in which the applicable party (or a Subsidiary of it) participates in the management (including all property held as trustee or in any other fiduciary capacity) and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

“person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization or other entity.

“Securities Act” means the Securities Act of 1933, as amended.

“Subsidiary” means a corporation, partnership, joint venture or other entity in which CKF Bancorp or Kentucky First, as the case may be, has, directly or indirectly, an equity interest representing 50% or more of any class of the capital stock thereof or other equity interests therein.

“Superior Proposal” means an unsolicited, bona fide written offer made by a third party to consummate an Acquisition Proposal that (i) CKF Bancorp’s Board of Directors determines in good faith, after consulting with its outside legal counsel and its financial advisor, would, if consummated, result in a transaction that is more favorable to the stockholders of CKF Bancorp than the transactions contemplated hereby (taking into account all legal, financial, regulatory and other aspects of the proposal and the entity making the proposal), (ii) is not conditioned on obtaining financing (and with respect to which Kentucky First has received written evidence of such person’s ability to fully finance its Acquisition Proposal), (iii) is for 100% of the outstanding shares of CKF Bancorp Common Stock and (iv) is, in the written opinion of CKF Bancorp’s financial advisor, more favorable to the stockholders of CKF Bancorp from a financial point of view than the transactions contemplated hereby (including any adjustments to the terms and conditions of such transactions proposed by Kentucky First in response to such Acquisition Proposal).

A-6

“Taxes” means all income, franchise, gross receipts, real and personal property, real property transfer and gains, wage and employment taxes.

ARTICLE II

The Merger

2.1           The Merger. Upon the terms and subject to the conditions set forth in this Agreement, CKF Bancorp will merge with and into Kentucky First (the “Merger”) at the Effective Time. At the Effective Time, the separate corporate existence of CKF Bancorp shall cease. Kentucky First shall be the surviving corporation (hereinafter sometimes referred to in such capacity as the “Surviving Corporation”) in the Merger and shall continue to be governed by the HOLA and its name and separate corporate existence, with all of its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger.

2.2           Closing. The closing of the Merger (the “Closing”) will take place by the electronic (PDF), facsimile or overnight courier exchange of executed documents or at a location and at a time as agreed to by the parties hereto on the date designated by Kentucky First within fifteen (15) Business Days following satisfaction or waiver (subject to applicable law) of the conditions to Closing set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing), or such later date as the parties may otherwise agree (the “Closing Date”).

2.3           Effective Time. In connection with the Closing, Kentucky First and CKF Bancorp shall duly execute and deliver a certificate or certificates of merger (the “Certificate of Merger”) to the Federal Reserve and to the Delaware Secretary of State for filing pursuant to the HOLA and the regulations of the Federal Reserve thereunder and the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Federal Reserve and the Delaware Secretary of State or at such later date or time as Kentucky First and CKF Bancorp agree and specify in the Certificate of Merger (the date and time the Merger becomes effective being the “Effective Time”).

2.4           Effects of the Merger. The Merger will have the effects set forth in the HOLA and the regulations of the Federal Reserve thereunder and the DGCL. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, Kentucky First shall possess all of the properties, rights, privileges, powers and franchises of CKF Bancorp and be subject to all of the debts, liabilities and obligations of CKF Bancorp.

A-7

2.5         Effect on Outstanding Shares of CKF Bancorp Common Stock.

(a)          Subject to the provisions of Section 2.6 hereof, by virtue of the Merger, automatically and without any action on the part of the holder thereof, with respect to the holder’s shares of CKF Bancorp Common Stock issued and outstanding at the Effective Time, other than Excluded Shares, as provided in and subject to the limitations set forth in this Agreement, the holder may elect to receive in exchange for 100% of his or her shares (i) $9.50 in cash without interest for each share of CKF Bancorp Common Stock held by such holder (the “Cash Consideration”), (ii) the number of shares of Kentucky First Common Stock, par value $.01 per share (the “Kentucky First Common Stock”), equal to the Exchange Ratio, as defined below, for each share of CKF Bancorp Common Stock held by such holder (the “Stock Consideration”), or (iii) a combination of the Cash Consideration for 40% of the shares held by such holder and the Stock Consideration for 60% of the shares held by such holder. The Cash Consideration and Stock Consideration are sometimes referred to herein collectively as the “Merger Consideration.”

The “Exchange Ratio” shall be 1.0556 if the Kentucky First Price, as defined below, is at or above $9.00. If the Kentucky First Price is at or below $7.50, then the Exchange Ratio shall be 1.2667. If the Kentucky First Price is below $9.00 but above $7.50, then the Exchange Ratio shall be equal to $9.50 divided by a number equal to the Kentucky First Price (rounded to the nearest ten-thousandth). “Kentucky First Price” means the average of the average daily sales price (the average of the high and low sales price, rounded up to the nearest cent) of Kentucky First Common Stock, as reported on the Nasdaq Global Market, for the ten latest Trading Days, as defined below, preceding the date that is four business days prior to the Closing Date (“Measurement Period”). “Trading Day” means any day on which at least 100 shares of Kentucky First Common Stock are traded, as reported on the Nasdaq Global Market.

(b)          Notwithstanding any other provision of this Agreement, no fraction of a share of Kentucky First Common Stock and no certificates or scrip therefor will be issued in the Merger; instead, Kentucky First shall pay to each holder of CKF Bancorp Common Stock who would otherwise be entitled to a fraction of a share of Kentucky First Common Stock an amount in cash, rounded to the nearest cent, determined by multiplying such fraction by the Kentucky First Price.

(c)          If, between the date of this Agreement and the Effective Time, the outstanding shares of Kentucky First Common Stock shall have been changed into a different number of shares or into a different class by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares or any similar transaction, the Exchange Ratio shall be adjusted appropriately to provide the holders of CKF Bancorp Common Stock the same economic effect as contemplated by this Agreement prior to such event.

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(d)          As of the Effective Time, each Excluded Share, other than Dissenters’ Shares, shall be canceled and retired and shall cease to exist, and no exchange or payment shall be made with respect thereto. All shares of CKF Bancorp Common Stock that are held by Kentucky First, if any, other than shares held in a fiduciary capacity or in satisfaction of a debt previously contracted, shall be canceled and shall constitute authorized but unissued shares. In addition, no Dissenters’ Shares shall be converted into shares of Kentucky First Common Stock pursuant to this Section 2.5 but instead shall be treated in accordance with the provisions set forth in Section 2.12 of this Agreement.

2.6         Election and Proration Procedures.

(a)          An election form in such form as CKF Bancorp and Kentucky First shall mutually agree (an “Election Form”) shall be mailed on the Mailing Date (as defined below) to each holder of record of shares of CKF Bancorp Common Stock as of a record date which shall be the same date as the record date for eligibility to vote on the Merger. The “Mailing Date” shall be the date on which proxy materials relating to the Merger are mailed to holders of shares of CKF Bancorp Common Stock. Kentucky First shall make available Election Forms as may be reasonably requested by all persons who become holders of CKF Bancorp Common Stock after the record date for eligibility to vote on the Merger and prior to the Election Deadline (as defined herein), and CKF Bancorp shall provide to the Exchange Agent all information reasonably necessary for it to perform its obligations as specified herein.

(b)          Each Election Form shall entitle the holder of shares of CKF Bancorp Common Stock (or the beneficial owner through appropriate and customary documentation and instructions) to (i) elect to receive the Cash Consideration for all of such holder’s shares (a “Cash Election”), (ii) elect to receive the Stock Consideration for all of such holder’s shares (a “Stock Election”), (iii) elect to receive a combination of cash and Kentucky First Common Stock, as described in clause (iii) of Section 2.5(a) herein, for all of such holder’s shares (a “Mixed Election”) or (iv) make no election or to indicate that such holder has no preference as to the receipt of the Cash Consideration or the Stock Consideration (a “Non-Election”). Holders of record of shares of CKF Bancorp Common Stock who hold such shares as nominees, trustees or in other representative capacities (a “Representative”) may submit multiple Election Forms, provided that such Representative certifies that each such Election Form covers all the shares of CKF Bancorp Common Stock held by that Representative for a particular beneficial owner. Shares of CKF Bancorp Common Stock as to which a Cash Election has been made (including pursuant to a Mixed Election) are referred to herein as “Cash Election Shares.” Shares of CKF Bancorp Common Stock as to which a Stock Election has been made (including pursuant to a Mixed Election) are referred to herein as “Stock Election Shares.” Shares of CKF Bancorp Common Stock as to which no election has been made are referred to as “Non-Election Shares.” The aggregate number of shares of CKF Bancorp Common Stock with respect to which a Stock Election has been made is referred to herein as the “Stock Election Number.”

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(c)          To be effective, a properly completed Election Form must be received by Illinois Stock Transfer Company (the “Exchange Agent”) on or before 5:00 p.m., Central Time, on the third business day subsequent to CKF Bancorp’s Stockholder Meeting (or such other time and date as CKF Bancorp and Kentucky First may mutually agree) (the “Election Deadline”). An election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. An Election Form shall be deemed properly completed only if accompanied by one or more certificates theretofore representing CKF Bancorp Common Stock (“Certificate(s)”) (or customary affidavits and, if required by Kentucky First pursuant to Section 2.7(i), indemnification regarding the loss or destruction of such Certificates or the guaranteed delivery of such Certificates) representing all shares of CKF Bancorp Common Stock covered by such Election Form, together with duly executed transmittal materials included with the Election Form. Any CKF Bancorp stockholder may at any time prior to the Election Deadline change his or her election by written notice received by the Exchange Agent prior to the Election Deadline accompanied by a properly completed and signed revised Election Form. Any CKF Bancorp stockholder may, at any time prior to the Election Deadline, revoke his or her election by written notice received by the Exchange Agent prior to the Election Deadline or by withdrawal prior to the Election Deadline of his or her Certificates, or of the guarantee of delivery of such Certificates, previously deposited with the Exchange Agent. All elections shall be revoked automatically if the Exchange Agent is notified in writing by Kentucky First and CKF Bancorp that this Agreement has been terminated. If a stockholder either (i) does not submit a properly completed Election Form by the Election Deadline or (ii) revokes its Election Form prior to the Election Deadline and does not submit a new properly executed Election Form prior to the Election Deadline, the shares of CKF Bancorp Common Stock held by such stockholder shall be designated Non-Election Shares. Kentucky First shall cause the Certificates representing CKF Bancorp Common Stock described in clause (ii) to be promptly returned without charge to the person submitting the Election Form upon written request to that effect from the person who submitted the Election Form. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in any Election Form, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive.

(d)          Notwithstanding any other provision contained in this Agreement, the number of shares of CKF Bancorp Common Stock outstanding at the Effective Time that shall be converted into the Stock Consideration will equal the Stock Conversion Number, as defined below, and the remaining outstanding shares of CKF Bancorp Common Stock (excluding shares of CKF Bancorp Common Stock to be canceled as provided in Section 2.5(d) and Dissenters’ Shares) shall be converted into the Cash Consideration. The “Stock Conversion Number” shall be the lesser of: (i) 60% of the total number of shares of CKF Bancorp Common Stock issued and outstanding at the Effective Time, rounded down to the nearest whole number; or (ii) 811,375 shares divided by the Exchange Ratio, rounded down to the nearest whole number. Notwithstanding anything herein to the contrary, for federal income tax purposes and solely so as to ensure that the Merger will qualify as a reorganization under the provisions of Section 368(a) of the IRC, Kentucky First in its sole discretion may elect to increase the Stock Conversion Number to ensure that the Stock Consideration will represent at least 40% of the value of the aggregate Merger Consideration, increased by the value of any Excluded Shares, each as measured as of the Effective Time. In such event, the Stock Conversion Number shall be equal to the number of shares of CKF Bancorp Common Stock as increased in the sole discretion of Kentucky First pursuant to the preceding sentence.

(e)          Within five business days after the later to occur of the Election Deadline or the Effective Time, Kentucky First shall cause the Exchange Agent to effect the allocation among holders of CKF Bancorp Common Stock of rights to receive the Cash Consideration or the Stock Consideration as follows:

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(i)          If the Stock Election Number exceeds the Stock Conversion Number, then all Cash Election Shares and all Non-Election Shares shall be converted into the right to receive the Cash Consideration, and each holder of Stock Election Shares will be entitled to receive (A) the Stock Consideration in respect of the number of Stock Election Shares held by such holder multiplied by a fraction, the numerator of which is the Stock Conversion Number and the denominator of which is the Stock Election Number and (B) the Cash Consideration in respect of the remaining number of such holder’s Stock Election Shares;

(ii)         If the Stock Election Number is less than the Stock Conversion Number (the amount by which the Stock Conversion Number exceeds the Stock Election Number being referred to herein as the “Shortfall Number”), then all Stock Election Shares shall be converted into the right to receive the Stock Consideration and the Non-Election Shares and Cash Election Shares shall be treated in the following manner:

(A)         if the Shortfall Number is less than or equal to the number of Non-Election Shares, then all Cash Election Shares shall be converted into the right to receive the Cash Consideration and each holder of Non-Election Shares shall receive (1) the Stock Consideration in respect of the number of Non-Election Shares held by such holder multiplied by a fraction, the numerator of which is the Shortfall Number and the denominator of which is the total number of Non-Election Shares and (2) the Cash Consideration in respect of the remaining number of such holder’s Non-Election Shares; or

(B)         if the Shortfall Number exceeds the number of Non-Election Shares, then all Non-Election Shares shall be converted into the right to receive the Stock Consideration, and each holder of Cash Election Shares shall receive (1) the Stock Consideration in respect of the number of Cash Election Shares held by such holder multiplied by a fraction, the numerator of which is the amount by which the Shortfall Number exceeds the number of Non-Election Shares and the denominator of which is the total number of Cash Election Shares and (2) the Cash Consideration in respect of the remaining number of such holder’s Cash Election Shares.

For purposes of the foregoing calculations, Excluded Shares shall be deemed Cash Election Shares. For purposes of this Section 2.6(e), if Kentucky First is obligated to increase the number of shares of CKF Bancorp Common Stock to be converted into shares of Kentucky First Common Stock as a result of the application of the last clause of Section 2.6(d) above, then the higher number shall be substituted for the Stock Conversion Number in the calculations set forth in this Section 2.6(e).

2.7         Exchange Procedures.

(a)          Appropriate transmittal materials (“Letter of Transmittal”) in a form satisfactory to Kentucky First and CKF Bancorp shall be mailed by the Exchange Agent as soon as practicable after the Effective Time (and in any event not later than five Business Days following the Effective Time) to each holder of record of CKF Bancorp Common Stock as of the Effective Time who did not previously submit a completed Election Form. A Letter of Transmittal will be deemed properly completed only if accompanied by certificates representing all shares of CKF Bancorp Common Stock to be converted thereby.

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(b)          At and after the Effective Time, each Certificate (except as specifically set forth in Section 2.5) shall represent only the right to receive the Merger Consideration.

(c)          Prior to the Effective Time, Kentucky First shall (i) reserve for issuance with its transfer agent and registrar a sufficient number of shares of Kentucky First Common Stock to provide for payment of the aggregate Stock Consideration and (ii) deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the holders of shares of CKF Bancorp Common Stock, for exchange in accordance with this Section 2.7, an amount of cash sufficient to pay the aggregate Cash Consideration.

(d)          The Letter of Transmittal shall (i) specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, (ii) be in a form and contain any other provisions as Kentucky First and CKF Bancorp may reasonably determine and (iii) include instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon the proper surrender of the Certificates to the Exchange Agent, together with a properly completed and duly executed Letter of Transmittal, the holder of such Certificates shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Kentucky First Common Stock that such holder has the right to receive pursuant to Sections 2.5 and 2.6, if any, and a check in the amount equal to the cash that such holder has the right to receive pursuant to Sections 2.5 and 2.6, if any (including any cash in lieu of fractional shares, if any, that such holder has the right to receive pursuant to Sections 2.5 and 2.6, and any dividends or other distributions to which such holder is entitled pursuant to Sections 2.5 and 2.6). Certificates so surrendered shall forthwith be canceled. As soon as practicable following receipt of the properly completed Letter of Transmittal and any necessary accompanying documentation, the Exchange Agent shall distribute Kentucky First Common Stock and cash as provided herein. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the shares of Kentucky First Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares for the account of the persons entitled thereto. If there is a transfer of ownership of any shares of CKF Bancorp Common Stock not registered in the transfer records of CKF Bancorp, the Merger Consideration shall be issued to the transferee thereof if the Certificates representing such CKF Bancorp Common Stock are presented to the Exchange Agent, accompanied by all documents required, in the reasonable judgment of Kentucky First and the Exchange Agent, to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

(e)          No dividends or other distributions declared or made after the Effective Time with respect to Kentucky First Common Stock issued pursuant to this Agreement shall be remitted to any person entitled to receive shares of Kentucky First Common Stock hereunder until such person surrenders his or her Certificates in accordance with this Section 2.7. Upon the surrender of such person’s Certificates, such person shall be entitled to receive any dividends or other distributions, without interest thereon, which subsequent to the Effective Time had become payable but not paid with respect to shares of Kentucky First Common Stock represented by such person’s Certificates.

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(f)          The stock transfer books of CKF Bancorp shall be closed immediately upon the Effective Time and from and after the Effective Time there shall be no transfers on the stock transfer records of CKF Bancorp of any shares of CKF Bancorp Common Stock. If, after the Effective Time, Certificates are presented to Kentucky First, they shall be canceled and exchanged for the Merger Consideration deliverable in respect thereof pursuant to this Agreement in accordance with the procedures set forth in this Section 2.7.

(g)          Any portion of the aggregate amount of cash to be paid pursuant to Section 2.5, any dividends or other distributions to be paid pursuant to this Section 2.7 or any proceeds from any investments thereof that remains unclaimed by the stockholders of CKF Bancorp for 12 months after the Effective Time shall be repaid by the Exchange Agent to Kentucky First upon the written request of Kentucky First. After such request is made, any stockholders of CKF Bancorp who have not theretofore complied with this Section 2.7 shall look only to Kentucky First for the Merger Consideration deliverable in respect of each share of CKF Bancorp Common Stock such stockholder holds, as determined pursuant to Sections 2.5 and 2.6 of this Agreement, without any interest thereon. If outstanding Certificates are not surrendered prior to the date on which such payments would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by any abandoned property, escheat or other applicable laws, become the property of Kentucky First (and, to the extent not in its possession, shall be paid over to it), free and clear of all claims or interest of any person previously entitled to such claims. Notwithstanding the foregoing, neither the Exchange Agent nor any party to this Agreement (or any affiliate thereof) shall be liable to any former holder of CKF Bancorp Common Stock for any amount delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

(h)          Kentucky First and the Exchange Agent shall be entitled to rely upon CKF Bancorp’s stock transfer books to establish the identity of those persons entitled to receive the Merger Consideration, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any Certificate, Kentucky First and the Exchange Agent shall be entitled to deposit any Merger Consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

(i)          If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Exchange Agent or Kentucky First, the posting by such person of a bond in such amount as the Exchange Agent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to Sections 2.5 and 2.6.

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2.8         Effect on Outstanding Shares of Kentucky First Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any person, each share of common stock of Kentucky First issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of common stock of the Surviving Corporation and shall not be affected by the Merger.

2.9         Directors and Officers of Surviving Corporation After Effective Time. Immediately after the Effective Time, until their respective successors are duly elected or appointed and qualified, the directors and officers of the Surviving Corporation shall consist of the directors and officers of Kentucky First serving immediately prior to the Effective Time.

2.10       Charter and Bylaws. The charter of Kentucky First, as in effect immediately prior to the Effective Time, shall be the charter of the Surviving Corporation until thereafter amended in accordance with applicable law. The bylaws of Kentucky First, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with applicable law.

2.11       Treatment of Stock Options and Equity Plans. Prior to the Effective Time, CKF Bancorp’s Board of Directors shall adopt such resolutions or take such other actions as are required to provide for the cancellation of all outstanding options to acquire shares of CKF Bancorp Common Stock (each, a “CKF Bancorp Option”), whether or not vested, as of the Effective Time in exchange for a cash payment by CKF Bancorp in cash an amount equal to the product of (i) the number of shares of CKF Bancorp Common Stock subject to such option at the Effective Time and (ii) the amount by which the Cash Consideration exceeds the exercise price per share of such option, net of any cash which must be withheld under federal and state income and employment tax requirements. In the event that the exercise price of a CKF Bancorp Option is greater than the Cash Consideration, then at the Effective Time such CKF Bancorp Option shall be canceled without any payment made in exchange therefor. CKF Bancorp shall cause the termination, effective as of the Effective Time, of all CKF sponsored equity-based compensation plans and related trust arrangements, including the CKF Bancorp, Inc. Incentive Plan Trust.

2.12       Appraisal Rights. Notwithstanding any other provision of this Agreement to the contrary, shares of CKF Bancorp Common Stock that are outstanding immediately prior to the Effective Time and which are held by stockholders who shall have not voted in favor of the Merger or consented thereto in writing and who properly shall have demanded appraisal for the fair value for such shares in accordance with the DGCL (collectively, the “Dissenters’ Shares”) shall not be converted into or represent the right to receive the Merger Consideration. Such stockholders instead shall be entitled to such rights as are granted in accordance with the DGCL, except that all Dissenters’ Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or otherwise lost their appraisal rights under the DGCL shall thereupon be deemed to have been converted into and to have become exchangeable, as of the Effective Time, for the right to receive, without any interest thereon, the Merger Consideration upon surrender in the manner provided in Section 2.7 herein of the Certificate(s) that, immediately prior to the Effective Time, evidenced such shares. CKF Bancorp shall give Kentucky First (i) prompt notice of any written demands for appraisal rights, attempted withdrawals of demands for payment and any other instruments served pursuant to the DGCL and received by CKF Bancorp relating to Dissenters’ Shares, and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands under the DGCL consistent with the obligations of CKF Bancorp thereunder. CKF Bancorp shall not, except with the prior written consent of Kentucky First, (x) make any payment with respect to such demand, (y) offer to settle or settle any demand for payment of fair value or (z) waive any failure to timely deliver a written demand for payment of fair value or timely take any other action to perfect appraisal rights in accordance with the DGCL.

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2.13       Bank Merger. Immediately following the Effective Time, it is anticipated that Central Kentucky Federal will merge with and into First Federal of Frankfort (the “Bank Merger”) in accordance with the terms of the Plan of Bank Merger, in the form attached hereto as Exhibit B. Pursuant to the Bank Merger, the separate corporate existence of Central Kentucky Federal shall cease and First Federal of Frankfort shall be the surviving corporation and continue its corporate existence under the laws of the United States.

2.14       Alternative Structure. Notwithstanding anything to the contrary contained in this Agreement, prior to the Effective Time, Kentucky First may specify that the structure of the transactions contemplated by this Agreement be revised and the parties shall enter into such alternative transactions as Kentucky First may reasonably determine to effect the purposes of this Agreement; provided, however, that such revised structure (i) shall not alter or change the amount, value or kind of the Merger Consideration or (ii) is not likely to materially impede or delay the receipt of any regulatory approval referred to in, or the consummation of the transactions contemplated by, this Agreement , or (iii) shall not result in adverse Federal or state income tax consequences to CKF Bancorp stockholders as a result of the modification. In the event that Kentucky First elects to make such a revision, the parties agree to execute appropriate documents to reflect the revised structure.

2.15       Absence of Control. Subject to any specific provisions of this Agreement, it is the intent of the parties hereto that Kentucky First by reason of this Agreement shall not be deemed (until consummation of the transactions contemplated hereby) to control, directly or indirectly, CKF Bancorp or Central Kentucky Federal or to exercise, directly or indirectly, a controlling influence over the management or policies of CKF Bancorp or Central Kentucky Federal.

ARTICLE III

Representations and Warranties

3.1         Disclosure Letters. Prior to the execution and delivery of this Agreement each of Kentucky First and the CKF Parties have delivered to the other a letter (each, its “Disclosure Letter”) setting forth, among other things, facts, circumstances and events the disclosure of which is required or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more of their respective representations and warranties contained in Section 3.2 or Section 3.3, as applicable, or to one or more of its covenants contained in Articles IV or V (and making specific reference to the Section of this Agreement to which they relate). Disclosure in any paragraph of the Disclosure Letter shall apply only to the indicated Section of this Agreement except to the extent that it is reasonably clear on the face of such disclosure that it is relevant to another paragraph of the Disclosure Letter or another Section of this Agreement.

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3.2         Representations and Warranties of CKF Bancorp and Central Kentucky Federal. CKF Bancorp and Central Kentucky Federal represent and warrant to Kentucky First that, except as disclosed in CKF Bancorp’s Disclosure Letter:

(a)          Organization and Qualification. CKF Bancorp is a corporation duly organized and validly existing under the DGCL, and is duly registered as a savings and loan holding company under the HOLA. CKF Bancorp has all requisite corporate power and authority to own, lease and operate its properties and to conduct the business currently being conducted by it. CKF Bancorp is duly qualified or licensed as a foreign corporation to transact business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Affect on CKF Bancorp. CKF Bancorp engages only in activities (and holds properties only of the types) permitted to savings and loan holding companies by the HOLA and the rules and regulations of the Federal Reserve thereunder.

(b)          Subsidiaries.

(i)          CKF Bancorp’s Disclosure Letter sets forth with respect to each of CKF Bancorp’s direct and indirect Subsidiaries its jurisdiction of incorporation, CKF Bancorp’s percentage ownership, the number of shares of stock owned or controlled by CKF Bancorp and the name and number of shares held by any other person who owns any stock of the Subsidiary. CKF Bancorp owns of record and beneficially all the capital stock of each of its Subsidiaries free and clear of any Liens. There are no contracts, commitments, agreements or understandings relating to CKF Bancorp’s right to vote or dispose of any equity securities of its Subsidiaries. CKF Bancorp’s ownership interest in each of its Subsidiaries is in compliance with all applicable laws, rules and regulations relating to equity investments by savings and loan holding companies or federal savings associations.

(ii)         Each of CKF Bancorp’s Subsidiaries is a corporation duly organized and validly existing under the laws of its jurisdiction of incorporation, has all requisite corporate power and authority to own, lease and operate its properties and to conduct the business currently being conducted by it and is duly qualified or licensed as a foreign corporation to transact business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Affect on such Subsidiary.

(iii)        The outstanding shares of capital stock, if any, of each Subsidiary have been validly authorized and are validly issued, fully paid and nonassessable. No shares of capital stock of any Subsidiary of CKF Bancorp are or may be required to be issued by virtue of any options, warrants or other rights, no securities exist that are convertible into or exchangeable for shares of such capital stock or any other debt or equity security of any Subsidiary, and there are no contracts, commitments, agreements or understandings of any kind for the issuance of additional shares of capital stock or other debt or equity security of any Subsidiary or options, warrants or other rights with respect to such securities.

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(iv)        Central Kentucky Federal is a Federally chartered savings bank, validly existing and in good standing under the laws of the United States. No Subsidiary of CKF Bancorp other than Central Kentucky Federal is an “insured depository institution” as defined in the Federal Deposit Insurance Act, as amended, and the applicable regulations thereunder. The deposits of Central Kentucky Federal are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid by Central Kentucky Federal when due. Central Kentucky Federal is a member in good standing of the Federal Home Loan Bank of Cincinnati.

          (c)       Capital Structure.

(i)          The authorized capital stock of CKF Bancorp consists of 4,000,000 shares of CKF Bancorp Common Stock, par value $.01 per share, and 100,000 shares of serial preferred stock, par value $.01 per share.

(ii)         As of the date of this Agreement: (A) 1,225,802 shares of CKF Bancorp Common Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable and were issued in full compliance with all applicable federal and state securities laws, and no shares of CKF Bancorp preferred stock are outstanding; and (B) 20,000 shares of CKF Bancorp Common Stock are reserved for issuance pursuant to outstanding CKF Bancorp Options.

(iii)        774,198 shares of CKF Bancorp Common Stock are held in treasury by CKF Bancorp or otherwise directly or indirectly owned by CKF Bancorp;

(iv)        Set forth in CKF Bancorp’s Disclosure Letter is a complete and accurate list of all outstanding CKF Bancorp Options, including the names of the optionees, dates of grant, exercise prices, dates of vesting, dates of termination, shares subject to each grant and whether stock appreciation, limited or other similar rights were granted in connection with such options.

(v)         No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders of CKF Bancorp may vote are issued or outstanding.

(vi)        Except as set forth in this Section 3.2(c), as of the date of this Agreement, (A) no shares of capital stock or other voting securities of CKF Bancorp are issued, reserved for issuance or outstanding and (B) none of CKF Bancorp or any of its Subsidiaries has or is bound by any outstanding subscriptions, options, warrants, calls, rights, convertible securities, commitments or agreements of any character obligating CKF Bancorp or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, any additional shares of capital stock of CKF Bancorp or any of its Subsidiaries (including any rights plan or agreement) or obligating CKF Bancorp or and of its Subsidiaries to grant, extend or enter into any such option, warrant, call, right, convertible security, commitment or agreement. As of the date hereof, there are no outstanding securities or instruments that contain any redemption or similar provisions, and there are no outstanding contractual obligations of CKF Bancorp or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of CKF Bancorp or any of its Subsidiaries.

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(d)          Authority.

(i)          CKF Bancorp has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate actions on the part of CKF Bancorp’s Board of Directors, and no other corporate proceedings on the part of CKF Bancorp are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement other than the approval and adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of CKF Bancorp Common Stock entitled to vote. CKF Bancorp’s Board of Directors has determined that this Agreement is advisable and has directed that this Agreement be submitted to CKF Bancorp’s stockholders for approval and adoption and has unanimously adopted a resolution to the foregoing effect and recommended that the stockholders adopt this Agreement. This Agreement has been duly and validly executed and delivered by CKF Bancorp and constitutes a valid and binding obligation of CKF Bancorp, enforceable against CKF Bancorp in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally and to general principles of equity, whether applied in a court of law or a court of equity.

(ii)         Central Kentucky Federal has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate actions on the part of Central Kentucky Federal’s Board of Directors, and no other corporate proceedings on the part of Central Kentucky Federal are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement other than the approval and adoption of the Bank Plan of Merger by CKF Bancorp as the sole stockholder of Central Kentucky Federal. This Agreement has been duly and validly executed and delivered by Central Kentucky Federal and constitutes a valid and binding obligation of Central Kentucky Federal, enforceable against Central Kentucky Federal in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally and to general principles of equity, whether applied in a court of law or a court of equity.

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(e)          No Violations. The execution, delivery and performance of this Agreement by CKF Bancorp and Central Kentucky Federal do not, and the consummation of the transactions contemplated by this Agreement will not, (i) assuming that the consents, approvals and filings referred to in Section 3.2(f) have been obtained and the applicable waiting periods have expired, violate any law, rule or regulation or any judgment, decree, order, governmental permit or license to which CKF Bancorp or any of its Subsidiaries (or any of their respective properties) is subject, (ii) violate the certificate of incorporation or bylaws of CKF Bancorp or the similar organizational documents of any of its Subsidiaries or (iii) constitute a breach or violation of, or a default under (or an event which, with due notice or lapse of time or both, would constitute a default under), or result in the termination of, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of CKF Bancorp or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, indenture, deed of trust, loan agreement or other agreement, instrument or obligation to which CKF Bancorp or any of its Subsidiaries is a party, or to which any of their respective properties or assets may be subject except, in the case of (iii), for any such breaches, violations or defaults that would not, individually or in the aggregate, have a Material Adverse Effect on CKF Bancorp.

(f)          Consents and Approvals. Except for (i) filings of applications and notices with the OCC and the Federal Reserve and approval of or non-objection to such applications, filings and notices, (ii) the filing of the Certificate of Merger with the Federal Reserve pursuant to the HOLA and with the Secretary of State of the State of Delaware pursuant to the DGCL, (iii) filing of the Registration Statement and the declaration of effectiveness of the Registration Statement by the SEC, and such proxy solicitation materials and reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, and (iv) receipt of any approvals, non-objections or declarations of effectiveness required by the Federal Reserve and/or the OCC with respect to the prospectus contained in the Registration Statement and with respect to the proxy solicitation materials, no consents or approvals of, or filings or registrations with, any Governmental Entity or any third party are required to be made or obtained by CKF Bancorp or its Subsidiaries in connection with the execution and delivery by CKF Bancorp and Central Kentucky Federal of this Agreement or the consummation by CKF Bancorp and Central Kentucky Federal of the Merger and the other transactions contemplated by this Agreement, including the Bank Merger. As of the date hereof, CKF Bancorp and Central Kentucky Federal have no knowledge of any reason pertaining to CKF Bancorp and its Subsidiaries why any of the approvals referred to in this Section 3.2(f) should not be obtained without the imposition of any material condition or restriction described in Section 6.1(b).

(g)          Governmental Filings. CKF Bancorp and each of its Subsidiaries has filed all reports, schedules, registration statements and other documents that it has been required to file since January 1, 2008 with the OTS, the OCC, the FDIC or any other Governmental Regulator (collectively, “CKF Reports”). No administrative actions have been taken or threatened or orders issued in connection with any of the CKF Reports. As of their respective dates, each of the CKF Reports complied in all material respects with all laws or regulations under which it was filed (or was amended so as to be in compliance promptly following discovery of such noncompliance). Any financial statement contained in any of the CKF Reports fairly presented in all material respects the financial position of CKF Bancorp on a consolidated basis, CKF Bancorp alone or each of CKF Bancorp’s Subsidiaries alone, as the case may be, and was prepared in accordance with GAAP or applicable regulations.

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(h)          Financial Statements. CKF Bancorp and Central Kentucky Federal have previously provided copies of the (i) audited consolidated balance sheet of CKF Bancorp and its Subsidiaries as of December 31, 2010 and 2009 and the related consolidated statements for income for each of the years in the two-year period ended December 31, 2010 together with the notes thereto, accompanied by the audit reports of CKF Bancorp’s independent public accountants for those periods and (ii) the interim unaudited consolidated balance sheet of CKF Bancorp and its Subsidiaries as June 30, 2011 and the related unaudited consolidated statements of income and changes in stockholders’ equity. Such financial statements were prepared from the books and records of CKF Bancorp and its Subsidiaries, fairly present the consolidated financial position of CKF Bancorp and its Subsidiaries in each case at and as of the dates indicated and, except as otherwise set forth in the notes thereto, were prepared in accordance with GAAP consistently applied throughout the periods covered thereby; provided, however, that the unaudited financial statements for interim periods are subject to normal year-end adjustments (which will not be material individually or in the aggregate) and lack a statement of cash flows and footnotes. The books and records of CKF Bancorp and its Subsidiaries have been, and are being, maintained in all respects in accordance with GAAP and any other legal and accounting requirements and reflect only actual transactions.

(i)          Undisclosed Liabilities. None of CKF Bancorp or any of its Subsidiaries has incurred any debt, liability or obligation of any nature whatsoever (whether accrued, contingent, absolute or otherwise and whether due or to become due) other than liabilities reflected on or reserved against in the consolidated balance sheet of CKF Bancorp as of December 31, 2010, except for (i) liabilities incurred since December 31, 2010 in the ordinary course of business consistent with past practice that, either alone or when combined with all similar liabilities, have not had, and would not reasonably be expected to have, a Material Adverse Effect on CKF Bancorp and (ii) liabilities incurred for legal, accounting, financial advising fees and out-of-pocket expenses in connection with the transactions contemplated by this Agreement.

(j)          Absence of Certain Changes or Events. Since December 31, 2010, except as set forth in CKF Bancorp’s Disclosure Letter:

(i)         CKF Bancorp and its Subsidiaries have conducted their respective businesses only in the ordinary and usual course of such businesses consistent with their past practices;

(ii)         there has not been any event or occurrence that has had, or is reasonably expected to have, a Material Adverse Effect on CKF Bancorp;

(iii)        except for supplies or equipment purchased in the ordinary course of business, neither CKF Bancorp nor Central Kentucky Federal have made any capital expenditures exceeding individually or in the aggregate $10,000;

(iv)        there has not been any write-down or charge-off by Central Kentucky Federal in excess of $25,000 with respect to any of its Loans or other real estate owned;

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(v)         there has not been any sale, assignment or transfer of any assets by CKF Bancorp or Central Kentucky Federal in excess of $10,000 other than in the ordinary course of business or pursuant to a contract or agreement disclosed in CKF Bancorp’s Disclosure Letter;

(vi)         there has been no increase in the salary, compensation, pension or other benefits payable or to become payable by CKF Bancorp or Central Kentucky Federal to any of their respective directors, officers or employees, other than in conformity with the policies and practices of such entity in the usual and ordinary course of its business;

(vii)        neither CKF Bancorp nor any of its Subsidiaries has paid or made any accrual or arrangement for payment of bonuses or special compensation of any kind or any severance or termination pay to any of their directors, officers or employees;

(viii)       there has been no change in any accounting principles, practices or methods of CKF Bancorp or any of its Subsidiaries has other than as required by GAAP; and

(ix)         None of CKF Bancorp or any of its Subsidiaries have taken any action that would be prohibited by clauses (b)(i), (c), (e), (h), (i)(ii), (i)(iii), (j), (k) or (o) of Section 4.1 if taken after the date hereof.

(k)          Litigation. There are no suits, actions or legal, administrative or arbitration proceedings pending or, to the knowledge of CKF Bancorp or Central Kentucky Federal, threatened against or affecting CKF Bancorp or any of its Subsidiaries or any property or asset of CKF Bancorp or any of its Subsidiaries that (i) are seeking damages or declaratory relief against CKF Bancorp or any of its Subsidiaries, (ii) challenge the validity or propriety of the transactions contemplated by this Agreement, or (iii) involve a Governmental Entity. There are no judgments, decrees, injunctions, orders or rulings of any Governmental Entity or arbitrator outstanding against CKF Bancorp or any of its Subsidiaries or the assets of CKF Bancorp or any of its Subsidiaries (or that, upon consummation of the Merger and the Bank Merger, would apply to Kentucky First or any of its Subsidiaries).

(l)          Absence of Regulatory Actions. Except as set forth in CKF Bancorp’s Disclosure Letter, since January 1, 2006, neither CKF Bancorp nor any of its Subsidiaries has been a party to any cease and desist order, written agreement or memorandum of understanding with, or any commitment letter or similar undertaking to, or has been subject to any action, proceeding, order or directive by any Governmental Entity, or has adopted any board resolutions at the request of any Governmental Entity, or has been advised by any Governmental Entity that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such action, proceeding, order, directive, written agreement, memorandum of understanding, commitment letter, board resolutions or similar undertaking. Except as set forth in CKF Bancorp’s Disclosure Letter, there are no unresolved violations, criticisms or exceptions by any Governmental Entity with respect to any report or statement relating to any examinations of CKF Bancorp or it Subsidiaries.

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(m)          Compliance with Laws. CKF Bancorp and each of its Subsidiaries its Subsidiaries conduct their business in compliance with all statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, except where noncompliance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on CKF Bancorp. Since December 31, 2010, (i) there have been no subpoenas, written demands, or document requests received by CKF Bancorp or any of its Subsidiaries from any Governmental Entity and (ii) no Governmental Entity has requested that CKF Bancorp or any of its Subsidiaries enter into a settlement negotiation or tolling agreement with respect to any matter related to any such subpoena, written demand, or document request. CKF Bancorp and each of its Subsidiaries has all permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities that are required in order to permit it to carry on their business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect, and, to the knowledge of CKF Bancorp and Central Kentucky Federal, no suspension or cancellation of any of them is threatened. Neither CKF Bancorp nor any of its Subsidiaries has been given notice or been charged with any violation of, any law, ordinance, regulation, order, writ, rule, decree or condition to approval of any Governmental Entity which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on CKF Bancorp.

(n)          Taxes. All federal, state, local and foreign Tax returns required to be filed by or on behalf of CKF Bancorp or any of its Subsidiaries has been timely filed or requests for extensions have been timely filed and any such extension shall have been granted and not have expired, and all such filed returns are complete and accurate in all material respects. All Taxes shown on such returns, all Taxes required to be shown on returns for which extensions have been granted and all other taxes required to be paid by CKF Bancorp or any of its Subsidiaries has been paid in full or adequate provision has been made for any such Taxes on CKF Bancorp’s balance sheet (in accordance with GAAP). There is no audit examination, deficiency assessment, tax investigation or refund litigation with respect to any Taxes of CKF Bancorp or any of its Subsidiaries, and no claim has been made in writing by any authority in a jurisdiction where CKF Bancorp or any of its Subsidiaries does not file Tax returns that CKF Bancorp or any such Subsidiary is subject to taxation in that jurisdiction. All Taxes, interest, additions and penalties due with respect to completed and settled examinations or concluded litigation relating to CKF Bancorp or any of its Subsidiaries has been paid in full or adequate provision has been made for any such Taxes on CKF Bancorp’s balance sheet (in accordance with GAAP). None of CKF Bancorp or any of its Subsidiaries has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due that is currently in effect. CKF Bancorp and each of its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and CKF Bancorp and Central Kentucky Federal have timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the IRC and similar applicable state and local information reporting requirements. Neither CKF Bancorp nor any of its Subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or would result, individually or in the aggregate, in connection with this Agreement in the payment of any “excess parachute payments” within the meaning of Section 280G of the IRC and neither CKF Bancorp nor any of its Subsidiaries has made any payments or is not a party to any agreement, and does not maintain any plan, program or arrangement, that could require it to make any payments (including any deemed payment of compensation upon the exercise of a CKF Bancorp Option or upon the issuance of any CKF Bancorp Common Stock), that would not be fully deductible by reason of Section 162(m) of the IRC.

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(o)          Agreements.

(i)          CKF Bancorp and Central Kentucky Federal have previously delivered to Kentucky First, and CKF Bancorp’s Disclosure Letter lists, any contract, arrangement, commitment or understanding (whether written or oral) to which CKF Bancorp or any of its Subsidiaries is a party or is bound:

(A)         with any executive officer or other key employee of CKF Bancorp or any of its Subsidiaries the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving CKF Bancorp or any of its Subsidiaries of the nature contemplated by this Agreement;

(B)         with respect to the employment of any directors, officers, employees or consultants;

(C)         any of the benefits of which will be increased, or the vesting or payment of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement (including any stock option plan, phantom stock or stock appreciation rights plan, restricted stock plan or stock purchase plan);

(D)         that (1) contains a non-compete or client or customer non-solicit requirement or any other provision that restricts the conduct of, or the manner of conducting, any line of business of CKF Bancorp or any of its Subsidiaries (or, following the consummation of the transactions contemplated hereby, Kentucky First or any of its Subsidiaries), (2) obligates CKF Bancorp or any of its affiliates (or, following the consummation of the transactions contemplated hereby, Kentucky First or any of its Subsidiaries) to conduct business with any third party on an exclusive or preferential basis, or (3) requires referrals of business or requires CKF Bancorp or any of its Subsidiaries to make available investment opportunities to any person on a priority or exclusive basis;

(E)         pursuant to which CKF Bancorp or any of its Subsidiaries may become obligated to invest in or contribute capital to any entity;

(F)         that relates to borrowings of money (or guarantees thereof) by CKF Bancorp or any of its Subsidiaries in excess of $50,000, other than advances from the Federal Home Loan Bank of Cincinnati;

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(G)         that relates to a joint venture, partnership, limited liability company agreement or other similar agreement or arrangement, or to the formation, creation or operation, management or control of any partnership or joint venture with any third parties;

(H)         that relates to an acquisition, divestiture, merger or similar transaction and which contains representations, covenants, indemnities or other obligations (including indemnification, “earn-out” or other contingent obligations) that are still in effect,

(I)         which is a lease or license with respect to any property, real or personal, whether as landlord, tenant, licensor or licensee, involving a liability or obligation as obligor in excess of $25,000 on an annual basis;

(J)         which is a consulting agreement or data processing, software programming or licensing contract involving the payment of more than $25,000 per annum; or

(K)         which is not of the type described in clauses (A) through (J) above and which involved payments by, or to, CKF Bancorp or any of its Subsidiaries in fiscal year ended December 31, 2010, or which could reasonably be expected to involve such payments during fiscal year ending December 31, 2011, of more than $25,000 (excluding Loans) or the termination of which would require payment by CKF Bancorp or any of its Subsidiaries in excess of $25,000.

(ii)         Neither CKF Bancorp nor any of its Subsidiaries is in default under (and no event has occurred which, with due notice or lapse of time or both, would constitute a default under) or is in violation of any provision of any note, bond, indenture, mortgage, deed of trust, loan agreement, lease or other agreement to which it is a party or by which it is bound or to which any of its respective properties or assets is subject and, to the knowledge of CKF Bancorp and Central Kentucky Federal, no other party to any such agreement (excluding any loan or extension of credit made by CKF Bancorp or Central Kentucky Federal) is in default in any respect thereunder, except for such defaults or violations that would not, individually or in the aggregate, have a Material Adverse Effect on CKF Bancorp.

(p)          Intellectual Property. CKF Bancorp and each of its Subsidiaries owns or possesses valid and binding licenses and other rights to use without payment all patents, copyrights, trade secrets, trade names, service marks and trademarks material to its business. CKF Bancorp’s Disclosure Letter sets forth a complete and correct list of all material trademarks, trade names, service marks and copyrights owned by or licensed to CKF Bancorp or any of its Subsidiaries for use in its business, and all licenses and other agreements relating thereto and all agreements relating to third party intellectual property that CKF Bancorp or any of its Subsidiaries is licensed or authorized to use in its business, including without limitation any software licenses (collectively, the “Intellectual Property”). With respect to each item of Intellectual Property owned by CKF Bancorp or any of its Subsidiaries, the owner possesses all right, title and interest in and to the item, free and clear of any Lien. With respect to each item of Intellectual Property that CKF Bancorp or any of its Subsidiaries is licensed or authorized to use, the license, sublicense or agreement covering such item is legal, valid, binding, enforceable and in full force and effect. Neither CKF Bancorp nor any of its Subsidiaries has received any charge, complaint, claim, demand or notice alleging any interference, infringement, misappropriation or violation with or of any intellectual property rights of a third party (including any claims that CKF Bancorp or any of its Subsidiaries must license or refrain from using any intellectual property rights of a third party). To the knowledge of CKF Bancorp and Central Kentucky Federal, neither CKF Bancorp nor any of its Subsidiaries has interfered with, infringed upon, misappropriated or otherwise come into conflict with any intellectual property rights of third parties, and, to the knowledge of CKF Bancorp and Central Kentucky Federal, no third party has interfered with, infringed upon, misappropriated or otherwise come into conflict with any intellectual property rights of CKF Bancorp or any of its Subsidiaries.

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(q)          Labor Matters.

(i)          CKF Bancorp and its Subsidiaries are in material compliance with all applicable laws respecting employment, retention of independent contractors, employment practices, terms and conditions of employment, and wages and hours. Neither CKF Bancorp nor any of its Subsidiaries is or has ever been a party to, or is or has ever been bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization with respect to its employees, nor is CKF Bancorp or any of its Subsidiaries the subject of any proceeding asserting that it has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages and conditions of employment nor, to the knowledge of CKF Bancorp and Central Kentucky Federal, has any such proceeding been threatened, nor is there any strike, other labor dispute or organizational effort involving CKF Bancorp or any of its Subsidiaries pending or, to the knowledge of CKF Bancorp or Central Kentucky Federal, threatened.

(ii)         CKF Bancorp’s Disclosure Letter identifies (A) all present employees (including any leased or temporary employees) of CKF Bancorp and its Subsidiaries and any consultants or independent contractors providing services to CKF Bancorp or any of its Subsidiaries; (B) each employee’s, consultant’s or independent contractor’s current rate of compensation; and (C) each employee’s accrued vacation, sick leave or personal leave if applicable. CKF Bancorp’s Disclosure Letter also names any employee who is absent from work due to a leave of absence (including but not limited to, in accordance with the requirements of the Family and Medical Leave Act or the Uniformed Services Employment and Reemployment Rights Act) or a work-related injury, or who is receiving workers’ compensation or disability compensation. There are no unpaid wages, bonuses or commissions owed to any employee (other than those not yet due).

(r)          Employee Benefit Plans.

(i)          CKF Bancorp’s Disclosure Letter contains a complete and accurate list of all pension, retirement, stock option, stock purchase, stock ownership, savings, stock appreciation right, profit sharing, deferred compensation, consulting, bonus, group insurance, severance and other benefit plans, contracts, agreements and arrangements, including, but not limited to, “employee benefit plans,” as defined in Section 3(3) of ERISA, incentive and welfare policies, contracts, plans and arrangements and all trust agreements related thereto with respect to any present or former directors, officers or other employees of CKF Bancorp or any of its Subsidiaries (hereinafter referred to collectively as the “CKF Bancorp Employee Plans”). CKF Bancorp and Central Kentucky Federal previously delivered or made available to Kentucky First true and complete copies of each agreement, plan and other documents referenced in CKF Bancorp’s Disclosure Letter, along with, where applicable, copies of the IRS Form 5500 for the most recently completed year. There has been no announcement or commitment by CKF Bancorp or any of its Subsidiaries to create an additional CKF Bancorp Employee Plan, or to amend any CKF Bancorp Employee Plan, except for amendments required by applicable law or which do not materially increase the cost of such CKF Bancorp Employee Plan.

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(ii)         There is no pending or, to the knowledge of CKF Bancorp and Central Kentucky Federal, threatened litigation, administrative action or proceeding relating to any CKF Bancorp Employee Plan. All of the CKF Bancorp Employee Plans comply in all material respects with all applicable requirements of ERISA, the IRC and other applicable laws. There has occurred no “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the IRC) with respect to the CKF Bancorp Employee Plans which is likely to result in the imposition of any penalties or taxes upon CKF Bancorp or any of its Subsidiaries under Section 502(i) of ERISA or Section 4975 of the IRC. To the knowledge of CKF Bancorp and Central Kentucky Federal, all CKF Bancorp Employee Plans that are subject to Section 404A of the IRC comply in form and in operation with Section 409A of the IRC.

(iii)        No liability to the Pension Benefit Guarantee Corporation has been or is expected by CKF Bancorp or any of its Subsidiaries to be incurred with respect to any CKF Bancorp Employee Plan which is subject to Title IV of ERISA (“CKF Bancorp Pension Plan”), or with respect to any “single-employer plan” (as defined in Section 4001(a) of ERISA) currently or formerly maintained by CKF Bancorp or any ERISA Affiliate. No CKF Bancorp Pension Plan had an “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, as of the last day of the end of the most recent plan year ending prior to the date hereof; the fair market value of the assets of each CKF Bancorp Pension Plan exceeds the present value of the “benefit liabilities” (as defined in Section 4001(a)(16) of ERISA) under such CKF Bancorp Pension Plan as of the end of the most recent plan year with respect to the respective CKF Bancorp Pension Plan ending prior to the date hereof, calculated on the basis of the actuarial assumptions used in the most recent actuarial valuation for such CKF Bancorp Pension Plan as of the date hereof; and no notice of a “reportable event” (as defined in Section 4043 of ERISA) for which the 30-day reporting requirement has not been waived has been required to be filed for any CKF Bancorp Pension Plan within the 12-month period ending on the date hereof. Neither CKF Bancorp nor any of its Subsidiaries has provided, or is required to provide, security to any CKF Bancorp Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the IRC. Neither CKF Bancorp, any of its Subsidiaries, nor any ERISA Affiliate has contributed to any “multiemployer plan,” as defined in Section 3(37) of ERISA.

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(iv)        Each CKF Bancorp Employee Plan that is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) and which is intended to be qualified under Section 401(a) of the IRC (a “CKF Bancorp Qualified Plan”) has received or applied for a current favorable determination letter from the IRS, and CKF Bancorp and Central Kentucky Federal are not aware of any circumstances likely to result in revocation of any such favorable determination letter. Each CKF Bancorp Qualified Plan that is an “employee stock ownership plan” (as defined in Section 4975(e)(7) of the IRC) has satisfied all of the applicable requirements of Sections 409 and 4975(e)(7) of the IRC and the regulations thereunder in all material respects and any assets of any such CKF Bancorp Qualified Plan that, as of the end of the plan year, are not allocated to participants’ individual accounts are pledged as security for, and may be applied to satisfy, any securities acquisition indebtedness.

(v)         No CKF Bancorp Employee Plan is a “multiple employer plan” (as defined in Section 4063 of ERISA).

(vi)        Neither CKF Bancorp nor any of its Subsidiaries has any obligations for post-retirement or post-employment benefits under any CKF Bancorp Employee Plan that cannot be amended or terminated upon 60 days’ notice or less without incurring any liability thereunder, except for coverage required by Part 6 of Title I of ERISA or Section 4980B of the IRC, or similar state laws, the cost of which is borne by the insured individuals.

(vii)       All contributions required to be made with respect to any CKF Bancorp Employee Plan by applicable law or regulation or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any CKF Bancorp Employee Plan, for any period through the date hereof have been timely made or paid in full, or to the extent not required to be made or paid on or before the date hereof, have been fully reflected in the financial statements of CKF Bancorp. Each CKF Bancorp Employee Plan that is an employee welfare benefit plan under Section 3(1) of ERISA either (A) is funded through an insurance company contract and is not a “welfare benefit fund” within the meaning of Section 419 of the IRC or (B) is unfunded.

(s)          Properties.

(i)          A list of all real property owned or leased by CKF Bancorp or a Subsidiary of CKF Bancorp is set forth in CKF Bancorp’s Disclosure Letter. CKF Bancorp and each of its Subsidiaries has good and marketable title to all real property owned by it (including any property acquired in a judicial foreclosure proceeding or by way of a deed in lieu of foreclosure or similar transfer), in each case free and clear of any Liens except (i) liens for taxes not yet due and payable and (ii) such easements, restrictions and encumbrances, if any, as are not material in character, amount or extent, and do not materially detract from the value, or materially interfere with the present use of the properties subject thereto or affected thereby. Each lease pursuant to which CKF Bancorp or any of its Subsidiaries as lessee, leases real or personal property is valid and in full force and effect and neither CKF Bancorp nor any of its Subsidiaries, nor, to CKF Bancorp’s or Central Kentucky Federal’s knowledge, any other party to any such lease, is in default or in violation of any material provisions of any such lease. CKF Bancorp and Central Kentucky Federal have previously delivered to Kentucky First a complete and correct copy of each such lease. All real property owned or leased by CKF Bancorp or a Subsidiary of CKF Bancorp are in a good state of maintenance and repair (normal wear and tear excepted), conform with all applicable ordinances, regulations and zoning laws and are considered by CKF Bancorp and Central Kentucky Federal to be adequate for the current business of CKF Bancorp and its Subsidiaries. To the knowledge of CKF Bancorp and Central Kentucky Federal, none of the buildings, structures or other improvements located on any real property owned or leased by CKF Bancorp or any of its Subsidiaries encroaches upon or over any adjoining parcel or real estate or any easement or right-of-way in a material respect.

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(ii)         CKF Bancorp and each of its Subsidiaries has good and marketable title to all tangible personal property owned by it, free and clear of all Liens except such Liens, if any, as are not material in character, amount or extent, and do not materially detract from the value, or materially interfere with the present use of the properties subject thereto or affected thereby. With respect to personal property used in the business of CKF Bancorp and its Subsidiaries that is leased rather than owned, neither CKF Bancorp nor any of its Subsidiaries is in default under the terms of any such lease.

(t)          Fairness Opinion. CKF Bancorp has received the opinion of RP Financial, LC. to the effect that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to CKF Bancorp’s stockholders.

(u)          Fees. Except as disclosed in Schedule 3.2(u) of CKF Bancorp’s Disclosure Letter, neither CKF Bancorp nor any of its Subsidiaries, nor any of their respective officers, directors, employees or agents, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, and no broker or finder has acted directly or indirectly for CKF Bancorp or any of its Subsidiaries in connection with this Agreement or the transactions contemplated hereby.

(v)         Environmental Matters.

(i)          Each of CKF Bancorp and its Subsidiaries, the Participation Facilities, and, to the knowledge of CKF Bancorp and Central Kentucky Federal, the Loan Properties are, and have been, in material compliance with all Environmental Laws.

(ii)         There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or, to the knowledge of CKF Bancorp and Central Kentucky Federal, threatened, before any court, governmental agency or board or other forum against CKF Bancorp or any of its Subsidiaries or any Participation Facility (A) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (B) relating to the presence of or release into the environment of any Hazardous Material, whether or not occurring at or on a site owned, leased or operated by CKF Bancorp or any of its Subsidiaries or any Participation Facility.

(iii)        To the knowledge of CKF Bancorp and Central Kentucky Federal, there is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or threatened before any court, governmental agency or board or other forum relating to or against any Loan Property (or CKF Bancorp or any of its Subsidiaries in respect of such Loan Property) (A) relating to alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (B) relating to the presence of or release into the environment of any Hazardous Material, whether or not occurring at a Loan Property.

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(iv)        Neither CKF Bancorp nor any of its Subsidiaries has received any notice, demand letter, executive or administrative order, directive or request for information from any Governmental Entity or any third party indicating that it may be in violation of, or liable under, any Environmental Law.

(v)         There are no underground storage tanks at any properties owned or operated by CKF Bancorp or any of its Subsidiaries or any Participation Facility. Neither CKF Bancorp nor any of its Subsidiaries nor, to the knowledge of CKF Bancorp and Central Kentucky Federal, any other person or entity, has closed or removed any underground storage tanks from any properties owned or operated by CKF Bancorp or any of its Subsidiaries or any Participation Facility.

(vi)        During the period of (A) CKF Bancorp’s or its Subsidiary’s ownership or operation of any of their respective current properties or (B) CKF Bancorp’s or its Subsidiary’s participation in the management of any Participation Facility, there has been no release of Hazardous Materials in, on, under or affecting such properties. To the knowledge of CKF Bancorp and Central Kentucky Federal, prior to the period of (A) CKF Bancorp’s or its Subsidiary’s ownership or operation of any of their respective current properties or (B) CKF Bancorp’s or its Subsidiary’s participation in the management of any Participation Facility, there was no contamination by or release of Hazardous Material in, on, under or affecting such properties except for releases of Hazardous Materials in quantities below the level at which they are regulated under any Environmental Law.

(w)          Loan Matters.

(i)          All Loans held by CKF Bancorp or any of its Subsidiaries were made in all material respects for good, valuable and adequate consideration in the ordinary course of the business, in accordance in all material respects with sound banking practices, and are not subject to any known defenses, setoffs or counterclaims, including without limitation any such as are afforded by usury or truth in lending laws, except as may be provided by bankruptcy, insolvency or similar laws or by general principles of equity. The notes or other evidences of indebtedness evidencing such Loans and all forms of pledges, mortgages and other collateral documents and security agreements are, in all material respects, enforceable, valid, true and genuine and what they purport to be.

(ii)         Neither the terms of any Loan, any of the documentation for any Loan, the manner in which any Loans have been administered and serviced, nor CKF Bancorp’s nor any of its Subsidiaries’ practices of approving or rejecting Loan applications, violate in any material respect any federal, state, or local law, rule or regulation applicable thereto, including, without limitation, the Truth In Lending Act, Regulations O and Z of the Federal Reserve Board, the CRA, the Equal Credit Opportunity Act, and any state laws, rules and regulations relating to consumer protection, installment sales and usury.

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(iii)        The allowance for loan losses reflected in CKF Bancorp’s audited balance sheet at December 31, 2010 was, and the allowance for loan losses shown on the balance sheets in the CKF Reports for periods ending after such date, in the opinion of management, was or will be adequate, as of the dates thereof.

(iv)        None of the agreements pursuant to which CKF Bancorp or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

(v)         (A) CKF Bancorp’s Disclosure Letter sets forth a list of all Loans as of the date hereof by the CKF Bancorp or Central Kentucky Federal to any directors, executive officers and principal shareholders (as such terms are defined in Regulation O of the Federal Reserve Board (12 C.F.R. Part 215)) of CKF Bancorp or Central Kentucky Federal, (B) there are no employee, officer, director or other affiliate Loans on which the borrower is paying a rate other than that reflected in the note or other relevant credit or security agreement or on which the borrower is paying a rate which was not in compliance with Regulation O and (C) all such Loans are and were originated in compliance in all material respects with all applicable laws.

(vi)        CKF Bancorp’s Disclosure Letter sets forth a listing, as of September 30, 2011, of all Loans (A) that are contractually past due ninety (90) days or more in the payment of principal and/or interest, (B) that are on non-accrual status, (C) that are classified as “Watch”, “Special Mention”, “Substandard”, “Doubtful”, “Loss” or words of similar import, (D) where a reasonable doubt exists as to the timely future collectability of principal and/or interest, whether or not interest is still accruing or the loans are less than ninety (90) days past due, (E) where the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the origination of the Loan due to concerns regarding the borrower’s ability to pay in accordance with the Loan’s original terms, and (F) where a specific reserve allocation exists in connection therewith.

(x)          Anti-takeover Provisions Inapplicable. CKF Bancorp and its Subsidiaries have taken all actions required to exempt Kentucky First the Banks, the Agreement, the Plan of Bank Merger, the Merger and the Bank Merger from any provisions of an antitakeover nature contained in their organizational documents, and the provisions of any federal or state “anti-takeover,” “fair price,” “moratorium,” “control share acquisition” or similar laws or regulations.

(y)          Material Interests of Certain Persons. Except as set forth in CKF Bancorp’s Disclosure Letter, no current or former officer or director of CKF Bancorp or any of its Subsidiaries, or any family member or affiliate of any such person, has any material interest, directly or indirectly, in any contract or property (real or personal), tangible or intangible, used in or pertaining to the business of CKF Bancorp or any of its Subsidiaries.

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(z)          Insurance. In the opinion of management of CKF Bancorp, CKF Bancorp and its Subsidiaries are presently insured for amounts deemed reasonable by management against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured. CKF Bancorp’s Disclosure Letter contains a list of all policies of insurance carried and owned by CKF Bancorp or any of its Subsidiaries showing the name of the insurance company and agent, the nature of the coverage, the policy limit, the annual premiums and the expiration date. All of the insurance policies and bonds maintained by CKF Bancorp and its Subsidiaries are in full force and effect, CKF Bancorp and its Subsidiaries are not in default thereunder, all premiums and other payments due under any such policy have been paid and all material claims thereunder have been filed in due and timely fashion.

(aa)         Investment Securities; Derivatives. Except as set forth in CKF Bancorp’s Disclosure Letter:

(i)          Except for restrictions that exist for securities that are classified as “held to maturity,” and except as set forth in CKF Bancorp’s Disclosure Letter, none of the investment securities held by CKF Bancorp or any of its Subsidiaries is subject to any restriction (contractual or statutory) that would materially impair the ability of the entity holding such investment freely to dispose of such investment at any time.

(ii)         Neither CKF Bancorp nor any of its Subsidiaries is a party to or has agreed to enter into an exchange-traded or over-the-counter equity, interest rate, foreign exchange or other swap, forward, future, option, cap, floor or collar or any other contract that is a derivative contract (including various combinations thereof) or owns securities that (A) are referred to generically as “structured notes,” “high risk mortgage derivatives,” “capped floating rate notes” or “capped floating rate mortgage derivatives” or (B) are likely to have changes in value as a result of interest or exchange rate changes that significantly exceed normal changes in value attributable to interest or exchange rate changes.

(bb)         Indemnification. Except as provided in the certificate of incorporation or bylaws of CKF Bancorp and the similar organizational documents of any of its Subsidiaries, neither CKF Bancorp nor any of its Subsidiaries is a party to any agreement that provides for the indemnification of any of its present or former directors, officers or employees, or other persons who serve or served as a director, officer or employee of another corporation, partnership or other enterprise at the request of CKF Bancorp or any of its Subsidiaries and, to the knowledge of CKF Bancorp and Central Kentucky Federal, there are no claims for which any such person would be entitled to indemnification under the certificate of incorporation or bylaws of CKF Bancorp or the similar organizational documents of any of its Subsidiaries, under any applicable law or regulation or under any indemnification agreement.

(cc)         Corporate Documents and Records. CKF Bancorp’s Disclosure Letter includes a complete and correct copy of the certificate of incorporation, bylaws and similar organizational documents of CKF Bancorp and each of its Subsidiaries, as in effect as of the date of this Agreement. Neither CKF Bancorp nor any of its Subsidiaries is in violation of its certificate of incorporation, bylaws or similar organizational documents. The minute books of CKF Bancorp and each of its Subsidiaries constitute a materially complete and correct record of all actions taken by their respective boards of directors (and each committee thereof) and their stockholders. The stock books of CKF Bancorp and its Subsidiaries contain complete and accurate records of the record share ownership of the issued and outstanding shares of stock thereof. CKF Bancorp and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

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(dd)         CKF Bancorp Information. The information regarding CKF Bancorp and its Subsidiaries to be supplied by CKF Bancorp for inclusion in the Registration Statement, any filings or approvals under applicable state securities laws or any filing pursuant to Rule 165 or Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(ee)         CRA, Anti-Money Laundering, OFAC and Customer Information Security. Central Kentucky Federal has received a rating of “Satisfactory” in its most recent examination or interim review with respect to the CRA. CKF Bancorp and Central Kentucky Federal are not aware of, have not been advised of, and have no reason to believe that any facts or circumstances exist that would cause Central Kentucky Federal or any other Subsidiary of CKF Bancorp: (i) to be deemed not to be in satisfactory compliance in any material respect with the CRA, and the regulations promulgated thereunder, or to be assigned a rating for CRA purposes by federal or state bank regulators of lower than “satisfactory”; or (ii) to be deemed to be operating in violation in any material respect of the Bank Secrecy Act, the USA PATRIOT Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (iii) to be deemed not to be in satisfactory compliance in any material respect with the applicable privacy of customer information requirements contained in any federal and state privacy laws and regulations, including without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and the regulations promulgated thereunder, as well as the provisions of the information security program adopted by Central Kentucky Federal. CKF Bancorp and Central Kentucky Federal are not aware of any facts or circumstances that would cause them to believe that any non-public customer information has been disclosed to or accessed by an unauthorized third party in a manner which would cause either CKF Bancorp or any of its Subsidiaries to undertake any remedial action. The board of directors of Central Kentucky Federal (or, where appropriate, of any other Subsidiary of CKF Bancorp) has adopted and implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that comply with Section 326 of the USA PATRIOT Act and such anti-money laundering program meets the requirements in all material respects of Section 352 of the USA PATRIOT Act, and the regulations thereunder, and Central Kentucky Federal has complied in all material respects with any requirements to file reports and other necessary (or such other Subsidiary of CKF Bancorp) documents as required by the USA PATRIOT Act and the regulations thereunder.

(ff)         Tax Treatment of the Merger. CKF Bancorp and Central Kentucky Federal have no knowledge of any fact or circumstance relating to either CKF Bancorp or its Subsidiaries that would prevent the transactions contemplated by this Agreement from qualifying as a reorganization under Section 368 of the IRC.

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3.3           Representations and Warranties of Kentucky First. Kentucky First represents and warrants to CKF Bancorp and Central Kentucky Federal that, except as set forth in Kentucky First’s Disclosure Letter:

(a)          Organization and Qualification. Kentucky First is a corporation duly organized, validly existing and in good standing under the laws of the United States, and is duly registered with the Federal Reserve as a savings and loan holding company under the HOLA. Kentucky First has all requisite corporate power and authority to own, lease and operate its properties and to conduct the business currently being conducted by it. Kentucky First is duly qualified or licensed as a foreign corporation to transact business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Affect on Kentucky First. Kentucky First engages only in activities (and holds properties only of the types) permitted to savings and loan holding companies by the HOLA and the rules and regulations of the Federal Reserve.

(b)          Subsidiaries.

(i)          Kentucky First owns of record and beneficially all the capital stock of each of its Subsidiaries free and clear of any Liens. There are no contracts, commitments, agreements or understandings relating to Kentucky First’s right to vote or dispose of any equity securities of its Subsidiaries. Kentucky First’s ownership interest in each of its Subsidiaries is in compliance with all applicable laws, rules and regulations relating to equity investments by subsidiary holding companies or federal savings associations.

(ii)         Each of Kentucky First’s Subsidiaries is a corporation or federal savings association duly organized and validly existing and in good standing under the laws of its jurisdiction of incorporation, has all requisite corporate power and authority to own, lease and operate its properties and to conduct the business currently being conducted by it and is duly qualified or licensed as a foreign corporation to transact business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Affect on such Subsidiary.

(iii)        The outstanding shares of capital stock, if any, of each Subsidiary have been validly authorized and are validly issued, fully paid and nonassessable. No shares of capital stock of any Subsidiary of Kentucky First are or may be required to be issued by virtue of any options, warrants or other rights, no securities exist that are convertible into or exchangeable for shares of such capital stock or any other debt or equity security of any Subsidiary, and there are no contracts, commitments, agreements or understandings of any kind for the issuance of additional shares of capital stock or other debt or equity security of any Subsidiary or options, warrants or other rights with respect to such securities.

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(iv)        Each of the Banks engages only in activities (and holds properties only of the types) permitted by the HOLA and the rules and regulations of the OCC promulgated thereunder. No Subsidiary of Kentucky First other than the Banks is an “insured depository institution” as defined in the Federal Deposit Insurance Act, as amended, and the applicable regulations thereunder. The deposits of each of the Banks are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid by each of the Banks when due. Each of the Banks is a member in good standing of the Federal Home Loan Bank of Cincinnati.

(c)          Capital Structure.

(i)          The authorized capital stock of Kentucky First consists of: (A) 20,000,000 shares of Kentucky First Common Stock, par value $.01 per share; and (B) 500,000 shares of preferred stock, par value $.01 per share.

(ii)         As of the date of this Agreement, (A) 7,784,689 shares of Kentucky First Common Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable and were issued in full compliance with all applicable laws; (B) no shares of Kentucky First preferred stock are issued and outstanding; and (C) 43,986 shares of Kentucky First Common Stock are reserved for issuance pursuant to outstanding grants or awards under Kentucky First’s stock-based benefit plans.

(iii)        The shares of Kentucky First Common Stock to be issued in exchange for shares of CKF Bancorp Common Stock upon consummation of the Merger in accordance with this Agreement have been duly authorized and when issued in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable and subject to no preemptive rights.

(iv)        811,375 shares of Kentucky First Common Stock are held in treasury by Kentucky First or otherwise directly or indirectly owned by Kentucky First.

(d)          Authority. Kentucky First, has all requisite corporate power and authority to enter into this Agreement, to perform their respective obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Kentucky First, and the consummation of the transactions contemplated by this Agreement by it, have been duly authorized by all necessary corporate actions on the part of the Board of Directors of Kentucky First, and no other corporate proceedings on the part of Kentucky First are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by Kentucky First and constitutes the valid and binding obligation of Kentucky First, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally and to general principles of equity, whether applied in a court of law or a court of equity.

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(e)          No Violations. The execution, delivery and performance of this Agreement by Kentucky First and the Plan of Bank Merger by First Federal of Frankfort, do not, and the consummation of the transactions contemplated by this Agreement will not, (i) assuming all the consents, approvals and filings referred to in Section 3.3(f) have been made and obtained and the applicable waiting periods have expired, violate any law, rule or regulation or any judgment, decree, order, governmental permit or license to which Kentucky First or any of its Subsidiaries (or any of their respective properties) is subject, (ii) violate the certificate of incorporation, charter or bylaws of Kentucky First or the similar organizational documents of any of Kentucky First’s Subsidiaries or (iii) constitute a breach or violation of, or a default under (or an event which, with due notice or lapse of time or both, would constitute a default under), or result in the termination of, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of Kentucky First or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, indenture, deed of trust, loan agreement or other agreement, instrument or obligation to which Kentucky First or any of its Subsidiaries is a party, or to which any of their respective properties or assets may be subject except, in the case of (iii), for any such breaches, violations or defaults that would not, individually or in the aggregate, have a Material Adverse Effect on Kentucky First.

(f)          Consents and Approvals. No consents or approvals of, or filings or registrations with, any Governmental Entity or any third party are required to be made or obtained by Kentucky First or its Subsidiaries in connection with the execution and delivery by Kentucky First of this Agreement or the consummation by Kentucky First and its Subsidiaries, as applicable, of the Merger and the other transactions contemplated by this Agreement, including the Bank Merger, except for (i) filings of applications and notices with, receipt of approvals or nonobjections from, and expiration of the related waiting period required by, federal and state banking authorities, (ii) filing of the Registration Statement with the SEC and declaration by the SEC of the Registration Statement’s effectiveness under the Securities Act, (iii) the filing of the Certificate of Merger with the Federal Reserve pursuant to the HOLA and with the Delaware Secretary of State pursuant to the DGCL, (iv) the registration or qualification of the shares of Kentucky First Common Stock to be issued in exchange for shares of CKF Bancorp Common Stock under state securities or “blue sky” laws and (v) the listing of the shares of Kentucky First Common Stock to be issued in exchange for shares of CKF Bancorp Common Stock on The Nasdaq Global Market. As of the date hereof, Kentucky First knows of no reason pertaining to Kentucky First or its Subsidiaries why any of the approvals referred to in this Section 3.3(f) should not be obtained without the imposition of any material condition or restriction described in Section 6.1(b).

(g)          Securities Filings. Kentucky First has filed with the SEC all reports, schedules, registration statements, definitive proxy statements and other documents that it has been required to file under the Securities Act or the Exchange Act since June 30, 2008 (collectively, “Kentucky First’s Reports”). None of Kentucky First’s Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of their respective dates, all of Kentucky First’s Reports complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder. Each of the financial statements (including, in each case, any notes thereto) of Kentucky First included in Kentucky First’s Reports complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto.

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(h)          Financial Statements. Kentucky First has previously made available to CKF Bancorp copies of the consolidated statements of financial condition of Kentucky First and its Subsidiaries as of June 30, 2011 and 2010 and related consolidated statements of earnings, comprehensive income, changes in stockholders’ equity and cash flows for each of the two years in the two-year period ended June 30, 2011, together with the notes thereto, accompanied by the audit reports of Kentucky First’s independent public accountants for those periods, as reported in Kentucky First’s Annual Report on Form 10-K for the year ended June 30, 2011, filed with the SEC. Such financial statements were prepared from the books and records of Kentucky First and its Subsidiaries, fairly present the consolidated financial position of Kentucky First and its Subsidiaries in each case at and as of the dates indicated and the consolidated results of operations, retained earnings and cash flows of Kentucky First and its Subsidiaries for the periods indicated, and, except as otherwise set forth in the notes thereto, were prepared in accordance with GAAP consistently applied throughout the periods covered thereby. The books and records of Kentucky First and its Subsidiaries have been, and are being, maintained in all respects in accordance with GAAP and any other legal and accounting requirements and reflect only actual transactions.

(i)          Undisclosed Liabilities. Neither Kentucky First nor any of its Subsidiaries has incurred any debt, liability or obligation of any nature whatsoever (whether accrued, contingent, absolute or otherwise and whether due or to become due) other than liabilities reflected on or reserved against in the consolidated statements of financial condition of Kentucky First as of June 30, 2011 as included in Kentucky First’s Annual Report on Form 10-K for the year ended June 30, 2011, except for (i) liabilities incurred since June 30, 2011 in the ordinary course of business consistent with past practice that, either alone or when combined with all similar liabilities, have not had, and would not reasonably be expected to have, a Material Adverse Effect on Kentucky First and (ii) liabilities incurred for legal, accounting, financial advising fees and out-of-pocket expenses in connection with the transactions contemplated by this Agreement.

(j)          Absence of Certain Changes or Events. Except as disclosed in Kentucky First’s Reports filed with the SEC prior to the date of this Agreement, since June 30, 2011, (i) Kentucky First and its Subsidiaries have conducted their respective businesses only in the ordinary and usual course of such businesses consistent with their past practices and (ii) there has not been any event or occurrence that has had, or is reasonably expected to have, a Material Adverse Effect on Kentucky First.

(k)          Litigation. There are no suits, actions or legal, administrative or arbitration proceedings pending or, to the knowledge of Kentucky First, threatened against or affecting Kentucky First or any of its Subsidiaries or any property or asset of Kentucky First or any of its Subsidiaries that (i) challenge the validity or propriety of the transactions contemplated by this Agreement or (ii) could reasonably be expected to adversely affect the ability of Kentucky First to perform under this Agreement. There are no judgments, decrees, injunctions, orders or rulings of any Governmental Entity or arbitrator outstanding against Kentucky First or any of its Subsidiaries that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Kentucky First.

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(l)          Absence of Regulatory Actions. Since June 30, 2008, neither Kentucky First nor any of its Subsidiaries has been a party to any cease and desist order, written agreement or memorandum of understanding with, or any commitment letter or similar undertaking to, or has been subject to any action, proceeding, order or directive by any Governmental Entity, or has adopted any board resolutions at the request of any Governmental Entity, or has been advised by any Governmental Entity that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such action, proceeding, order, directive, written agreement, memorandum of understanding, commitment letter, board resolutions or similar undertaking. There are no unresolved violations, criticisms or exceptions by any Governmental Entity with respect to any report or statement relating to any examinations of Kentucky First or its Subsidiaries.

(m)          Compliance with Laws. Kentucky First and each of its Subsidiaries conduct their business in compliance with all statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, except where noncompliance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Kentucky First. Since June 30, 2011, (i) there have been no subpoenas, written demands, or document requests received by Kentucky First or any of its Subsidiaries from any Governmental Entity and (ii) no Governmental Entity has requested that Kentucky First or any of its Subsidiaries enter into a settlement negotiation or tolling agreement with respect to any matter related to any such subpoena, written demand, or document request. Kentucky First and each of its Subsidiaries has all permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities that are required in order to permit it to carry on their business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect, and, to the knowledge of Kentucky First, no suspension or cancellation of any of them is threatened. Neither Kentucky First nor any of its Subsidiaries has been given notice or been charged with any violation of, any law, ordinance, regulation, order, writ, rule, decree or condition to approval of any Governmental Entity which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Kentucky First.

(n)          Taxes. All federal, state, local and foreign Tax returns required to be filed by or on behalf of Kentucky First or any of its Subsidiaries has been timely filed or requests for extensions have been timely filed and any such extension shall have been granted and not have expired, and all such filed returns are complete and accurate in all material respects. All Taxes shown on such returns, all Taxes required to be shown on returns for which extensions have been granted and all other taxes required to be paid by Kentucky First or any of its Subsidiaries has been paid in full or adequate provision has been made for any such Taxes on Kentucky First’s balance sheet (in accordance with GAAP). Except as set forth in Kentucky First’s Disclosure Letter, there is no audit examination, deficiency assessment, tax investigation or refund litigation with respect to any Taxes of Kentucky First or any of its Subsidiaries, and no claim has been made in writing by any authority in a jurisdiction where Kentucky First or any of its Subsidiaries does not file Tax returns that Kentucky First or any such Subsidiary is subject to taxation in that jurisdiction. All Taxes, interest, additions and penalties due with respect to completed and settled examinations or concluded litigation relating to Kentucky First or any of its Subsidiaries has been paid in full or adequate provision has been made for any such Taxes on Kentucky First’s balance sheet (in accordance with GAAP). None of Kentucky First or any of its Subsidiaries has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due that is currently in effect. Kentucky First and each of its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and Kentucky First and it Subsidiaries have timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the IRC and similar applicable state and local information reporting requirements.

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(o)          Kentucky First Information. The information regarding Kentucky First and its Subsidiaries to be supplied by Kentucky First for inclusion in the Registration Statement, any filings or approvals under applicable state securities laws, or any filing pursuant to Rule 165 or Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement-Prospectus (except for such portions thereof that relate only to CKF Bancorp or Central Kentucky Federal) will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The Registration Statement will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

(p)          Employee Benefit Plans.

(i)          Kentucky First Bancorp previously delivered or made available to CKF Bancorp and Central Kentucky Federal true and complete copies of all pension, retirement, stock option, stock purchase, stock ownership, savings, stock appreciation right, profit sharing, deferred compensation, consulting, bonus, group insurance, severance and other benefit plans, contracts, agreements and arrangements, including, but not limited to, “employee benefit plans,” as defined in Section 3(3) of ERISA, incentive and welfare policies, contracts, plans and arrangements and all trust agreements related thereto with respect to any present or former directors, officers or other employees of Kentucky First or any of its Subsidiaries (hereinafter referred to collectively as the “Kentucky First Employee Plans”), along with, where applicable, copies of the IRS Form 5500 for the most recently completed year.

(ii)         There is no pending or, to the knowledge of Kentucky First, threatened litigation, administrative action or proceeding relating to any Kentucky First Employee Plan. All of the Kentucky First Employee Plans comply in all material respects with all applicable requirements of ERISA, the IRC and other applicable laws. There has occurred no “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the IRC) with respect to the Kentucky First Employee Plans which is likely to result in the imposition of any penalties or taxes upon Kentucky First or any of its Subsidiaries under Section 502(i) of ERISA or Section 4975 of the IRC. To the knowledge of Kentucky First, all Kentucky First Employee Plans that are subject to Section 404A of the IRC comply in form and in operation with Section 409A of the IRC.

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(iii)        No liability to the Pension Benefit Guarantee Corporation has been or is expected by Kentucky First or any of its Subsidiaries to be incurred with respect to any Kentucky First Employee Plan which is subject to Title IV of ERISA (“Kentucky First Pension Plan”), or with respect to any “single-employer plan” (as defined in Section 4001(a) of ERISA) currently or formerly maintained by Kentucky First or any ERISA Affiliate. No Kentucky First Pension Plan had an “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, as of the last day of the end of the most recent plan year ending prior to the date hereof; the fair market value of the assets of each Kentucky First Pension Plan exceeds the present value of the “benefit liabilities” (as defined in Section 4001(a)(16) of ERISA) under such Kentucky First Pension Plan as of the end of the most recent plan year with respect to the respective Kentucky First Pension Plan ending prior to the date hereof, calculated on the basis of the actuarial assumptions used in the most recent actuarial valuation for such Kentucky First Pension Plan as of the date hereof; and no notice of a “reportable event” (as defined in Section 4043 of ERISA) for which the 30-day reporting requirement has not been waived has been required to be filed for any Kentucky First Pension Plan within the 12-month period ending on the date hereof. Neither Kentucky First nor any of its Subsidiaries has provided, or is required to provide, security to any Kentucky First Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the IRC. Neither Kentucky First, any of its Subsidiaries, nor any ERISA Affiliate has contributed to any “multiemployer plan,” as defined in Section 3(37) of ERISA.

(iv)        Each Kentucky First Employee Plan that is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) and which is intended to be qualified under Section 401(a) of the IRC (a “Kentucky First Qualified Plan”) has received or applied for a current favorable determination letter from the IRS, and Kentucky First is not aware of any circumstances likely to result in revocation of any such favorable determination letter. Each Kentucky First Qualified Plan that is an “employee stock ownership plan” (as defined in Section 4975(e)(7) of the IRC) has satisfied all of the applicable requirements of Sections 409 and 4975(e)(7) of the IRC and the regulations thereunder in all material respects and any assets of any such Kentucky First Qualified Plan that, as of the end of the plan year, are not allocated to participants’ individual accounts are pledged as security for, and may be applied to satisfy, any securities acquisition indebtedness.

(v)         With respect to each Kentucky First Employee Plan that is a “multiple employer plan” (as defined in Section 4063 of ERISA): (A) neither Kentucky First nor any of its Subsidiaries, nor any of their respective ERISA Affiliates, has received any notification, nor does Kentucky First have any actual knowledge, that if Kentucky First or any of its Subsidiaries or any of their respective ERISA Affiliates were to experience a withdrawal or partial withdrawal from such plan it would incur withdrawal liability that would be reasonably likely to have a Material Adverse Effect on Kentucky First; and (B) neither Kentucky First nor any of its Subsidiaries, nor any of their respective ERISA Affiliates, has received any notification, nor has any reason to believe, that any Kentucky First Employee Plan is in reorganization, has been terminated, is insolvent, or may be in reorganization, become insolvent or be terminated.

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(vi)        Each Kentucky First Employee Plan that is an employee welfare benefit plan under Section 3(1) of ERISA either (A) is funded through an insurance company contract and is not a “welfare benefit fund” within the meaning of Section 419 of the IRC or (B) is unfunded.

(q)          Environmental Matters.

(i)          Each of Kentucky First and its Subsidiaries, the Participation Facilities, and, to the knowledge of Kentucky First, the Loan Properties are, and have been, in material compliance with all Environmental Laws.

(ii)         There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or, to the knowledge of Kentucky First, threatened, before any court, governmental agency or board or other forum against Kentucky First or any of its Subsidiaries or any Participation Facility (A) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (B) relating to the presence of or release into the environment of any Hazardous Material, whether or not occurring at or on a site owned, leased or operated by Kentucky First or any of its Subsidiaries or any Participation Facility.

(iii)        To the knowledge of Kentucky First, there is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or threatened before any court, governmental agency or board or other forum relating to or against any Loan Property (or Kentucky First or any of its Subsidiaries in respect of such Loan Property) (A) relating to alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (B) relating to the presence of or release into the environment of any Hazardous Material, whether or not occurring at a Loan Property.

(iv)        Neither Kentucky First nor any of its Subsidiaries has received any notice, demand letter, executive or administrative order, directive or request for information from any Governmental Entity or any third party indicating that it may be in violation of, or liable under, any Environmental Law.

(v)         To the knowledge of Kentucky First, there are no underground storage tanks at any properties owned or operated by Kentucky First or any of its Subsidiaries or any Participation Facility. Neither Kentucky First nor any of its Subsidiaries nor, to the knowledge of Kentucky First, any other person or entity, has closed or removed any underground storage tanks from any properties owned or operated by Kentucky First or any of its Subsidiaries or any Participation Facility.

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(vi)        During the period of (A) Kentucky First’s or its Subsidiary’s ownership or operation of any of their respective current properties or (B) Kentucky First’s or its Subsidiary’s participation in the management of any Participation Facility, there has been no release of Hazardous Materials in, on, under or affecting such properties. To the knowledge of Kentucky First, prior to the period of (A) Kentucky First’s or its Subsidiary’s ownership or operation of any of their respective current properties or (B) Kentucky First’s or its Subsidiary’s participation in the management of any Participation Facility, there was no contamination by or release of Hazardous Material in, on, under or affecting such properties except for releases of Hazardous Materials in quantities below the level at which they are regulated under any Environmental Law.

(r)          Corporate Documents and Records. Kentucky First’s Disclosure Letter includes a complete and correct copy of the certificate of incorporation, bylaws and similar organizational documents of Kentucky First and each of its Subsidiaries, as in effect as of the date of this Agreement. Neither Kentucky First nor any of its Subsidiaries is in violation of its certificate of incorporation, bylaws or similar organizational documents. The minute books of Kentucky First and each of its Subsidiaries constitute a materially complete and correct record of all actions taken by their respective boards of directors (and each committee thereof) and their stockholders. Kentucky First and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

(s)          CRA, Anti-Money Laundering, OFAC and Customer Information Security. Each of the Banks has received a rating of “Satisfactory” in its most recent examination or interim review with respect to the CRA. Kentucky First is not aware of, has not been advised of, and has no reason to believe that any facts or circumstances exist that would cause either of the Banks or any other Subsidiary of Kentucky First: (i) to be deemed not to be in satisfactory compliance in any material respect with the CRA, and the regulations promulgated thereunder, or to be assigned a rating for CRA purposes by federal or state bank regulators of lower than “satisfactory”; or (ii) to be deemed to be operating in violation in any material respect of the Bank Secrecy Act, the USA PATRIOT Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (iii) to be deemed not to be in satisfactory compliance in any material respect with the applicable privacy of customer information requirements contained in any federal and state privacy laws and regulations, including without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and the regulations promulgated thereunder, as well as the provisions of the information security program adopted by either of the Banks. Kentucky First is not aware of any facts or circumstances that would cause it to believe that any non-public customer information has been disclosed to or accessed by an unauthorized third party in a manner which would cause either Kentucky First or any of its Subsidiaries to undertake any remedial action. The board of directors of each of the Banks (or, where appropriate, of any other Subsidiary of Kentucky First) has adopted and implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that comply with Section 326 of the USA PATRIOT Act and such anti-money laundering program meets the requirements in all material respects of Section 352 of the USA PATRIOT Act, and the regulations thereunder, and each of the Banks has complied in all material respects with any requirements to file reports and other necessary (or such other Subsidiary of Kentucky First) documents as required by the USA PATRIOT Act and the regulations thereunder.

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(t)          Tax Treatment of the Merger. Kentucky First has no knowledge of any fact or circumstance relating to Kentucky First or its Subsidiaries that would prevent the transactions contemplated by this Agreement from qualifying as a reorganization under Section 368 of the IRC.

(u)          Availability of Funds. Kentucky First has and will have available to it at the Effective Time, sources of capital sufficient to pay the aggregate Cash Consideration and to pay any other amounts payable pursuant to this Agreement and to effect the transactions contemplated hereby.

ARTICLE IV

Conduct Pending the Merger

4.1           Forbearances by CKF Bancorp. Except as expressly contemplated or permitted by this Agreement or as set forth in Section 4.1 of CKF Bancorp’s Disclosure Letter, during the period from the date of this Agreement to the Effective Time, CKF Bancorp shall not, nor shall CKF Bancorp permit any of its Subsidiaries to, without the prior written consent of Kentucky First, which consent shall not be unreasonably withheld:

(a)          conduct its business other than in the regular, ordinary and usual course consistent with past practice; fail to maintain and preserve intact its business organization, properties, leases, employees and advantageous business relationships and retain the services of its officers and key employees; or take any action that would adversely affect or delay its ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby;

(b)          (i)          incur, modify, extend or renegotiate any indebtedness for borrowed money, or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, other than (A) the creation of deposit liabilities in the ordinary course of business consistent with past practice and (B) advances from the Federal Home Loan Bank of Cincinnati with a maturity of not more than one year;

(ii)         prepay any indebtedness or other similar arrangements so as to cause CKF Bancorp to incur any prepayment penalty thereunder;

(c)          (i)          adjust, split, combine or reclassify any capital stock;

(ii)         make, declare or pay any dividend or any other distribution on its capital stock, except for regular semi-annual cash dividends at an annual rate not in excess of $0.10 per share of CKF Bancorp Common Stock and dividends paid by any of CKF Bancorp’s Subsidiaries for the purpose of enabling CKF Bancorp to pay such dividends;

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(iii)         grant any stock appreciation rights or grant any individual, corporation or other entity any right to acquire any shares of its capital stock;

(iv)         issue any additional shares of capital stock or any securities or obligations convertible or exercisable for any shares of its capital stock except pursuant to the exercise of stock options outstanding as of the date hereof; or

(v)         directly or indirectly redeem, purchase or otherwise acquire any shares of its capital stock;

(d)          sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets to any individual, corporation or other entity other than a Subsidiary, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, except in the ordinary course of business consistent with past practice or pursuant to contracts or agreements in force at the date of this Agreement;

(e)          except pursuant to contracts or agreements in force at the date of or permitted by this Agreement or the purchase of Federal Home Loan Bank of Cincinnati stock in the ordinary course of business consistent with past practice, make any equity investment, either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity;

(f)          enter into, renew, amend or terminate any contract or agreement, or make any change in any of its leases or contracts, other than with respect to those involving aggregate payments of less than, or the provision of goods or services with a market value of less than, $10,000 per annum, the renewal of insurance policies for coverage levels comparable to those in effect on the date hereof, and contracts or agreements covered by Section 4.1(g);

(g)          make, renegotiate, renew, increase, extend, modify or purchase any loan, lease (credit equivalent), advance, credit enhancement or other extension of credit, or make any commitment in respect of any of the foregoing, except (i) in conformity with existing lending practices in amounts not to exceed an aggregate of $350,000 with respect to any individual borrower, or (ii) loans or advances as to which Central Kentucky Federal has a binding obligation to make such loans or advances as of the date hereof;

(h)          except for loans or extensions of credit made on terms generally available to the public, make or increase any loan or other extension of credit, or commit to make or increase any such loan or extension of credit, to any director or executive officer of CKF Bancorp or Central Kentucky Federal, or any entity controlled, directly or indirectly, by any of the foregoing, other than renewals of existing loans or commitments to loan;

(i)          except as may be required under existing agreements (i) increase in any manner the compensation or fringe benefits of any of its employees or directors, or pay any bonus, pension, retirement allowance or contribution not required by any existing plan or agreement to any such employees or directors;

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(ii)         become a party to, amend or commit itself to any pension, retirement, profit-sharing or welfare benefit plan or agreement or employment agreement with or for the benefit of any employee or director except for such actions as may be required by law or regulations;

(iii)        voluntarily accelerate the vesting of, or the lapsing of restrictions with respect to, any stock options or other stock-based compensation; or

(iv)        elect to any senior executive office any person who is not a member of its senior executive officer team as of the date of this Agreement or elect to its Board of Directors any person who is not a member of its Board of Directors as of the date of this Agreement, or hire any employee.

(j)          commence any action or proceeding, other than to enforce any obligation owed to CKF Bancorp or any of its Subsidiaries and in accordance with past practice, or settle any claim, action or proceeding (i) involving payment by it of money damages in excess of $20,000 or (ii) which would impose any material restriction on its operations or the operations of any of its Subsidiaries;

(k)          amend its certificate of incorporation, charter or bylaws, or similar governing documents;

(l)          restructure or materially change its investment securities portfolio or its interest rate risk position, through purchases, sales or otherwise, or in the manner in which the portfolio is classified;

(m)          make any investment in any debt security, including mortgage-backed and mortgage-related securities, other than U.S. government and U.S. government agency securities with final maturities not greater than one year;

(n)          make any capital expenditures other than pursuant to binding commitments existing on the date hereof and other than expenditures necessary to maintain existing assets in good repair or to make payment of necessary taxes;

(o)          establish or commit to the establishment of any new branch or other office facilities or file any application to relocate or terminate the operation of any banking office;

(p)          enter into any futures contract, option, interest rate cap, interest rate floor, interest rate exchange agreement, or take any other action for purposes of hedging the exposure of its interest-earning assets or interest-bearing liabilities to changes in market rates of interest;

(q)          make any changes in policies in existence on the date hereof with regard to: the extension of credit, or the establishment of reserves with respect to possible loss thereon or the charge off of losses incurred thereon; investments; asset/liability management; or other material banking policies, except as may be required by changes in applicable law or regulations, GAAP, or per the direction of a Governmental Entity;

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(r)          issue any communication of a general nature to employees relating to benefits and compensation without prior consultation with Kentucky First and, to the extent relating to post-Closing employment, benefit or compensation information, without the prior consent of Kentucky First (which shall not be unreasonably withheld, conditioned or delayed) or issue any communication of a general nature to customers without the prior approval of Kentucky First (which shall not be unreasonably withheld, conditioned or delayed), except as required by law or for communications in the ordinary course of business consistent with past practice that do not relate to the Merger or other transactions contemplated hereby;

(s)          foreclose upon or take a deed or title to any commercial real estate (i) without providing prior notice to Kentucky First and conducting a Phase I environmental assessment of the property, or (ii) if the Phase I environmental assessment referred to in the prior clause reflects the presence of any Hazardous Material or underground storage tank;

(t)          make, change or rescind any material election concerning Taxes or Tax Returns, file any amended Tax Return, enter into any closing agreement with respect to Taxes, settle or compromise any material Tax claim or assessment, or surrender any right to claim a refund of Taxes or obtain any Tax ruling;

(u)          take any action that is intended or expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article VI not being satisfied or in a violation of any provision of this Agreement;

(v)          implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or regulatory guidelines;

(w)          knowingly take action that would prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the IRC; or

(x)          agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 4.1.

Any request by CKF Bancorp or response thereto by Kentucky First shall be made in accordance with the notice provisions of Section 8.7 and shall note that it is a request pursuant to this Section 4.1.

4.2           Forbearances by Kentucky First. Except as expressly contemplated or permitted by this Agreement, and except to the extent required by law or regulation or any Governmental Entity, during the period from the date of this Agreement to the Effective Time, Kentucky First shall not, nor shall Kentucky First permit any of its Subsidiaries to, without the prior written consent of CKF Bancorp, which shall not unreasonably be withheld:

(a)          take any action that would adversely affect or delay its ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby;

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(b)          take any action that is intended to or expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article VI not being satisfied or in a violation of any provision of this Agreement;

(c)          knowingly take action that would prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the IRC; or

(d)          agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors in support of, any of the actions prohibited by this Section 4.2.

ARTICLE V

Covenants

5.1           Acquisition Proposals.

(a)           From the date of this Agreement until the earlier to occur of the Closing or the termination of this Agreement in accordance with its terms, CKF Bancorp shall not, and shall not authorize or permit any of its Subsidiaries or any of its Subsidiaries’ officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by CKF Bancorp or any of its Subsidiaries to, directly or indirectly, (i) solicit, initiate or encourage, or take any other action to facilitate, any inquiries, discussions or the making of any proposal that constitutes or could reasonably be expected to lead to an Acquisition Proposal, (ii) furnish any information or data regarding CKF Bancorp or any of its Subsidiaries to any person in connection with or in response to an Acquisition Proposal or an inquiry or indication of interest that would reasonably be expected to lead to an Acquisition Proposal, (iii) continue or otherwise participate in any discussions or negotiations, or otherwise communicate in any way with any person (other than Kentucky First), regarding an Acquisition Proposal, (iv) approve, endorse or recommend any Acquisition Proposal, or (v) enter into or consummate any agreement, arrangement or understanding contemplating any Acquisition Proposal or requiring it to abandon, terminate or fail to consummate the transactions contemplated hereby. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any officer, director or employee of CKF Bancorp or any of its Subsidiaries or any investment banker, financial advisor, attorney, accountant or other representative retained by CKF Bancorp or any of its Subsidiaries shall be deemed to be a breach of this Section 5.1 by CKF Bancorp. Notwithstanding the foregoing, prior to the adoption and approval of this Agreement by CKF Bancorp’s stockholders, at a meeting of the stockholders of CKF Bancorp or in an action by the written consent in lieu of such a stockholder meeting, this Section 5.1(a) shall not prohibit CKF Bancorp from furnishing nonpublic information regarding CKF Bancorp and its Subsidiaries to, or entering into discussions with, any person in response to an Acquisition Proposal that is submitted to CKF Bancorp by such person (and not withdrawn) if (1) the Acquisition Proposal constitutes or could reasonably result in a Superior Proposal, (2) CKF Bancorp has not violated any of the restrictions set forth in this Section 5.1, (3) CKF Bancorp’s Board of Directors determines in good faith, after consultation with and based upon the advice of its outside legal counsel, that such action is required in order for the Board of Directors to comply with its fiduciary obligations to CKF Bancorp’s stockholders under applicable law, and (4) at least two (2) Business Days prior to furnishing any nonpublic information to, or entering into discussions with, such person, CKF Bancorp gives Kentucky First written notice of the identity of such person and of CKF Bancorp’s intention to furnish nonpublic information to, or enter into discussions with, such person and CKF Bancorp receives from such person an executed confidentiality agreement on terms no more favorable to such person than the confidentiality agreement between Kentucky First and CKF Bancorp. In addition, nothing contained in this Agreement shall prohibit CKF Bancorp and any of its representatives from (i) informing any person of the existence of the provisions of this Section 5.1, (ii) contacting any person solely to clarify the terms and conditions of an Acquisition Proposal, or (iii) disclosing any information to its stockholders that the CKF Bancorp Board of Directors determines in good faith (after consultation with its outside legal counsel) that it is required to disclose in order to not breach its fiduciary duties to CKF Bancorp’s shareholders under applicable law, subject to compliance with the requirements of this Section 5.1.

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(b)          CKF Bancorp will notify Kentucky First immediately orally (within one calendar day) and in writing (within three calendar days) of receipt of any Acquisition Proposal, any request for non-public information that could reasonably be expected to lead to an Acquisition Proposal, or any inquiry with respect to or that could reasonably be expected to lead to an Acquisition Proposal, including, in each case, the identity of the person making such Acquisition Proposal, request or inquiry and the terms and conditions thereof, and shall provide to Kentucky First any written materials received by CKF Bancorp or any of its Subsidiaries in connection therewith. CKF Bancorp will keep Kentucky First informed of any developments with respect to any such Acquisition Proposal, request or inquiry promptly upon the occurrence thereof.

(c)          CKF Bancorp will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted prior to the date of this Agreement with respect to any of the foregoing. CKF Bancorp will take the necessary steps to inform the appropriate individuals or entities referred to in the first sentence of Section 5.1(a) of the obligations undertaken in this Section 5.1. CKF Bancorp will promptly request each person (other than Kentucky First) that has executed a confidentiality agreement in the 12 months prior to the date hereof in connection with its consideration of a business combination with CKF Bancorp or Central Kentucky Federal to return or destroy all confidential information previously furnished to such person by or on behalf of CKF Bancorp or Central Kentucky Federal. CKF Bancorp shall not release any third party from, or waive any provisions of, any confidentiality agreements or standstill agreement to which it or any of its Subsidiaries is a party.

5.2           Advice of Changes. Prior to the Closing, each party shall promptly advise the other party orally and in writing to the extent that it has knowledge of (i) any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate in any material respect or (ii) the failure by it to comply in any material respect with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

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5.3           Access and Information.

(a)          Upon reasonable notice, CKF Bancorp shall (and shall cause its Subsidiaries to) afford Kentucky First and its representatives (including, without limitation, directors, officers and employees of Kentucky First and its affiliates and counsel, accountants and other professionals retained by Kentucky First) such reasonable access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, tax returns and work papers of independent auditors), contracts, properties, personnel and to such other information relating to CKF Bancorp and CKF Bancorp’s Subsidiaries as Kentucky First may reasonably request; provided, however, that no investigation pursuant to this Section 5.3 shall affect or be deemed to modify any representation or warranty made by CKF Bancorp in this Agreement and, provided further, that CKF Bancorp need not furnish, and need not cause its Subsidiaries to furnish, access to books, records, contracts, properties or information to the extent such books, records, contracts, properties or information disclose (i) matters involving this Agreement, (ii) information or material that CKF Bancorp or Central Kentucky Federal is required or obligated to maintain as confidential under applicable laws or regulations or policies or procedures of CKF Bancorp or Central Kentucky Federal, or (iii) pending or threatened litigation or investigations if, in the opinion of counsel to CKF Bancorp, the granting of such access would or might adversely affect the confidential nature of or any privilege relating to the matters being discussed. Notwithstanding the foregoing, neither CKF Bancorp nor its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate the rights of such entity’s customers, jeopardize the attorney-client privilege of the entity in possession or control of such information, or contravene any law, rule, regulation, order, judgment, decree or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the previous sentence apply.

(b)          From the date hereof until the Effective Time, CKF Bancorp shall, and shall cause CKF Bancorp’s Subsidiaries to, promptly provide Kentucky First with (i) a copy of each report filed with federal or state banking regulators, (ii) a copy of each periodic report to its senior management and all materials relating to its business or operations furnished to its Board of Directors, (iii) a copy of each press release made available to the public and (iv) all other information concerning its business, properties and personnel as Kentucky First may reasonably request, provided, however, that CKF Bancorp need not provide, and need not cause its Subsidiaries to provide, copies of any portion of a document disclosing (i) matters involving this Agreement, (ii) information or material that CKF Bancorp or Central Kentucky Federal is required or obligated to maintain as confidential under applicable laws or regulations or policies or procedures of CKF Bancorp or Central Kentucky Federal, or (iii) pending or threatened litigation or investigations if, in the opinion of counsel to CKF Bancorp, such provision would or might adversely affect the confidential nature of or any privilege relating to the matters being discussed. Notwithstanding the foregoing, neither CKF Bancorp nor its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate the rights of such entity’s customers, jeopardize the attorney-client privilege of the entity in possession or control of such information, or contravene any law, rule, regulation, order, judgment, decree or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the previous sentence apply.

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(c)          Kentucky First will not, and will cause its representatives not to, use any information obtained pursuant to this Section 5.3 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement.

(d)          From and after the date hereof, representatives of Kentucky First and CKF Bancorp shall meet on a regular basis to discuss and plan for the conversion of CKF Bancorp’s and its Subsidiaries’ data processing and related electronic informational systems to those used by Kentucky First and its Subsidiaries with the goal of conducting such conversion simultaneously with the consummation of the Bank Merger.

(e)          CKF Bancorp and Central Kentucky Federal shall give notice to a designee of Kentucky First, and shall invite such person to attend all regular and special meetings of the Boards of Directors of CKF Bancorp and Central Kentucky Federal and all regular and special meetings of any senior management committee (including but not limited to the executive committee and the loan and discount committee of Central Kentucky Federal) of CKF Bancorp or Central Kentucky Federal. Such designees shall have no right to vote and shall not attend sessions of board and committees during which there is being discussed (i) matters involving this Agreement, (ii) information or material that CKF Bancorp or Central Kentucky Federal is required or obligated to maintain as confidential under applicable laws or regulations or policies or procedures of CKF Bancorp or Central Kentucky Federal, or (iii) pending or threatened litigation or investigations if, in the opinion of counsel to CKF Bancorp, the presence of such designees would or might adversely affect the confidential nature of or any privilege relating to the matters being discussed.

5.4           Applications; Consents.

(a)          The parties hereto shall cooperate with each other and shall use their reasonable best efforts to prepare and file as soon as practicable after the date hereof all necessary applications, notices and filings to obtain all permits, consents, approvals and authorizations of all Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement. CKF Bancorp and Kentucky First shall furnish each other with all information concerning themselves, their respective subsidiaries, and their and their respective subsidiaries’ directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any application, notice or filing made by or on behalf of Kentucky First, CKF Bancorp or any of their respective subsidiaries to any Governmental Entity in connection with the transactions contemplated by this Agreement and the Plan of Bank Merger. Kentucky First and CKF Bancorp shall have the right to review in advance, and to the extent practicable each will consult with the other on, all the information relating to Kentucky First and CKF Bancorp, as the case may be, and any of their respective subsidiaries, that appears in any filing made with, or written materials submitted to, any Governmental Entity pursuant to this Section 5.4(a).

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(b)          As soon as practicable after the date hereof, each of the parties hereto shall, and they shall cause their respective subsidiaries to, use its best efforts to obtain any consent, authorization or approval of any third party that is required to be obtained in connection with the transactions contemplated by this Agreement and the Plan of Bank Merger.

5.5           Antitakeover Provisions. CKF Bancorp and Central Kentucky Federal shall take all steps required by any relevant federal or state law or regulation or under any relevant agreement or other document to exempt or continue to exempt Kentucky First and its Subsidiaries, the Agreement, the Merger and the Bank Merger from any provisions of an antitakeover nature in CKF Bancorp’s or its Subsidiaries’ certificate of incorporation and bylaws, or similar organizational documents, and the provisions of any federal or state antitakeover laws.

5.6           Additional Agreements. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take promptly, or cause to be taken promptly, all actions and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement as expeditiously as possible, including using efforts to obtain all necessary actions or non-actions, extensions, waivers, consents and approvals from all applicable Governmental Entities, effecting all necessary registrations, applications and filings (including, without limitation, filings under any applicable state securities laws) and obtaining any required contractual consents and regulatory approvals.

5.7           Publicity. The initial press release announcing this Agreement shall be a joint press release and thereafter CKF Bancorp and Kentucky First shall consult with each other prior to issuing any press releases or otherwise making public statements (including any written communications to stockholders) with respect to the Merger and any other transactions contemplated hereby and in making any filings with any Governmental Entity; provided, however, that nothing in this Section 5.7 shall be deemed to prohibit any party from making any disclosure which its counsel deems necessary in order to satisfy such party’s disclosure obligations imposed by law.

5.8           Stockholder Meeting.

(a)          CKF Bancorp will submit to its stockholders this Agreement and any other matters required to be approved or adopted by stockholders in order to carry out the intentions of this Agreement. In furtherance of that obligation, CKF Bancorp will take, in accordance with applicable law and its certificate of incorporation and bylaws, all action necessary to call, give notice of, convene and hold a meeting of its stockholders (the “Stockholder Meeting”) as promptly as practicable following effectiveness of the the Registration Statement (defined below) for the purpose of considering and voting on approval and adoption of this Agreement and the transactions provided for in this Agreement. CKF Bancorp agrees that its obligations pursuant to this Section 5.8(a) shall not be affected by the commencement, public proposal, public disclosure or communication to CKF Bancorp of any Acquisition Proposal or by any Change of Recommendation (as defined below). Subject to Section 5.8(b), CKF Bancorp shall, (i) through CKF Bancorp’s Board of Directors, recommend to its stockholders approval and adoption of this Agreement, (ii) include such recommendation in the Proxy Statement-Prospectus and (iii) use commercially reasonable efforts to obtain from its stockholders a vote approving and adopting this Agreement.

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(b)          Notwithstanding anything in this Agreement to the contrary, at any time prior to the Effective Time, CKF Bancorp’s Board of Directors may, if it concludes in good faith (after consultation with its outside legal advisors) that the failure to do so would cause it to violate its fiduciary duties under applicable law, withdraw, modify or change its recommendation that the stockholders of CKF Bancorp approve this Agreement (a “Change of Recommendation”); provided that prior to any such Change of Recommendation, CKF Bancorp shall have complied in all material respects with Section 5.1, given Kentucky First prompt written notice advising it of the decision of CKF Bancorp’s Board of Directors to take such action and, in the event the decision relates to an Acquisition Proposal, given Kentucky First the material terms and conditions of the Acquisition Proposal, including the identity of the person making any such Superior Proposal or inquiry and the material terms of such Acquisition Proposal or inquiry; and provided, further, that in the event the decision relates to an Acquisition Proposal: (i) CKF Bancorp shall have given Kentucky First three (3) Business Days after delivery of such notice to propose revisions to the terms of this Agreement (or make another proposal) and if Kentucky First proposes to revise the terms of this Agreement, CKF Bancorp shall have negotiated, and shall have caused its financial and legal advisors to negotiate, in good faith with Kentucky First with respect to such proposed revisions or other proposal; and (ii) CKF Bancorp’s Board of Directors shall have determined in good faith, after considering the results of such negotiations and giving effect to any proposals, amendments or modifications made or agreed to by Kentucky First, if any, that such Acquisition Proposal constitutes a Superior Proposal. In the event CKF Bancorp’s Board of Directors does not make the determination referred to in clause (ii) of this paragraph and thereafter determines to withdraw, modify or change its recommendation that the stockholders of CKF Bancorp approve this Agreement pursuant to this Section 5.8(b), the procedures referred to above shall apply anew and shall also apply to any subsequent withdrawal, amendment or change. In the event of any material revisions to the Acquisition Proposal, CKF Bancorp shall be required to deliver a new written notice to Kentucky First and to again comply with the requirements of this Section 5.8(b) with respect to such new written notice, except that the three (3) Business Day period referred to above shall be reduced to two (2) Business Days. Unless this Agreement is terminated pursuant to Section 7.1, or unless a Change of Recommendation is made prior to the 31st day following the date of this Agreement, this Agreement shall be submitted to the stockholders of CKF Bancorp at the Stockholder Meeting for the purpose of voting on the approval and adoption of this Agreement and nothing contained herein shall be deemed to relieve CKF Bancorp of such obligation; provided, however, that if CKF Bancorp’s Board of Directors shall have effected a Change of Recommendation, then CKF Bancorp’s Board of Directors may submit this Agreement to CKF Bancorp’s stockholders without recommendation (although the resolutions adopting this Agreement as of the date hereof may not be rescinded), in which event CKF Bancorp’s Board of Directors may communicate the basis for its lack of a recommendation to CKF Bancorp’s stockholders in the Proxy Statement-Prospectus or an appropriate amendment or supplement thereto to the extent required by applicable law. In addition to the foregoing, CKF Bancorp shall not submit to the vote of its stockholders any Acquisition Proposal other than the Merger.

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5.9           Registration of Kentucky First Common Stock.

(a)          As promptly as reasonably practicable following the date hereof, Kentucky First shall prepare and file with the SEC a registration statement on Form S-4 with respect to the issuance of Kentucky First Common Stock in the Merger (such Form S-4, and any amendments or supplements thereto, the “Registration Statement”). The Registration Statement shall contain proxy materials relating to the matters to be submitted to the CKF Bancorp stockholders at the Stockholders Meeting, which shall also constitute the prospectus relating to the shares of Kentucky First Common Stock to be issued in the Merger (such proxy statement/prospectus, and any amendments or supplements thereto, the “Proxy Statement-Prospectus”). CKF Bancorp will furnish to Kentucky First the information required to be included in the Registration Statement with respect to its business and affairs and shall have the right to review and consult with Kentucky First and approve the form of, and any characterizations of such information included in, the Registration Statement prior to its being filed with the SEC. Kentucky First shall use reasonable best efforts to have the Registration Statement declared effective by the SEC and to keep the Registration Statement effective as long as is necessary to consummate the Merger and the transactions contemplated hereby. CKF Bancorp will use reasonable best efforts to cause the Proxy Statement-Prospectus to be mailed to CKF Bancorp’s stockholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act. Kentucky First will advise CKF Bancorp, promptly after it receives notice thereof, of the time when the Registration Statement has become effective, the issuance of any stop order, the suspension of the qualification of the Kentucky First Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement-Prospectus or the Registration Statement. If at any time prior to the Effective Time any information relating to Kentucky First or CKF Bancorp, or any of their respective affiliates, officers or directors, should be discovered by Kentucky First or CKF Bancorp which should be set forth in an amendment or supplement to any of the Registration Statement or the Proxy Statement-Prospectus so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party hereto and, to the extent required by law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly filed by Kentucky First with the SEC and disseminated by CKF Bancorp to the stockholders of CKF Bancorp.

(b)          Kentucky First shall also take any action required to be taken under any applicable state securities laws in connection with the Merger and each of CKF Bancorp and Kentucky First shall furnish all information concerning it and the holders of CKF Bancorp Common Stock as may be reasonably requested in connection with any such action.

(c)          Prior to the Effective Time, Kentucky First shall notify The Nasdaq Global Market of the additional shares of Kentucky First Common Stock to be issued by Kentucky First in exchange for the shares of CKF Bancorp Common Stock.

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5.10         Notification of Certain Matters. Each party shall give prompt notice to the other of: (i) any event or notice of, or other communication relating to, a default or event that, with notice or lapse of time or both, would become a default, received by it or any of its Subsidiaries subsequent to the date of this Agreement and prior to the Effective Time, under any contract material to the financial condition, properties, businesses or results of operations of each party and its Subsidiaries taken as a whole to which each party or any Subsidiary is a party or is subject; and (ii) any event, condition, change or occurrence which individually or in the aggregate has, or which, so far as reasonably can be foreseen at the time of its occurrence, is reasonably likely to result in a Material Adverse Effect. Each of CKF Bancorp and Kentucky First shall give prompt notice to the other party of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with any of the transactions contemplated by this Agreement.

5.11         Employee Benefit Matters.

(a)          Kentucky First intends to offer employment beginning as of the Effective Time to all employees of CKF Bancorp and Central Kentucky Federal. All persons who are employees of CKF Bancorp and Central Kentucky Federal immediately prior to the Effective Time and whose employment is not specifically terminated at or prior to the Effective Time (a “Continuing Employee”) shall, at the Effective Time, become employees of Kentucky First and/or First Federal of Frankfort. Except as set forth in Section 5.11(d), below, Kentucky First and First Federal of Frankfort shall employ Continuing Employees at salary rates identical to those in effect at CKF Bancorp and Central Kentucky immediately prior to the Effective Time. Except for any Continuing Employee who enters into an employment agreement with Kentucky First and First Federal of Frankfort, all of the Continuing Employees shall be employed at the will of Kentucky First and First Federal of Frankfort, and no contractual right to employment shall inure to such employees because of this Agreement.

(b)          General Rule: No Change in Insurance Coverage Expected for 2012. Following the Effective Time, Kentucky First will use its reasonable best efforts not to make any change during calendar year 2012 in any medical, dental, vision, disability, life insurance or any other “welfare plan” as defined in Section 3(1) of ERISA that a Continuing Employee was covered by immediately prior to the Effective Time. Beginning in calendar year 2013 and until such time as First Federal of Frankfort and First Federal of Hazard merge with and into each other (a “Subsequent Bank Merger”), Kentucky First will use its reasonable best efforts to cause Continuing Employees to receive benefits under First Federal of Frankfort medical plans and other welfare plans substantially similar to those provided to such persons under existing CKF Bancorp and Central Kentucky Federal medical plans and other welfare plans. Continuing Employees and their eligible dependents will receive credit under Central Kentucky’s medical plans and other welfare plans for any expenses incurred by such Continuing Employees and their eligible dependents during the portion of the calendar year prior to the Effective Time for purposes of satisfying applicable deductible, co-insurance, maximum out-of-pocket and similar expenses.

(c)          Credit for Prior Service. To the extent applicable, service with CKF Bancorp or Central Kentucky Federal shall be deemed to be service with Kentucky First and First Federal of Frankfort for eligibility and vesting purposes only, but not for purposes of benefit accruals.

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(d)          Kentucky First and the CKF Parties will collaborate with respect to structuring, amending or terminating the benefit plans of the CKF Parties and First Federal of Frankfort with a view toward establishing an appropriate benefits structure for employees beginning with calendar year 2013.

(e)          Central Kentucky 401(k) Plan. For calendar year 2012, except as required by applicable law, there shall be no change to the Central Kentucky Federal 401(k) Plan, and Continuing Employees will continue to participate in the 401(k) Plan under the same terms and conditions that were in effect immediately prior to the Effective Time, unless such changes are required by applicable law. Beginning with calendar year 2013, the Central Kentucky Federal 401(k) Plan may be merged, terminated or frozen, at the discretion of Kentucky First.

(f)          First Federal of Hazard ESOP. Upon the event of a Subsequent Bank Merger, Continuing Employees shall become eligible to participate in the First Federal of Hazard ESOP in accordance with the terms of such ESOP. In that case, it is understood that Continuing Employees shall receive prior service credit with CKF Bancorp, Central Kentucky Federal and/or First Federal of Frankfort for purposes of eligibility and vesting only, but not for purposes of benefit accruals with respect to the First Federal of Hazard ESOP.

(g)          Central Kentucky Federal Employee Stock Ownership Plan. Notwithstanding anything in this Agreement to the contrary, Central Kentucky Federal shall, in cooperation with Kentucky First, terminate the Central Kentucky ESOP immediately prior to the Effective Time and subject to the occurrence of the Effective Time. All shares of CKF Bancorp Common Stock held by the Central Kentucky ESOP shall be converted into the right to receive the Merger Consideration as elected by the participants of the Central Kentucky ESOP, all accounts shall be fully vested and all assets in the Central Kentucky ESOP shall be distributed to Central Kentucky ESOP participants after the receipt of a favorable determination letter from the IRS. Prior to the Effective Time, Central Kentucky shall take all such actions as are necessary, determined in consultation with Kentucky First, in order to submit the application for a favorable determination letter in advance of the Effective Time, and following the Effective Time, Kentucky First shall use its best efforts in good faith to obtain such favorable determination letter as promptly as possible.

(h)          Directors Plan. Immediately on or prior to the Effective Time, Central Kentucky shall, in cooperation with Kentucky First, terminate the Central Kentucky Federal Savings Bank Retirement Plan for Non-Employee Directors, and the amounts due thereunder shall be paid in a lump sum to the participants therein on the Effective Time, in accordance with the terms of the plan and Section 409A of the Code.

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(i)          At the Closing, Kentucky First and First Federal of Frankfort will offer employment agreements to William H. Johnson and Russell M. Brooks, substantially in the form attached hereto as Exhibit C. Immediately following the Effective Time, Mr. Johnson will serve in the position of Vice President of Kentucky First and Senior Vice President and President of Danville-Lancaster Operations of First Federal of Frankfort and will assume executive responsibilities for lending and deposit operations in the Danville-Lancaster area, and Mr. Brooks will serve in the position of Chief Financial Officer of First Federal of Frankfort and will report to the Chief Financial Officer of Kentucky First. Mr. Brooks and the Chief Financial Officer of Kentucky First will meet prior to the Effective Time to define the specific duties and responsibilities to be given to Mr. Brooks following the Effective Time.

5.12         Indemnification.

(a)          From and after the Effective Time through the sixth anniversary of the Effective Time, Kentucky First agrees to indemnify and hold harmless each present and former director and officer of CKF Bancorp or any of its Subsidiaries and each officer or employee of CKF Bancorp and or any of its Subsidiaries that is serving or has served as a director or officer of another entity expressly at the request or direction of CKF Bancorp or any of its Subsidiaries (each, an “Indemnified Party”), against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, amounts paid in settlement, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement), whether asserted or claimed prior to, at or after the Effective Time, as they are from time to time incurred, in each case to the fullest extent such person would have been indemnified or have the right to advancement of expenses pursuant to CKF Bancorp’s certificate of incorporation and bylaws as in effect on the date of this Agreement and to the fullest extent permitted by law.

(b)          Any Indemnified Party wishing to claim indemnification under Section 5.12(a), upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Kentucky First thereof, but the failure to so notify shall not relieve Kentucky First of any liability it may have hereunder to such Indemnified Party if such failure does not materially and substantially prejudice Kentucky First.

(c)          Kentucky First shall use its reasonable best efforts to maintain CKF Bancorp’s and its Subsidiaries’ existing directors’ and officers’ liability insurance policy (or provide a policy providing comparable coverage and amounts on terms no less favorable to the persons currently covered by CKF Bancorp’s existing policy, including Kentucky First’s existing policy if it meets the foregoing standard) covering persons who are currently covered by such insurance for a period of three years after the Effective Time; provided, however, that in no event shall Kentucky First be obligated to expend, in order to maintain or provide insurance coverage pursuant to this Section 5.12(c), an amount per annum in excess of 100% of the amount of the annual premiums paid by CKF Bancorp as of the date hereof for such insurance (“Maximum Insurance Amount”); provided further, that if the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Insurance Amount, Kentucky First shall obtain the most advantageous coverage obtainable for an annual premium equal to the Maximum Insurance Amount.

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(d)          In the event Kentucky First or any of its successors or assigns (i) consolidates with or merges into any other person or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person or entity, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Kentucky First assume the obligations set forth in this Section 5.12.

(e)          The provisions of this Section 5.12 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her representatives.

5.13         Board of Directors

(a)          Subject to the receipt of a waiver from the OCC permitting First Federal of Frankfort’s Board of Directors to amend First Federal of Frankfort’s Bylaws to increase the number of directors constituting the Board of Directors to 17, which waiver Kentucky First and its Subsidiaries shall use their best efforts to obtain, First Federal of Frankfort shall take all action necessary to appoint all of the members of the Boards of Directors of CKF Bancorp and Central Kentucky Federal who were serving in that capacity immediately prior to the Effective Time to First Federal of Frankfort’s Board of Directors, effective immediately following the Effective Time (“Continuing Directors”). Three such individuals will be appointed to terms expiring at the 2012 annual meeting of stockholders, two such individuals will be appointed to terms expiring at the 2013 annual meeting of stockholders, and two such individuals will be appointed to terms expiring at the 2014 annual meeting of stockholders. Upon the expiration of such initial terms, subject to any required regulatory approvals and the exercise of their fiduciary duties, the Board of Directors of First Federal of Frankfort shall renominate such individuals for election for one additional three-year term. Thereafter, such individuals shall be subject to the same nomination and election procedures as the other directors on First Federal of Frankfort’s Board of Directors. Such Continuing Directors who are not officers of First Federal of Frankfort shall receive a fee of $900 per month for each month during which he or she serves as a director. In the event the waiver described in the first sentence of this Section 5.13(a) cannot be obtained, one current director from each of First Federal of Frankfort and Central Kentucky Federal shall be named as an advisory director of First Federal of Frankfort and shall receive a fee of $900 per month for each month during which he or she serves as an advisory director, and all other provisions of this Section 5.13(a) shall be effected, except that only two Continuing Directors will be appointed to terms expiring at the 2012 annual meeting of stockholders.

(b)          As soon as reasonably practicable after the Effective Time, the Board of Directors of Kentucky First shall appoint W. Banks Hudson as a director of Kentucky First to serve in the class of directors with terms expiring at the 2013 annual meeting of stockholders shall appoint William H. Johnson as a director of Kentucky First to serve in the class of directors with terms expiring at the 2014 annual meeting of stockholders, conditional upon obtaining any necessary regulatory approvals. Upon the expiration of such initial terms, subject to any required regulatory approvals and the exercise of their fiduciary duties, the Board of Directors of Kentucky First shall renominate such individuals for election for one additional three-year term. Thereafter, Messrs. Banks and Johnson shall be subject to the same nomination and election procedures as the other directors on Kentucky First’s Board of Directors.

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5.14         Operations of Central Kentucky Federal after the Bank Merger. Immediately following the consummation of the Bank Merger, Kentucky First will operate the former offices of Central Kentucky Federal as branch offices of First Federal of Frankfort. If requested by CKF Bancorp and subject to any required regulatory approvals, First Federal of Frankfort shall operate such former Central Kentucky Federal branch offices under the name “Central Kentucky Federal Savings Bank.”

5.15         Environmental Reports. CKF Bancorp shall cooperate with an environmental consulting firm designated by Kentucky First that is reasonably acceptable to CKF Bancorp (the “Environmental Consultant”) in connection with the conduct by the Environmental Consultant of a Phase I and/or II Environmental Site Assessment or other environmental investigation on all real property owned or leased by CKF Bancorp or Central Kentucky Federal as of the date of this Agreement (the “CKF Bancorp Property”). If Kentucky First reasonably determines that further investigatory procedures are required as to any CKF Bancorp Property on the basis of the review of the report of the initial investigation with respect to such CKF Bancorp Property prepared by the Environmental Consultant, and should Kentucky First order the Environmental Consultant to perform such further investigatory procedures, CKF Bancorp shall cooperate with such further investigatory procedures. Kentucky First shall furnish true and complete copies of any reports of the Environmental Consultant that it receives with respect to any CKF Bancorp Property. CKF Bancorp shall not, and shall cause its Subsidiaries not to, without the written consent of Kentucky First, knowingly take any action or execute any instruments that would affect the status of any of its properties under environmental laws or its rights or duties under such laws.

5.16         Reserves and Merger-Related Costs. Prior to the Effective Time, each of CKF Bancorp and its Subsidiaries shall, consistent with GAAP and applicable U.S. banking laws and regulations, modify or change its loan, accrual, reserve, tax, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with that of Kentucky First, provided, however, that no such modifications or changes need be made prior to the satisfaction of the conditions set forth in Sections 6.1(a) and (b); provided further, that in any event, no accrual or reserve made by CKF Bancorp or any of its Subsidiaries pursuant to this Section 5.16 shall constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, agreement, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred. The recording of any such adjustments shall not be deemed to imply any misstatement of previously furnished financial statements or information and shall not be construed as concurrence of CKF Bancorp or its management with any such adjustments.

ARTICLE VI

Conditions to Consummation

6.1           Conditions to Each Party’s Obligations. The respective obligations of each party to effect the Merger shall be subject to the satisfaction of the following conditions:

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(a)          Stockholder Approval. This Agreement shall have been approved by the requisite vote of CKF Bancorp’s stockholders in accordance with applicable laws and regulations.

(b)          Regulatory Approvals. All approvals, consents or waivers of any Governmental Entity required to permit consummation of the transactions contemplated by this Agreement shall have been obtained and shall remain in full force and effect, and all statutory waiting periods shall have expired; provided, however, that none of such approvals, consents or waivers shall contain any condition or requirement that would so materially and adversely impact the economic or business benefits to Kentucky First of the transactions contemplated hereby that, had such condition or requirement been known, Kentucky First would not, in its reasonable judgment, have entered into this Agreement.

(c)          No Injunctions or Restraints; Illegality. No party hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction that enjoins or prohibits the consummation of the Merger, the Bank Merger or any transactions contemplated by this Agreement, and no Governmental Entity shall have instituted any proceeding for the purpose of enjoining or prohibiting the consummation of the Merger, the Bank Merger or any transactions contemplated by this Agreement. No statute, rule or regulation shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal consummation of the Merger, the Bank Merger or any transactions contemplated by this Agreement.

(d)          Third Party Consents. Kentucky First and CKF Bancorp shall have obtained the consent or approval of each person (other than the governmental approvals or consents referred to in Section 6.1(b)) whose consent or approval shall be required to consummate the transactions contemplated by this Agreement, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, have a Material Adverse Effect on Kentucky First (after giving effect to the consummation of the transactions contemplated hereby).

(e)          Registration Statement; Blue Sky Laws. The Registration Statement shall have been declared effective by the SEC and no proceedings shall be pending or threatened by the SEC to suspend the effectiveness of the Registration Statement, and Kentucky First shall have received all required approvals by state securities or “blue sky” authorities with respect to the transactions contemplated by this Agreement.

(f)          Nasdaq Listing. To the extent required, the shares of Kentucky First Common Stock issuable pursuant to the Merger shall have been approved for listing on the Nasdaq Global Market, subject to official notice of issuance.

6.2           Conditions to the Obligations of Kentucky First. The obligations of Kentucky First to effect the Merger shall be further subject to the satisfaction of the following additional conditions, any one or more of which may be waived by Kentucky First:

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(a)          CKF Bancorp’s and Central Kentucky Federal’s Representations and Warranties. Each of the representations and warranties of CKF Bancorp and Central Kentucky Federal contained in this Agreement and in any certificate or other writing delivered by CKF Bancorp pursuant hereto shall be true and correct in all material respects at and as of the Closing Date as though made at and as of the Closing Date, except that those representations and warranties that address matters only as of a particular date need only be true and correct as of such date.

(b)          Performance of CKF Parties’ Obligations. Each of the CKF Parties shall have performed in all material respects all obligations required to be performed by each of them under this Agreement at or prior to the Effective Time.

(c)          Officers’ Certificate. Kentucky First shall have received a certificate signed by the chief executive officer and the chief financial or principal accounting officer of each of the CKF Parties, and solely on behalf of the CKF Parties, to the effect that the conditions set forth in Sections 6.2(a) and (b) have been satisfied.

(d)          Employment Agreements. William H. Johnson and Russell M. Brooks shall have terminated their existing employment agreements with CKF Bancorp and Central Kentucky Federal and shall have executed and delivered to Kentucky First and First Federal of Frankfort the Employment Agreements substantially in the form attached hereto as Exhibit C.

(e)          No Material Adverse Effect. There shall not have been a Material Adverse Effect with respect to the CKF Parties or any of their Subsidiaries.

(f)          Inapplicability of Memoranda of Understanding. The approvals, consents or waivers of any Governmental Entity required to permit consummation of the transactions contemplated by this Agreement shall not contain any provision that would cause the provisions of either memorandum of understanding to which either CKF Bancorp or Central Kentucky Federal currently is subject to apply to Kentucky First or First Federal of Frankfort following the Effective Time.

(g)          Appraisal Rights. The aggregate number of shares of CKF Bancorp Common Stock with respect to which the holders thereof have exercised and not withdrawn their appraisal rights shall not exceed 15% of the outstanding shares of CKF Bancorp Common Stock as of the record date for the Stockholder Meeting.

(h)          Tangible Stockholders’ Equity. Total tangible stockholders’ equity of CKF Bancorp as of the most recent month end prior to the Closing Date, as reflected in CKF Bancorp’s audited or reviewed consolidated balance sheet, shall not be less that $12.5 million, excluding the effects of: (i) the payment of or accrual for all Merger-related expenses, (ii) any adjustments made in accordance with Accounting Standards Codification 320; and (iii) any expenses incurred or accounting or other adjustments made pursuant to Section 5.16 hereof.

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(i)          Burdensome Condition. None of the approvals, consents or waivers of any Governmental Entity required to permit consummation of the transactions contemplated by this Agreement shall contain any condition or requirement that would so materially and adversely impact the economic or business benefits to Kentucky First of the transactions contemplated hereby that, had such condition or requirement been known, Kentucky First would not, in its reasonable judgment, have entered into this Agreement.

(j)          Tax Opinion. Kentucky First shall have received an opinion its counsel or its independent registered public accounting firm, dated the Closing Date, to the effect that the Merger constitutes a reorganization under Section 368(a) of the IRC. In rendering its opinion, such counsel or firm may require and rely upon customary representations contained in certificates of officers of CKF Bancorp, Kentucky First and their respective Subsidiaries, reasonably satisfactory in form and substance to such counsel.

6.3           Conditions to the Obligations of the CKF Parties. The obligations of the CKF Parties to effect the Merger shall be further subject to the satisfaction of the following additional conditions, any one or more of which may be waived by the CKF Parties:

(a)          Kentucky First’s Representations and Warranties. Each of the representations and warranties of Kentucky First contained in this Agreement and in any certificate or other writing delivered by Kentucky First pursuant hereto shall be true and correct in all material respects at and as of the Closing Date as though made at and as of the Closing Date, except that those representations and warranties that address matters only as of a particular date need only be true and correct as of such date.

(b)          Performance of Kentucky First’s Obligations. Kentucky First shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time.

(c)          Officers’ Certificate. CKF Bancorp shall have received a certificate signed by the chief executive officer and the chief financial or principal accounting officer of Kentucky First, and solely on behalf of Kentucky First, to the effect that the conditions set forth in Sections 6.3(a) and (b) have been satisfied.

(d)          No Material Adverse Effect. There shall not have been a Material Adverse Effect with respect to Kentucky First.

(e)          Kentucky First and First Federal of Frankfort shall have executed the agreements referenced in Section 5.11(i).

(f)          Tax Opinion. CKF Bancorp shall have received an opinion its counsel or its independent registered public accounting firm, dated the Closing Date, to the effect that the Merger constitutes a reorganization under Section 368(a) of the IRC. In rendering its opinion, such counsel or firm may require and rely upon customary representations contained in certificates of officers of CKF Bancorp, Kentucky First and their respective Subsidiaries, reasonably satisfactory in form and substance to such counsel.

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ARTICLE VII

Termination

7.1           Termination. This Agreement may be terminated, and the Merger abandoned, at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating party, either before or after any requisite stockholder approval:

(a)          by the mutual written consent of Kentucky First and the CKF Parties; or

(b)          by either Kentucky First or the CKF Parties, in the event of the failure of CKF Bancorp’s stockholders to approve the Agreement at the Stockholder Meeting; provided, however, that CKF Bancorp shall only be entitled to terminate the Agreement pursuant to this clause if it has complied in all material respects with its obligations under Section 5.8; or

(c)          by either Kentucky First or the CKF Parties, if either (i) any approval, consent or waiver of a Governmental Entity required to permit consummation of the transactions contemplated by this Agreement shall have been denied or (ii) any Governmental Entity of competent jurisdiction shall have issued a final, unappealable order enjoining or otherwise prohibiting consummation of the transactions contemplated by this Agreement; or

(d)          by either Kentucky First or the CKF Parties, in the event that the Merger is not consummated by September 30, 2012, unless the failure to so consummate by such time is due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein; or

(e)          by either Kentucky First or the CKF Parties (provided that the party seeking termination is not then in material breach of any representation, warranty, covenant or other agreement contained herein), in the event of a breach of any covenant or agreement on the part of the other party set forth in this Agreement, or if any representation or warranty of the other party shall have become untrue, in either case such that the conditions set forth in Sections 6.2(a) and (b) or Sections 6.3(a) and (b), as the case may be, would not be satisfied and such breach or untrue representation or warranty has not been or cannot be cured within thirty (30) days following written notice to the party committing such breach or making such untrue representations or warranty; or

(f)          by Kentucky First, (i) if CKF Bancorp shall have materially breached its obligations under Section 5.1 or Section 5.8 or (ii) if the CKF Bancorp’s Board of Directors does not publicly recommend in the Proxy Statement-Prospectus that stockholders approve and adopt this Agreement or if, after recommending in the Proxy Statement-Prospectus that stockholders approve and adopt this Agreement, the Board of Directors of CKF Bancorp effects a Change of Recommendation; or

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(g)          by Kentucky First, if, on the basis of one or more Phase II Environmental Site Assessment Reports of the Environmental Consultant, Kentucky First reasonably determines that (A) the aggregate costs of taking all remedial and corrective actions and measures (1) required by applicable law, or (2) recommended by such report(s), in the aggregate (including the aggregate costs of the taking of further investigative procedures and the obtaining of the Phase II Environmental Site Assessment Report(s)), would exceed the sum of $300,000, or (B) that the sum of such costs identified in clause (A) cannot be reasonably estimated with any degree of certainty but could reasonably be expected to exceed the sum of $500,000 in the aggregate; provided, however, that Kentucky First may not exercise this termination right after February 3, 2012; or

(h)          by the CKF Parties if CKF Bancorp has received a Superior Proposal and CKF Bancorp’s Board of Directors has made a determination to accept such Superior Proposal, after determining in good faith (based on advice of its outside legal counsel) that failing to terminate this Agreement would constitute a breach of its fiduciary duties under applicable law, provided that (i) the CKF Bancorp Parties have not materially breached their obligations under Section 5.1; (ii) promptly following such termination of this Agreement, CKF Bancorp shall enter into a definitive agreement with respect to such Superior Proposal and pay to Kentucky First the Fee set forth in Section 7.2(a); and (iii) (a) at least five business days prior to such termination, CKF Bancorp shall provide written notice to Kentucky First advising it that CKF Bancorp’s Board of Directors is prepared, subject to the additional requirements of this Section 7.1(h), to cause CKF Bancorp to accept a Superior Proposal, specifying the terms and conditions thereof and identifying the person making such proposal (it being understood and agreed that any amendment or modification of an Acquisition Proposal shall result in a new Acquisition Proposal for which a new five business day period following a new notice referred to above shall be required) and (b) CKF Bancorp shall, and shall cause its outside legal counsel and financial advisor to, negotiate in good faith with Kentucky First, if requested by Kentucky First, to make adjustments in the terms and conditions of this Agreement as would enable CKF Bancorp to proceed with the transactions contemplated hereby on such adjusted terms consistent with CKF Bancorp’s Board of Directors’ determination in good faith (based on advice of its outside legal counsel) that proceeding based upon such adjusted terms would not constitute a breach of its fiduciary duties.

7.2           Termination Fee.

(a)          The CKF Parties shall pay to Kentucky First a fee of (i) $300,000 if the Agreement is terminated on or before December 3, 2011, or (ii) $600,000 if the Agreement is terminated after December 3, 2011 (the “Fee”), if this Agreement is terminated as follows:

(i)          if this Agreement is terminated by Kentucky First pursuant to Section 7.1(f), then the CKF Parties shall pay the Fee on the second business day following such termination;

(ii)         if this Agreement is terminated by (A) Kentucky First or CKF Bancorp pursuant to Section 7.1(b) or (B) by Kentucky First pursuant to Section 7.1(e) because of CKF Bancorp’s willful breach of any representation, warranty, covenant or agreement under this Agreement, and in any such case an Acquisition Proposal with respect to CKF Bancorp shall have been publicly announced or otherwise communicated or made known to CKF Bancorp’s Board of Directors (or any person shall have publicly announced, communicated or made known an intention to make an Acquisition Proposal) at any time after the date of this Agreement and on or prior to the date of the Stockholders Meeting, in the case of clause (A), or the date of termination, in the case of clause (B), then the CKF Parties shall pay (x) one third of the Fee to Kentucky First on the second business day following such termination and (y) if within 12 months after such termination CKF Bancorp enters into a definitive agreement with respect to, or consummates, an Acquisition Proposal, then the CKF Parties shall pay the remainder of the Fee on the date of such execution or consummation; and

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(iii)        if this Agreement is terminated by the CKF Parties pursuant to Section 7.1(h) herein, then the CKF Parties shall pay the Fee concurrently with such termination.

(b)          Any amount that becomes payable pursuant to Section 7.2(a) shall be paid by wire transfer of immediately available funds to an account designated by Kentucky First in writing to the CKF Parties.

(c)          CKF Bancorp acknowledges that the agreement contained in Section 7.2(a) is an integral part of the transactions contemplated by this Agreement, that without such agreement by CKF Bancorp, Kentucky First would not have entered into this Agreement and that such amounts do not constitute a penalty. If CKF Bancorp fails to pay the amounts due under Section 7.2(a) with the time periods specified, CKF Bancorp shall pay the costs and expenses (including reasonable legal fees and expenses) incurred by Kentucky First in connection with any action, including the filing of any lawsuit, taken to collect payment of such amounts, together with interest on the amount of any such unpaid amounts at the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment.

7.3           Effect of Termination. In the event of termination of this Agreement by either Kentucky First or CKF Bancorp as provided in Section 7.1, this Agreement shall forthwith become void and, subject to Section 7.2, have no effect, and there shall be no liability on the part of any party hereto or their respective officers and directors, except that (i) Sections 5.3(c), 7.2, 8.6 and 8.8, shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, no party shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

ARTICLE VIII

Certain Other Matters

8.1           Interpretation. When a reference is made in this Agreement to Sections or Exhibits such reference shall be to a Section of, or Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for ease of reference only and shall not affect the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation.” Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Any reference to gender in this Agreement shall be deemed to include any other gender.

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8.2           Survival. Only those agreements and covenants of the parties that are by their terms applicable in whole or in part after the Effective Time, including Section 5.12 of this Agreement, shall survive the Effective Time. All other representations, warranties, agreements and covenants shall be deemed to be conditions of the Agreement and shall not survive the Effective Time.

8.3           Waiver; Amendment. Prior to the Effective Time, any provision of this Agreement may be: (i) waived in writing by the party benefited by the provision or (ii) amended or modified at any time (including the structure of the transaction) by an agreement in writing between the parties hereto except that, after the vote by the stockholders of CKF Bancorp, no amendment or modification may be made that would reduce the amount or alter or change the kind of consideration to be received by holders of CKF Bancorp Common Stock or that would contravene any provision of the DGCL, or the federal banking laws, rules and regulations.

8.4           Counterparts. This Agreement may be executed in counterparts each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument. A facsimile or other electronic copy of a signature page shall be deemed to be an original signature page.

8.5           Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Delaware, without regard to conflicts of laws principles (except to the extent that mandatory provisions of federal law are applicable).

8.6           Expenses. Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby.

8.7           Notices. All notices, requests, acknowledgments and other communications hereunder to a party shall be in writing and shall be deemed to have been duly given when delivered by hand, overnight courier or facsimile transmission to such party at its address or facsimile number set forth below or such other address or facsimile transmission as such party may specify by notice (in accordance with this provision) to the other party hereto.

If to Kentucky First to:

Tony C. Whitaker
Chairman and Chief Executive Officer
Kentucky First Federal Bancorp
479 Main Street
Hazard, Kentucky 41701
Facsimile: (606) 436-0872

With copies to:

Kilpatrick Townsend & Stockton LLP
Suite 900
607 14th Street, NW
Washington, DC 20005

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Facsimile: (202) 508-5858
Attention: Gary R. Bronstein, Esq.

If to CKF Bancorp and/or Central Kentucky Federal, to:

William H. Johnson
President and Chief Executive Officer
340 West Main Street
Danville, Kentucky 40422
Facsimile: (859) 236-4363

With copies to:

Luse Gorman Pomerenk & Schick, P.C.
5335 Wisconsin Avenue, NW
Washington, DC 20015
(202) 274-2000
Facsimile: (202) 362-2902
Attention: Kip A. Weissman, Esq.

8.8           Entire Agreement; etc. This Agreement, together with the Exhibits and the Disclosure Letters, represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and supersedes any and all other oral or written agreements heretofore made, except that the confidentiality agreement between Kentucky First and CKF Bancorp shall remain in full force and effect. All terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Except for Sections 5.11 and 5.12, which confers rights on the parties described therein, nothing in this Agreement is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

8.9           Successors and Assigns; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that this Agreement may not be assigned by either party hereto without the written consent of the other party.

8.10         Specific Performance. Each of the parties hereto acknowledges that the other party would be irreparably damaged and would not have an adequate remedy at law for money damages in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Each of the parties hereto therefore agrees that, without the necessity of proving actual damages or posting bond or other security, the other party shall be entitled to temporary or permanent injunction or injunctions to prevent breaches of such performance and to enforce specifically the terms and provisions of this Agreement in addition to any other remedy to which they may be entitled, at law or in equity.

[Signature page follows]

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In Witness Whereof, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

Kentucky First Federal Bancorp

By:	/s/ Tony D. Whitaker
Tony D. Whitaker
Chairman and Chief Executive Officer

CKF Bancorp, Inc.

By:	/s/ William H. Johnson
William H. Johnson
President and Chief Executive Officer

Central Kentucky Federal Savings Bank

By:	/s/ William H. Johnson
William H. Johnson
President and Chief Executive Officer

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PLAN OF BANK MERGER AND COMBINATION AGREEMENT

THIS PLAN OF BANK MERGER AND COMBINATION AGREEMENT (“Plan of Merger”) is entered into as of the _____ day of November, 2011 by and between CENTRAL KENTUCKY FEDERAL SAVINGS BANK, a Federal savings bank, and FIRST FEDERAL SAVINGS BANK OF FRANKFORT, a Federal savings association.

WHEREAS, this Plan of Merger is being entered into pursuant to the Agreement of Merger dated as of November 3, 2011 (the “Agreement”) by and among Kentucky First Federal Bancorp, a Federal corporation, and CKF Bancorp, Inc., a Delaware corporation, and Central Kentucky Federal Savings Bank, a Federal savings bank, pursuant to which CKF Bancorp, Inc. will merge with and into Kentucky First Federal Bancorp; and

WHEREAS, this Plan of Merger has been approved by at least two-thirds of the directors of each of First Federal Savings Bank of Frankfort and Central Kentucky Federal Savings Bank.

NOW, THEREFORE, in consideration of the covenants and agreements of the parties contained herein, the parties hereto hereby make, adopt and approve this Plan of Merger in order to set forth the terms and conditions for the merger of Central Kentucky Federal Savings Bank with and into First Federal Savings Bank of Frankfort (the “Merger”).

1.          Effective Time of the Merger. The Merger shall not be effective unless and until the Merger receives any necessary approvals from the Office of the Comptroller of the Currency pursuant to 12 C.F.R. 163.22(a) or (c) or such other later time specified on the Articles of Combination filed with the Office of the Comptroller of the Currency (the “Effective Time”).

2.          Constituent Institutions. The name of each constituent institution to the Merger is First Federal Savings Bank of Frankfort and Central Kentucky Federal Savings Bank.

3.          Name of the Resulting Institution. The resulting institution in the Merger shall be First Federal Savings Bank of Frankfort (First Federal Savings Bank of Frankfort is sometimes referred to herein as the “Resulting Institution”).

4.          Location of Home Office and Other Offices of Resulting Institution. The location of the principal office and other offices of the Resulting Institution are listed in Appendix A hereto attached.

5.          Terms and Conditions of Merger. Subject to the terms and conditions of this Plan of Merger, at the Effective Time, Central Kentucky Federal Savings Bank shall be merged with and into First Federal Savings Bank of Frankfort pursuant to the provisions of, and with the effect provided under, the laws of the United States of America. At the Effective Time, the separate existence of Central Kentucky Federal Savings Bank shall cease and First Federal Savings Bank of Frankfort, as the Resulting Institution, shall continue unaffected and unimpaired by the Merger.

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6.          Charter. At the Effective Time, the charter of First Federal Savings Bank of Frankfort, as in effect immediately prior to the Effective Time, shall constitute the charter of the Resulting Institution, unless and until the same shall be amended as provided by law and the terms of such charter.

7.          Bylaws. At the Effective Time, the bylaws of First Federal Savings Bank of Frankfort, as in effect immediately prior to the Effective Time, shall be the bylaws of the Resulting Institution, unless and until amended or repealed as provided by law, its charter and such bylaws.

8.          Savings Account Issuance by Resulting Institution. After the Effective Time, the Resulting Institution will continue to issue deposit accounts, including savings accounts, on the same basis as immediately prior to the Effective Time.

9.          Directors of Resulting Institution. The names of the persons who shall constitute the Board of Directors of the Resulting Institution after the Effective Time are listed in Appendix B hereto attached.

10.        Effect on Outstanding Shares of Central Kentucky Federal Savings Bank Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, all outstanding shares of common stock, par value $.01 per share, of Central Kentucky Federal Savings Bank shall automatically be canceled and retired and shall cease to exist.

11.        Effect on Outstanding Shares of First Federal Savings Bank of Frankfort Common Stock. The shares of common stock, par value $.01 per share, of First Federal Savings Bank of Frankfort issued and outstanding immediately prior to the Effective Time shall remain outstanding and unchanged after the Merger and shall be the only issued and outstanding shares of the Resulting Institution.

12.        Liquidation Account. The liquidation account established by Central Kentucky Federal Savings Bank pursuant to the plan of conversion adopted in connection with Central Kentucky Federal Savings Bank’s conversion from mutual to stock form shall, to the extent required by law, continue to be maintained by First Federal Savings Bank of Frankfort after the Effective Time for the benefit of those persons and entities who were savings account holders of Central Kentucky Federal Savings Bank on the eligibility record date and supplemental eligibility record date for such conversion and who continue from time to time to have rights therein.

13.        Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction of the conditions set forth in Article VI of the Agreement.

14.        Termination. This Plan of Merger shall terminate automatically upon termination of the Agreement.

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15.        Amendment. This Plan of Merger may not be amended except by an agreement in writing signed on behalf of each of the parties hereto.

16.        Governing Law. This Plan of Merger shall be governed by and construed and enforced in accordance with the laws of the United States of America.

17.        Captions. The captions heading the sections in this Plan of Merger are for convenience only and shall not affect the construction or interpretation of this Plan of Merger.

18.        Counterparts. This Plan of Merger may be executed in two or more counterparts, any of which may be facsimile copies, each of which shall be deemed an original instrument, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, each of the Parties has caused this Plan of Merger to be duly executed and delivered by its duly authorized officers as of the date first above written.

ATTEST:	First Federal Savings Bank of Frankfort

By:
Don D. Jennings
Chief Executive Officer

ATTEST:	Central Kentucky Federal Savings Bank

By:
William H. Johnson
President and Chief Executive Officer

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APPENDIX A

Location of Home Office and Other Offices of Resulting Institution

Main Office:

216 West Main Street

Frankfort, Kentucky 40601

Branch Offices:

190 Versailles Road (US 60)

and Walnut Street

Frankfort, Kentucky 40601

1220 US 127 and Woodhill Lane

Frankfort, Kentucky 40601

340 W. Main Street

Danville, Kentucky 40422

120 Skywatch Drive

Danville, Kentucky 40422

208 Lexington Street

Lancaster, Kentucky 40444

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APPENDIX B

Directors of Resulting Institution

Name	Residence Address	Year Term Expires

Russell M. Brooks
Charles A. Cotton, III
C. Michael Davenport
Danny A. Garland
J. Mark Goggans
David R. Harrod
W. Banks Hudson
R. Clay Hulette
Don D. Jennings
William C. Jennings
William H. Johnson
William M. Johnson
Frank McGrath
Yvonne York Morley
Jerry M. Purcell
Virginia R.S. Stump
Herman D. Regan, Jr.

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ANNEX B

RP® FINANCIAL, LC. Serving the Financial Services Industry Since 1988

    November 2, 2011

Board of Directors

CKF Bancorp, Inc.

340 West Main Street

Danville, Kentucky 40422

Members of the Board:

You have requested that RP® Financial, LC. (“RP Financial”) provide you with its opinion as to the fairness from a financial point of view to the shareholders of CKF Bancorp, Inc., Danville, Kentucky (“CKFB”), the thrift holding company for Central Kentucky Federal Savings Bank (“Central Kentucky Federal”), of the Agreement of Merger (“Agreement”), dated as of November 2, 2011, between CKFB and Kentucky First Federal Bancorp, Hazard, Kentucky (“KFFB”), the thrift holding company for First Federal Savings and Loan Association, Hazard, Kentucky (“First Federal-Hazard”), and Frankfort First Bancorp, Inc., whose wholly-owned subsidiary is First Federal Savings Bank of Frankfort (“First Federal-Frankfort”). KFFB is in mutual holding company form, with 60.7% of the stock owned by First Federal, MHC and 39.3% of the stock owned by public shareholders. Unless otherwise defined, all capitalized terms incorporated herein have the meanings ascribed to them in the Agreement.

Summary of Merger and Merger Consideration

Pursuant to the Agreement, KFFB will acquire CKFB in a cash and stock transaction (the “Merger”). Each share of KFFB Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and unaffected by the Merger. At the Effective Time, each holder of CKFB Common Stock shares, other than Excluded Shares, shall receive in respect thereof, subject to the limitations set forth in the Agreement, either: (1) $9.50 cash for each CKFB Common Stock share held by such holder (the “Cash Consideration”); (2) the number of shares of KFFB Common Stock equal to the Exchange Ratio as set forth in the Agreement for each CKFB Common Stock share held by such holder (the “Stock Consideration”); or, (3) a combination of the Cash Consideration for 40% of the CKFB Common Stock shares held by such holder and Stock Consideration for 60% of the CKFB Common Stock shares held by such holder (the “Merger Consideration”). As of the date hereof, there were 1,225,802 common shares of CKFB issued and outstanding.

The Exchange Ratio shall be 1.0556 if the “Kentucky First Price”, as defined below, is at or above $9.00. If the Kentucky First Price is at or below $7.50, then the Exchange Ratio shall be 1.2667. If the Kentucky First Price is below $9.00 but above $7.50, then the Exchange Ratio shall be equal to $9.50 divided by a number equal to the Kentucky First Price (rounded to the nearest ten-thousandth). Kentucky First Price means the average of the average daily sales price (the average of the high and low sales price, rounded up to the nearest cent) of Kentucky First Common Stock, as reported on the Nasdaq Global Market, for the ten latest Trading Days, as defined below, preceding the date that is four business days prior to the Closing Date (“Measurement Period”). “Trading Day” means any day on which at least 100 shares of Kentucky First Common Stock are traded, as reported on the Nasdaq Global Market.

The Agreement requires that the Stock Consideration will represent at least 40% of the value of the aggregate Merger Consideration as of the Effective Time, after taking into account Excluded Shares. The Agreement provides for a limitation on the issuance of KFFB Common Stock shares for the Stock Consideration, equal to the lesser of 60% of the total number of shares of CKFB Common Stock issued and outstanding at the Effective Time, rounded down to the nearest whole number or 811,375 shares divided by the Exchange Ratio, rounded down to the nearest whole number. These terms provide for a cap on the Cash Consideration if the Kentucky First Price is equal to or less than $7.50 and a floor on the Cash Consideration if the Kentucky First Price is equal to or greater than $8.62. The Stock Consideration is not subject to a cap or a floor. The Merger Consideration is fixed if the Kentucky First Price is equal to or less than $9.00 and equal to or greater than $7.50, and is not subject to a cap or floor outside of these limits.

Washington Headquarters

Three Ballston Plaza	Telephone: (703) 528-1700
1100 North Glebe Road, Suite 1100	Fax No.: (703) 528-1788
Arlington, VA 22201	Toll-Free No.: (866) 723-0594
www.rpfinancial.com	E-Mail: mail@rpfinancial.com

B-1

Board of Directors

November 2, 2011

Each stock option (“CKFB Stock Option”), whether or not vested, will be cancelled at the Effective Time in exchange for a cash payment by CKFB in an amount equal to the product of: (i) the number of shares of CKFB Common Stock subject to such option at the Effective Time; and, (ii) the amount by which the Cash Consideration exceeds the exercise price per share of such option. In the event that the exercise price of a CKFB Stock Option is greater than the Cash Consideration, then at the Effective Time such CKFB Stock Option shall be cancelled without any payments made in exchange thereof. As of the date hereof, there were 20,000 granted and exercisable CKFB Stock Options outstanding with a range of exercise prices from $9.365 to $15.75 per share. A total of 8,000 CKFB Stock Options had exercise prices below the Cash Consideration amount of $9.50, and thus were subject to cash payouts. These CKDB Stock Options had a weighted average exercise price of $9.365 per option.

The terms and conditions of the Merger and the Merger Consideration are more fully set forth in the Agreement, which is incorporated herein by reference.

RP Financial Background and Experience

RP Financial, as part of its financial institution valuation, merger advisory and consulting practice, is regularly engaged in the valuation of the securities of insured financial institutions and financial service companies including mortgage banking companies (residential and commercial), title companies, trust companies, asset managers, real estate brokerages and insurance agencies in connection with mergers and acquisitions, initial and secondary stock offerings, mutual-to-stock conversions of thrift institutions, and business valuations for other purposes. As specialists in the securities of financial institutions, RP Financial has experience in, and knowledge of, the markets for the securities of such institutions, including institutions operating in Kentucky and the surrounding region.

RP Financial has previously provided valuation related services to CKFB in connection with the CKFB’s mutual-to-stock conversion transaction, financial advisory services in connection with prior acquisitions and valuation services for CKFB’s employee stock ownership plan (“ESOP”).

We will receive a fee for our financial advisory services, including this fairness opinion, a portion of which will be received immediately prior to consummation of the Merger. CKFB has agreed to indemnify us against certain liabilities arising out of our engagement.

Materials Reviewed

In rendering this opinion, RP Financial reviewed, analyzed and relied upon the following material reflecting the financial, operating and market condition of CKFB, KFFB and the Merger, including but not limited to:

•	the Agreement dated November 2, 2011, including the exhibits and appendices;

•	the following information for CKFB –

B-2

Board of Directors

November 2, 2011

o	Annual Reports to stockholders for the three fiscal years ended December 31, 2010;

o	other shareholder reports and securities filings during the three fiscal years ended December 31, 2010 and the current year to date;

o	unaudited financial data through September 30, 2011, including financial statements, regulatory financial reports and other financial, management and board reports with regard to balance sheet composition, off-balance sheet and contingent assets and liabilities, profitability, interest rate risk, credit risk, liquidity risk and operational characteristics;

o	trading characteristics of CKFB’s stock the last three calendar years and the current year to date;

o	shareholder proxy statements for the last three years; and,

o	other information furnished to us by CKFB for purposes of our analysis;

•	the following information for KFFB –

o	Annual Reports to stockholders and on Form 10-K for the three fiscal years ended June 30, 2011;

o	other shareholder reports and securities filings during the three fiscal years ended June 30, 2011 and the current year to date;

o	unaudited financial data for fiscal year 2011, including financial statements, regulatory financial reports and other financial, management and board reports with regard to balance sheet composition, off-balance sheet and contingent assets and liabilities, profitability, interest rate risk, credit risk, liquidity risk and operational characteristics;

o	trading characteristics of KFFB’s stock the last three calendar years and the current calendar year to date;

o	shareholder proxy statements for the last three fiscal years; and,

o	other information furnished to us by KFFB for purposes of our analysis;

•	discussions with the executive management of CKFB and KFFB regarding the past and current operations, regulatory relations, financial condition and future prospects of the respective companies individually and general information on a post-merger basis;

•	discussions with CKFB’s executive management and Board of Directors regarding their reasons for the Merger;

•	the financial performance and stock market information for CKFB and KFFB in comparison to similar publicly-traded banking companies;

•	an analysis of the financial terms set forth in the Agreement and the ratios of the value of the Merger Consideration relative to CKFB’s per share financial data and recent stock price in comparison to recent acquisitions of similar banking companies, both regionally and nationally as well as those with similar financial characteristics at the time acquisition was announced;

B-3

Board of Directors

November 2, 2011

•	an analysis of the estimated pro forma pricing ratios in connection with CKFB’s merger with KFFB compared to the average and median pricing ratios indicated by similar banking company merger transactions;

•	the estimated pro forma effect of the Merger on the balance sheet, earnings, capital and key financial and market pricing ratios of KFFB on a post-merger basis, including the merger of Central Kentucky Federal into First Federal-Frankfort with estimated fair valuation and other merger adjustments, intangible assets and synergies, as well as the hypothetical pro forma impact if the merged company completed a second step conversion to full stock form under the current regulatory structure for such transactions;

•	the competitive, economic and demographic characteristics nationally, regionally and in the local market area;

•	the potential impact of regulatory and legislative changes financial institutions, including CKFB and KFFB, including the interim financial rule by the Federal Reserve Board pertaining to savings and loan holding companies;

•	the prospective strategic benefits of the Merger to KFFB as well as to CKFB;

•	the proposed corporate governance on a post-merger basis and the expected merger of First Federal-Hazard with First Federal-Frankfort subsequent to the Merger;

•	the termination provisions of the Agreement, including the break-up fee which increases after 30 days and a comparison of such fees to similar fees in other comparable merger transactions; and,

•	other financial and regulatory considerations.

In conducting our review and arriving at our opinion, RP Financial relied, without independent verification, on the accuracy and completeness of the information furnished by CKFB and KFFB at our request, as well as the financial and market information pertaining to both institutions. We have further relied on the assurances of management of CKFB and KFFB that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have also relied publicly-available financial, market and other information regarding other financial institutions considered in our analysis and competitive, economic and demographic data for the markets served by CKFB and KFFB. We have not been asked to, and have not undertaken, an independent verification of any of such information and we do not assume any such responsibility or liability for the accuracy or completeness thereof. CKFB and KFFB did not restrict RP Financial as to the material it was permitted to review. RP Financial did not perform or obtain any independent appraisals or evaluations of the assets and liabilities, the collateral securing the assets or the liabilities (contingent or otherwise) of CKFB or KFFB or the collectability of any such assets, nor have we been furnished with any such evaluations or appraisals. We did not make an independent evaluation of the adequacy of the allowance for loan losses of CKFB or KFFB nor have we reviewed any individual credit files relating to CKFB or KFFB. We have assumed that, with your consent, the respective allowances for loan losses for both CKFB and KFFB are adequate to cover anticipated losses. We have also assumed that there has been no material change in CKFB’s or KFFB’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us.

RP Financial, with your consent, has relied upon the advice CKFB has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Merger and other transactions contemplated by the Agreement.

With respect to estimates and projections of transaction costs, fair valuation adjustments, merger adjustments, estimated cost savings and other synergies used by RP Financial in its analyses, RP Financial assumed, with your consent, that they reflect the reasonable estimates as CKFB’s and/or KFFB’s executive management have not specifically quantified such information as of this date. We express no opinion as to such estimates or projections or the assumptions on which they are based.

B-4

Board of Directors

November 2, 2011

RP Financial has assumed that, in all respects material to our analyses in arriving at this opinion, the following: (1) the Merger will be completed substantially in accordance with the terms set forth in the Agreement; (2) the representations and warranties of each party in the Agreement and in all related documents and appendices are true and correct; (3) each party to the Agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents; (4) all conditions to the completion of the Merger will be satisfied without any waivers; and (5) in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the Merger, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of the combined entity or the estimated pro forma impact of the Merger on KFFB.

We have considered such financial and other factors as we have deemed appropriate under the circumstances, including, among others, the following: (i) the historical and current financial position and results of operations of CKFB and KFFB; (ii) the assets and liabilities of CKFB and KFFB; (iii) the nature and terms of certain other merger transactions involving banks and thrifts and their holding companies; and, (iv) the estimated pro forma impact of a second step conversion of KFFB on a post-Merger basis and the anticipated accretive impact to the tangible book value and earnings per share for the public shareholders, which would include those CKFB shareholders that elect and hold KFFB shares on a post-Merger basis. We have also taken into account our assessment of general economic, market and financial conditions, the attractiveness of CKFB in a strategic transaction, and our experience in other transactions, as well as our experience in securities valuation and knowledge of the banking industry generally. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof. Our opinion does not address the underlying business decision of CKFB to engage in the Merger, or the relative merits of the Merger as compared to any strategic alternatives that may be available to CKFB.

Opinion

It is understood that this opinion may be included in its entirety in any communication by CKFB or its Board of Directors to the stockholders of CKFB. It is also understood that this opinion may be included in its entirety in any regulatory filing by CKFB or KFFB, and that RP Financial consents to the summary of this opinion in the proxy materials of CKFB, and any amendments thereto. Except as described above, this opinion may not be summarized, excerpted from or otherwise publicly referred to without RP Financial’s prior written consent.

It is understood that this opinion is based on market conditions and other circumstances existing on the date hereof. Events occurring after the date hereof could materially affect this opinion. We are expressing no opinion herein as to what the value of KFFB’s common stock will be when issued to CKFB’s shareholders pursuant to the Agreement or the prices at which KFFB’s or CKFB’s common stock may trade at any time.

We are not expressing any opinion about the fairness of the amount or nature of the compensation to any of CKFB’s officers, directors or employees, or any class of such persons, relative to the compensation to the public shareholders of CKFB.

B-5

Board of Directors

November 2, 2011

Based upon and subject to the foregoing, and other such matters we consider relevant, it is RP Financial’s opinion that, as of the date hereof, the Merger Consideration to be received by the holders of CKFB Common Stock, as described in the Agreement, is fair to such shareholders from a financial point of view.

Respectfully submitted,

RP® FINANCIAL, LC.

/s/ RP FINANCIAL, LC.

B-6

Annex C

DELAWARE GENERAL CORPORATION LAW
TITLE 8
CORPORATIONS
CHAPTER 1. GENERAL CORPORATION LAW
Subchapter IX. Merger, Consolidation or Conversion

§ 262 Appraisal Rights.

(a)  Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the Merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the Merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b)  Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a Merger or consolidation to be effected pursuant to § 251 (other than a Merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1)  Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of Merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a Merger if the Merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in §251(f) of this title.

(2)  Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of Merger or consolidation pursuant to §§251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a.  Shares of stock of the corporation surviving or resulting from such Merger or consolidation, or depository receipts in respect thereof;

b.  Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the Merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c.  Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d.  Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

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(3)  In the event all of the stock of a subsidiary Delaware corporation party to a Merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the Merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c)  Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any Merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d)  Appraisal rights shall be perfected as follows:

(1)  If a proposed Merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the Merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the Merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such Merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the Merger or consolidation of the date that the Merger or consolidation has become effective; or

(2)  If the Merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the Merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the Merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the Merger or consolidation, shall, also notify such stockholders of the effective date of the Merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the Merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the Merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the Merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the Merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

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(e)  Within 120 days after the effective date of the Merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the Merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the Merger or consolidation. Within 120 days after the effective date of the Merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the Merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the Merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f)  Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g)  At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h)  After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the Merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the Merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the Merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

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(i)  The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j)  The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k)  From and after the effective date of the Merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the Merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the Merger or consolidation, either within 60 days after the effective date of the Merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the Merger or consolidation within 60 days after the effective date of the Merger or consolidation, as set forth in subsection (e) of this section.

(l)  The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the Merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF OFFICERS AND DIRECTORS.

Article XI of the bylaws of Kentucky First Federal Bancorp and Section 18 of the bylaws of First Federal MHC provide that such companies shall indemnify all officers, directors and employees of Kentucky First Federal Bancorp, and their heirs, executors and administrators, to the fullest extent permitted under federal law against all expenses and liabilities reasonably incurred by them in connection with or arising out of any action, suit or proceeding in which they may be involved by reason of their having been a director or officer of Kentucky First Federal Bancorp, whether or not they continue to be a director or officer at the time of incurring such expenses or liabilities, such expenses and liabilities to include, but not be limited to, judgments, court costs and attorneys’ fees and the cost of reasonable settlements.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)      A list of the exhibits included as part of this registration statement is set forth on the index of exhibits immediately preceding such exhibits and is incorporated herein by reference.

(b)     All schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission have been omitted because they are not required, amounts which would otherwise be required to be shown with respect to any item are not material, are inapplicable or the required information has already been provided elsewhere in the registration statement.

(c)     The opinion of RP Financial, LC. is included as Annex B to the proxy statement/prospectus.

ITEM 22. UNDERTAKINGS.

(a)     The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means.  This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(e) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Commonwealth of Kentucky in the City of Hazard, on this 10th day of April, 2012.

KENTUCKY FIRST FEDERAL BANCORP

By:	/s/ Tony D. Whitaker
Tony D. Whitaker
Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned directors and officers of Kentucky First Federal Bancorp (the “Company”) hereby severally constitute and appoint Tony C. Whitaker and Don D. Jennings with full power of substitution, our true and lawful attorneys-in-fact and agents, to do any and all things in our names in the capacities indicated below which said Tony C. Whitaker and Don D. Jennings may deem necessary or advisable to enable Kentucky First Federal Bancorp to comply with the Securities Act of 1933, as amended, and any rules regulations and requirements of the Securities and Exchange Commission, in connection with the Registration Statement on Form S-4 of Kentucky First Federal Bancorp, including specifically but not limited to, power and authority to sign for us in our names in the capacities indicated below, the registration statement and any and all amendments (including post-effective amendments) thereto; and we hereby ratify and confirm all that said Tony C. Whitaker and Don D. Jennings shall lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

/s/ Tony D. Whitaker	April 10, 2012
Tony D. Whitaker
Chairman of the Board and Chief Executive Officer
(Principal Executive Officer)

/s/ R. Clay Hulette	April 10, 2012
R. Clay Hulette
Vice President, Chief Financial Officer and Treasurer
(Principal Financial and Accounting Officer)

/s/ Don D. Jennings	April 10, 2012
Don D. Jennings
Director

/s/ Stephen G. Barker	April 10, 2012
Stephen G. Barker
Director

/s/ Walter G. Ecton, Jr.	April 10, 2012
Walter G. Ecton, Jr.
Director

/s/ David R. Harrod	April 10, 2012
David R. Harrod
Director

/s/ Herman D. Regan, Jr.	April 10, 2012
Herman D. Regan, Jr.
Director

/s/ William D. Gorman, Jr.	April 10, 2012
William D. Gorman, Jr.
Director

EXHIBIT LIST

EXHIBIT
NUMBER	DESCRIPTION OF EXHIBIT

2.1	Agreement of Merger, dated November 3, 2011, by and between Kentucky First Federal Bancorp and CKF Bancorp, Inc. and Central Kentucky Federal Savings Bank is included as Annex A to the proxy statement/prospectus included in this registration statement. Certain schedules and exhibits have been omitted from the Agreement of Merger as filed with the SEC. The omitted information is considered immaterial from an investor’s perspective. The Registrant will furnish to the SEC supplementally a copy of any omitted schedule or exhibit upon request from the SEC.
3.1[1]	Charter of Kentucky First Federal Bancorp
3.2	Amended and Restated Bylaws of Kentucky First Federal Bancorp
4.1[1]	Specimen Stock Certificate of Kentucky First Federal Bancorp
5.1	Opinion of Kilpatrick Townsend & Stockton LLP regarding the legality of the securities being registered
8.1	Opinion of Kilpatrick Townsend & Stockton LLP as to tax matters
10.1[2]	Employment Agreement between Kentucky First Federal Bancorp and Tony D. Whitaker, as amended†
10.2[2]	Employment Agreement between First Federal Savings and Loan Association of Hazard and Tony D. Whitaker, as amended†
10.3[2]	Employment Agreement between Kentucky First Federal Bancorp and Don D. Jennings, as amended†
10.4[2]	Employment Agreement between First Federal Savings Bank of Frankfort and Don D. Jennings, as amended†
10.5[2]	Employment Agreement between Kentucky First Federal Bancorp and R. Clay Hulette, as amended†
10.6[2]	Employment Agreement between First Federal Savings Bank of Frankfort and R. Clay Hulette, as amended†
10.7[2]	Employment Agreement between First Federal Savings Bank of Frankfort and Teresa Kuhl, as amended†
10.8[2]	Amended and Restated First Federal Savings and Loan Association of Hazard Change in Control Severance Compensation Plan†
10.9[2]	Amended and Restated First Federal Savings Bank of Frankfort Change in Control Severance Compensation Plan†
10.10[2]	Amended and Restated First Federal Savings and Loan Association Supplemental Executive Retirement Plan†
10.11[3]	Kentucky First Federal Bancorp 2005 Equity Incentive Plan†
10.12[4]	Form of Restricted Stock Award Agreement†
10.13[4]	Form of Incentive Stock Option Award Agreement†
10.14[4]	Form of Non-Statutory Option Award Agreement†
10.15	Form of Employment Agreement between Kentucky First Federal Bancorp and each of William H. Johnson and Russell M. Brooks†
10.16	Form of Employment Agreement between First Federal Savings Bank of Frankfort and each of William H. Johnson and Russell M. Brooks†
21.1[5]	Subsidiaries
23.1	Consent of Kilpatrick Townsend & Stockton LLP (contained in Exhibits 5.1 and 8.1 hereto)
23.2	Consent of Crowe Horwath LLP
23.3	Consent of BKD LLP
23.4	Consent of RP Financial, LC.
24.1	Power of Attorney (included on signature page)
99.1	Form of Proxy of CKF Bancorp, Inc.
99.2	Form of Election Form and Letter of Transmittal*
101**	The following materials formatted in XBRL (Extensible Business Reporting Language): (i) Consolidated Balance Sheets as of December 31, 2011 and June 30, 2011 and 2010; (ii) Consolidated Statements of Income for the six months ended December 31, 2011 and 2010 (unaudited) and the years ended June 30, 2011 and 2010; (iii) Consolidated Statements of Comprehensive Income for the six months ended December 31, 2011 and 2010 (unaudited) and the years ended June 30, 2011 and 2010; (iv) Consolidated Statements of Changes in Shareholders’ Equity for the six months ended December 31, 2011 and 2010 (unaudited) and the years ended June 30, 2011 and 2010; (v) Consolidated Statements of Cash Flows the six months ended December 31, 2011 and 2010 (unaudited) and the years ended June 30, 2011 and 2010; and (vi) Notes to the Consolidated Financial Statements, tagged as block text.

†	Management contract or compensation plan or arrangement.
(1)	Incorporated herein by reference to Kentucky First Federal Bancorp’s Registration Statement on Form S-1 (File No. 333-119041).
(2)	Incorporated herein by reference to Kentucky First Federal Bancorp’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2008 (File No. 0-51176).
(3)	Incorporated herein by reference to Kentucky First Federal Bancorp’s definitive additional proxy solicitation materials filed with the Securities and Exchange Commission on October 24, 2005.
(4)	Incorporated herein by reference to Kentucky First Federal Bancorp’s Registration Statement on Form S-8 (File No. 333-130243).
(5)	Incorporated herein by reference to Kentucky First Federal Bancorp’s Annual Report on Form 10-K for the year ended June 30, 2011 (File No. 0-51176).
*	To be filed by amendment.
**	Furnished, not filed.